As filed with the Securities and Exchange Commission on May 9, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BFC Financial Corporation
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classifications Code Number)	59-2022148 (I.R.S. Employer Identification Number)

2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 940-4900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan B. Levan
BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison W. Miller Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33130 (305) 789-3200	Barry H. Genkin Blank Rome LLP (Transaction counsel to the Special Committee of Levitt Corporation) One Logan Square Philadelphia, Pennsylvania 19103 (215) 569-5500	Seth M. Wise President Levitt Corporation 2200 West Cypress Creek Road Fort Lauderdale, Florida 33309 (954) 958-1800

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein and consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to Registered(1)	Registered(2)	Per Share	Offering Price(3)	Fee
Class A Common Stock, par value $0.01 per share	41,700,154	N/A	$162,391,790	$4,985

(1)	This Registration Statement relates to Class A Common Stock, par value $0.01 per share (“BFC Class A Common Stock”), of BFC Financial Corporation (“BFC” or the “Registrant”) issuable to holders of Class A Common Stock, par value $0.01 per share (the “Levitt Class A Common Stock”), of Levitt Corporation (“Levitt”), pursuant to the proposed merger (the “merger”) of Levitt with and into LEV Merger Sub, Inc., a wholly owned subsidiary of BFC (“Merger Sub”).

(2)	Based on the number of shares of BFC Class A Common Stock to be issued in connection with the merger, calculated as the product of (i) the sum of the aggregate number of shares of Levitt Class A Common Stock (A) outstanding (other than shares owned by Merger Sub or BFC) as of May 8, 2007 and (B) issuable pursuant to the exercise of options outstanding as of May 8, 2007, and (ii) an exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock.

(3)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for purposes of calculating this registration fee, the proposed maximum aggregate offering price is equal to the product of (i) $8.84, the average of the high and low prices per share of Levitt Class A Common Stock on May 2, 2007, as reported on the New York Stock Exchange, and (ii) the sum of the aggregate number of shares of Levitt Class A Common Stock (A) outstanding (other than shares owned by Merger Sub or BFC) as of May 8, 2007 and (B) issuable pursuant to the exercise of options outstanding as of May 8, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. BFC may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED          , 2007
JOINT PROXY STATEMENT/PROSPECTUS

Dear Shareholders:

As you know, on January 30, 2007, BFC Financial Corporation and Levitt Corporation entered into an agreement and plan of merger which provides for Levitt to be merged with and into and become a wholly owned subsidiary of BFC. If the proposed merger is completed, holders of Levitt Class A Common Stock (other than BFC and holders who exercise and perfect their appraisal rights) will receive, in consideration for each share of such stock they own, 2.27 shares of BFC Class A Common Stock (subject to adjustment in accordance with the terms of the merger agreement) and cash in lieu of any fractional shares. The merger is conditioned upon, among other things, the approval of each of BFC’s and Levitt’s shareholders. BFC Class A Common Stock is traded on the NYSE Arca Stock Exchange under the symbol “BFF.” On          , 2007, the last trading day before the date of this joint proxy statement/prospectus, the closing price of BFC Class A Common Stock on the NYSE Arca Stock Exchange was $     .

BFC will hold its annual meeting of shareholders on          , 2007 at           local time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334. At the BFC annual meeting, BFC’s shareholders will be asked (i) to approve the merger and the related transactions, (ii) to elect two directors to BFC’s board of directors to serve until BFC’s 2010 annual meeting of shareholders and (iii) to transact such other business as may properly be brought before the BFC annual meeting or any adjournment or postponement thereof.

Levitt will hold its annual meeting of shareholders on          , 2007 at           local time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334. At the Levitt annual meeting, Levitt’s shareholders will be asked (i) to approve the merger agreement and the transactions contemplated thereby, including the merger, (ii) to elect three directors to Levitt’s board of directors to serve until the earlier of Levitt’s 2010 annual meeting of shareholders or the consummation of the merger and (iii) to transact such other business as may properly be brought before the Levitt annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your annual meeting, please take the time to vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed stamped envelope as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form.

This joint proxy statement/prospectus provides detailed information concerning the merger, the merger agreement and the other proposals to be considered at the annual meetings. Additional information regarding BFC and Levitt has been filed with the Securities and Exchange Commission and is publicly available. BFC and Levitt encourage you to read carefully this entire joint proxy statement/prospectus, including all annexes.

Following receipt of a recommendation in favor of the merger by a special committee comprised of BFC’s independent directors, the board of directors of BFC determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders, has approved the merger agreement and the transactions contemplated thereby, and recommends that BFC’s shareholders vote “FOR” the merger and the related transactions.

Following receipt of a recommendation in favor of the merger by a special committee comprised of Levitt’s independent directors, the board of directors of Levitt determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Levitt’s shareholders, has approved the merger agreement and the transactions contemplated thereby, and recommends that Levitt’s shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the merger.

Alan B. Levan Chairman of the Board BFC Financial Corporation	Seth M. Wise President Levitt Corporation

For a discussion of significant matters that should be considered before voting at the annual meetings, please read the section entitled “Risk Factors” beginning on page 27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of BFC Class A Common Stock to be issued by BFC under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2007 and is first being mailed to shareholders of BFC and Levitt on or about          , 2007.

BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on          , 2007

To the shareholders of BFC Financial Corporation:

Notice is hereby given that the annual meeting of shareholders of BFC Financial Corporation will be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on          , 2007 commencing at           local time, for the following purposes:

1. To consider and vote upon a proposal to approve the merger of Levitt Corporation with and into a wholly-owned subsidiary of BFC pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 30, 2007, by and among BFC, Levitt and LEV Merger Sub, Inc., a wholly-owned subsidiary of BFC, as well as the transactions related to the merger, including the amendment of the Amended and Restated Articles of Incorporation of BFC, as amended, to increase the number of authorized shares of BFC Class A Common Stock from 70,000,000 to 130,000,000 and the amendment of the BFC 2005 Stock Incentive Plan to increase the aggregate number of shares of BFC Class A Common Stock authorized for issuance pursuant to such plan from 3,000,000 to 8,000,000.

2. To consider and vote upon a proposal to elect two directors to BFC’s board of directors to serve until BFC’s 2010 annual meeting of shareholders.

3. To transact such other business as may properly be brought before the BFC annual meeting or any adjournment or postponement thereof.

Only holders of record of BFC common stock at the close of business on          , 2007, the record date for the BFC annual meeting, are entitled to notice of, and to vote at, the BFC annual meeting and any adjournment or postponement thereof.

The joint proxy statement/prospectus accompanying this notice explains the merger agreement, the merger and the proposals to be considered at the BFC annual meeting. Please review carefully the joint proxy statement/prospectus, including the merger agreement, the Form of Articles of Amendment to our Amended and Restated Articles of Incorporation, the Form of Amended and Restated By-laws of BFC and the Form of Amended and Restated BFC 2005 Stock Incentive Plan, which are attached thereto as Annexes A, D, E and F, respectively.

The merger and the related transactions cannot be completed unless they are approved at the BFC annual meeting. The board of directors of BFC has determined that the merger and the related transactions are advisable, fair to and in the best interests of BFC and its shareholders, has approved the merger and the related transactions, and recommends that you vote “FOR” the merger and the related transactions.

Whether or not you plan to attend the BFC annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope as soon as possible. You may revoke the proxy at any time prior to its exercise in the manner described in the joint proxy statement/prospectus. Any shareholder of record present at the BFC annual meeting, including any adjournment or postponement thereof, may revoke his, her or its proxy and vote personally at the BFC annual meeting.

By order of the board of directors,

Alan B. Levan
Chairman of the Board

Fort Lauderdale, Florida
          , 2007

Levitt Corporation
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on          , 2007

To the shareholders of Levitt Corporation:

Notice is hereby given that the annual meeting of shareholders of Levitt Corporation will be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on          , 2007 commencing at          local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 30, 2007, by and among BFC Financial Corporation, LEV Merger Sub, Inc., a wholly-owned subsidiary of BFC, and Levitt, and the transactions contemplated thereby, including the merger of Levitt with and into a wholly owned subsidiary of BFC and the conversion of each outstanding share of Levitt Class A Common Stock (other than shares owned by BFC and holders of Levitt Class A Common Stock who assert and exercise their appraisal rights) into the right to receive 2.27 shares of BFC Class A Common Stock (subject to adjustment in accordance with the terms of the merger agreement) and cash in lieu of any fractional shares.

2. To consider and vote upon a proposal to elect three directors to Levitt’s board of directors to serve until the earlier of Levitt’s 2010 annual meeting of shareholders or the consummation of the merger.

3. To transact such other business as may properly be brought before the Levitt annual meeting or any adjournment or postponement thereof.

Only holders of record of Levitt common stock at the close of business on          , 2007, the record date for the Levitt annual meeting, are entitled to notice of, and to vote at, the Levitt annual meeting and any adjournment or postponement thereof.

The joint proxy statement/prospectus accompanying this notice explains the merger agreement, the merger and the proposals to be considered at the Levitt annual meeting. Please review carefully the joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A.

The merger and the other transactions contemplated by the merger agreement cannot be completed unless the merger agreement and the transactions contemplated thereby, including the merger, are approved at the Levitt annual meeting. The board of directors of Levitt has determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Levitt’s shareholders, has approved the merger agreement and the transactions contemplated thereby, and recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the merger.

Whether or not you plan to attend the Levitt annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope as soon as possible.  You may revoke the proxy at any time prior to its exercise in the manner described in the joint proxy statement/prospectus. Any shareholder of record present at the Levitt annual meeting, including any adjournment or postponement of such meeting, may revoke his, her or its proxy and vote personally at the Levitt annual meeting.

By order of the board of directors,
Seth M. Wise
President

Fort Lauderdale, Florida
          , 2007

This joint proxy statement/prospectus incorporates by reference important business and financial information about BFC and Levitt from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

BFC Financial Corporation 2100 West Cypress Creek Road Fort Lauderdale, Florida 33309 (954) 940-4900	Levitt Corporation 2200 West Cypress Creek Road Fort Lauderdale, Florida 33309 (954) 958-1800

If you would like to request documents, you must do so by          , 2007 in order to receive them before the BFC or Levitt annual meeting.

See “Where You Can Find More Information” beginning on page 147.

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by BFC, constitutes a prospectus of BFC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of BFC Class A Common Stock to be issued to the holders of Levitt Class A Common Stock in connection with the merger. This document also constitutes (i) a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (ii) a notice of meeting with respect to BFC’s 2007 annual meeting of shareholders, at which BFC’s shareholders will consider and vote upon, among other proposals, the merger and the transactions related thereto, and (iii) a notice of meeting with respect to Levitt’s 2007 annual meeting of shareholders, at which Levitt’s shareholders will consider and vote upon, among other proposals, the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	On January 30, 2007, BFC Financial Corporation (“BFC”) and Levitt Corporation (“Levitt”) entered into the Agreement and Plan of Merger (the “merger agreement”) that is described in this joint proxy statement/prospectus. See “The Merger Agreement” beginning on page 83. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the terms of the merger agreement, Levitt will be merged with and into LEV Merger Sub, Inc., a wholly owned subsidiary of BFC (“Merger Sub”), with Merger Sub surviving and remaining a wholly owned subsidiary of BFC (the “merger”).

Q:	Why am I being asked to vote on the merger?

A:	Under applicable law and the terms of the merger agreement, the merger cannot be completed unless the merger and the transactions related thereto are approved by BFC’s shareholders and the merger agreement and the transactions contemplated thereby, including the merger, are approved by Levitt’s shareholders. Additionally, pursuant to the terms of the merger agreement, the separate approval of Levitt’s minority shareholders is required to complete the merger. Accordingly, at BFC’s annual meeting of shareholders, BFC’s shareholders will be asked to approve, among other proposals, the merger and the related transactions, and at Levitt’s annual meeting of shareholders, Levitt’s shareholders will be asked to approve, among other proposals, the merger agreement and the transactions contemplated thereby, including the merger. For purposes of this joint proxy statement/prospectus, references to Levitt’s shareholders’ vote on, or approval of, the merger agreement shall be deemed to include the vote on, or approval of, the merger agreement and the transactions contemplated thereby, including the merger. See “Questions and Answers About the Levitt Annual Meeting” beginning on page 5 and “Questions and Answers About the BFC Annual Meeting” beginning on page 9 for a discussion about the voting rights, the shareholder votes required and voting procedures with respect to the requisite shareholder votes on the merger.

Q:	What will Levitt’s shareholders receive pursuant to the merger?

A:	Other than BFC, whose shares of Levitt common stock will be canceled in connection with the merger, and holders of Levitt Class A Common Stock who exercise and perfect their appraisal rights, each holder of Levitt Class A Common Stock will be entitled to receive 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock owned by such holder at the effective time of the merger (subject to adjustment in accordance with the terms of the merger agreement) and cash in lieu of any fractional shares. On January 30, 2007, the last trading day before the public announcement of the merger agreement, and on , 2007, the last trading day before the date of this joint proxy statement/prospectus, the closing price of BFC Class A Common Stock on the NYSE Arca Stock Exchange was $6.35 per share and $ per share, respectively. On January 30, 2007 and on , 2007, the closing price of Levitt Class A Common Stock on the New York Stock Exchange was $10.88 per share and $ per share, respectively. Shareholders of both companies are encouraged to obtain current market quotations for BFC Class A Common Stock and Levitt Class A Common Stock prior to voting their shares.

Upon completion of the merger, each share of Levitt common stock owned by BFC will be canceled and no merger consideration will be delivered in exchange for such shares.

Q:	What will Levitt option holders and holders of restricted stock awards receive in the merger?

A:	Options to acquire shares of Levitt Class A Common Stock and restricted stock awards of shares of Levitt Class A Common Stock outstanding at the effective time of the merger will be converted automatically into options to purchase BFC Class A Common Stock or restricted stock awards of shares of BFC Class A Common Stock, as applicable, on the same terms and conditions, with appropriate adjustments made to (i) the number of shares of BFC Class A Common Stock covered by the new options or restricted stock awards, and (ii) the exercise price of the options, in each case based on the exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock.

Q:	What will BFC’s shareholders receive pursuant to the merger?

A:	BFC’s shareholders will not receive any consideration in connection with the merger. Each share of BFC Class A Common Stock and Class B Common Stock outstanding immediately prior to the merger will remain outstanding as a share of BFC Class A Common Stock and Class B Common Stock, respectively, immediately following the merger.

Q:	Will there be restrictions on the transfer of the shares of BFC Class A Common Stock to be issued in connection with the merger?

A:	The shares of BFC Class A Common Stock to be issued in connection with the merger will be freely tradeable following receipt unless you are an affiliate of Levitt or BFC within the meaning of the federal securities laws. This will generally be the case only if you are a director, executive officer or holder of 10% or more of Levitt’s or BFC’s outstanding common stock.

Q:	What are the material federal income tax consequences of the merger to you?

A:	The merger has been structured to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, holders of Levitt Class A Common Stock should not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Levitt Class A Common Stock for shares of BFC Class A Common Stock, except with respect to cash received in lieu of fractional shares of BFC Class A Common Stock.

As described in further detail below, holders of Levitt Class A Common Stock have the right to assert and exercise appraisal rights with respect to the merger and obtain payment in cash for the value of their shares of Levitt Class A Common Stock. The receipt of cash in exchange for shares of Levitt Class A Common Stock will be a taxable transaction.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, BFC and Levitt urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	Does the board of directors of Levitt support the approval of the merger agreement?

A:	Yes. The board of directors of Levitt designated a special committee composed of independent directors of Levitt (the “Levitt special committee”) to, among other things, negotiate, review and evaluate the terms and conditions, and determine the advisability of the merger. After such negotiation, review and evaluation, the Levitt special committee determined that the merger is advisable, fair to and in the best interests of Levitt’s shareholders. On the basis of such determination, the Levitt special committee recommended that the full board of directors of Levitt approve the merger agreement and the merger on the terms and conditions set forth in the merger agreement and recommend to the shareholders of Levitt that they approve the merger agreement. In arriving at its determination, the Levitt special committee consulted with certain members of Levitt’s senior management and its legal and financial advisors and considered the factors described under “The Merger — Recommendation of the Levitt Board and Its Reasons for the Merger.”

After careful consideration of the recommendation of the Levitt special committee and careful evaluation and consideration of the merger agreement and the transactions contemplated thereby, the board of directors of Levitt determined that the merger agreement and the merger are advisable, fair to and in the best interests of Levitt’s shareholders. Accordingly, the board of directors of Levitt approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that Levitt’s shareholders vote “FOR” the approval of the merger agreement. In arriving at its determination, the Levitt board of directors also considered the factors described under “The Merger — Recommendation of the Levitt Board and Its Reasons for the Merger.”

Q:	Does the board of directors of BFC support the merger and the related transactions?

A:	Yes. The board of directors of BFC designated a special committee composed of independent directors of BFC (the “BFC special committee”) to review, evaluate and determine the advisability of a possible business combination between BFC and Levitt. After such review and evaluation, the BFC special committee determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders. On the basis of such determination, the BFC special committee recommended that the full board of directors of BFC approve the merger agreement and the transactions contemplated thereby.

After careful consideration of the recommendation of the BFC special committee and careful evaluation and consideration of the merger agreement and the transactions contemplated thereby, the board of directors of BFC determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders. Accordingly, the board of directors of BFC approved the merger agreement and the transactions contemplated thereby and recommends that BFC’s shareholders vote “FOR” the merger and the related transactions. In arriving at their respective determinations, the BFC special committee and board of directors also consulted with certain members of BFC’s senior management and BFC’s legal and financial advisors and considered the factors described under “The Merger — Recommendation of the BFC Board and Its Reasons for the Merger.”

Q:	Are there risks associated with the merger and the related transactions?

A:	Yes. In evaluating the merger agreement and the transactions contemplated thereby, you should carefully consider the risks discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 27 and other information about BFC and Levitt contained and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147.

Q:	When do the parties expect the merger to be completed?

A:	BFC and Levitt are working to complete the merger as quickly as practicable. If each of BFC’s and Levitt’s shareholders approve the matters submitted to them at their respective annual meetings, BFC and Levitt expect that the merger will be completed prior to July 31, 2007. However, it is possible that factors outside of BFC’s or Levitt’s control could require them to complete the merger at a later time or not complete it at all.

For a description of certain matters that could delay or prevent the completion of the merger, please read the section entitled “Risk Factors” beginning on page 27.

Additionally, a purported class action lawsuit has been filed against BFC, Levitt and the members of Levitt’s board of directors, which seeks to enjoin the merger. See “The Merger — Litigation With Respect to the Merger.”

Q:	What will Levitt do if the merger is not completed?

A:	If the merger is not completed, the board of directors of Levitt will need to pursue alternative means of funding the operations of Levitt’s business, and has indicated its intention, in such event, to immediately conduct a rights offering with respect to its Class A Common Stock. Pursuant to the rights offering, the then-current holders of Levitt Class A Common Stock will be offered the right to purchase a proportional number of additional shares of Levitt Class A Common Stock. BFC has indicated its intention to participate to the fullest extent possible in any such rights offering.

Q:	If I am a Levitt shareholder, should I send in my stock certificates now?

A:	No. If you are a holder of Levitt Class A Common Stock and the merger is approved, you will receive written instructions from the exchange agent retained for purposes of the merger explaining how to exchange your certificates representing shares of Levitt Class A Common Stock for certificates representing shares of BFC Class A Common Stock and a cash payment in lieu of any fractional share of BFC Class A Common Stock to which you are otherwise entitled in connection with the merger. BFC’s shareholders will not exchange their stock certificates.

Q:	Can I assert appraisal rights with respect to the merger?

A:	Under the Florida Business Corporation Act (the “FBCA”), holders of Levitt Class A Common Stock have the right to assert and exercise appraisal rights with respect to the merger and obtain payment in cash for the value of their shares of Levitt Class A Common Stock, rather than to receive shares of BFC Class A Common Stock in the merger in exchange for such shares. The receipt of cash in exchange for shares of Levitt Class A Common Stock will be a taxable transaction. Pursuant to the FBCA, the fair value of the shares of Levitt

Class A Common Stock held by a Levitt shareholder asserting appraisal rights means the value of such shares determined immediately preceding the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger, and could be more than, less than or equal to the value of the shares of BFC Class A Common Stock that the shareholder would otherwise have received in connection with the merger. To assert and exercise appraisal rights, holders of Levitt Class A Common Stock must strictly follow the procedures set forth in the FBCA. These procedures are summarized under the section entitled “The Merger — Appraisal Rights” beginning on page 77. In addition, the text of the applicable provisions of the FBCA is included as Annex G to this joint proxy statement/prospectus. Any holder of Levitt Class A Common Stock wishing to assert and exercise appraisal rights is urged to consult with his, her or its legal counsel before attempting to assert and exercise those rights. BFC’s obligation to consummate the merger is conditioned upon holders of not more than 10% of the outstanding shares of Levitt Class A Common Stock exercising appraisal rights for their shares.

Under the FBCA, BFC’s shareholders will not be entitled to appraisal rights in connection with the merger.

Q:	Where can I find more information about the companies?

A:	You can obtain more information about BFC and Levitt from the various sources described under “Where You Can Find More Information” beginning on page 147.

QUESTIONS AND ANSWERS ABOUT THE LEVITT ANNUAL MEETING

Q:	Where and when is the Levitt annual meeting?

A:	Levitt’s annual meeting of shareholders will be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on , 2007 at local time.

Q:	Who can vote at the Levitt annual meeting?

A:	Record holders of Levitt Class A Common Stock and record holders of Levitt Class B Common Stock at the close of business on , 2007 (the “Levitt record date”) may vote at the Levitt annual meeting.

As of the close of business on such date, shares of Levitt Class A Common Stock and shares of Levitt Class B Common Stock were outstanding.

Q:	What are the voting rights of Levitt’s shareholders with respect to the merger agreement?

A:	Holders of Levitt Class A Common Stock and Class B Common Stock are entitled to vote as separate classes on the approval of the merger agreement, with each such holder entitled to one vote per share owned.

Q:	What vote of Levitt’s shareholders is required to approve the merger agreement?

A:	Under the FBCA, both the affirmative vote of a majority of the votes entitled to be cast by holders of Levitt Class A Common Stock and the affirmative vote of a majority of the votes entitled to be cast by holders of Levitt Class B Common Stock are required to approve the merger agreement. Accordingly, abstentions, failures to vote and “broker non-votes” will have the same effect as votes cast against the approval of the merger agreement.

In addition to the shareholder vote required under the FBCA, the merger agreement requires that the number of shares of Levitt Class A Common Stock voted in person or by proxy at the Levitt annual meeting to approve the merger agreement must exceed the number of shares of Levitt Class A Common Stock voted in person or by proxy at the Levitt annual meeting against the merger agreement, excluding for the purposes of this additional approval, shares owned by BFC and directors of Levitt who are not independent within the meaning of the rules and regulations of the New York Stock Exchange. This additional vote is referred to in this joint proxy statement/prospectus as the “majority of the minority” vote. Abstentions, failures to vote and “broker non-votes” will have no effect on the approval of the merger agreement with respect to the “majority of the minority” vote.

Q:	How will BFC vote its shares of Levitt common stock on the approval of the merger agreement? Are any other shareholders of Levitt committed to vote for the approval of the merger agreement?

A:	BFC owns approximately 11% of the outstanding shares of Levitt Class A Common Stock and all of the outstanding shares of Levitt Class B Common Stock and has agreed to vote such shares in favor of the approval of the merger agreement. Except for the foregoing, there are no agreements or arrangements pursuant to which any shareholder of Levitt has committed to vote for or against the approval of the merger agreement. However, it is anticipated that BFC’s directors and executive officers, who collectively own less than 1% of the outstanding shares of Levitt Class A Common Stock (other than the shares beneficially owned through BFC), will vote their shares of Levitt Class A Common Stock in favor of the approval of the merger agreement although they are not required to do so.

Q:	Other than the proposal to approve the merger agreement, what other proposals will be considered at the Levitt annual meeting?

A:	In addition to the merger agreement, Levitt’s shareholders will also be asked to approve the election of three directors to Levitt’s board of directors to serve until the earlier of Levitt’s 2010 annual meeting of shareholders or the consummation of the merger as well as any other matters which may properly be brought before the Levitt annual meeting.

Q:	What are the voting rights of Levitt’s shareholders with respect to the election of directors?

A:	Levitt’s shareholders will vote as one class on the election of directors to Levitt’s board of directors. Holders of Levitt Class A Common Stock are entitled to one vote per share, with all such holders having in the aggregate 53% of the general voting power. The number of votes represented by each share of Levitt Class B Common Stock, which represent in the aggregate 47% of the general voting power, is calculated each year in accordance with the Amended and Restated Articles of Incorporation of Levitt (“Levitt’s Articles of Incorporation”). At the Levitt annual meeting, each outstanding share of Levitt Class B Common Stock will be entitled to votes on the election of directors.

Q:	What are my choices when voting on the election of directors?

A:	With respect to the vote on the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees.

Q:	What is the recommendation of Levitt’s board of directors with respect to the election of directors?

A:	The board of directors of Levitt recommends a vote “FOR” all of the nominees for director.

Q:	What vote is required to approve the election of directors?

A:	The affirmative vote of a plurality of the votes cast at the Levitt annual meeting is required to approve the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not a quorum exists.

Q:	How many shares of Levitt common stock do Levitt’s executive officers and directors collectively own?

A:	At the close of business on the Levitt record date, directors and executive officers of Levitt and their affiliates collectively beneficially owned and were entitled to vote shares of Levitt Class A Common Stock, representing approximately % of the shares of Levitt Class A Common Stock on that date. BFC beneficially owns all of the outstanding shares of Levitt Class B Common Stock.

Q:	What constitutes a quorum?

A:	With respect to the vote on the merger agreement, a quorum will be present at the Levitt annual meeting if shares representing a majority of the voting power of Levitt Class A Common Stock outstanding on the Levitt record date and shares representing a majority of the voting power of Levitt Class B Common Stock outstanding on the Levitt record date are represented, in person or by proxy, at the meeting. There is no independent quorum needed for the “majority of the minority” vote required by the terms of the merger agreement.

With respect to the vote on the election of directors, a quorum will be present at the Levitt annual meeting, if shares representing a majority of the aggregate voting power of Levitt common stock outstanding on the Levitt record date are represented, in person or by proxy, at the meeting.

Q:	May I vote in person?

A:	If your shares of Levitt common stock are registered directly in your name with Levitt’s transfer agent, you will be considered the shareholder of record of those shares, and the proxy materials and proxy card are being sent directly to you by Levitt. If you are a Levitt shareholder of record, you may attend the Levitt annual meeting and vote your shares in person, rather than signing and returning your proxy card.

If your shares of Levitt common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Levitt annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Levitt annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares in person at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your shares of Levitt common stock are held in “street name” and you have not provided voting instructions to your broker or nominee, then whether your broker or nominee may vote your shares in its discretion depends on the proposals before the Levitt annual meeting. Under the rules of the New York Stock Exchange, your broker or nominee may vote your shares in its discretion on “routine matters.” The vote with respect to the merger agreement is not a “routine matter.” Accordingly, your broker will vote your shares for you on the merger agreement only if you provide instructions to your broker on how to vote on the merger agreement. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger agreement and the “broker non-votes” of such shares will have the effect of a vote against the approval of the merger agreement with respect to the vote required by the FBCA, but will have no effect on the approval of the merger agreement with respect to the “majority of the minority” vote required by the terms of the merger agreement.

The election of directors is a routine matter on which your broker or nominee will be permitted to vote your shares if no instructions are furnished.

Q:	What happens if I do not attend the Levitt annual meeting and fail to return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against the merger agreement with respect to the vote required by the FBCA, but will have no effect on either the approval of the merger agreement with respect to the “majority of the minority” vote required by the terms of the merger agreement or the election of directors. In any case, the failure to return your proxy card or otherwise provide proxy instructions could prevent a quorum from being established at the Levitt annual meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained, or incorporated by reference, in this joint proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope so that your shares may be represented at the Levitt annual meeting. If you sign and send in your proxy and do not indicate how you want to vote, Levitt will count your proxy as a vote “FOR” the merger agreement and “FOR” each of the nominees for director. Additionally, although the board of directors of Levitt is not aware of any other matters to be presented at the Levitt annual meeting, if any other matters are properly brought before such meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their judgment on those matters.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the Levitt annual meeting. If you are the record owner of your shares, you can do this in one of three ways. First, you can send a written notice to Levitt’s secretary stating that you would like to revoke your proxy. Second, you can complete and submit by mail a new valid proxy bearing a later date. Third, you can attend the Levitt annual meeting and vote in person. Attendance at the Levitt annual meeting will not in and of itself constitute revocation of a previously executed proxy.

If you are not the record owner of your shares and your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

Q:	Are there any other matters to be acted upon at the Levitt annual meeting?

A:	The board of directors of Levitt is not aware of any other matters to be presented or acted upon at the Levitt annual meeting. If any other matter is presented at the Levitt annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Q:	Who can help answer my questions?

A:	If you are a Levitt shareholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger agreement or the election of directors, including the procedures for voting your shares on such proposals, you should contact:

Levitt Corporation Attn: Investor Relations 2200 West Cypress Creek Road Fort Lauderdale, FL 33309 Phone: (954) 940-4995 Email: InvestorRelations@LevittCorporation.com

Shareholders of Levitt may also call Levitt’s information agent, Georgeson Shareholder, toll-free at (866) 413-8827 for further information or to answer any additional questions he, she or it may have about the merger.

QUESTIONS AND ANSWERS ABOUT THE BFC ANNUAL MEETING

Q:	Where and when is the BFC annual meeting?

A:	BFC’s annual meeting of shareholders will be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on , 2007 at local time.

Q:	Who can vote at the BFC annual meeting?

A:	Record holders of BFC Class A Common Stock and record holders of BFC Class B Common Stock at the close of business on , 2007 (the “BFC record date”) may vote at the BFC annual meeting.

As of the close of business on such date, shares of BFC Class A Common Stock and shares of BFC Class B Common Stock were outstanding.

Q:	Other than the proposal to approve the merger and the related transactions, what other proposals will be considered at the BFC annual meeting?

A:	In addition to the merger and the transactions related thereto, BFC’s shareholders will also be asked to approve the election of two directors to the board of directors of BFC to serve until BFC’s 2010 annual meeting of shareholders as well as any other matters which may properly be brought before the BFC annual meeting.

Q:	What are the voting rights of BFC’s shareholders?

A:	BFC’s shareholders will vote together as a single class on the merger and the related transactions and on the election of directors. Each share of BFC Class A Common Stock entitles the holder thereof to one vote per share on each proposal. BFC Class A Common Stock represents in the aggregate 22% of the general voting power of BFC. The number of votes represented by each share of BFC Class B Common Stock, which represent in the aggregate 78% of the general voting power of BFC, is calculated in accordance with the Amended and Restated Articles of Incorporation of BFC, as amended (“BFC’s Articles of Incorporation”). At the BFC annual meeting, each outstanding share of BFC Class B Common Stock will be entitled to votes on each proposal.

Q:	What vote of BFC’s shareholders is required to approve the merger and the related transactions?

A:	The proposal to approve the merger and the related transactions will be approved if it receives the affirmative vote of a majority of the votes entitled to be cast on such proposal. Accordingly, abstentions, failures to vote and “broker non-votes” will have the same effect as votes against the merger and the related transactions.

Alan B. Levan, the chairman of the board of directors and chief executive officer of BFC, and John E. Abdo, the vice chairman of the board of directors of BFC, collectively beneficially own approximately 44.4% of the outstanding shares of BFC Class A Common Stock and 86.4% of the outstanding shares of BFC Class B Common Stock, representing approximately 77.1% of the total voting power of BFC, and have indicated their intention to vote their shares of BFC common stock in favor of the merger and the related transactions at the BFC annual meeting. If the shares of BFC common stock beneficially owned by Messrs. Levan and Abdo are voted as expected to approve the merger and the related transactions, then the approval of the merger and the related transactions by BFC’s shareholders would be assured.

Q:	What are my choices when voting on the election of directors?

A:	With respect to the vote on the election of directors, you may vote for both nominees, or your vote may be withheld with respect to one or both nominees.

Q:	What is the recommendation of BFC’s board of directors with respect to the election of directors?

A:	The board of directors of BFC recommends a vote “FOR” both of the nominees for director.

Q:	What vote is required to approve the election of directors?

A:	The affirmative vote of a plurality of the votes cast at the BFC annual meeting is required to approve the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or both directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not a quorum exists.

Q:	How many shares of BFC common stock do BFC’s executive officers and directors collectively own?

A:	At the close of business on the BFC record date, directors and executive officers of BFC and their affiliates collectively beneficially owned and were entitled to vote shares of BFC Class A Common Stock, representing approximately % of the shares of BFC Class A Common Stock outstanding on that date, and shares of BFC Class B Common Stock, representing approximately % of the shares of BFC Class B Common Stock outstanding on that date. Based on such share ownership, as of the BFC record date, directors and executive officers of BFC and their affiliates represent, in the aggregate, % of the general voting power of BFC.

Q:	What constitutes a quorum?

A:	The presence at the BFC annual meeting, in person or by proxy, of the holders of a majority of the shares of BFC common stock outstanding on the BFC record date will constitute a quorum, permitting the conduct of business at the BFC annual meeting.

Q:	May I vote in person?

A:	If your shares of BFC common stock are registered directly in your name with BFC’s transfer agent, you will be considered the shareholder of record of those shares, and the proxy materials and proxy card are being sent directly to you by BFC. If you are a BFC shareholder of record, you may attend the BFC annual meeting and vote your shares in person, rather than signing and returning your proxy card.

If your shares of BFC common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the BFC annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the BFC annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares in person at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your shares of BFC common stock are held in “street name” and you have not provided voting instructions to your broker or nominee, then whether your broker or nominee may vote your shares in its discretion depends on the proposals before the BFC annual meeting. Under the rules of the NYSE Arca Stock Exchange, your broker or nominee may vote your shares in its discretion on “routine matters.” The merger is not a “routine matter.” Accordingly, your broker will vote your shares for you on the merger and the related transactions only if you provide instructions to your broker on how to vote on the merger and the related transactions. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the merger and the related transactions and the “broker non-votes” of such shares will have the effect of a vote against the merger and the related transactions.

The election of directors is a routine matter on which your broker or nominee will be permitted to vote your shares if no instructions are furnished.

Q:	What happens if I do not attend the BFC annual meeting and fail to return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against the merger and the related transactions, but will have no effect on the election of directors. In each case, the failure to return your proxy card or otherwise provide proxy instructions could prevent a quorum from being established at the BFC annual meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained, or incorporated by reference, in this joint proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope so that your shares may be represented at the BFC annual meeting. If you sign and send in your proxy and do not indicate how you want to vote, BFC will count your proxy as a vote “FOR” the merger and the related transactions and “FOR” each of the nominees for director. Additionally, although the board of directors of BFC is not aware of any other matters to be presented at the BFC annual meeting, if any other matters are properly brought before such meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment on those matters.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the BFC annual meeting. If you are the record owner of your shares, you can do this in one of three ways. First, you can send a written notice to BFC’s secretary stating that you would like to revoke your proxy. Second, you can complete and submit by mail a new valid proxy bearing a later date. Third, you can attend the BFC annual meeting and vote in person. Attendance at the BFC annual meeting will not in and of itself constitute revocation of a previously executed proxy.

If you are not the record owner of your shares and your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

Q:	Are there any other matters to be acted upon at the BFC annual meeting?

A:	The board of directors of BFC is not aware of any other matters to be presented or acted upon at the BFC annual meeting. If any other matter is presented at the BFC annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Q:	Who can help answer my questions?

A:	If you are a BFC shareholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger and the related transactions or the election of directors, including the procedures for voting your shares on such proposals, you should contact:

BFC Financial Corporation Attn: Investor Relations 2100 West Cypress Creek Road Fort Lauderdale, FL 33309 Phone: (954) 940-4994 Email: InvestorRelations@BFCFinancial.com

Shareholders of BFC may also call Levitt’s information agent, Georgeson Shareholder, toll-free at (866) 877-6017 for further information or to answer any additional questions he, she or it may have about the merger.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which you are referred, including in particular the copies of the merger agreement and the opinions of Sandler O’Neill & Partners, L.P., BFC’s financial advisor, and Houlihan Lokey Howard & Zukin, Levitt’s financial advisor, that are attached as annexes to this joint proxy statement/prospectus or included as exhibits to or incorporated by reference into the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, filed by BFC with the Securities and Exchange Commission. Also, see “Where You Can Find More Information” beginning on page 147. Page references have been included parenthetically to direct you to a more complete description of the topics presented in this summary.

General

The Companies (page 41)

BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, FL 33309
(954) 940-4900

BFC is a holding company that invests in and acquires businesses in diverse industries. BFC’s ownership interests include direct and indirect interests in businesses in a variety of sectors, including consumer and commercial banking, investment banking, homebuilding and master-planned community development, time-share and vacation ownership, Asian-themed restaurant chains and various real estate and venture capital investments. BFC’s activities primarily relate to monitoring and managing its investments, particularly the operations of its two largest investments, Levitt and BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”), a Florida-based financial services holding company which owns BankAtlantic, a federally chartered, federally insured savings bank. BFC currently owns approximately 11% of the outstanding shares of Levitt Class A Common Stock and all of the outstanding shares of Levitt Class B Common Stock, representing approximately 17% of Levitt’s total common stock and 53% of the general voting power of Levitt. BFC, itself, has no significant operations other than activities relating to the monitoring and managing of its existing investments and the identification, analysis and, in appropriate cases, acquisition of new investments.

Levitt Corporation
2200 West Cypress Creek Road
Fort Lauderdale, FL 33309
(954) 958-1800

Levitt engages in homebuilding and real estate development with activities throughout the Southeastern United States. Levitt’s principal real estate activities, the development of single-family homes and master-planned communities, are conducted through its Homebuilding and Land Divisions. Levitt’s Homebuilding Division operates through its homebuilding subsidiary, Levitt and Sons, LLC (“Levitt and Sons”), and its Land Division operates through its master-planned community development subsidiary, Core Communities, LLC (“Core Communities”). In addition, Levitt also owns approximately 31% of the outstanding common stock of Bluegreen Corporation, a New York Stock Exchange-traded corporation (“Bluegreen”), which acquires, develops, markets and sells “time-share” vacation ownership interests primarily in “drive-to” vacation destinations as well as residential home sites in some cases on properties featuring golf courses or other related amenities.

The Merger (page 43)

On January 30, 2007, BFC and Levitt entered into the merger agreement, which is the legal document governing the merger. Pursuant to the merger agreement, Levitt will be merged with and into Merger Sub, a newly formed wholly owned subsidiary of BFC. Upon the completion of the merger, Levitt Class A Common Stock will no longer be publicly traded and Levitt will be a wholly owned subsidiary of BFC.

The Merger Consideration (page 83)

At the effective time of the merger, each outstanding share of Levitt Class A Common Stock (other than shares owned by BFC and holders of Levitt Class A Common Stock who exercise and perfect their appraisal rights) will be converted automatically into the right to receive 2.27 shares of BFC Class A Common Stock (subject to adjustment in accordance with the terms of the merger agreement) and cash in lieu of any fractional shares. As quoted on the NYSE Arca Stock Exchange, the closing price of BFC Class A Common Stock on January 30, 2007, the last trading day prior to the public announcement of the merger agreement, and on          , 2007, the last trading day prior to the date of this joint proxy statement/prospectus, was $6.35 and          , respectively. Shareholders of both companies are encouraged to obtain current market quotations for BFC Class A Common Stock and Levitt Class A Common Stock prior to voting their shares.

Holders of Levitt Class A Common Stock will be entitled to receive cash in lieu of any fractional shares of BFC Class A Common Stock they otherwise would have been entitled to receive in connection with the merger in an amount equal to the product of (i) the fractional share to which such holder otherwise would be entitled (after taking into account all shares of Levitt Class A Common Stock then held of record by such holder) and (ii) the average closing price of BFC Class A Common Stock on the NYSE Arca Stock Exchange for the twenty consecutive trading days ending on and including the trading day that is two days prior to the day of the effective time of the merger.

The shares of BFC Class A Common Stock to be received in exchange for shares of Levitt Class A Common Stock and any cash to be received in lieu of any fractional shares of BFC Class A Common Stock are referred to collectively as the “merger consideration” in this joint proxy statement/prospectus.

Treatment of Levitt Stock Options and Restricted Stock Awards Outstanding Under the Levitt Corporation Amended and Restated 2003 Stock Incentive Plan (page 83)

Upon consummation of the merger, the Levitt Corporation Amended and Restated 2003 Stock Incentive Plan will be assumed by BFC and options to purchase shares of Levitt Class A Common Stock outstanding at the effective time of the merger will be converted automatically into options to purchase shares of BFC Class A Common Stock on the same terms and conditions, with appropriate adjustments made to the number of shares and the exercise price under those options based on the exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock (subject to adjustment in accordance with the terms of the merger agreement). Additionally, all outstanding restricted stock awards issued under the Levitt Corporation Amended and Restated 2003 Stock Incentive Plan will be converted into restricted stock awards of shares of BFC Class A Common Stock on the same terms and conditions, with appropriate adjustments made to the number of shares subject to such restricted stock awards based on the exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock (subject to adjustment in accordance with the terms of the merger agreement).

Amendment of the BFC 2005 Stock Incentive Plan (page 73)

If the merger is completed, Levitt’s employees will be eligible to receive options to purchase shares of BFC Class A Common Stock and restricted stock awards of shares of BFC Class A Common Stock if and when granted pursuant to the terms of the BFC 2005 Stock Incentive Plan. Because Levitt has significantly more employees than BFC, the BFC 2005 Stock Incentive Plan will be amended in connection with the merger solely to increase the maximum number of shares of BFC Class A Common Stock authorized for issuance pursuant to such plan from 3,000,000 to 8,000,000.

Articles of Incorporation and By-laws of BFC Following the Merger (page 72)

In connection with the merger, BFC’s Articles of Incorporation will be amended to increase the authorized number of shares of BFC Class A Common Stock from 70,000,000 to 130,000,000 and BFC’s By-laws will be amended to increase the maximum number of members of the board of directors of BFC from 12 to 17. The Articles of Amendment to BFC’s Articles of Incorporation and the Amended and Restated By-laws of BFC will be as set forth on Annexes D and E, respectively, and you are urged to read them carefully.

Board of Directors and Executive Officers of BFC Following the Merger (page 72)

Currently, there are six persons serving on the board of directors of BFC, each of whom will continue to serve as directors of BFC following the merger. Additionally, as required by the terms of the merger agreement, BFC has agreed to cause each of Messrs. James Blosser, Darwin Dornbush, S. Lawrence Kahn, III, Alan J. Levy, Joel Levy, William Nicholson and William Scherer, the seven current directors of Levitt who are not also directors of BFC, to be appointed to the board of directors of BFC to serve until BFC’s 2008 annual meeting of shareholders.

The executive officers of BFC in office immediately prior to the effective time of the merger will hold the same positions upon completion of the merger.

Ownership of BFC Following the Merger (page 72)

Based on the number of shares of Levitt Class A Common Stock (other than shares owned by BFC) and BFC Class A Common Stock outstanding as of May 1, 2007, and assuming no holders of Levitt Class A Common Stock choose to assert and exercise their appraisal rights, immediately following the merger, Levitt’s shareholders will own approximately 51% and BFC’s shareholders will own approximately 49% of the then-outstanding shares of BFC Class A Common Stock. Immediately following the merger, shares of BFC Class A Common Stock and Class B Common Stock will represent in the aggregate 22% and 78%, respectively, of the general voting power of BFC and approximately 90% and 10%, respectively, of the total outstanding common equity of BFC.

Anticipated Accounting Treatment (page 81)

The merger will be accounted for as a purchase transaction by BFC for financial reporting and accounting purposes under U.S. generally accepted accounting principles. The results of operations of Levitt will continue to be included in the consolidated financial statements of BFC.

Appraisal Rights (page 77)

Under the FBCA, holders of Levitt Class A Common Stock who do not vote for the approval of the merger agreement and who properly exercise their appraisal rights with respect to the merger will be entitled to receive a cash payment equal to the “fair value” of their shares. The receipt of cash in exchange for shares of Levitt Class A Common Stock will be a taxable transaction. Pursuant to the FBCA, fair value of the shares of Levitt Class A Common Stock held by a Levitt shareholder exercising appraisal rights means the value of such shares determined immediately preceding the consummation of the merger excluding any appreciation or depreciation in anticipation of the merger and could be more than, less than or equal to the value of the shares of BFC Class A Common Stock that the shareholder would otherwise have received in connection with the merger. Merely voting against the approval of the merger agreement will not serve to assert the appraisal rights of a holder of Levitt Class A Common Stock under the FBCA. In addition, a proxy submitted by a record holder of Levitt Class A Common Stock not marked “Against” or “Abstain” will be voted “For” the approval of the merger agreement with respect to the vote required by the FBCA and, accordingly, will result in the waiver of such record holder’s appraisal rights. Annex G to this joint proxy statement/prospectus contains the full text of Sections 607.1301 through 607.1333 of the FBCA, which relate to appraisal rights. You are encouraged to read these provisions carefully and in their entirety.

Under the FBCA, BFC’s shareholders will not be entitled to appraisal rights in connection with the merger.

Risks (page 27)

In evaluating the merger agreement and the transactions contemplated thereby, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 27.

Material U.S. Federal Income Tax Consequences of the Merger (page 79)

The merger has been structured to qualify as a tax-free “reorganization” under Section 368(a) of the Code. Accordingly, a holder of Levitt Class A Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of his, her or its shares of Levitt Class A Common Stock for shares of BFC Class A Common Stock. However, any cash received in lieu of any fractional share of BFC Class A Common Stock to which a holder of Levitt Class A Common Stock would have been entitled to receive in connection with the merger will result in the recognition of gain or loss as if such holder sold his, her or its fractional share. Each holder of Levitt Class A Common Stock will have a tax basis in the shares of BFC Class A Common Stock that he, she or it receives in the merger equal to his, her or its current tax basis in his, her or its shares of Levitt Class A Common Stock (reduced by the basis allocable to any fractional share for which he, she or it receives cash).

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (“Stearns Weaver”) will issue an opinion to BFC and Levitt as of the date on which the merger is consummated to the effect that the merger will qualify as a tax-free “reorganization” under Section 368(a) of the Code and that BFC and Levitt will each be a party to that “reorganization” under Section 368(b) of the Code.

This summary may not be applicable to all holders of Levitt Class A Common Stock. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 79 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. BFC and Levitt urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Recommendations of the BFC Special Committee and Board of Directors (page 47)

The board of directors of BFC designated a special committee composed of independent directors of BFC to review and evaluate the terms and conditions and determine the advisability of a possible business transaction between BFC and Levitt. After careful review and consideration, the BFC special committee determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders. On the basis of such determination, the BFC special committee recommended that the full board of directors of BFC approve the merger agreement and the transactions contemplated thereby.

After careful consideration of the recommendation of the BFC special committee and careful evaluation and consideration of the merger agreement and the transactions contemplated thereby, the board of directors of BFC determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders. Accordingly, the board of directors of BFC approved the merger agreement and the transactions contemplated thereby and recommends that BFC’s shareholders vote “FOR” the merger and the related transactions.

To review the background of, and BFC’s reasons for, the merger, as well as certain risks related to the merger, see the sections entitled “The Merger — Background of the Merger,” “The Merger — Recommendation of the BFC Board and Its Reasons for the Merger” and “Risk Factors” beginning on pages 43, 48 and 27, respectively.

Recommendations of the Levitt Special Committee and Board of Directors (page 49)

The board of directors of Levitt designated a special committee composed of independent directors of Levitt to, among other things, negotiate, review and evaluate the terms and conditions, and determine the advisability of, the merger. After such negotiation, review and evaluation, the Levitt special committee determined that the merger is advisable, fair to and in the best interests of Levitt’s shareholders. On the basis of such determination, the Levitt special committee recommended that the full board of directors of Levitt approve the merger agreement and the transactions contemplated thereby and recommend to the shareholders of Levitt that they approve the merger agreement.

After careful consideration of the recommendation of the Levitt special committee and careful evaluation and consideration of the merger agreement and the transactions contemplated thereby, the board of directors of Levitt determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Levitt’s shareholders. Accordingly, the board of directors of Levitt approved the merger agreement and the transactions contemplated thereby and recommends that Levitt’s shareholders vote “FOR” the approval of the merger agreement.

To review the background of, and Levitt’s reasons for, the merger, as well as certain risks related to the merger, see the sections entitled “The Merger — Background of the Merger,” “The Merger — Recommendation of the Levitt Board and Its Reasons for the Merger” and “Risk Factors” beginning on pages 43, 50 and 27, respectively.

Opinion of BFC’s Financial Advisor (page 52)

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered its opinion to the BFC special committee and board of directors that, as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be exchanged by BFC pursuant to the merger agreement was fair, from a financial point of view, to BFC.

The full text of the written opinion of Sandler O’Neill, dated January 30, 2007, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. BFC’s shareholders are urged to read the opinion carefully and in its entirety. The written opinion is addressed to the BFC special committee and board of directors, is directed only to the consideration to be exchanged by BFC pursuant to the merger agreement and does not constitute a recommendation to any BFC shareholder as to how such shareholder should vote at the BFC annual meeting.

Opinion of Levitt’s Financial Advisor (page 56)

Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) delivered its opinion to the Levitt special committee and board of directors, that, as of the date of its opinion and based upon and subject to the factors, limitations and assumptions set forth therein, the consideration to be received by holders of Levitt Class A Common Stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than BFC and directors of Levitt who are not “independent” within the meaning of the rules and regulations of the New York Stock Exchange).

The full text of the written opinion of Houlihan Lokey, dated January 30, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. Houlihan Lokey provided its opinion for the information and assistance of the Levitt special committee and board of directors in connection with their consideration of the merger. The Houlihan Lokey opinion does not constitute a recommendation to any Levitt shareholder on whether or not to support the merger or as to how such shareholder should vote at the Levitt annual meeting.

Listing of BFC Class A Common Stock and Delisting of Levitt Class A Common Stock (page 77)

Application will be made to have the shares of BFC Class A Common Stock to be issued in connection with the merger approved for listing on the NYSE Arca Stock Exchange, where BFC Class A Common Stock currently is traded under the symbol “BFF.” If the merger is consummated, BFC intends to seek approval for the listing of BFC Class A Common Stock on the New York Stock Exchange. There is no assurance that the listing of BFC Class A Common Stock on the New York Stock Exchange will be approved.

If the merger is consummated, all of the shares of Levitt common stock will be canceled and Levitt Class A Common Stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Interests of Certain Persons in the Merger (page 71)

Shareholders should note that some directors or executive officers of each of BFC and Levitt may have interests in the merger that are different from, or are in addition to, the interests of BFC’s and Levitt’s shareholders, generally. Specifically, Alan B. Levan, the chairman of the board and chief executive officer of each of BFC and Levitt, John E. Abdo, the vice chairman of the board of each of BFC and Levitt, and their affiliates collectively own shares of BFC common stock representing approximately 77.1% of the general voting power and 52.7% of the total common stock of BFC, and, after the completion of the merger, are expected to own shares of BFC common stock representing approximately 71.6% of the general voting power and 25.8% of the total common stock of BFC. Additionally, in connection with the merger, BFC has agreed to cause the seven current directors of Levitt who are not also directors of BFC to be appointed to BFC’s board of directors to serve until BFC’s 2008 annual meeting of shareholders.

Each of BFC’s and Levitt’s special committees were aware of these interests when they determined to recommend to their respective boards of directors the approval of the merger agreement and the transactions contemplated thereby. In addition, each of BFC’s and Levitt’s boards of directors were aware of these interests when they voted to approve the merger agreement and the transactions contemplated thereby and recommend that their shareholders vote to approve the merger and the related transactions.

Regulatory Matters (page 81)

BFC must comply with applicable federal and state securities laws and the rules and regulations of the NYSE Arca Stock Exchange in connection with the issuance of the shares of BFC Class A Common Stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

Resale of BFC Class A Common Stock (page 81)

The shares of BFC Class A Common Stock to be issued in connection with the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Levitt shareholder who may be deemed to be an affiliate of Levitt or BFC for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will agree not to transfer any shares of BFC Class A Common Stock received pursuant to the merger other than in compliance with the provisions of the Securities Act governing sales by affiliates.

Comparison of Rights of Common Shareholders of BFC and Levitt (page 98)

Levitt’s shareholders, whose rights are currently governed by Florida law, Levitt’s Articles of Incorporation and the Amended and Restated By-laws of Levitt (“Levitt’s By-laws”), will, upon consummation of the merger, become holders of BFC Class A Common Stock and their rights will be governed by Florida law and BFC’s Articles of Incorporation and By-laws, which are different than those of Levitt. The Articles of Amendment to BFC’s Articles of Incorporation and the Amended and Restated By-laws of BFC to be adopted in connection with the merger are as set forth on Annexes D and E hereto, respectively, and you are urged to read them carefully.

The Merger Agreement

The following summary describes certain material provisions of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all the information about the merger agreement that is important to you and is qualified in its entirety by reference to the merger agreement. You are encouraged to carefully read the merger agreement in its entirety.

Conditions to Consummation of the Merger (page 85)

A number of conditions must be satisfied or waived before the merger will be completed, including, among others:

•	the approval of the merger and the related transactions and the merger agreement, respectively, by BFC’s and Levitt’s shareholders, including the approval of the merger agreement by a “majority of the minority” of Levitt’s shareholders as required under the terms of the merger agreement;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger or litigation or other proceeding seeking to enjoin or prohibit the merger;

•	the declaration by the SEC that the registration statement of which this joint proxy statement/prospectus is a part is effective and the absence of any stop order or proceeding, initiated or threatened in writing by the SEC, suspending or threatening to suspend such effectiveness;

•	the approval for listing of the shares of BFC Class A Common Stock to be issued in the merger on the NYSE Arca Stock Exchange, subject only to official notice of issuance; and

•	holders of not more than 10% of the outstanding shares of Levitt Class A Common Stock duly and validly exercising, or remaining entitled to exercise, their appraisal rights in accordance with the FBCA.

Conduct of Business by BFC and Levitt Prior to Consummation of the Merger (page 87)

BFC and Levitt have each generally agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement, except as expressly contemplated by the merger agreement or consented to in writing by BFC or Levitt, as the case may be, each of BFC and Levitt will not, among other things, conduct its business in a manner that is not consistent with its ordinary course of business and past practice.

Limitation on the Solicitation, Negotiation and Discussion by Levitt of Other Acquisition Proposals (page 89)

The merger agreement contains restrictions on the ability of Levitt to, among other things, solicit, negotiate and discuss acquisition proposals, and certain related matters, involving persons other than BFC.

Notwithstanding these restrictions, if at any time prior to the effective time of the merger, the Levitt special committee or board of directors receives an unsolicited, bona fide written acquisition proposal not in violation of the “no solicitation” provisions of the merger agreement and the Levitt special committee or board of directors reasonably determines in good faith, after consultation with their financial, legal and other advisors, that such proposal will result in, or is reasonably expected to result in, a more favorable proposal to Levitt’s shareholders from a financial point of view than the merger or other revised proposal submitted by BFC and is reasonably capable of being consummated on the terms proposed, then, after receiving the advice of outside counsel that it may be necessary to take such actions to comply with its fiduciary duties under applicable law, Levitt may, (i) furnish information about its business to the person making such proposal and (ii) participate in discussions or negotiations regarding such proposal with the person making such proposal.

Change of the Recommendation of the Board of Directors of Levitt (page 91)

The merger agreement provides that the board of directors of Levitt may withhold, withdraw, modify or change its recommendation of the advisability of the merger agreement or approve or recommend any other acquisition or similar proposal only if, at any time prior to the effective time of the merger, Levitt has received a superior proposal and the Levitt special committee or board of directors determines in good faith and after consultation with their financial advisors and legal counsel that the failure to take such actions would be inconsistent with their fiduciary duties under applicable law.

Termination of the Merger Agreement (page 91)

The merger agreement may be terminated at any time prior to the effective time of the merger upon the mutual written consent of BFC and Levitt. In addition, each of BFC and Levitt may terminate the merger agreement under certain circumstances, including, without limitation:

•	if the requisite shareholder approvals are not obtained;

•	if the merger has not been consummated by July 31, 2007; provided, however, that if BFC proceeds in good faith to consummate the merger, this date may be extended to a date not later than October 1, 2007;

•	if such party’s financial advisor withdraws, revokes, annuls or materially modifies its fairness opinion; or

•	if the Levitt special committee or board of directors determines to approve or recommend another acquisition or similar proposal after complying with the “no solicitation” provisions of the merger agreement or withholds or withdraws its recommendation of the merger agreement in a manner adverse to BFC.

In addition, the merger agreement also may be terminated by Levitt if the average closing price of BFC Class A Common Stock, as quoted on the NYSE Arca Stock Exchange, and the average closing price of the Class A Common Stock of BankAtlantic Bancorp, as quoted on the New York Stock Exchange, in each case, for the ten consecutive trading days ending on and including the trading day that is two days prior to the day of the effective time of the merger, are less than $4.45 and $9.44, respectively. These prices are equal to 70% of the respective closing prices for such shares on the date of the merger agreement. However, BFC may avoid such termination and extend the date of the effective time of the merger for up to two business days by providing written notice to Levitt of its election to increase the value of the consideration delivered to holders of Levitt Class A Common Stock to equal the value such holders would have received if the value of BFC Class A Common Stock at the effective time of the merger was $4.45.

Market Prices and Dividend Information

BFC Class A Common Stock is listed for trading on the NYSE Arca Stock Exchange under the trading symbol “BFF.” Levitt Class A Common Stock is listed for trading on the New York Stock Exchange under the trading symbol “LEV.” The following table sets forth the closing prices for BFC Class A Common Stock and Levitt Class A Common Stock as reported on the NYSE Arca Stock Exchange and the New York Stock Exchange, respectively, on January 30, 2007, the last trading day before the public announcement of the merger agreement, and on          , 2007, the last trading day before the date of this joint proxy statement/prospectus. The table also includes the equivalent prices per share of Levitt Class A Common Stock that holders of such stock would receive in connection with the merger if the merger were completed on either of these dates, applying the exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock.

Equivalent Value
of
	BFC Class A		Levitt Class A		Levitt Class A
	Common Stock		Common Stock		Common Stock

January 30, 2007	$6.35		$10.88		$14.41
, 2007	$ [	]	$ [	]	$ [	]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to BFC’s and Levitt’s shareholders in determining whether to approve the merger and the related transactions. Shareholders of BFC and Levitt are urged to obtain current market quotations for BFC Class A Common Stock and Levitt Class A Common Stock and to review carefully the other information contained or incorporated by reference in this joint proxy statement/prospectus when considering how to vote at their respective annual meetings.

While there are no restrictions on the payment of cash dividends by BFC other than those restrictions contained in the merger agreement with respect to the interim period between the date of the merger agreement and the effective time of the merger, BFC has never paid cash dividends. BFC issued a 25% stock dividend on March 1, 2004, May 25, 2004 and March 7, 2005, each of which was payable in shares of BFC Class A Common Stock. BFC may consider declaring and paying a dividend in the future with respect to BFC Class A Common Stock; however, there can be no assurance that it will do so. Future declaration and payment of cash dividends with respect to BFC Class A Common Stock, if any, will be determined in light of the then-current financial condition of BFC and other factors deemed relevant by the board of directors of BFC.

Levitt has declared and paid regular quarterly dividends of $.02 per share with respect to Levitt Class A Common Stock since July 26, 2004. There is no assurance that Levitt will continue to pay cash dividends on its Class A Common Stock. Future declaration and payment of cash dividends with respect to Levitt Class A Common Stock, if any, will be determined in light of the then-current financial condition of Levitt and other factors deemed relevant by the board of directors of Levitt. After completion of the merger, other than BFC, which may receive dividends as the parent company of Levitt, shareholders of Levitt will not continue to receive dividends from Levitt.

Comparative Per Share Data

The following table sets forth historical per share information of BFC and Levitt and unaudited pro forma combined per share information after giving effect to the merger under the purchase method of accounting. You should not rely on this information as being indicative of the historical results that would have been achieved had Levitt always been a wholly owned subsidiary of BFC or the future results that BFC will experience after the merger. The unaudited pro forma condensed combined per share data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The historical per share data has been derived from the historical consolidated financial statements of BFC and Levitt as of and for the year ended December 31, 2006, each of which is incorporated by reference into this joint proxy statement/prospectus. The table also includes (i) Levitt’s equivalent loss from continuing operations per common share — basic and diluted and (ii) book value per common share — basic and diluted, in each case, applying the exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock.

Year Ended
December 31,
2006

BFC HISTORICAL PER COMMON SHARE:
Loss from continuing operations per common share — basic	$(0.04)
Loss from continuing operations per common share — diluted	(0.05)
Book value per common share — basic and diluted	4.84
Cash dividends per common share	N/A
LEVITT HISTORICAL PER COMMON SHARE:
Loss from continuing operations per common share — basic	(0.46)
Loss from continuing operations per common share — diluted	(0.47)
Book value per common share — basic and diluted	17.31
Cash dividends per common share	0.08
BFC UNAUDITED PRO FORMA COMBINED PER COMMON SHARE:
Loss from continuing operations per common share — basic and diluted	(0.13)
Book value per common share — basic and diluted	5.71
Cash dividends per common share	N/A
LEVITT UNAUDITED PRO FORMA EQUIVALENT PER COMMON SHARE:
Loss from continuing operations per common share — basic and diluted	(0.25)
Book value per common share — basic and diluted	7.49
Cash dividends per common share	N/A

Selected Historical Consolidated Financial Data of BFC

The following selected historical consolidated financial data of BFC for each of the years in the five-year period ended December 31, 2006 have been derived from BFC’s historical audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus, which were audited by KPMG LLP, an independent registered public accounting firm, with respect to the year ended December 31, 2002, and by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, with respect to the years ended December 31, 2003 through 2006. The following information is only a summary, and should be read together with BFC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and audited consolidated financial statements and related notes in BFC’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus.

	For the Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except for per share data)

Income Statement
Revenues
BFC Activities	$3,682	$3,129	$5,683	$1,073	$607
Financial Services	507,746	445,537	358,703	320,534	350,987
Homebuilding & Real Estate Development	583,152	574,824	558,838	288,686	212,081

	1,094,580	1,023,490	923,224	610,293	563,675

Costs and Expenses
BFC Activities	12,370	9,665	7,452	7,019	5,141
Financial Services	474,311	381,916	280,431	275,507	321,243
Homebuilding & Real Estate Development	606,655	498,760	481,618	253,169	191,662

	1,093,336	890,341	769,501	535,695	518,046

Equity in earnings from unconsolidated affiliates	10,935	13,404	19,603	10,126	9,327

Income from continuing operations	12,179	146,553	173,326	84,724	54,956
(Benefit) provision for income taxes	(528)	59,566	70,920	36,466	19,615
Noncontrolling interest	13,404	79,267	90,388	43,616	33,501

(Loss) income from continuing operations	(697)	7,720	12,018	4,642	1,840
(Loss) income from discontinued operations, net of noncontrolling interest and income taxes	(1,524)	5,054	2,212	2,380	2,151
Income from extraordinary items, net of noncontrolling interest and income taxes	—	—	—	—	3,298
Cumulative effect of a change in accounting principle, net of noncontrolling interest and income taxes	—	—	—	—	(2,097)

Net (loss) income	(2,221)	12,774	14,230	7,022	5,192
5% Preferred Stock dividends	750	750	392	—	—

Net (loss) income allocable to common stock	$(2,971)	$12,024	$13,838	$7,022	$5,192

Common Share Data(a),(c),(d)
Basic (loss) earnings per share:
Basic (loss) earnings per share from continuing operations	$(0.04)	$0.24	$0.48	$0.21	$0.08
Discontinued operations	(0.05)	0.18	0.09	0.10	0.10
Extraordinary items	—	—	—	—	0.15
Cumulative effect of a change in accounting principle	—	—	—	—	(0.09)

Basic (loss) earnings per share of common stock	$(0.09)	$0.42	$0.57	$0.31	$0.23

Diluted (loss) earnings per share:
Diluted (loss) earnings per share from continuing operations	$(0.05)	$0.22	$0.40	$0.16	$0.07
Discontinued operations	(0.05)	0.15	0.07	0.09	0.09
Extraordinary items	—	—	—	—	0.14
Cumulative effect of a change in accounting principle	—	—	—	—	(0.09)

Diluted (loss) earnings per share of common stock	$(0.10)	$0.37	$0.47	$0.25	$0.21

Basic weighted average number of common shares outstanding	33,249	28,952	24,183	22,818	22,454
Diluted weighted average number of common shares outstanding	33,249	31,219	27,806	26,031	22,454
Ratio of earnings to fixed charges(e)	—	—	—	0.28	—
Dollar deficiency of earnings to fixed charges(e)	$5,197	$7,217	$4,145	$—	$1,347

	For the Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except for per share data)

Balance Sheet (at period end)
Loans receivable and held for sale, net	$4,603,505	$4,628,744	$4,561,073	$3,611,612	$3,377,870
Securities	$1,081,980	$1,064,857	$1,082,985	$553,148	$975,516
Total assets	$7,605,766	$7,395,755	$6,954,847	$5,136,235	$5,415,933
Deposits	$3,867,036	$3,752,676	$3,457,202	$3,058,142	$2,920,555
Securities sold under agreements to repurchase and federal funds purchased	$128,411	$249,263	$257,002	$120,874	$116,279
Other borrowings(f)	$2,426,000	$2,131,976	$2,086,368	$1,209,571	$1,686,613
Shareholders’ equity	$177,585	$183,080	$125,251	$85,675	$77,411
Book value per share(d),(g)	$4.84	$5.25	$4.25	$3.68	$3.45
Return on average equity(b)(h)	(1.24)%	8.08%	13.16%	8.63%	6.85%
BankAtlantic asset quality ratios
Non-performing assets, net of reserves as a percent of total loans, tax certificates and real estate owned	0.55%	0.17%	0.19%	0.36%	0.86%
Loan loss allowance as a percent of non-performing loans	982.89%	605.68%	582.18%	422.06%	235.61%
Loan loss allowance as a percentage of total loans	0.94%	0.88%	1.00%	1.24%	1.38%
Capital ratios for BankAtlantic
Total risk based capital	12.08%	11.50%	10.80%	12.06%	11.89%
Tier I risk based capital	10.50%	10.02%	9.19%	10.22%	10.01%
Leverage	7.55%	7.42%	6.83%	8.52%	7.26%
Levitt Corporation
Consolidated margin on sales of real estate	$83,125	$150,030	$143,378	$73,627	$48,133
Consolidated margin	14.70%	26.90%	26.1%	26.0%	23.2%
Homes delivered (units)	1,660	1,789	2,126	1,011	740
Backlog of homes (units)	1,248	1,792	1,814	2,053	824
Backlog of homes (sales value)	$438,240	$557,325	$448,647	$458,771	$167,526
Land division acres sold	371	1,647	1,212	1,337	1,715

(a)	Since its inception, BFC has not paid any cash dividends on its common stock.

(b)	Ratios were computed using quarterly averages.

(c)	While BFC has two classes of common stock outstanding, the two-class method is not presented because BFC’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes.

(d)	I.R.E. Realty Advisory Group, Inc. (“RAG”) owns 4,764,282 shares of BFC Class A Common Stock and 500,000 shares of BFC Class B Common Stock. Because BFC owns 45.5% of the outstanding common stock of RAG, 2,165,367 shares of BFC Class A Common Stock and 227,500 shares of BFC Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share and book value per share.

(e)	The operations, fixed charges and dividends of BankAtlantic Bancorp and Levitt are not included in the calculation because those subsidiaries are separate, publicly traded companies whose boards of directors are composed of individuals, a majority of whom are independent. Accordingly, decisions made by those boards, including with respect to the payment of dividends, are not within BFC’s control.

(f)	Other borrowings consist of FHLB advances, subordinated debentures, notes, mortgage notes payable, bonds payable, secured borrowings, and junior subordinated debentures. Secured borrowings were recognized on loan participation agreements that constituted a legal sale of a portion of the loan but that were not qualified to be accounted for as a loan sale.

(g)	Preferred stock redemption price is eliminated from shareholders’ equity for purposes of computing book value per share.

(h)	The return on average equity is equal to net income (loss) divided by average consolidated shareholders’ equity during the respective year.

Selected Historical Parent Company Only Financial Data of BFC

The following selected historical parent company only financial data of BFC for each of the years in the five-year period ended December 31, 2006 have been derived from BFC’s historical audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus, which were audited by KPMG LLP, an independent registered public accounting firm, with respect to the year ended December 31, 2002, and by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, with respect to the years ended December 31, 2003 through 2006. The following information is only a summary, and should be read together with BFC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and audited consolidated financial statements and related notes in BFC’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus.

	As of or for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)

Balance Sheet Data:

Assets

Cash and cash equivalents	$17,815	$26,683	$1,520	$1,536	$797

Investment securities	2,262	2,034	1,800	1,218	1,269

Investment in Benihana	20,000	20,000	10,000	—	—

Investment in venture partnerships	908	950	971	626	2,782

Investment in BankAtlantic Bancorp, Inc.	113,586	112,218	103,125	91,869	106,017

Investment in Levitt Corporation	57,009	58,111	48,983	27,885	—

Investment in other subsidiaries	1,525	1,631	31,867	30,877	30,749

Loans receivable	2,157	2,071	3,364	4,175	4,175

Other assets	2,261	960	2,697	484	768

Total assets	$217,523	$224,658	$204,327	$158,670	$146,557

Liabilities and Shareholders’ Equity

Notes payable	$—	$—	$10,483	$6,015	$6,015

Advances from and negative basis in wholly owned subsidiaries	1,290	462	34,636	33,977	33,634

Other liabilities	7,351	7,417	6,929	6,454	6,300

Deferred income taxes	31,297	33,699	27,028	26,549	23,197

Total liabilities	39,938	41,578	79,076	72,995	69,146

Total shareholders’ equity	177,585	183,080	125,251	85,675	77,411

Total liabilities and shareholders’ equity	$217,523	$224,658	$204,327	$158,670	$146,557

Statements of Operations Data:

Revenues	$2,232	$1,775	$3,514	$1,051	$763

Expenses	8,413	14,904	6,717	3,954	3,898

(Loss) before earnings (loss) from subsidiaries	(6,181)	(13,129)	(3,203)	(2,903)	(3,135)

Equity from earnings in BankAtlantic Bancorp	5,807	9,053	11,817	11,911	7,443

Equity from (loss) earnings in Levitt	(1,522)	9,125	10,265	—	—

Equity from (loss) earnings in other subsidiaries	(658)	6,671	(35)	(1,428)	(559)

(Loss) income before income taxes	(2,554)	11,720	18,844	7,580	3,749

(Benefit) provision for income taxes	(1,857)	4,000	6,826	2,938	1,909

(Loss) income from continuing operations	(697)	7,720	12,018	4,642	1,840

(Loss) income from discontinued operations, net of income taxes	(1,524)	5,054	2,212	2,380	2,151

Income from extraordinary items, net of income taxes	—	—	—	—	3,298

Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	(2,097)

Net (loss) income	(2,221)	12,774	14,230	7,022	5,192

5% Preferred Stock dividends	750	750	392	—	—

Net (loss) income	$(2,971)	$12,024	$13,838	$7,022	$5,192

Statements of Cash Flow Data:

Operating Activities:

(Loss) income from continuing operations	$(697))	$7,720	$12,018	$4,642	$1,840

(Loss) income from discontinued operations, net of taxes	(1,524)	5,054	2,212	2,380	2,151

Income from extraordinary item, net of taxes	—	—	—	—	3,298

Cumulative effect of a change in accounting principle, net of taxes	—	—	—	—	(2,097)

Other operating activities	(820)	(12,709)	(18,243)	(7,694)	(8,313)

Net cash (used in) provided by operating activities	$(3,041)	$65	$(4,013)	$(672)	$(3,121)

Net cash (used in) provided by investing activities	(923)	(10,029)	(9,577)	1,129	(173)

Net cash (used in) provided by financing activities	(4,904)	35,127	13,574	282	1,385

(Decrease) increase in cash and cash equivalents	(8,868)	25,163	(16)	739	(1,909)

Cash at beginning of period	26,683	1,520	1,536	797	2,706

Cash at end of period	$17,815	$26,683	$1,520	$1,536	$797

Selected Historical Consolidated Financial Data of Levitt

The following selected historical consolidated financial data of Levitt for each of the years in the five-year period ended December 31, 2006 have been derived from Levitt’s historical audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus, which were audited by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm. The following information is only a summary, and should be read together with Levitt’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and audited consolidated financial statements and related notes in Levitt’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus.

	As of or for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share data)
Consolidated Operations:

Revenues from sales of real estate	$566,086	558,112	549,652	283,058	207,808

Cost of sales of real estate(a)	482,961	408,082	406,274	209,431	159,675

Margin(a)	83,125	150,030	143,378	73,627	48,133

Earnings from Bluegreen Corporation	9,684	12,714	13,068	7,433	4,570

Selling, general & administrative expenses	121,151	87,639	71,001	42,027	30,549

Net (loss) income	$(9,164)	54,911	57,415	26,820	19,512

Basic (loss) earnings per share	$(0.46)	2.77	3.10	1.81	1.32

Diluted (loss) earnings per share(b)	$(0.47)	2.74	3.04	1.77	1.30

Basic weighted average common shares outstanding (thousands)	19,823	19,817	18,518	14,816	14,816

Diluted weighted average common shares outstanding (thousands)	19,823	19,929	18,600	14,816	14,816

Dividends declared per common share	$0.08	0.08	0.04	—	—

Key Performance Ratios:

Margin percentage(c)	14.7%	26.9%	26.1%	26.0%	23.2%

SG&A expense as a percentage of total revenues	21.1%	15.5%	12.8%	14.7%	14.6%

Return on average shareholders’ equity, annualized(d)	(2.6)%	17.0%	27.3%	23.0%	22.0%

Ratio of debt to shareholders’ equity	179.4%	116.6%	91.0%	138.8%	137.1%

Ratio of debt to total capitalization(e)	64.2%	53.8%	47.6%	58.1%	57.8%

Ratio of net debt to total capitalization(e)(f)	59.2%	38.9%	25.3%	46.1%	51.5%

Consolidated Balance Sheet Data:

Cash	$48,391	113,562	125,522	35,965	16,014

Inventory of real estate	822,040	611,260	413,471	254,992	198,126

Investment in Bluegreen Corporation	107,063	95,828	80,572	70,852	57,332

Total assets	$1,090,666	895,673	678,467	393,505	295,461

Total debt	615,703	407,970	268,226	174,093	147,445

Total liabilities	$747,427	545,887	383,678	268,053	187,928

Shareholders’ equity	$343,239	349,786	294,789	125,452	107,533

Homebuilding Division(g):

Revenues from sales of real estate	$500,719	438,367	472,296	222,257	162,359

Cost of sales of real estate(a)	440,059	347,008	371,097	173,072	131,281

Margin(a)	$60,660	91,359	101,199	49,185	31,078

Margin percentage(c)	12.1%	20.8%	21.4%	22.1%	19.1%

Construction starts	1,682	1,662	2,294	1,593	796

Homes delivered	1,660	1,789	2,126	1,011	740

Average selling price of homes delivered	$302,000	245,000	222,000	220,000	219,000

Net orders (units)	1,116	1,767	1,679	2,240	980

Net orders (value)	$381,993	547,045	427,916	513,436	204,730

Backlog of homes (units)	1,248	1,792	1,814	2,053	824

Backlog of homes (sales value)	$438,240	557,325	448,647	458,771	167,526

Land Division(h):

Revenues from sales of real estate	$69,778	105,658	96,200	55,037	53,919

Cost of sales of real estate	42,662	50,706	42,838	31,362	28,722

Margin(a)	$27,116	54,952	53,362	23,675	25,197

Margin percentage(c)	38.9%	52.0%	55.5%	43.0%	46.7%

Acres sold	371	1,647	1,212	1,337	1,715

Inventory of real estate (acres)(i)	6,871	7,287	5,965	6,837	5,853

Inventory of real estate (book value)	$176,356	150,686	122,056	43,906	59,520

Acres subject to sales contracts — Third parties	74	246	1,833	1,433	1,845

Aggregate sales price of acres subject to sales contracts to third parties	$21,124	39,283	121,095	103,174	72,767

(a)	Margin is calculated as sales of real estate minus cost of sales of real estate. Included in cost of sales of real estate for the year ended December 31, 2006 are homebuilding inventory impairment charges and write-offs of deposits and pre-acquisition costs of $36.8 million.

(b)	Diluted (loss) earnings per share takes into account the dilutive effect of Levitt’s stock options and restricted stock using the treasury stock method and the dilution in earnings Levitt recognizes as a result of outstanding Bluegreen securities that entitle the holders thereof to acquire shares of Bluegreen’s common stock.

(c)	Margin percentage is calculated by dividing margin by sales of real estate.

(d)	Calculated by dividing net (loss) income by average shareholders’ equity. Average shareholders’ equity is calculated by averaging beginning and end of period shareholders’ equity balances.

(e)	Total capitalization is calculated as total debt plus total shareholders’ equity.

(f)	Net debt is calculated as total debt minus cash.

(g)	Excludes joint ventures.

(h)	Financial measures include land sales to Levitt’s Homebuilding Division, if any. These inter-segment transactions are eliminated in consolidation.

(i)	Estimated net saleable acres (subject to final zoning, permitting, and other governmental regulations/approvals).

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial data are presented as if the merger were completed at the beginning of the period presented for income statement purposes and on the date of the balance sheet for balance sheet purposes. This data should be read in conjunction with (i) the unaudited pro forma condensed combined financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus, (ii) BFC’s historical audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus, and (iii) Levitt’s historical audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147.

The pro forma amounts set forth in the table below are presented for illustrative purposes only. You should not rely on these pro forma amounts as being indicative of the financial position or results of operations that BFC would have actually realized had the merger been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of BFC following the merger.

Year Ended
December 31, 2006
(In thousands,
except per share data)

Statement of Operations Data:
Revenues	$1,094,580
Net loss	$(8,340)
Net loss after dividends on preferred stock	$(9,090)
Net loss per common share — basic and diluted	$(0.13)
Weighted average shares outstanding — basic and diluted	70,783

As of
December 31, 2006
(In thousands)

Balance Sheet Data:
Loans receivable and held for sale, net	$4,603,505
Securities	$1,081,980
Total assets	$7,553,521
Deposits	$3,867,036
Securities sold under agreements to repurchase and federal funds purchased	$128,411
Total liabilities	$6,720,503
Noncontrolling interest	$412,093
Shareholders’ equity	$420,925

RISK FACTORS

In deciding how to vote on the merger and the related transactions and on the merger agreement, as applicable, you should carefully consider the risks described below in addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus. The risks and uncertainties described below are not the only ones facing BFC and Levitt. Additional risks and uncertainties not presently known to either BFC or Levitt or that they believe are now immaterial may also impair BFC’s or Levitt’s results of operations and financial condition. If any of the following risks actually occur, the financial condition or results of operations of BFC or Levitt could be materially and adversely affected and the value of BFC Class A Common Stock or Class B Common Stock or Levitt Class A Common Stock could decline. Shareholders of BFC and Levitt should also carefully consider the risks described in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147.

Risks Related to the Merger and the Business and Operations of BFC Following the Merger

The exchange ratio set forth in the merger agreement is fixed and, except in limited circumstances, will not be adjusted in the event of any change in the market price of BFC Class A Common Stock or Levitt Class A Common Stock.

As a result of the merger, each share of Levitt Class A Common Stock outstanding at the effective time of the merger (other than shares owned by BFC and holders of Levitt Class A Common Stock who assert and exercise their appraisal rights) will be converted automatically into the right to receive 2.27 shares of BFC Class A Common Stock and cash in lieu of any fractional shares of BFC Class A Common Stock. The ratio at which shares of Levitt Class A Common Stock will be converted is fixed in the merger agreement and, except in limited circumstances, the merger agreement does not provide for any adjustment for changes in the market price of either BFC Class A Common Stock or Levitt Class A Common Stock. As a result, if the market price of BFC Class A Common Stock increases or decreases between the date of the merger agreement and the effective time of the merger, holders of Levitt Class A Common Stock will be entitled to receive, upon consummation of the merger, shares having greater or lesser market value, respectively, than they would have received based on the market value calculated pursuant to the exchange ratio on the date of the merger agreement.

Levitt, however, may terminate the merger agreement if the average closing price of BFC Class A Common Stock, as quoted on the NYSE Arca Stock Exchange, and the average closing price of the Class A Common Stock of BankAtlantic Bancorp, as quoted on the New York Stock Exchange, in each case, for the ten consecutive trading days ending on and including the trading day that is two days prior to the day of the effective time of the merger, are less than $4.45 and $9.44, respectively, which prices are equal to 70% of the respective closing prices of such shares on the date of the merger agreement; provided however, that after receiving written notice from Levitt of termination as a result of the decline in such stock prices, BFC may avoid such termination and extend the date of the effective time of the merger for up to two business days by promptly providing written notice to Levitt of its election to increase the value of the consideration delivered to holders of Levitt Class A Common Stock to equal the value such holders would have received if the value of BFC Class A Common Stock at the effective time of the merger was $4.45.

The market price of BFC Class A Common Stock has fluctuated and likely will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger. For example, from January 1, 2005 to                    , 2007, the sale price of BFC Class A Common Stock ranged from a low of $      per share to a high of $      per share, as quoted on the NASDAQ National Market (now the NASDAQ Global Market), with respect to prices quoted prior to June 22, 2006, and the NYSE Arca Stock Exchange, with respect to prices quoted on and after June 22, 2006. See “Comparative Stock Prices and Dividends” beginning on page 96. Shareholders of both companies are encouraged to obtain current market quotations for BFC Class A Common Stock and Levitt Class A Common Stock prior to voting their shares. Further variations in the market price of BFC Class A Common Stock could be the result of market assessments of the likelihood that the merger will be consummated or the timing of the consummation of the merger, general market and economic conditions and other factors both within and beyond the control of BFC or Levitt. Because the date that the merger may be consummated will be later than the date of the BFC and Levitt annual meetings, at the time of the annual meetings you will not know the market value of the BFC Class A Common Stock that holders of Levitt Class A Common Stock will receive upon consummation of the merger.

If the merger is consummated, BFC’s shareholders will increase their exposure to the homebuilding industry, which continues to experience significant weakness.

If the merger is consummated, BFC will significantly increase its exposure to the risks and uncertainties of the homebuilding industry. As of December 31, 2006, BFC’s investment in Levitt represented 26% of BFC’s total parent company assets. If the merger is consummated, BFC’s investment in Levitt will represent 64% of BFC’s total parent company assets. The homebuilding industry in general has recently experienced and continues to experience significant weakness. Adverse economic and other business conditions have had, and are expected to continue to have, a negative impact on the homebuilding industry in general. Homebuilders have recently experienced declines in sale orders and increased cancellations of sale contracts and there is an increased inventory of new and used homes for sale. Prospective homebuyers are concerned about home prices and rising interest rates and there has been a decline in homebuyer consumer confidence. Homebuilders, including Levitt, have used increased sales incentives and advertising expenditures and paid higher broker commissions in an attempt to address the slowdown in the housing market, which has further negatively affected margins in the industry. These economic and other business conditions are expected to continue in the near future, and no assurance can be given as to the timing of any recovery in the homebuilding industry. For the year ended December 31, 2006 and the quarter ended March 31, 2007, Levitt had a net loss of $9,164,000 and $1,250,000, respectively.

If the merger is consummated, Levitt’s shareholders will be exposed to the diverse businesses in which BFC has invested.

Upon completion of the merger, holders of Levitt Class A Common Stock (other than BFC and holders who assert and exercise their appraisal rights) will become holders of BFC Class A Common Stock. BFC is a holding company with investments in businesses in diverse industries, including industries different than those in which Levitt operates. In addition to its existing investment in Levitt, BFC holds a direct controlling interest in BankAtlantic Bancorp, a Florida- based financial services holding company which owns BankAtlantic, a federally chartered, federally insured savings bank, a direct investment in the convertible preferred stock of Benihana, Inc. (“Benihana”), which owns Asian-themed restaurant chains in the United States, and various real estate and venture capital investments. If the merger is consummated, Levitt’s shareholders will no longer be subject to solely the risks of an investment in the homebuilding industry, but will be subject to the risks of BFC’s other investments, especially in the banking industry. BankAtlantic, like other banks, has been impacted by the deterioration of the real estate market, specifically in Florida, where most of its borrowers and the real estate collateralizing its loans are located. Any downturn in the banking or restaurant industries or in the other industries in which BFC has investments could have a material adverse effect on the future market price of the shares of BFC Class A Common Stock that Levitt’s shareholders would receive in the merger. For a discussion of BFC’s and Levitt’s businesses and certain factors to consider in connection with such businesses, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of BFC’s and Levitt’s Annual Reports on Form 10-K for the year ended December 31, 2006 and other documents incorporated by reference herein.

If the merger is not consummated, BFC and Levitt will have incurred substantial costs adversely impacting their results of operations and financial conditions and the market price of BFC common stock and Levitt Class A Common Stock.

BFC and Levitt have incurred and will continue to incur substantial costs in connection with the merger. These costs are primarily associated with the fees of their respective attorneys, accountants and financial advisors. In addition, BFC and Levitt have each diverted significant management resources in an effort to consummate the merger and each is subject to restrictions contained in the merger agreement on the conduct of its business during the interim period between the date of the merger agreement and the effective time of the merger.

Certain executive officers and directors of BFC and Levitt have financial interests in the merger that are different from, or in addition to, the interests of BFC’s and Levitt’s shareholders, generally.

In considering the recommendation of the BFC special committee and board of directors to vote in favor of the merger and the related transactions and the recommendation of the Levitt special committee and board of directors to vote in favor of the approval of the merger agreement, shareholders should be aware that certain directors and executive officers of each of BFC and Levitt may have interests in the merger that are different from, or are in addition to, the interests of BFC’s and Levitt’s respective shareholders, generally.

Alan B. Levan, the chairman of the board and chief executive officer of each of BFC and Levitt, John E. Abdo, the vice chairman of the board of each of BFC and Levitt, and their affiliates collectively own shares of BFC common stock representing approximately 77.1% of the general voting power and 52.7% of the total common stock of BFC, and, after the completion of the merger, are expected to own shares of BFC common stock representing approximately 71.6% of the general voting power and 25.8% of the total common stock of BFC. Additionally, in connection with the merger, BFC has agreed to cause the seven current directors of Levitt who are not also directors of BFC to be appointed to BFC’s board of directors to serve until BFC’s 2008 annual meeting of shareholders.

In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware of these interests. Please see “The Merger — Interests of Certain Persons in the Merger” beginning on page 71 for further information about these interests.

The Levitt special committee did not conduct an auction with respect to the sale of Levitt.

Because of BFC’s voting control of Levitt, which would allow BFC to veto any sale of Levitt to a third party, and based on BFC’s expressed intention to maintain a long-term relationship with Levitt, the Levitt special committee did not conduct a market check or auction process with respect to the possible sale of Levitt. Such a process may have resulted in different terms for Levitt’s shareholders, and there is no assurance that merger consideration having a higher value would not have been received if Levitt had been in a position to conduct a market check or auction. However, the merger agreement provides Levitt with the right to furnish information about its business to any person making a superior proposal to the merger and participate in discussions or negotiations regarding, and, in specific circumstances, to accept, such proposal in lieu of the merger. See “The Merger Agreement — Superior Proposal.”

The merger agreement and BFC’s existing control position limit the ability of Levitt to pursue an alternative transaction proposal to the merger.

Subject to certain exceptions, the merger agreement prohibits Levitt from soliciting, initiating, encouraging or otherwise facilitating certain alternative transaction proposals with any party other than BFC. See “The Merger Agreement — No Solicitation” beginning on page 89. Further, BFC’s existing ownership of all of the shares of Levitt Class B Common Stock provides BFC with the ability to veto any alternative transaction. The “no solicitation” provisions in the merger agreement limit the ability of Levitt to pursue offers from third parties that could result in greater value to its shareholders relative to the terms and conditions of the merger agreement. Moreover, while a competing acquiror could deliver a bona fide competing acquisition proposal in a manner that would enable Levitt to negotiate the terms of the competing offer, BFC’s control position and ability to veto any alternative transaction limits the likelihood that any potential competing acquiror will come forward. Further, if the merger agreement is terminated and the board of directors of Levitt determines to seek another merger or business combination, it may not be able to find a partner willing to provide an equivalent or more attractive benefit to Levitt’s shareholders than that which would have been received by such shareholders pursuant to the merger agreement. Even if such a partner were found, there is no assurance that BFC will approve any such merger or business combination.

If significant numbers of holders of Levitt Class A Common Stock exercise their appraisal rights, it could have an adverse effect on the companies.

If holders of more than 10% of the outstanding shares of Levitt Class A Common Stock exercise their appraisal rights, BFC may elect not to consummate the merger, and, in that event, BFC and Levitt will have incurred significant transaction costs without consummating the transaction. Even if the merger is consummated, the number of shareholders exercising appraisal rights will impact BFC’s cash balances and cash flow as BFC will be required to pay such shareholders in cash. BFC itself has no operations other than activities relating to identifying, analyzing and in appropriate cases, acquiring new investments, as well as the monitoring of existing investments. Since BFC is dependent upon dividends from its subsidiaries for a significant portion of its cash flow, and since the declaration of dividends by BFC’s subsidiaries is not always within BFC’s control, any significant decrease in BFC’s cash position as a result of payments to shareholders who exercise their appraisal rights could limit BFC’s ability to support Levitt’s business with additional capital and could have a material adverse effect on BFC’s and Levitt’s businesses.

Substantial sales of BFC Class A Common Stock could adversely affect its market price.

It is anticipated that approximately 37,533,953 shares of BFC Class A Common Stock will be issued in connection with the merger and approximately 4,300,000 additional shares of BFC Class A Common Stock will be issuable pursuant to Levitt options outstanding as of December 31, 2006. Additionally, on March 29, 2007, BFC filed a registration statement on Form S-3 with the SEC for the issuance in a firm commitment underwritten public offering of up to 11,500,000 shares of BFC Class A Common Stock. The shares issuable and to be issued in connection with the merger would represent approximately 51% of the total number of shares of BFC Class A Common Stock outstanding after the merger, including the 11,500,000 shares of BFC Class A Common Stock covered by the registration statement on Form S-3. Other than the shares issued or to be issued to affiliates of Levitt or BFC, which would represent approximately 28% of the total number of shares of BFC Class A Common Stock outstanding after the merger, including the 11,500,000 shares of BFC Class A Common Stock covered by the registration statement on Form S-3, the shares issued or to be issued in connection with the merger will not be subject to restrictions on resale. The issuance of and potential resale of these new shares could have the effect of depressing the market price of BFC Class A Common Stock.

The unaudited pro forma financial information included in this joint proxy statement/prospectus may not be indicative of what BFC’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what BFC’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the merger consideration to BFC’s net assets. The merger consideration allocation reflected in this document is preliminary, and the final allocation will be based upon the actual merger consideration value and the fair value of the assets and liabilities of Levitt as of the date of the effective time of the merger. In addition, subsequent to the effective time of the merger, there may be further refinements of the merger consideration allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 93 for more information.

There is no assurance as to the value holders of Class A Common Stock of Levitt will receive by exercising their appraisal rights.

Under the FBCA, holders of Levitt Class A Common Stock are entitled to appraisal rights in connection with the merger. If a holder of Levitt Class A Common Stock exercises his, her or its appraisal rights and follows the relevant procedures specified in the FBCA, summarized in “The Merger — Appraisal Rights,” he, she or it will have the right to receive a cash payment equal to the fair value of his, her or its stock. The express procedures of the FBCA must be followed and, if they are not, shareholders wishing to exercise their appraisal rights may lose such rights. Moreover, pursuant to the FBCA, the fair value of the shares of Levitt Class A Common Stock held by a shareholder exercising appraisal rights means the value of such shares determined immediately preceding the consummation of the merger excluding any appreciation or depreciation in anticipation of the merger and could be more than, less than or equal to the value of the shares of BFC Class A Common Stock that the shareholder would otherwise have received in connection with the merger. Further, the fair value cash payment for the Levitt Class A Common Stock could potentially be determined in judicial proceedings, the result of which cannot be predicted. As a result, there can be no assurance that holders of Levitt Class A Common Stock exercising appraisal rights will receive consideration equal to or greater than the value of the BFC Class A Common Stock which they would have received in connection with the merger.

The Internal Revenue Service may disagree with the parties’ description of the federal income tax consequences of the merger.

Although BFC and Levitt will receive an opinion of legal counsel as to the anticipated federal income tax consequences of the merger, neither BFC nor Levitt has applied for, or expects to obtain, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger. No assurance can be given that the Internal Revenue Service will agree with the positions taken in the legal opinion or will not challenge the income tax consequences of the merger.

Additional Risks Related to the Business and Operations of BFC and Levitt

For additional risks related to the operations of BFC’s business and Levitt’s business, see the sections entitled “Risk Factors” in BFC’s and Levitt’s respective Annual Reports on Form 10-K for the year ended December 31, 2006, each of which is incorporated by reference into this joint proxy statement/prospectus. Because the risks and uncertainties facing each of BFC and Levitt differ, the market price of shares of BFC Class A Common Stock after the merger and the results of operations and financial condition of BFC after the merger may be affected by risks and uncertainties different from those that currently affect each of BFC and Levitt separately.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management, markets for stock of BFC and Levitt, the merger and the effects thereof (if consummated) upon BFC and Levitt and other matters. Statements in this joint proxy statement/prospectus that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income and the merger and the effects thereof (if consummated), in each case relating to BFC or Levitt, wherever they occur in this joint proxy statement/prospectus, are estimates reflecting the best judgment of the senior management of BFC or Levitt, respectively, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors described in the sections entitled “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus, in BFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in Levitt’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or as of the date of the documents incorporated by reference, as applicable. Readers also should understand that it is not possible to predict or identify all such factors and that the risks and uncertainties contained herein and in the documents incorporated herein by reference should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from BFC’s or Levitt’s projections. BFC and Levitt undertake no obligation to update any forward-looking statements as a result of future events or developments.

THE BFC ANNUAL MEETING

General

This joint proxy statement/prospectus is being provided to BFC’s shareholders as part of a solicitation of proxies by the board of directors of BFC for use at BFC’s 2007 annual meeting of shareholders.

Date, Time and Place

BFC’s 2007 annual meeting of shareholders will be held on          , 2007 at           local time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

Purposes of the BFC Annual Meeting

The purposes of the BFC annual meeting are:

1. To consider and vote upon a proposal to approve the merger and the transactions related thereto, including the amendment of BFC’s Articles of Incorporation to increase the number of authorized shares of BFC Class A Common Stock from 70,000,000 to 130,000,000 and the amendment of the BFC 2005 Stock Incentive Plan to increase the aggregate number of shares of BFC Class A Common Stock authorized for issuance pursuant to such plan from 3,000,000 to 8,000,000.

2. To consider and vote upon a proposal to elect two directors to the board of directors of BFC to serve until BFC’s 2010 annual meeting of shareholders.

3. To transact such other business as may properly be brought before the BFC annual meeting or any adjournment or postponement thereof.

Recommendation of the Board of Directors of BFC

For the reasons described in this joint proxy statement/prospectus, the board of directors of BFC has determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders, has approved the merger agreement and the transactions contemplated thereby, and recommends that BFC’s shareholders vote “FOR” the merger and the related transactions. See “The Merger — Recommendation of the BFC Board and Its Reasons for the Merger” beginning on page 48.

The board of directors of BFC has determined that the election of two directors for a three-year term to expire at BFC’s 2010 annual meeting of shareholders is advisable and in the best interests of BFC and its shareholders and recommends that BFC’s shareholders vote “FOR” both of the nominees for director.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record of BFC at the close of business on          , 2007, the record date for the BFC annual meeting, are entitled to notice of, and to vote at, the BFC annual meeting and any adjournment or postponement thereof. On the BFC record date,           shares of BFC Class A Common Stock and           shares of BFC Class B Common Stock were issued and outstanding and held by approximately           and           holders of record, respectively. A complete list of these shareholders will be open for examination by any shareholder of record at BFC’s corporate offices, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, during regular business hours for a period of no less than ten days prior to the BFC annual meeting. The list will also be available for examination by any shareholder of record present at the BFC annual meeting.

BFC’s shareholders will vote together as a single class on the merger and the related transactions and on the election of directors. Each share of BFC Class A Common Stock entitles the holder thereof to one vote on each proposal. BFC Class A Common Stock represents in the aggregate 22% of the general voting power of BFC. The number of votes represented by each share of BFC Class B Common Stock, which represent in the aggregate 78% of the general voting power of BFC, is calculated in accordance with BFC’s Articles of Incorporation. At the BFC

annual meeting, each outstanding share of Class B Common Stock will be entitled to           votes on each proposal.

A quorum will be present at the BFC annual meeting if a majority of the shares of BFC common stock outstanding on the BFC record date are represented, in person or by proxy, at the BFC annual meeting. In the event that a quorum is not present at the BFC annual meeting, it is expected that the meeting will be adjourned to solicit additional proxies. “Broker non-votes” and abstentions will be counted for the purpose of establishing a quorum at the BFC annual meeting.

Vote Required to Approve the Merger and the Related Transactions

The proposal to approve the merger and the related transactions will be approved if it receives the affirmative vote of a majority of the votes entitled to be cast on such proposal. In the absence of instructions from the beneficial owners of shares of BFC common stock, brokers, banks and other nominees will not have discretionary voting authority with respect to the vote on the merger and the related transactions. Shares represented by such “broker non-votes,” failures to vote and abstentions will have the same effect as votes against the merger and the related transactions.

Alan B. Levan, the chairman of the board of directors and chief executive officer of BFC, and John E. Abdo, the vice chairman of the board of directors of BFC, collectively beneficially own approximately 44.4% of the outstanding shares of BFC Class A Common Stock and 86.4% of the outstanding shares of BFC Class B Common Stock, representing approximately 77.1% of the total voting power of BFC, and have indicated their intention to vote their shares of BFC common stock in favor of the merger and the related transactions at the BFC annual meeting. If the shares of BFC common stock beneficially owned by Messrs. Levan and Abdo are voted as expected to approve the merger and the related transactions, then the approval of the merger and the related transactions by BFC’s shareholders would be assured.

Vote Required to Approve the Election of Directors

The affirmative vote of a plurality of the votes cast at the BFC annual meeting is required to approve the election of directors. In the absence of instructions from the beneficial owners of shares of BFC common stock, brokers, banks and other nominees will have discretionary voting authority with respect to the vote on the election of directors. “Broker non-votes,” failures to vote and abstentions will have no effect on the election of directors.

Shares Owned by Directors and Executive Officers of BFC

At the close of business on the BFC record date, directors and executive officers of BFC and their affiliates collectively beneficially owned and were entitled to vote    shares of BFC Class A Common Stock, representing approximately  % of the shares of BFC Class A Common Stock outstanding on that date, and           shares of BFC Class B Common Stock, representing approximately  % of the shares of BFC Class B Common Stock outstanding on that date. Based on such share ownership, as of the BFC record date, directors and executive officers of BFC and their affiliates represent, in the aggregate,  % of the general voting power of BFC.

Voting by Proxy

BFC’s shareholders may vote their shares of BFC common stock by proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” A proxy card is enclosed for the use of BFC’s shareholders of record and voting instructions are included on such proxy card. BFC’s shareholders of record may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to BFC. Shareholders of BFC who hold their shares in “street name,” which means such shares are held of record by a broker, bank or other nominee, will receive instructions from their brokers, banks or other nominees that such shareholders must follow in order to vote their shares. With respect to the vote on the merger and the related transactions, failure to provide voting instructions to the broker, bank or other nominee will result in a “broker non-vote” for those shares held in “street name,” and such “broker non-votes” will have the same effect as votes against the merger and the related transactions. In the absence of instructions from the beneficial owners of shares of BFC common stock, brokers, banks and other nominees will have discretionary voting authority with respect to the vote on the election of directors. All properly signed proxies that are received prior to the BFC annual meeting and that are not revoked will be voted at the BFC annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” the merger and the related transactions and “FOR” the election of each of the nominees for director.

Voting in Person

Shareholders of record of BFC that plan to attend the BFC annual meeting and wish to vote in person will be given a ballot at the BFC annual meeting. It should be noted, however, that if a shareholder of BFC holds his, her or its shares in “street name,” which means such shares are held of record by a broker, bank or other nominee, and the shareholder wishes to vote at the BFC annual meeting, such shareholder must bring to the BFC annual meeting proxies from the record holders of the shares authorizing the shareholder to vote at such meeting.

BFC’s shareholders should submit their proxies even if they plan to attend the BFC annual meeting. They can always change their votes at the meeting.

The votes of all shareholders of BFC are important. Accordingly, all shareholders of BFC should sign and return the enclosed proxy card whether or not they plan to attend the BFC annual meeting in person.

Revocation of Proxies

A BFC shareholder of record may revoke his, her or its proxy at any time before such proxy is voted at the BFC annual meeting by taking any of the following actions:

•	delivering to BFC’s secretary a signed, written notice of revocation bearing a date later than the date of the previously executed proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending the BFC annual meeting and voting in person, although attendance at the BFC annual meeting will not, by itself, revoke a proxy.

If a shareholder of BFC holds his, her or its shares in “street name,” the options described in the paragraph above do not apply. Instead, such shareholder must contact his, her or its broker, bank or other nominee to find out how to change his, her or its vote.

Proxy Solicitation

BFC is soliciting proxies for its 2007 annual meeting of shareholders. BFC will bear the entire cost of soliciting proxies from its shareholders, except that BFC and Levitt have each agreed to share equally all expenses incurred in connection with the printing, mailing and filing with the SEC of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part. In addition to the solicitation of proxies by mail, BFC will request that brokers, banks and other nominees send proxies and proxy materials to BFC’s beneficial shareholders and secure their voting instructions, if necessary. BFC will reimburse those record holders for their reasonable expenses in so doing. BFC also may use its directors, officers and other employees, who will not be specially compensated, to solicit proxies from BFC’s shareholders, either personally or by telephone, the Internet, telegram, facsimile or special delivery letter.

Other Business

BFC does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the BFC annual meeting. However, if other matters are properly brought before the BFC annual meeting or any adjournment or postponement thereof, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you are a shareholder of BFC and you need assistance in completing your proxy card or have questions regarding the BFC annual meeting, please contact BFC Financial Corporation, Attn: Investor Relations by mail at 2100 West Cypress Creek Road, Fort Lauderdale, FL 33309 or by telephone at (954) 940-4994.

If you are a shareholder of BFC and have questions regarding the merger, you may also call Levitt’s information agent, Georgeson Shareholder, toll-free at (866) 877-6017.

THE LEVITT ANNUAL MEETING

General

This joint proxy statement/prospectus is being provided to Levitt’s shareholders as part of a solicitation of proxies by the board of directors of Levitt for use at Levitt’s 2007 annual meeting of shareholders.

Date, Time and Place

Levitt’s 2007 annual meeting of shareholders will be held on          , 2007 at           local time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

Purposes of the Levitt Annual Meeting

The purposes of the Levitt annual meeting are:

1. To consider and vote upon a proposal to approve the merger agreement.

2. To consider and vote upon a proposal to elect three directors to the board of directors of Levitt to serve until the earlier of Levitt’s 2010 annual meeting of shareholders or the consummation of the merger.

3. To transact such other business as may properly be brought before the Levitt annual meeting or any adjournment or postponement thereof.

Recommendation of the Board of Directors of Levitt

For the reasons described in this joint proxy statement/prospectus, the board of directors of Levitt has determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Levitt’s shareholders, has approved the merger agreement and the transactions contemplated thereby and recommends that Levitt’s shareholders vote “FOR” the approval of the merger agreement. See “The Merger — Recommendation of the Levitt Board and Its Reasons for the Merger” beginning on page 50.

The board of directors of Levitt has determined that the election of three directors to serve until the earlier of Levitt’s 2010 annual meeting of shareholders and the consummation of the merger is advisable and in the best interests of Levitt and its shareholders and recommends that Levitt’s shareholders vote “FOR” all of the nominees for director.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record of Levitt at the close of business on                    , 2007, the record date for the Levitt annual meeting, are entitled to notice of, and to vote at, the Levitt annual meeting and any adjournment or postponement thereof. On the Levitt record date,           shares of Levitt Class A Common Stock were issued and outstanding and owned by approximately           holders of record, and 1,219,031 shares of Levitt Class B Common Stock were issued and outstanding, all of which were owned by BFC. A complete list of these shareholders will be open for examination by any shareholder of record at Levitt’s corporate offices, 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, during regular business hours for a period of no less than ten days prior to the Levitt annual meeting. The list will also be available for examination by any shareholder of record present at the Levitt annual meeting.

Holders of Levitt Class A Common Stock and Class B Common Stock are entitled to vote as separate classes on the approval of the merger agreement, with each such holder entitled to one vote per share owned.

Holders of Levitt Class A Common Stock and Class B Common Stock will vote as a single class on the election of directors. Holders of Levitt Class A Common Stock are entitled to one vote per share on the election of directors, with all such holders having in the aggregate 53% of the general voting power. The number of votes represented by each share of Levitt Class B Common Stock, which represent in the aggregate 47% of the general voting power, is calculated each year in accordance with Levitt’s Articles of Incorporation. At the Levitt annual meeting, each outstanding share of Levitt Class B Common Stock will be entitled to           votes on the election of directors.

With respect to the vote on the merger agreement, a quorum will be present at the Levitt annual meeting if shares representing a majority of the voting power of Levitt Class A Common Stock outstanding on the Levitt record date and shares representing a majority of the voting power of Levitt Class B Common Stock outstanding on the Levitt record date are represented, in person or by proxy, at the meeting. There is no independent quorum needed for the “majority of the minority” vote required by the terms of the merger agreement. With respect to the vote on the election of directors, a quorum will be present at the Levitt annual meeting if shares representing a majority of the aggregate voting power of Levitt common stock outstanding on the Levitt record date are represented, in person or by proxy, at the meeting. In the event that a quorum with respect to the vote on the merger agreement or election of directors is not present at the Levitt annual meeting, it is expected that the meeting will be adjourned to solicit additional proxies. “Broker non-votes” and abstentions will be counted for the purpose of establishing a quorum at the Levitt annual meeting.

Vote Required to Approve the Merger Agreement

Under the FBCA, both the affirmative vote of a majority of the votes entitled to be cast by holders of Levitt Class A Common Stock and the affirmative vote of a majority of the votes entitled to be cast by holders of Levitt Class B Common Stock are required to approve the merger agreement. In the absence of instructions from the beneficial owners of shares of Levitt Class A Common Stock, brokers, banks and other nominees will not have discretionary voting authority with respect to the approval of the merger agreement. With respect to the vote required by the FBCA, shares represented by such “broker non-votes,” abstentions and failures to vote will have the same effect as votes against the approval of the merger agreement.

In addition to the shareholder vote required under the FBCA, the merger agreement requires the approval of a “majority of the minority” of Levitt’s shareholders. Pursuant to the terms of the merger agreement, the merger agreement will be approved by a “majority of the minority” of Levitt’s shareholders only if the number of shares of Levitt Class A Common Stock voted in person or by proxy at the Levitt annual meeting to approve the merger agreement exceeds the number of shares of Levitt Class A Common Stock voted in person or by proxy at the Levitt annual meeting against the merger agreement, excluding for the purposes of this approval, shares owned by BFC and directors of Levitt who are not independent within the meaning of the rules and regulations of the New York Stock Exchange. Abstentions, failures to vote and “broker non-votes” will have no effect on the approval of the merger agreement with respect to the “majority of the minority” vote.

BFC is the owner of approximately 11% of the outstanding shares of Levitt Class A Common Stock and all of the outstanding shares of Levitt Class B Common Stock and has agreed to vote such shares at the Levitt annual meeting in favor of the approval of the merger agreement. It is also anticipated that BFC’s directors and executive officers, who collectively own less than 1% of the outstanding shares of Levitt Class A Common Stock (other than the shares beneficially owned through BFC), will vote their shares of Levitt Class A Common Stock in favor of the approval of the merger agreement although they are not required to do so.

Vote Required to Approve the Election of Directors

The affirmative vote of a plurality of the votes cast at the Levitt annual meeting is required to approve the election of directors. In the absence of instructions from the beneficial owners of shares of Levitt common stock, brokers, banks and other nominees will have discretionary voting authority with respect to the vote on the election of directors. “Broker non-votes,” failures to vote and abstentions will have no effect on the election of directors.

Shares Owned by Directors and Executive Officers of Levitt

At the close of business on the Levitt record date, directors and executive officers of Levitt and their affiliates beneficially owned and were entitled to vote    shares of Levitt Class A Common Stock, collectively, representing approximately  % of the shares of Levitt Class A Common Stock outstanding on that date.

Voting by Proxy

Levitt’s shareholders may vote their shares of Levitt common stock by proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” A proxy card is enclosed for the use of Levitt’s shareholders of record and voting instructions are included on such proxy card. Levitt’s shareholders of record may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Levitt. Shareholders of Levitt who hold their shares in “street name,” which means such shares are held of record by a broker, bank or other nominee, will receive instructions from their brokers, banks or other nominees that such shareholders must follow in order to vote their shares. With respect to the vote on the merger agreement, failure to provide voting instructions to the broker, bank or other nominee will result in a “broker non-vote” for those shares held in “street name.” In the absence of instructions from the beneficial owners of shares of Levitt common stock, brokers, banks and other nominees will have discretionary voting authority with respect to the vote on the election of directors. All properly signed proxies that are received prior to the Levitt annual meeting and that are not revoked will be voted at the Levitt annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” the approval of the merger agreement and “FOR” each of the nominees for director.

Voting in Person

Shareholders of record of Levitt that plan to attend the Levitt annual meeting and wish to vote in person will be given a ballot at the Levitt annual meeting. It should be noted, however, that if a shareholder of Levitt holds his, her or its shares in “street name,” which means such shares are held of record by a broker, bank or other nominee, and the shareholder wishes to vote at the Levitt annual meeting, such shareholder must bring to the Levitt annual meeting proxies from the record holders of the shares authorizing the shareholder to vote at such meeting.

Shareholders of Levitt should submit their proxies even if they plan to attend the Levitt annual meeting. They can always change their votes at the meeting.

The votes of all shareholders of Levitt are important. Accordingly, all such shareholders should sign and return the enclosed proxy card whether or not they plan to attend the Levitt annual meeting in person.

Revocation of Proxies

A Levitt shareholder of record may revoke his, her or its proxy at any time before such proxy is voted at the Levitt annual meeting by taking any of the following actions:

•	delivering to Levitt’s secretary a signed, written notice of revocation bearing a date later than the date of the previously executed proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending the Levitt annual meeting and voting in person, although attendance at the Levitt annual meeting will not, by itself, revoke a proxy.

If a shareholder of Levitt holds his, her or its shares in “street name,” the options described in the paragraph above do not apply. Instead, such shareholder must contact his, her or its broker, bank or other nominee to find out how to change his, her or its vote.

Proxy Solicitation

Levitt is soliciting proxies for its 2007 annual meeting of shareholders. Levitt will bear the entire cost of soliciting proxies from its shareholders, except that BFC and Levitt have each agreed to share equally all expenses incurred in connection with the printing, mailing and filing with the SEC of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part. In addition to the solicitation of proxies by mail, Levitt will request that brokers, banks and other nominees send proxies and proxy materials to Levitt’s beneficial shareholders and secure their voting instructions, if necessary. Levitt will reimburse those record holders for their reasonable expenses in so doing. Additionally, Levitt has engaged Georgeson Shareholder, a proxy solicitation firm, to assist in the solicitation of proxies from its shareholders with respect to vote on the merger

agreement. Levitt will pay Georgeson Shareholder $      for its services and reimburse its out of pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Georgeson Shareholder against any losses arising out of its proxy soliciting services on Levitt’s behalf. Levitt also may use its directors, officers and other employees, who will not be specially compensated, to solicit proxies from Levitt’s shareholders, either personally or by telephone, the Internet, telegram, facsimile or special delivery letter.

Other Business

Levitt does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Levitt annual meeting. However, if other matters are properly presented at the Levitt annual meeting or any adjournment or postponement thereof, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you are a shareholder of Levitt and you need assistance in completing your proxy card or have questions regarding the Levitt annual meeting, please contact Levitt Corporation, Attn: Investor Relations by mail at 2200 West Cypress Creek Road, Fort Lauderdale, FL 33309 or by telephone at (954) 940-4995.

If you are a shareholder of Levitt and have questions regarding the merger, you may also call Levitt’s information agent, Georgeson Shareholder, toll-free at (866) 413-8827.

THE COMPANIES

BFC

BFC, a Florida corporation, is a holding company that invests in and acquires businesses in diverse industries. BFC’s ownership interests include direct and indirect interests in businesses in a variety of sectors, including consumer and commercial banking, investment banking, homebuilding and master-planned community development, time-share and vacation ownership, Asian-themed restaurant chains and various real estate and venture capital investments. BFC’s activities primarily relate to monitoring and managing its investments, particularly the operations of its two largest investments, Levitt and BankAtlantic Bancorp. BFC currently owns approximately 11% of the outstanding shares of Levitt Class A Common Stock and all of the outstanding shares of Levitt Class B Common Stock, representing approximately 17% of Levitt’s total common stock and 53% of the general voting power of Levitt. BFC, itself, has no significant operations other than activities relating to the monitoring and managing of its existing investments and the identification, analysis and, in appropriate cases, acquisition of new investments.

BankAtlantic Bancorp is a Florida-based financial services holding company which owns BankAtlantic, a federally chartered, federally insured savings bank. BFC has held a controlling interest in BankAtlantic since 1987. BFC owns 8,329,236 shares of BankAtlantic Bancorp Class A Common Stock and all of the shares of BankAtlantic Bancorp Class B Common Stock. Each share of BankAtlantic Bancorp Class A Common Stock entitles the holder thereof to one vote, and BankAtlantic Bancorp’s Class A Common Stock represents in the aggregate 53% of the combined voting power of BankAtlantic Bancorp. BankAtlantic Bancorp Class B Common Stock represents the remaining 47% of the combined vote. BankAtlantic Bancorp is consolidated in BFC’s financial statements.

Through December 31, 2003, Levitt was a wholly owned subsidiary of BankAtlantic Bancorp. On December 2, 2003, the board of directors of BankAtlantic Bancorp authorized the spin-off of Levitt to the shareholders of BankAtlantic Bancorp by declaring a stock dividend of all of BankAtlantic Bancorp’s shares of Levitt. BankAtlantic Bancorp’s shareholders, including BFC, each received one share of Levitt Class A Common Stock for every four shares of BankAtlantic Bancorp Class A Common Stock owned, and one share of Levitt Class B Common Stock for every four shares of BankAtlantic Bancorp Class B Common Stock owned. The shares were distributed on December 31, 2003 to shareholders of record on December 18, 2003. As a consequence of the spin-off, BFC’s ownership position in Levitt on December 31, 2003 was initially identical to its ownership position in BankAtlantic Bancorp, including its control of more than 50% of the vote of these companies. In April 2004, Levitt completed a public offering of 5,000,000 shares of its Class A Common Stock, resulting in net proceeds to Levitt of approximately $114.8 million. As a result of this offering, BFC’s ownership position in Levitt was reduced to 16.6% of its total equity and an approximately 53% voting interest as of March 20, 2007. Accordingly, Levitt continues to be consolidated in BFC’s financial statements.

BFC’s principal executive offices are located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and its telephone number is (954) 940-4900.

Levitt

Levitt, a Florida corporation, engages in homebuilding and real estate development with activities throughout the Southeastern United States. Levitt’s principal real estate activities, the development of single-family homes and master-planned communities, are conducted through its Homebuilding and Land Divisions. Levitt’s Homebuilding Division operates through its homebuilding subsidiary, Levitt and Sons, and its Land Division operates through its master-planned community development subsidiary, Core Communities. In addition, Levitt also owns approximately 31% of the outstanding common stock of Bluegreen, which acquires, develops, markets and sells “time-share” vacation ownership interests primarily in “drive-to” vacation destinations as well as residential home sites in some cases on properties featuring golf courses or other related amenities.

Levitt and Sons is primarily a real estate developer of single and multi-family home and townhome communities specializing in both active adult and family communities in Florida, Georgia, South Carolina and Tennessee. Levitt and Sons and its predecessors have built more than 200,000 homes since 1929. It has strong brand awareness as America’s oldest homebuilder and is recognized nationally for having built the Levittown communities in New York, New Jersey and Pennsylvania. Levitt acquired Levitt and Sons in December 1999. Levitt and Sons includes the operations of Bowden Building Corporation, a builder of single family homes based in Tennessee, which was acquired in April 2004. In the second quarter of 2006, Levitt conducted an impairment review after profitability and cash flows in Tennessee declined to a point where the carrying value of the assets exceeded their market value. As a result of this review, the $1.3 million of goodwill recorded in connection with Levitt’s acquisition of Bowden Building Corporation was fully written off in 2006 based on a determination that the carrying value of the assets exceeding their current market value.

Core Communities develops master-planned communities and is currently developing Tradition, Florida, which is located in Port St. Lucie, Florida and Tradition, South Carolina, which is located in Hardeeville, South Carolina. Core Communities’ original community is St. Lucie West. Substantially completed in 2006, it is a 4,600 acre community located in Port St. Lucie, Florida consisting of approximately 6,000 built and occupied homes, numerous businesses, a university campus and the New York Mets’ spring training facility. Core Communities’ second master-planned community, Tradition, Florida also located in Port St. Lucie, Florida, encompasses more than 8,200 total acres, including approximately five miles of frontage on Interstate 95 and will have approximately 18,000 residential units and 8.5 million square feet of commercial space. Core Communities’ Tradition, South Carolina development consists of approximately 5,400 acres, and is currently entitled for up to 9,500 residential units, with 1.5 million square feet of commercial space, in addition to recreational areas, educational facilities and emergency services. Land sales commenced in Tradition, South Carolina in the fourth quarter 2006.

Levitt’s principal executive offices are located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and its telephone number is (954) 958-1800.

THE MERGER

General

The boards of directors of BFC and Levitt have each approved the merger agreement and the transactions contemplated thereby. Upon consummation of the merger, Levitt will merge with and into Merger Sub, a wholly owned subsidiary of BFC. Merger Sub will be the surviving corporation (the “Surviving Corporation”) and will remain a wholly owned subsidiary of BFC. Under the terms of the merger agreement and subject to adjustment under limited circumstances pursuant to the terms of the merger agreement, holders of Levitt Class A Common Stock (other than BFC and holders who exercise and perfect their appraisal rights) will be entitled to receive 2.27 shares of BFC Class A Common Stock in exchange for each share of Levitt Class A Common Stock owned by such holders and cash in lieu of any fractional shares.

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger.

Background of the Merger

As a holding company that invests in and acquires businesses in diverse industries, BFC’s management and board of directors are focused on the company’s long-term strategic goals and, when appropriate, consider various strategic opportunities in order to maximize shareholder value. As part of this focus, BFC’s management and board of directors review and assess BFC’s current investments as well as new investment opportunities.

As a homebuilder and master-planned community developer, Levitt has been affected by the current real estate market and continuing weakness in the homebuilding industry. As a result of declines in sales orders, increases in cancellations and a general compression of margins, Levitt has experienced negative cash flow.

On October 23, 2006, Levitt’s board of directors authorized Levitt’s management to pursue alternatives with a view to addressing the negative effects of the real estate and homebuilding markets on the financial condition of Levitt. Levitt’s board of directors authorized the company to pursue a rights offering of its Class A Common Stock, to sell additional subordinated investment notes and to attempt to secure additional lines of credit. At the same time, Levitt’s board of directors also authorized the formation of a special committee of the board to consider a strategic transaction involving Levitt, including a sale of Levitt to an affiliate. The Levitt special committee was comprised of Messrs. Blosser, Kahn, Joel Levy, Alan Levy and Nicholson, representing all of the independent directors of Levitt. Levitt’s board of directors delegated to the Levitt special committee the authority to investigate and negotiate a potential strategic transaction, including a transaction with an affiliate of Levitt, and to take all other actions it deemed necessary to pursue such strategic transaction, including the hiring of independent legal and financial advisors.

On October 24, 2006, BFC’s board of directors held a meeting at which, among other things, a possible combination of or merger between BFC and Levitt was discussed. The board authorized the formation of a special committee in order to review and evaluate such a transaction and to devise a plan for such a combination so as to maximize liquidity and the ability to raise capital for Levitt. The BFC special committee was comprised of D. Keith Cobb, chairman, Earl Pertnoy, Oscar Holzmann, and Neil Sterling. The board delegated to the BFC special committee the ability to exercise all of the board’s power and authority in examining and evaluating the merits, including the fairness to BFC’s shareholders, of any transaction involving BFC and Levitt, to negotiate on behalf of BFC the terms and conditions of any such transaction, to reject any proposal relating to any such transaction which the committee determined it could not favorably recommend to the BFC board, to select and retain such financial advisors and legal counsel as the committee deemed appropriate and to take any other actions necessary or incidental to the foregoing. BFC’s board specifically noted that it had no interest in selling its shares of Levitt common stock and would, as a shareholder of Levitt, vote against any transaction involving the disposition of its interests in Levitt.

The BFC special committee selected Stearns Weaver, regular outside counsel to BFC, as legal advisor to the BFC special committee and BFC. The BFC special committee and Stearns Weaver held an initial meeting on

November 1, 2006. At this meeting, Stearns Weaver discussed generally with the BFC special committee the purpose of the special committee, the relationships of Alan B. Levan and John E. Abdo to both BFC and Levitt and the BFC board’s reasons for appointing a special committee to consider a potential transaction between BFC and Levitt. Stearns Weaver then discussed generally the process which would be followed if a transaction was pursued, as well as the fiduciary and legal duties that may be applicable to the members of the BFC special committee in connection with its evaluation and negotiation of a transaction between BFC and Levitt. Finally, Glen Gilbert, BFC’s chief financial officer at the time of the meeting, presented a brief review of the pro forma financial statements of a combined BFC and Levitt.

The Levitt special committee selected Blank Rome LLP (“Blank Rome”) as its independent legal advisor and Houlihan Lokey as its independent financial advisor, based on each firm’s reputation and experience in representing special committees in similar types of transactions. The Levitt special committee and its financial and legal advisors held an initial telephonic meeting on November 27, 2006. At this meeting, Blank Rome discussed generally with the Levitt special committee the process and procedure of conducting committee meetings and generally discussed the fiduciary and legal duties that may be applicable to the Levitt special committee in connection with its evaluation of potential strategic transaction alternatives, including with affiliated parties. At this meeting, Houlihan Lokey discussed with the Levitt special committee potential alternatives. Houlihan Lokey also generally discussed with the Levitt special committee the diligence process that it would undertake in connection with any proposed transaction.

The BFC special committee held a meeting on December 1, 2006, which was attended by Sandler O’Neill at the invitation of the BFC special committee. At this meeting, Sandler O’Neill summarized for the BFC special committee its background and qualifications. After discussion, the BFC special committee authorized the retention of Sandler O’Neill as financial advisor. Sandler O’Neill then reviewed the potential advantages of the merger, including the potential for more visibility and greater liquidity at BFC, a more balanced portfolio mix and a diversity of risk, the opportunity to increase BFC’s investment in a well respected brand, an increase in BFC’s book value and the fact that the transaction was expected to be accretive to earnings in the long-term. Sandler O’Neill also discussed potential risks of the merger, including dilution to earnings in the short-term, the risks associated with the condition of the homebuilding industry and Levitt’s short-term cash needs. Sandler O’Neill then reviewed the possible structures of a transaction, and the basis for a “merger of equals” was discussed. Sandler O’Neill discussed the fact that BFC’s current control position, shared management, shared services and Levitt’s negative cash flows weighed in favor of a merger of equals and reviewed other recently consummated merger of equals transactions. The committee then reviewed near term industry pressures affecting Levitt, including its asset concentration in the Florida market, cash flow needs and margin compression, as well as Levitt’s long-term potential. Thereafter, the BFC special committee authorized Sandler O’Neill to proceed with the preparation of a preliminary term sheet detailing BFC’s proposed merger of equals to be presented to the Levitt special committee and its financial advisors.

On December 4, 2006, Sandler O’Neill delivered to the Levitt special committee BFC’s initial offer to acquire Levitt. The initial offer proposed a merger of equals in which BFC would acquire Levitt in a stock-for-stock transaction with an exchange ratio that would be determined based on the respective market capitalizations of each company. Based on the market capitalizations of each company on the date of the proposal, the exchange ratio would have been 1.9123 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock outstanding. The offer contemplated a tax-free reorganization, which would result in Levitt becoming a wholly-owned subsidiary of BFC. The offer also envisioned that the BFC board of directors would be fixed at 11 members, comprised of Messrs. Levan and Abdo as well as the four existing independent directors of BFC and Levitt’s five independent directors. Messrs. Levan and Abdo would continue to serve in their respective capacities as officers of BFC after the merger.

The Levitt special committee held a meeting on December 7, 2006 to discuss the BFC offer. This meeting was also attended by Mr. Levan and representatives from Sandler O’Neill, Houlihan Lokey, Blank Rome and Stearns Weaver. Mr. Levan made a presentation regarding BFC’s proposal, including alternatives that might be considered to the offer. Mr. Levan noted that a sale of Levitt to a third party was not a possibility, because BFC was not presently interested in selling Levitt and BFC’s approval would be required for a sale because it owns all of the outstanding shares of Levitt Class B Common Stock and approximately 53% of Levitt’s total voting power. Mr. Levan stated that, in BFC’s view, the proposed transaction would enhance the combined companies’ future prospects and provide additional liquidity and capital resources to Levitt. Sandler O’Neill also made a presentation to the Levitt special committee at this meeting regarding the offer and its observations regarding its benefits, pro forma financial impact, risks and challenges. The Levitt special committee then met separately in executive session with its advisors at this meeting to discuss the BFC offer and the presentations by BFC and Sandler O’Neill.

During the remainder of 2006 and into the beginning of 2007, Blank Rome and Houlihan Lokey continued their due diligence reviews of Levitt and BFC, including conducting a number of management and due diligence review sessions that were held at BankAtlantic Bancorp’s and Levitt’s headquarters in Fort Lauderdale and elsewhere. Houlihan Lokey also continued to review the initial BFC offer from a financial point of view. Houlihan Lokey analyzed the exchange ratio and conducted a financial review of the relevant companies, including inquiries with regard to BFC’s liquidity and credit availability and the financial statements, projections and other relevant data available regarding both BFC and Levitt. The Levitt special committee held additional meetings with its advisors during this period at which it discussed the proposed transaction, its financial terms, alternatives to the transaction and relevant information provided by its advisors.

On January 10, 2007, the Levitt special committee held a telephonic meeting at which representatives of Blank Rome and Houlihan Lokey participated. The Levitt special committee initially discussed the announcement made on January 9, 2007 that BankAtlantic Bancorp had agreed to sell its Ryan Beck Holdings, Inc. brokerage and investment banking subsidiary to Stifel Financial Corp. and the potential impact of this transaction on the valuation of BFC. Houlihan Lokey discussed with the Levitt special committee information regarding its preliminary valuation analyses for Levitt and other financial information and analyses. After a lengthy discussion of the valuation information and other factors, the Levitt special committee took exception with BFC’s view that the proposed acquisition be structured as a merger of equals and determined to request that BFC pay an appropriate premium for Levitt’s stock. The Levitt special committee also authorized Houlihan Lokey to propose to Sandler O’Neill a counteroffer including an acquisition price of approximately $17.00 per share of Levitt Class A Common Stock (representing an exchange ratio based upon market prices at that time of approximately 2.59) and to have discussions with Sandler O’Neill regarding the implementation of a collar mechanism that would aid in protecting Levitt’s shareholders from a decrease in the stock price of BFC Class A Common Stock prior to the closing of the transaction. On or about January 11, 2007, Houlihan Lokey communicated such counteroffer, including the collar mechanism, to Sandler O’Neill.

Over the course of the next week, the Levitt special committee and BFC, primarily through their financial advisors, engaged in negotiations and the BFC special committee, BFC’s management and Sandler O’Neill discussed Levitt’s counteroffer and potential responses. During these discussions it became apparent that the transaction would not be consummated as a merger of equals, and that if BFC wished to proceed, it would have to pay a premium to Levitt’s shareholders. The Levitt special committee also held a number of meetings during this time with its advisors to discuss the results of Houlihan Lokey’s discussions with Sandler O’Neill regarding the Levitt special committee’s counteroffer. Sandler O’Neill communicated to Houlihan Lokey that BFC would be amenable to paying a premium to Levitt’s shareholders, but that the parties would not be able to reach an agreement on the economic terms of the transaction if the merger consideration were stated in terms of a fixed price. BFC, through Sandler O’Neill, communicated to Houlihan Lokey a counteroffer of a 2.22 fixed exchange ratio.

On January 15, 2007, Blank Rome provided information to the Levitt special committee regarding various legal aspects of the proposed transaction.

At a Levitt special committee meeting on January 16, 2007, Houlihan Lokey discussed with the Levitt special committee the status of negotiations regarding the economic terms of the proposed transaction, including BFC’s position that the parties would not likely be able to reach an agreement on the economic terms of the transaction if the merger consideration were stated in terms of a fixed price. Houlihan Lokey informed the Levitt special committee that BFC, through Sandler O’Neill, had proposed a counteroffer that included a 2.22 fixed exchange ratio.

Based on this information, the Levitt special committee agreed to consider a fixed exchange ratio, and discussed with Houlihan Lokey the relative valuations of Levitt and BFC in connection with the negotiation of the exchange ratio, as well as mechanisms that could provide holders of Levitt Class A Common Stock some protection from decreases in the price of BFC Class A Common Stock after execution and announcement of the merger agreement but before consummation of the merger. The Levitt special committee agreed that Houlihan Lokey should approach Sandler O’Neill to discuss (1) a new counteroffer containing a fixed exchange ratio in the range of 2.25 to 2.28, which then was about a 30% premium to the trading price of Levitt Class A Common Stock, (2) what price protections, if any, the parties might consider, and (3) a request to consider adding a “majority of the minority” voting requirement with respect to the Levitt Class A Common Stock. The Levitt special committee believed that the latter two provisions were important to protect the economic rights of the minority holders of Levitt Class A Common Stock as well as to permit the shareholders who were not affiliated with BFC to have a separate vote on the transaction.

Houlihan Lokey subsequently delivered a new counteroffer to Sandler O’Neill, which counteroffer included (1) a fixed exchange ratio in the range of 2.25 to 2.28, (2) potential price protections for Levitt shareholders and (3) a “majority of the minority” voting requirement with respect to the Levitt Class A Common Stock. Negotiations continued between the parties, primarily through their advisors.

On or about January 17, 2007, the parties preliminarily agreed to an exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock outstanding, subject to agreement upon other material terms. On January 19, 2007, Stearns Weaver distributed a preliminary draft of a merger agreement that included this exchange ratio.

The Levitt special committee and BFC, through their legal and financial advisors, began to negotiate the terms of the proposed merger agreement. The Levitt and BFC special committees continued to meet with their respective financial and legal advisors to review and discuss the status and terms of the proposed merger, including the financial and legal due diligence conducted to date and the terms of the merger agreement and the structure of the proposed merger. At these meetings, the Levitt special committee also discussed with its advisors the strategic implications and potential benefits and risks of the proposed merger to the shareholders of Levitt other than BFC and its affiliates. The Levitt special committee instructed Houlihan Lokey to once again seek price protection for Levitt’s minority shareholders and Blank Rome to negotiate for the inclusion in the merger agreement of a “majority of the minority” voting requirement with respect to the merger.

The parties continued to negotiate the terms of the merger, and on January 23, 2007, the BFC special committee met with representatives of Sandler O’Neill and Stearns Weaver to discuss the status of negotiations. Sandler O’Neill reviewed the history of the parties’ negotiations with respect to the economic terms of the merger and reviewed the proposed terms, including specifically a fixed exchange ratio of 2.27 shares of BFC Class A Common Stock for every share of Levitt Class A Common Stock and a provision which would give Levitt a termination right if the stock price of both BFC and BankAtlantic Bancorp dropped by 30% or more. Stearns Weaver then discussed the proposed vote required to approve the transaction. Under Florida law, the holders of Levitt Class A Common Stock would vote as a separate class, and in order for the merger to be approved, a majority of the outstanding shares of Levitt Class A Common Stock (including shares held by BFC) would have to be voted in favor of the merger. Stearns Weaver answered the BFC special committee’s questions regarding the terms of the transaction and the transaction generally but also noted that the terms were still subject to negotiation.

On January 24, 2007, Blank Rome provided the Levitt special committee with information relating to its due diligence review.

On January 25, 2007, Blank Rome delivered the Levitt special committee’s initial comments to the merger agreement to Stearns Weaver. Over the course of the next several days, the Levitt special committee and its advisors and BFC, through its legal and financial advisors, continued to review, negotiate and discuss the terms and conditions of the merger agreement and the potential merger.

On January 30, 2007, the Levitt special committee met with its legal and financial advisors and the BFC special committee separately met with its legal and financial advisors. A copy of the proposed final draft of the merger agreement and materials outlining Houlihan Lokey’s analysis of the merger had previously been delivered to the Levitt special committee prior to its meeting and a copy of the proposed final draft of the merger agreement and materials outlining Sandler O’Neill’s analysis of the merger had previously been delivered to the BFC special committee prior to its meeting. The proposed merger agreement included: (1) a 2.27 exchange ratio, (2) a “majority of the minority” voting provision, (3) a termination provision if the Levitt special committee or the Levitt board of directors has (a) finally determined to approve or recommend a superior proposal to Levitt’s shareholders, (b) withdrawn its recommendation of the merger and the merger agreement or (c) modified or changed its recommendation in a manner adverse to BFC, (4) as a form of price protection, a condition that would permit Levitt to terminate the agreement if both BankAtlantic Bancorp’s and BFC’s Class A Common Stock experienced greater than a 30% decline in its average stock price during the 10 consecutive trading days ending two days prior to the effective time of the merger, (5) a covenant by BFC to use commercially reasonable efforts to support the liquidity of Levitt after the merger and (6) a provision requiring all seven directors of Levitt who are not also directors of BFC to be appointed to BFC’s board in connection with the merger.

At their respective meetings, the Levitt and BFC special committees discussed with their respective advisors the proposed final drafts of the merger agreement, and Blank Rome reviewed the applicable fiduciary duty standards with the Levitt special committee. Houlihan Lokey presented to the Levitt special committee its analysis of the exchange ratio and provided its written fairness opinion, dated as of January 30, 2007, that the consideration to be received was, as of that date, fair, from a financial point of view, to the holders of Levitt Class A Common Stock, other than BFC and certain of its affiliates. Sandler O’Neill presented to the BFC special committee its analysis of the merger and the exchange ratio and provided its oral opinion, subsequently confirmed in writing, that the consideration to be delivered was, as of that date, fair, from a financial point of view, to BFC’s shareholders. After discussions and deliberations, the Levitt special committee unanimously agreed to recommend that Levitt’s board of directors approve and adopt the merger agreement and the transactions contemplated thereby, and the BFC special committee unanimously agreed to recommend that BFC’s board of directors approve and adopt the merger agreement and the transactions contemplated thereby.

On January 30, 2007, following the Levitt special committee meeting, Levitt’s board of directors met to consider the merger, with Mr. Levan and Mr. Abdo, who are affiliates of BFC, each in attendance. The Levitt special committee informed the Levitt board of directors of its recommendation to approve and adopt the merger agreement and the transactions contemplated thereby. After additional discussions and deliberations, Levitt’s board of directors, with Mr. Levan and Mr. Abdo each abstaining, unanimously approved the merger, the merger agreement and the transactions contemplated thereby, and recommended that Levitt’s shareholders approve the merger agreement.

On January 30, 2007, following the BFC special committee meeting, BFC’s full board of directors met to consider the merger. The BFC special committee informed the BFC board of directors of its recommendation to approve and adopt the merger agreement and the transactions contemplated thereby. After additional discussions and deliberations, BFC’s board of directors unanimously approved the merger, the merger agreement and the transactions contemplated thereby, and recommended that BFC’s shareholders approve the merger and the transactions related thereto.

The merger agreement was thereafter entered into on January 30, 2007 and publicly announced on the morning of January 31, 2007.

Role and Recommendation of the BFC Special Committee

The board of directors of BFC designated a special committee composed solely of independent directors of BFC to review and evaluate the terms and conditions and determine the advisability of a possible business transaction between BFC and Levitt. After careful review and consideration, the BFC special committee determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders and recommended that the board of directors of BFC authorize and approve the merger agreement and the transactions contemplated thereby and recommend to the shareholders of BFC that they approve the merger and the related transactions.

In arriving at its determination, the BFC special committee was aware of the interests of certain officers and directors of BFC in the merger, as described under “The Merger — Interests of Certain Persons in the Merger,” and consulted with BFC’s management, as well as Stearns Weaver, BFC’s outside legal counsel, and Sandler O’Neill, BFC’s financial advisor, with respect to strategic, operational, legal, regulatory and other matters. In arriving at its determination, the BFC special committee also independently considered the factors described below in “The Merger — Recommendation of the BFC Board and Its Reasons for the Merger.” In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the BFC special committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. The BFC special committee viewed its determination and recommendation as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors serving on the BFC special committee may have given different weight to different factors.

Recommendation of the BFC Board and Its Reasons for the Merger

The board of directors of BFC believes that there are substantial benefits to BFC’s shareholders that can be obtained as a result of the merger. Accordingly, the board of directors of BFC has determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of BFC and its shareholders, has approved the merger agreement and the transactions contemplated thereby, and recommends that BFC’s shareholders vote “FOR” the merger and the related transactions.

The board of directors of BFC, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, considered the recommendation of the BFC special committee and consulted with Sandler O’Neill, BFC’s financial advisor, and Stearns Weaver, BFC’s outside legal counsel, and considered a variety of material factors weighing positively in favor of the merger, including, without limitation, the following:

•	the fact that, based on BFC’s financial portfolio as of September 30, 2006, upon consummation of the merger, BFC will realize (i) an approximate 73% tangible book value accretion from $2.61 per common share to $4.52 per common share, (ii) an approximate 14% book value accretion from $4.95 per common share to $5.67 per common share, (iii) an increase in total equity from approximately $177 million to approximately $416 million, (iv) an increase in public float from approximately 16.4 million shares to approximately 53.9 million shares, and (v) an increase in market capitalization from approximately $228 million to approximately $466 million;

•	the fact that the merger will result in tax consolidation, thereby eliminating the current “double taxation” on BFC’s share of Levitt’s earnings;

•	the increased visibility and trading liquidity for BFC’s capital stock resulting from the merger;

•	the fact that the merger will broaden the diverse mix of BFC’s earnings and increase its investment in a brand with an established portfolio of companies, including Levitt and Sons, Core Communities and Bluegreen;

•	the opinion of Sandler O’Neill, BFC’s financial advisor, to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be exchanged by BFC in the merger was fair, from a financial point of view, to BFC (see the section entitled “The Merger — Opinion of BFC’s Financial Advisor” beginning on page 52);

•	the limited business integration risks due to the preexisting relationships between BFC and Levitt, including, without limitation, management commonality and BFC’s long-term investment in Levitt;

•	information concerning BFC’s and Levitt’s respective businesses, prospects, financial condition and results of operations, management and competitive position, including information contained in public reports concerning results of operations for the most recent fiscal year and fiscal quarters;

•	current financial market conditions and historical market prices, volatility and trading information with respect to BFC Class A Common Stock and Levitt Class A Common Stock; and

•	the belief that the terms of the merger agreement, including the parties’ respective representations, warranties and covenants contained therein, are reasonable.

The board of directors of BFC, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, also considered potential detriments related to the merger, including, without limitation, the following:

•	the substantial costs to be incurred in connection with the merger, including transaction expenses arising from the merger whether or not the merger is consummated;

•	the potential negative impact on BFC’s cash flow if a significant amount of Levitt’s shareholders exercise their appraisal rights;

•	the risks inherent in the fluctuating market price of BFC Class A Common Stock on the NYSE Arca Stock Exchange, such as the risk that the value of the shares of BFC Class A Common Stock issuable in connection with merger at the effective time of the merger may exceed the value of those shares as of the date on which the board of directors of BFC approved the merger;

•	the risk that the current downturn in the homebuilding industry which is currently impacting Levitt may be prolonged and the effect that such a prolonged downturn could have on Levitt’s financial condition and operating results;

•	the terms of the merger agreement restricting the conduct of BFC’s business during the period between the execution of the merger agreement and the completion of the merger;

•	possible disruptions to BFC’s operations and management distractions that could arise from the merger;

•	the possibility that the expected benefits from the merger described above may not be realized;

•	the interests that certain executive officers and directors of BFC may have with respect to the merger in addition to their interests as shareholders of BFC, generally, as described in the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 71; and

•	various other risks associated with the merger and Levitt’s business set forth under the section entitled “Risk Factors” beginning on page 27.

After consideration of these material factors, the board of directors of BFC determined that the potential benefits of the merger and the related transactions outweighed the potential risks of such transactions.

This discussion of the information and factors considered by the board of directors of BFC is not intended to be exhaustive and may not include all of the factors considered by the BFC board. In reaching its determination to approve the merger agreement and the transactions contemplated thereby and recommend to BFC’s shareholders that they approve the merger and the related transactions, the board of directors of BFC did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the board of directors of BFC viewed its determination and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the board of directors of BFC may have given different weight to different factors or taken into account other factors. After considering this information, the board of directors of BFC approved the merger agreement and the transactions contemplated thereby, and recommends that BFC’s shareholders approve the merger and the related transactions.

Role and Recommendation of the Levitt Special Committee

The board of directors of Levitt designated a special committee composed solely of independent directors to, among other things, negotiate, review and evaluate the terms and conditions of the merger agreement and determine the advisability of the merger. The Levitt special committee negotiated the terms and conditions of the merger agreement on behalf of Levitt and, after careful review and consideration, determined that the merger is advisable, fair to and in the best interests of Levitt’s shareholders and recommended that the board of directors of Levitt approve the merger agreement and the transactions contemplated thereby and recommend to the shareholders of Levitt that they approve the merger agreement.

The Levitt special committee was aware of the interests of certain officers and directors of Levitt in the merger, as described under “The Merger — Interests of Certain Persons in the Merger,” including the fact that the merger agreement contemplates that the members of the Levitt special committee, together with the other directors of Levitt who are not currently directors of BFC, are to be appointed to the board of directors of BFC in connection with the merger.

In arriving at its determination, the Levitt special committee consulted with Levitt’s senior management, as well as Blank Rome, outside legal counsel to the Levitt special committee, and Houlihan Lokey, Levitt’s financial advisor, with respect to strategic, operational, legal, regulatory and other matters. In arriving at its determination, the Levitt special committee also independently considered the factors described below in “The Merger —

Recommendation of the Levitt Board and Its Reasons for the Merger.” In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the Levitt special committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. The Levitt special committee viewed its determination and recommendation as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors serving on the Levitt special committee may have given different weight to different factors.

Recommendation of the Levitt Board and Its Reasons for the Merger

The board of directors of Levitt believes that there are substantial benefits to Levitt’s shareholders that can be obtained as a result of the merger. Accordingly, the board of directors of Levitt has determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Levitt’s shareholders, has approved the merger agreement and the transactions contemplated thereby, and recommends that Levitt’s shareholders vote “FOR” the approval of the merger agreement.

The board of directors of Levitt, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, considered the recommendation of the Levitt special committee, consulted with Houlihan Lokey, Levitt’s financial advisor, and considered a variety of material factors weighing positively in favor of the merger, including, without limitation, the following:

•	the fact that shareholders of Levitt immediately prior to the merger will own approximately 51% of the outstanding shares of BFC Class A Common Stock immediately following the merger (subject to reduction to the extent shareholders elect to exercise and perfect their appraisal rights) and will therefore have a significant economic interest in BFC;

•	the implied value of Levitt Class A Common Stock of $14.41 per share based on the closing price of BFC Class A Common Stock on the NYSE Arca Stock Exchange and Levitt Class A Common Stock on the New York Stock Exchange on January 30, 2007, the last trading day prior to the announcement of the signing of the merger agreement, representing a premium of approximately 32% over the closing price of Levitt Class A Common Stock on the New York Stock Exchange on that day, a premium of approximately 8% and 52% over the high and low sales prices, respectively, of Levitt Class A Common Stock on the New York Stock Exchange during the six-month period preceding the date of the merger agreement, and a premium of approximately 21% over the average sales price of Levitt Class A Common Stock on the New York Stock Exchange during that six-month period;

•	the fact that holders of Levitt Class A Common Stock who receive shares of BFC Class A Common Stock in connection with the merger will have the opportunity to participate in any future homebuilding industry recovery as part of a more diverse portfolio of assets and investments;

•	the fact that, based on the number of shares of Levitt common stock outstanding on the date of the merger agreement, BFC, after the merger, will have a pro forma market capitalization of $466 million compared to Levitt’s stand-alone market capitalization of $216 million;

•	the limited business integration risks due to the preexisting relationships between BFC and Levitt, including, without limitation, management commonality and BFC’s long-term investment in Levitt;

•	the fact that, as of September 30, 2006, Levitt had a debt-to-total capitalization ratio of approximately 63% and that BFC currently has no outstanding debt at its parent company level which could provide access to a broader range of financial resources;

•	the opinion of Houlihan Lokey, Levitt’s financial advisor, to the effect that, as of the date of the opinion and subject to and based on the qualifications, limitations and assumptions set forth in the opinion, the consideration to be received by holders of Levitt Class A Common Stock in the merger was fair, from a financial point of view, to such holders (other than BFC and directors of Levitt who are not “independent” within the meaning of the rules and regulations of the New York Stock Exchange) (see the section entitled “The Merger — Opinion of Levitt’s Financial Advisor” beginning on page 56);

•	information concerning BFC’s and Levitt’s respective businesses, prospects, financial condition and results of operations, management and competitive position, including information contained in public reports concerning results of operations for the most recent fiscal year and fiscal quarters;

•	current financial market conditions and historical market prices, volatility and trading information with respect to BFC Class A Common Stock and Levitt Class A Common Stock;

•	the opportunity for holders of Levitt Class A Common Stock to benefit from any increase in the trading price of BFC Class A Common Stock between the date of the merger agreement and the effective time of the merger because the exchange ratio is fixed;

•	the absence of any termination fee payable by Levitt to BFC if the merger agreement is terminated prior to completion of the merger;

•	the fact that, in connection with the merger, the seven directors of Levitt who are not currently directors of BFC are to be appointed to BFC’s board of directors, which is expected to provide a degree of continuity and involvement by directors of Levitt in BFC following the merger;

•	the expected qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, resulting in the shares of BFC Class A Common Stock to be received by holders of Levitt Class A Common Stock in connection with the merger not being subject to federal income tax, as described under the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”; and

•	the belief that the terms of the merger agreement, including the parties’ respective representations, warranties and covenants contained therein, are reasonable.

The board of directors of Levitt, in reaching its decision to approve the merger agreement and the transactions contemplated thereby also considered potential detriments related to the merger, including, without limitation, the following:

•	the substantial costs to be incurred in connection with the merger, including transaction expenses arising from the merger whether or not the merger is consummated;

•	the possibility that holders of Levitt Class A Common Stock could be adversely affected by a decrease in the trading price of BFC Class A Common Stock between the date of the merger agreement and the effective time of the merger;

•	the terms of the merger agreement restricting the conduct of Levitt’s business during the period between the execution of the merger agreement and the completion of the merger;

•	possible disruptions to Levitt’s operations and management distractions that could arise from the merger;

•	the possibility that the expected benefits from the merger described above may not be realized, including the fact that BFC’s potentially greater access to financial resources may not be realized and BFC’s cash flow may be negatively impacted as a result of Levitt’s shareholders exercising their appraisal rights or otherwise;

•	the limitations imposed in the merger agreement on the solicitation or consideration by Levitt of alternative business combinations prior to the consummation of the merger;

•	the interests that certain executive officers and directors of Levitt may have with respect to the merger in addition to their interests as shareholders of Levitt, generally, as described in the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 71;

•	the fact that holders of Levitt Class A Common Stock who receive shares of BFC Class A Common Stock in the merger will become subject to the risks inherent to businesses in the diverse mix of industries in which BFC has investments; and

•	various other risks associated with the merger and the operations of BFC following the merger set forth under the section entitled “Risk Factors” beginning on page 27.

After consideration of these material factors, the board of directors of Levitt determined that the potential benefits of the merger agreement and the transactions contemplated thereby outweighed the potential detriments of the merger agreement and such transactions.

This discussion of the information and factors considered by the board of directors of Levitt is not intended to be exhaustive and may not include all of the factors considered by the Levitt board. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated thereby, the board of directors of Levitt did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the board of directors of Levitt viewed its determination and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the board of directors of Levitt may have given different weight to different factors or taken into account other factors. After considering this information, the board of directors of Levitt approved the merger agreement and the transactions contemplated thereby and recommends that Levitt’s shareholders approve the merger agreement.

Opinion of BFC’s Financial Advisor

By letter dated November 8, 2006, BFC retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with Levitt. Sandler O’Neill is a nationally recognized investment banking firm. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to BFC in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement on January 30, 2007. At the January 30, 2007 meeting at which BFC’s board of directors considered, and subject to satisfactory resolution of certain outstanding issues, approved the merger agreement, Sandler O’Neill delivered to BFC’s board of directors its oral opinion, that, as of such date, the merger consideration was fair to BFC from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges BFC’s shareholders to read the entire opinion carefully in connection with their consideration of the merger and the related transactions.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to BFC’s board of directors and is directed only to the fairness of the merger consideration to BFC from a financial point of view. It does not address the underlying business decision of BFC to engage in the merger or any other aspect of the merger and is not a recommendation to any BFC shareholder as to how such shareholder should vote at the BFC annual meeting.

In connection with rendering its January 30, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of BFC that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Levitt that Sandler O’Neill deemed relevant;

•	earnings per share estimates for BFC for the year ending December 31, 2007 as provided by, and reviewed with, senior management of BFC;

•	internal financial projections for Levitt for the year ended December 31, 2006 and the year ending December 31, 2007, as provided by and reviewed with senior management of Levitt and an estimated net income under different economic and operating conditions thereafter;

•	a review of Levitt’s operating businesses, investments and asset holdings, including Levitt’s land holdings and the value of Levitt’s investment in Bluegreen;

•	the pro forma financial impact of the merger on BFC, based on assumptions relating to transaction expenses and purchase accounting adjustments determined by the senior management of BFC;

•	the publicly reported historical price and trading activity for each of BFC’s and Levitt’s common stock, including a comparison of certain financial and stock market information for Levitt and similar publicly available information for certain other companies, the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the real estate and financial services industries, to the extent publicly available;

•	the current market environment generally and the homebuilding environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of BFC the business, financial condition, results of operations and prospects of BFC and held similar discussions with the senior management of Levitt regarding the business, financial condition, results of operations and prospects of Levitt.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by BFC or Levitt or their respective representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the management of each of BFC and Levitt that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of BFC or Levitt or any of their respective subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.

The earnings per share estimates used and relied upon by Sandler O’Neill in its analyses for BFC were provided by BFC senior management who confirmed to Sandler O’Neill that those estimates reflected the best currently available estimates of the future financial performance of BFC. With respect to the internal projections for Levitt, with BFC’s consent, Sandler O’Neill used and relied on such projections provided by the senior management of Levitt and those projections reflected the best currently available projections of the future financial performance of Levitt. All projections of transaction costs, purchase accounting adjustments and expected cost savings related to the merger were provided by or reviewed with senior management of BFC who confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments. Sandler O’Neill assumed that the financial performances reflected in all budgets, estimates and projections used by it in its analyses would be achieved. Sandler O’Neill expressed no opinion as to such estimates and projections or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of BFC or Levitt since the date of the last financial statements made available to them and that BFC and Levitt will remain as going concerns for all periods relevant to the analyses.

Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent contained in the merger agreement are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, with BFC’s consent, Sandler O’Neill relied upon the advice received from BFC’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to what the value of the BFC Class A Common Stock will be when issued to Levitt’s shareholders pursuant to the merger agreement or the prices at which the common stock of BFC or Levitt may trade at any time.

In rendering its January 30, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all of such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to BFC or Levitt and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of BFC and Levitt and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BFC, Levitt and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the board of directors of BFC at its January 30, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of the BFC Class A Common Stock or the prices at which such stock may be sold at any time.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the merger. Using the fixed exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock, and the closing price of BFC Class A Common Stock of $6.22 for calculating the merger consideration, Sandler O’Neill calculated a transaction value of $14.12 per share. Based upon the financial information for Levitt as of or for the twelve-month period ended September 30, 2006, Sandler O’Neill calculated the following transaction ratios:

	Transaction
	Multiples

Transaction Value / 2005 EPS(1)	5.2	x
Transaction Value / Estimated 2006 EPS(1)	108.6	x
Transaction Value / Book Value(1)	79.2%
Transaction Value / Tangible Book Value(1)	79.2%
Premium to Market	29.5%

(1)	Pricing data as of January 26, 2007.

The aggregate transaction value was approximately $280.0 million, based upon the offer price per share of $14.12, 19,828,055 shares of Levitt’s common stock outstanding and the intrinsic value of options to acquire 1,838,581 shares of Levitt Class A Common Stock at a weighted-average exercise price of $21.04. The transaction value excluding the 3,393,274 shares of Levitt common stock already owned by BFC is approximately $233.5 million.

Discounted Cash Flow and Terminal Value Analysis.  Sandler O’Neill performed an analysis that estimated the future stream of net income of Levitt through December 31, 2009 under various circumstances. The analysis assumed (i) a 3-year recession of the housing market and (ii) a 2-year recession of the housing market, and used the guidance provided by Levitt’s management regarding 2007 net income projections and earnings per share growth. To approximate the terminal value of Levitt’s common stock at December 31, 2009, Sandler O’Neill applied price to tangible book value multiples of .5x to 1.25x. The net income and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Levitt’s common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Levitt’s common stock of $7.01 to $20.36 when applying the price to tangible book value multiples to the matched budget.

Tangible Book Value Per Share Multiples — 3-Year Housing Recession

	Price / Tangible Book Value
Discount Rate	50.0%	62.5%	75.0%	87.5%

12.00%	$7.63	$9.41	$11.20	$12.98
13.00%	7.47	9.21	10.96	12.70
14.00%	7.31	9.02	10.72	12.43
15.00%	7.16	8.83	10.50	12.17
16.00%	7.01	8.65	10.28	11.92

Tangible Book Value Per Share Multiples — 2-Year Housing Recession
(Normalized Growth in 2009)

	Price / Tangible Book Value
Discount Rate	75.0%	87.5%	100.0%	112.5%	125.0%

12.00%	$12.68	$14.60	$16.52	$18.44	$20.36
13.00%	12.41	14.29	16.16	18.04	19.92
14.00%	12.15	13.98	15.82	17.65	19.49
15.00%	11.89	13.69	15.48	17.28	19.07
16.00%	11.64	13.40	15.16	16.92	18.67

In connection with its analyses, Sandler O’Neill considered and discussed with the board of directors of BFC how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 59 merger transactions announced from January 1, 2004 through January 26, 2007 involving real estate and financial services companies as the acquired institution with a transaction value between $250 million and $1.0 billion. Sandler O’Neill reviewed the market premium multiples for each of the selected merger transactions and derived a median market premium multiple. The multiple derived was 21.6%. The median market premium multiple was applied to Levitt’s financial information as of January 26, 2007. The implied transaction market premium multiple of the merger as calculated by Sandler O’Neill was 29.5% as of January 26, 2007.

Stock Trading History.  Sandler O’Neill reviewed the history of the reported trading prices and volume of Levitt Class A Common Stock and the relationship between the movements in the price of Levitt Class A Common Stock and the movements in the prices of the Standard & Poor’s 500 Index and SNL Homebuilder Index.

Sandler O’Neill analyzed Levitt Class A Common Stock for the one-year period ended January 26, 2007 and the three-year period ended January 26, 2007. During both of these periods, Levitt Class A Common Stock generally underperformed each of the indices.

Levitt’s One-Year Class A Common Stock Performance

	Beginning Index Value	Ending Index Value
	January 26, 2006	January 26, 2007

Levitt	100.00%	45.30%
S&P Index	100.00	111.65
SNL Homebuilder Index	100.00	76.87

Levitt’s Three-Year Class A Common Stock Performance

	Beginning Index Value	Ending Index Value
	January 26, 2004	January 26, 2007

Levitt	100.00%	49.02%
S&P Index	100.00	121.62
SNL Homebuilder Index	100.00	123.29

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on June 30, 2007; (2) 100.0% of the shares of Levitt Class A Common Stock are exchanged for BFC Class A Common Stock at a fixed exchange ratio of 2.27x; (3) the gain on Levitt options are converted into BFC Class A Common Stock at a fixed exchange ratio of 2.27x; (4) Levitt’s 2006 and 2007 net income projections and earnings per share growth rates for 2007 provided by and reviewed with BFC’s management; (5) BFC’s 2006 budgeted net income and earnings per share growth rate projections for 2007 provided by and reviewed with BFC’s management; (6) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of BFC and Levitt. The analyses indicated that for the year ending December 31, 2007 (the first year of combined operations), the merger would be accretive to BFC’s projected earnings per share and, at June 30, 2007 (the assumed closing date of the merger), the merger would be accretive to BFC’s tangible book value per share. The actual results achieved by BFC following the merger may vary from projected results and the variations may be material.

BFC has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $1,500,000, of which $250,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. BFC has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill may provide investment banking services to BFC in the future and may receive compensation for such services. The services may include raising capital in connection with the merger and/or other services to be performed during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to BFC and Levitt and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of BFC or Levitt or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Levitt’s Financial Advisor

The Levitt special committee retained Houlihan Lokey to render to it and the Levitt board a written opinion as to whether the consideration per share of Levitt Class A Common Stock to be received by the minority shareholders of Levitt in the merger is fair to such holders from a financial point of view. As used in this section, the term

“minority shareholders” means the holders of Levitt Class A Common Stock other than BFC and certain of its affiliates.

On January 30, 2007, Houlihan Lokey delivered to the Levitt special committee, and subsequently to the Levitt board, its oral opinion, which was subsequently confirmed in writing, to the effect that as of the date of the opinion, on the basis of Houlihan Lokey’s analysis summarized below, and subject to the assumptions, factors and limitations set forth in the written opinion and described below under “Summary of Financial Analyses Performed by Houlihan Lokey,” that assuming the completion of the merger, the consideration to be exchanged by BFC in the merger is fair to the minority shareholders from a financial point of view.

The full text of Houlihan Lokey’s opinion, which is attached to this joint proxy statement/prospectus as Annex C, describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion. The opinion was furnished for the Levitt special committee, and at that committee’s request, to the Levitt board in evaluating the merger. This opinion does not constitute a recommendation to any shareholder on whether to support the merger and it does not constitute a recommendation to any shareholder on whether or not to vote in favor of or against the approval of the merger agreement. The opinion was furnished for the use and benefit of the Levitt special committee and the Levitt board in connection with its consideration of the merger, and, by its terms, is not intended to be used, and may not be used, for any other purpose, without the written consent of Houlihan Lokey, except to the extent required by applicable law. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its opinion, which is attached to this joint proxy statement/prospectus as Annex C. Levitt’s shareholders are urged to read the opinion carefully and in its entirety.

Houlihan Lokey has not been requested to, and did not initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger. Houlihan Lokey also did not advise the Levitt special committee, the Levitt board or any other party with respect to alternatives to the merger. The merger consideration was determined on the basis of negotiations between the Levitt special committee and BFC, and Houlihan Lokey did not recommend the amount or type of consideration to be paid in the merger to holders of Levitt Class A Common Stock. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or withdraw the opinion, or otherwise comment on or consider events occurring after the date of the opinion, unless the Levitt special committee requests Houlihan Lokey to do so.

Houlihan Lokey was not requested to opine as to, and did not address, among other things:

•	the underlying business decision of Levitt, the Levitt special committee, the Levitt board, or any other party to proceed with or effect the merger;

•	the terms of any arrangements, understandings, agreements or documents related to, or the form of any other portion or aspect of, the merger or otherwise, except as expressly addressed in the opinion;

•	the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Levitt, or any other party not expressly addressed in the opinion;

•	the relative merits of the merger as compared to any alternative business strategies that might exist for Levitt or any other party or the effect of any other transaction in which Levitt, BFC, their respective security holders, or any other party might engage;

•	the tax or legal consequences of the merger to either Levitt, BFC, their respective security holders, or any other party;

•	the fairness of any portion or aspect of the merger to any one class or group of Levitt’s or any other party’s security holders vis-à-vis any other class or group of Levitt’s or such other party’s security holders (including without limitation the allocation of any consideration among such classes or groups of security holders); or

•	the solvency, creditworthiness or fair value of Levitt, BFC or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Levitt special committee, on the assessment by that committee, Levitt and BFC and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Levitt, BFC and the merger.

Houlihan Lokey has not been requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of Levitt, BFC or any other party. Houlihan Lokey has reviewed certain information prepared by Levitt’s management or third parties regarding certain landholdings of Levitt and Houlihan Lokey has assumed, without independent verification, the accuracy of such information. Houlihan Lokey is not an appraiser and does not express any opinion with respect to such subject matter. Houlihan Lokey expresses no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Levitt or BFC is or may be a party or is or may be subject and, at the Levitt special committee’s request and with that committee’s consent, Houlihan Lokey’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

In connection with the opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, and September 30, 2006 for each of Levitt, BFC, BankAtlantic Bancorp, Bluegreen and Benihana;

•	reviewed preliminary company-prepared interim financial statements for the year ended December 31, 2006 for Levitt, BankAtlantic Bancorp and Bluegreen, which each of their respective managements identified at the time of Houlihan Lokey’s review as being the most current financial statements then available;

•	held discussions with certain members of the management of Levitt, BFC, BankAtlantic Bancorp and Bluegreen regarding the operations, financial condition, future prospects and projected operations and performance of each company;

•	held discussions with the management of Levitt and BFC regarding the merger;

•	held discussions with representatives of Blank Rome regarding Levitt, BFC, the merger and related matters;

•	reviewed internal financial forecasts and projections prepared by the management of Levitt for each of the fiscal years ended December 31, 2007 through December 31, 2009;

•	reviewed internal financial forecasts and projections prepared by the management of Bluegreen for the fiscal year ended December 31, 2007;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant for companies in industries related to each of the entities stated above;

•	reviewed publicly available transaction prices and premiums paid in other comparable transactions including those in industries related to Levitt’s business;

•	reviewed the historical market prices and trading volume for the publicly traded securities of each of the entities stated above and those of certain other publicly traded companies which Houlihan Lokey deemed relevant;

•	reviewed Levitt’s internal management presentation dated November 13, 2006;

•	reviewed the following documents in connection with the merger:

•	a term sheet prepared by BFC for the proposed transaction dated December 4, 2006; and

•	the draft of the merger agreement, in substantially the form presented at the Levitt special committee meeting held on January 30, 2007;

•	reviewed certain of Levitt’s internal management operating reports prepared in December 2006;

•	reviewed certain information prepared by management or third parties regarding Levitt’s landholdings;

•	reviewed a BankAtlantic Bancorp internal management presentation dated December 12, 2006; and

•	conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Summary of Financial Analyses Performed by Houlihan Lokey

The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached to this joint proxy statement/prospectus as Annex C. Levitt’s shareholders are urged to read the full text of the opinion carefully and in its entirety.

In connection with rendering its opinion, Houlihan Lokey performed the financial, comparative and other analyses described below. The preparation of an opinion, such as the Houlihan Lokey opinion, involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Such opinion is not, therefore, readily susceptible to summary description. Furthermore, in arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that consideration of any portion of such analyses and factors, without consideration of all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Levitt. None of Levitt, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Houlihan Lokey in connection with the delivery of its opinion to the Levitt special committee and the Levitt board. Unless otherwise noted, the financial analyses summarized below were based upon publicly available financial data for comparable companies as of September 30, 2006 and on market prices as of January 26, 2007, the second trading day immediately preceding announcement by BFC and Levitt of the merger and the resulting significant movement in the price and trading volume of Levitt’s common stock. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Houlihan Lokey, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Consideration of any portion of such analyses and the factors considered, without consideration of all analyses and factors, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion.

Overview of Analyses Completed

To evaluate the fairness of the consideration in the merger to the minority shareholders from a financial point of view, Houlihan Lokey performed a variety of analyses, including the following: (a) valued the equity of Levitt and BFC, as further described below, (b) divided the value per share of Levitt by the value per share of BFC to derive an implied exchange ratio, and (c) analyzed the implied premium paid in the merger. The purpose of these analyses was to evaluate the adequacy of the consideration being offered to the minority shareholders.

To determine the equity value ranges of Levitt and BFC, Houlihan Lokey conducted a number of financial analyses. In valuing Levitt, Houlihan Lokey conducted (a) a book multiple analysis including Levitt’s interest in Bluegreen, (b) a book multiple approach excluding Levitt’s interest in Bluegreen, (c) a sum-of-the-parts analysis, and (d) a normalized net income analysis, each as described in further detail below. In valuing the equity of Bluegreen, which was subsequently used to value Levitt’s equity interest in Bluegreen, Houlihan Lokey conducted a market multiple analysis as described below. In valuing the equity of BFC, Houlihan Lokey conducted a valuation relying on a build-up or “sum-of-the-parts” method in which it considered the value of BFC’s equity interest in Levitt (including Levitt’s interest in Bluegreen), BankAtlantic Bancorp and Benihana, as well as the net value of BFC’s corporate and other assets as described below. For BankAtlantic Bancorp, Houlihan Lokey considered the value of its banking segment and the estimated sale value of Ryan Beck & Co., Inc. (“Ryan Beck”), the former wholly-owned full service broker-dealer subsidiary of BankAtlantic Bancorp, which BankAtlantic Bancorp sold to Stifel Financial Corp. on February 28, 2007. For the banking segment, Houlihan Lokey conducted a market multiple analysis and a comparable transaction analysis. The combined values of the banking segment and the estimated sale value of Ryan Beck were used to determine the equity value of BankAtlantic Bancorp, as described below. For Benihana, Houlihan Lokey conducted a market multiple analysis as described below. Finally, Houlihan Lokey valued BFC’s net corporate and other assets, liabilities and expenses, including BFC’s 5% Cumulative Convertible Preferred Stock, overhead costs, tax assets and liabilities and certain other investments and interests as described below. The purpose of evaluating these various components was to compare the consideration per share of BFC Class A Common Stock being offered to the minority shareholders in the merger against the per share value of the Levitt Class A Common Stock held by the minority shareholders.

Because the consideration to be received by the minority shareholders consists of BFC Class A Common Stock, Houlihan Lokey’s independent valuation of Levitt was then compared to the appropriate portion of BFC Class A Common Stock to be received by the minority shareholders in the merger. After concluding on ranges of value for the equity of both Levitt and BFC, Houlihan Lokey divided the value per share of Levitt Class A Common Stock by the value per share of BFC Class A Common Stock at both the low-end and high-end of their respective valuation ranges to determine a range of implied exchange ratios. Houlihan Lokey then compared the exchange ratio agreed upon in the merger to such implied exchange ratio range. Finally, Houlihan Lokey analyzed the implied premium with respect to the merger above the current trading price of Levitt Class A Common Stock and compared such premium to the other transaction premiums observed in the market.

The following analyses assume, based on management estimates, that none of Levitt, BFC, Bluegreen, BankAtlantic Bancorp or Benihana has any material contingent liabilities. The purpose of these analyses was to determine the equity values of these entities to assist in evaluating the consideration to be received by the minority shareholders in the merger. It is Houlihan Lokey’s view that these analyses are appropriate and reflective of generally accepted valuation methodologies given the availability of information regarding comparable publicly-traded companies, the availability of forecasts from management of Levitt, BFC, Bluegreen, BankAtlantic Bancorp and Benihana, and the availability of information regarding similar transactions, as applicable. Each analysis provides an indication of the standalone equity values of Levitt, BFC, Bluegreen, BankAtlantic Bancorp and Benihana, respectively. No single analysis was considered to be more appropriate than any other analysis, and therefore Houlihan Lokey considered all of the aforementioned analyses in arriving at its conclusion.

Levitt Valuation

A valuation analysis was conducted for Levitt utilizing four valuation approaches. These approaches were selected after giving consideration to certain other commonly applied valuation approaches such as the capitalization of earnings before interest, taxes, depreciation and amortization, or EBITDA, and net income. Since Levitt does not have a material amount of earnings either over the past year or on a projected basis the application of valuation approaches based upon actual or projected earnings was not practicable.

Levitt consists primarily of the company’s wholly-owned operating business, which, for the purposes of this section, shall be referred to as the “Levitt operations,” and an approximately 31% equity interest in Bluegreen. The

Levitt operations can be further segmented into the Levitt and Sons homebuilding segment and the Core Communities land development segment. An investor may either analyze the company in the aggregate, analyze the Levitt operations and the Bluegreen interest independently, or analyze each of the Levitt and Sons homebuilding segment, the Core Communities land development segment and the interest in Bluegreen independently. Such different approaches, as described below, were utilized by Houlihan Lokey in order to derive an aggregate value for Levitt.

Houlihan Lokey’s analyses included both qualitative and quantitative considerations such as size, profitability, growth history and prospects. Among other things, Houlihan Lokey’s analyses took into consideration information provided by Levitt’s management regarding the present challenging state of the homebuilding industry, Levitt’s significant exposure to the depressed Florida homebuilding market, certain unfavorable operating metrics for Levitt during the latter part of 2006, Levitt’s high level of debt and potential for financial liquidity constraints in the future if there is not a material improvement in the markets in which it participates, and the uncertainty regarding the level of interest that prospective buyers would have should Levitt choose to pursue a sale of certain of its land holdings. However, no single factor was determinative in these analyses.

As mentioned above, valuation approaches relying upon recent or projected earnings were not practical due to the lack of material or projected earnings by Levitt. Therefore, it is common for investors and analysts to value homebuilding companies during periods such as this based on a multiple of book equity. In the first valuation approach, a book multiple is applied to the total book equity of Levitt including the company’s interest in Bluegreen. Book equity figures for Levitt, as of December 31, 2006, as estimated by Levitt’s management, were utilized in the analysis. Houlihan Lokey’s selection of market multiples for each of Levitt and Bluegreen was based upon Houlihan Lokey’s analysis of:

•	financial information of certain publicly-traded companies listed below that Houlihan Lokey considered to be reasonably comparable to each company;

•	the industries in which each company operates;

•	each company’s principal competitors; and

•	each company’s business risk profiles.

Houlihan Lokey’s market multiple analyses included both qualitative and quantitative considerations such as size, profitability, growth history and prospects. However, no single factor was determinative in these analyses.

Houlihan Lokey reviewed publicly-available financial information of the following comparable companies for the Levitt operations:

•	Avatar Holdings, Inc.;

•	Comstock Homebuilding Companies, Inc.;

•	Dominion Homes, Inc.;

•	Meritage Homes Corp.;

•	M/I Homes, Inc.;

•	Orleans Homebuilders, Inc.;

•	Technical Olympic USA, Inc.; and

•	WCI Communities, Inc.

Houlihan Lokey also reviewed the following comparable companies for Bluegreen:

•	ILX Resorts, Inc.;

•	Silverleaf Resorts, Inc.;

•	Sunterra Corporation; and

•	Wyndham Worldwide Corporation.

The projections used in Houlihan Lokey’s analysis of these comparable companies were based on publicly available analyst reports. The analysis indicated that the lowest, mean, median and highest multiples of stock price to net book value for these comparable companies as of approximately January 26, 2007 were as follows:

	Price/Net
	Book Value

Low	0.22	x
Mean	1.00	x
Median	0.91	x
High	1.67	x

Houlihan Lokey derived Levitt’s total equity value by multiplying selected price to book multiples of 0.80x to 1.10x by Levitt’s estimated total book equity value as of December 31, 2006 of $340.2 million. This resulted in an indicated equity value range for Levitt (including its Bluegreen interest) of $272.1 million to $374.2 million, or $13.72 to $18.87 per share of Levitt common stock based on approximately 19.8 million fully diluted shares of Levitt common stock outstanding.

In its second valuation approach, Houlihan Lokey applied a book value multiple approach to only the Levitt operations and then added the estimated value of Levitt’s interest in Bluegreen based on its valuation analysis (discussed below). Book equity figures of the Levitt operations, as of December 31, 2006, as estimated by Levitt’s management, were utilized in the analysis. Houlihan Lokey’s selection of market multiples for Levitt was based upon its analysis of financial information of the publicly-traded companies listed above that Houlihan Lokey viewed to be comparable to Levitt. Houlihan Lokey’s market multiple analyses included both qualitative and quantitative considerations such as size, profitability, growth history and prospects. However, no single factor was determinative in these analyses.

The projections used in Houlihan Lokey’s analysis of the companies viewed as comparable to Levitt were based on public analyst reports. The analysis indicated that the lowest, mean, median and highest multiples for these comparable companies as of approximately January 26, 2007 were as follows:

	Price/Net
	Book Value

Low	0.22	x
Mean	0.92	x
Median	0.82	x
High	1.67	x

Houlihan Lokey derived the total equity value of the Levitt operations by multiplying selected price to book multiples of 0.70x to 0.95x by $233.3 million, which was the estimated total book equity value of the Levitt operations as of December 31, 2006. This resulted in an indicated equity value range for the Levitt operations of $163.3 million to $221.7 million. The estimated value of Levitt’s interest in Bluegreen of $93.6 million to $122.4 million was then added. This resulted in an indicated equity value range for Levitt (including its Bluegreen interest) of $257.0 million to $344.1 million, or $12.96 to $17.35 per share of Levitt common stock based on approximately 19.8 million fully diluted shares of Levitt common stock outstanding.

In its third valuation approach, Houlihan Lokey applied a book value multiple approach to only the Levitt and Sons homebuilding segment, utilized an adjusted book value approach for the Core Communities land development segment and then added the estimated value of Levitt’s Bluegreen interest based on its valuation analysis (discussed below). Book equity figures of the Levitt and Sons homebuilding segment, as of December 31, 2006, as estimated by Levitt’s management, were utilized in the analysis. Houlihan Lokey’s selection of market multiples for the Levitt and Sons homebuilding segment was based upon its analysis of financial information of certain publicly-traded companies listed below that it considered to be reasonably comparable to the operation of such segment, based on the homebuilding industry, the segment’s principal competitors and the segment’s business risk profiles, including:

•	Comstock Homebuilding Companies, Inc.;

•	Dominion Homes, Inc.;

•	Meritage Homes Corp.;

•	M/I Homes, Inc.;

•	Orleans Homebuilders, Inc.;

•	Technical Olympic USA, Inc.; and

•	WCI Communities, Inc.

Houlihan Lokey’s market multiple analyses included both qualitative and quantitative considerations such as size, profitability, growth history and prospects. However, no single factor was determinative in these analyses. For the foregoing analysis related to the Levitt and Sons homebuilding segment, Houlihan Lokey reviewed publicly-available financial information of the same comparable companies as indicated above for the second valuation approach.

Houlihan Lokey derived the total equity value of the Levitt and Sons homebuilding segment by multiplying selected price to book multiples of 0.55x to 0.70x by the segment’s estimated total book equity value as of December 31, 2006 of $118.5 million. This resulted in an indicated equity value range for the Levitt and Sons homebuilding segment of $65.1 million to $82.9 million. Houlihan Lokey then utilized certain financial data provided by Levitt and others relating to the Core Communities land development segment. In this analysis, the book value of the land of such segment was based on such data in order to arrive at an adjusted book value for the segment of $127.5 million to $349.4 million. A 1.0x book value multiple was applied to the foregoing adjusted book value range to arrive at an indication of value for this segment. The indicated equity value ranges of the Levitt and Sons homebuilding segment and Core Communities land development segment were then summed and the estimated value of Levitt’s interest in Bluegreen of $93.6 million to $122.4 million was added. This resulted in an indicated equity value range for Levitt (including its interest in Bluegreen) of $274.6 million to $543.0 million, or $13.84 to $27.38 per share of Levitt common stock based on approximately 19.8 million fully diluted shares of Levitt common stock outstanding.

Finally, Houlihan Lokey conducted a fourth valuation approach referred to as the normalized net income approach. This approach has been promulgated by certain equity analysts for use in the valuation of homebuilding companies during times of depressed or negative earnings. Homebuilding operators are deemed to have significant fluctuations in earnings between favorable and less favorable economic and homebuilding cycles. In this approach, Houlihan Lokey estimated a normalized net income for the Levitt operations, or the estimated average level of net income the Levitt operations could be expected to generate over a full homebuilding cycle. In order to make an estimate of normalized net income, an estimated normalized return on equity was multiplied by the current book equity value of the Levitt operations. Return on equity is calculated as annual net income divided by book equity value. Houlihan Lokey utilized a selected normalized return on equity of 10% to 15% based on Levitt’s reported return on equity from 1998 through 2005 and estimated return on equity from 2006 through 2009. This analysis yielded an estimated normalized net income for the Levitt operations of $23.3 million to $35.0 million. Houlihan Lokey then multiplied the foregoing normalized net income levels by a selected price to earnings multiple range of 6.0x to 7.0x. The selected price to earnings range was based upon an analysis of the comparable companies’ price to earnings multiple over the period from 1998 through 2006 and taking into consideration the fact that the homebuilding industry is currently in a less favorable part of the homebuilding cycle. This analysis resulted in an indicated equity value range for the Levitt operations of $140.0 million to $245.0 million. The estimated value of Levitt’s interest in Bluegreen of $93.6 million to $122.4 million was then added as in the second and third valuation approaches. This resulted in an indicated equity value range for Levitt (including its interest in Bluegreen) of $233.6 million to $367.4 million, or $11.78 to $18.52 per share of Levitt common stock based on approximately 19.8 million fully diluted shares of Levitt common stock outstanding.

After consideration of each of the valuation indications detailed above, Houlihan Lokey determined the appropriate range of equity value for Levitt (including Levitt’s interest in Bluegreen) to be $260 million to $380 million, or $13.11 to $19.16 per share of Levitt common stock based on approximately 19.8 million fully diluted shares of Levitt common stock outstanding.

The implied transaction value per share for Levitt of $14.41 per share of Levitt common stock (based upon the exchange ratio of 2.27x and the BFC Class A Common Stock closing price of $6.35 on January 30, 2007) is within each of the foregoing indicated ranges of Levitt equity value per share.

Bluegreen Valuation

A market multiple analysis was used to provide an indication of enterprise value derived from multiples of EBITDA, earnings before interest and taxes, or EBIT, and net income of selected comparable public companies. The purpose of the market multiple analysis is to calculate the enterprise value of Bluegreen using valuation multiples of publicly-traded comparable companies as specified below.

Houlihan Lokey’s selection of market multiples for Bluegreen was based upon its analysis of financial information of certain publicly-traded companies listed below that it considered to be reasonably comparable to Bluegreen, based on the industries in which this company operates, its principal competitors and its business risk profiles. Houlihan Lokey’s market multiple analyses included both qualitative and quantitative considerations such as size, profitability, growth history and prospects. However, no single factor was determinative in these analyses.

Houlihan Lokey calculated certain financial ratios of these comparable companies based on the most recent publicly available information regarding these companies, including the multiples of enterprise value to EBITDA, enterprise value to EBIT, and market value of equity, or MVE, to net income in the next fiscal year, or NFY, which generally refers to the fiscal year ended December 31, 2006, and projected amounts in the subsequent fiscal year ending December 31, 2007, or NFY+1.

After reviewing various representative indications of operating performance prepared by Houlihan Lokey, it considered EBITDA, EBIT and net income as the most meaningful measures of operating performance applicable to Bluegreen. Houlihan Lokey derived indications of Bluegreen’s enterprise value by applying selected multiples to those actual and projected operating results that were deemed to be most appropriate for each company.

Houlihan Lokey reviewed publicly available financial information of the following comparable companies:

•	ILX Resorts, Inc.;

•	Silverleaf Resorts, Inc.;

•	Sunterra Corporation; and

•	Wyndham Worldwide Corporation.

The projections used in Houlihan Lokey’s analysis of these comparable companies were based on public analyst reports.

The analysis indicated that the mean and median multiples for these comparable companies as of approximately January 26, 2007 were as follows:

	EV/EBITDA				EV/EBIT			Price/Earnings
	NFY		NFY + 1		NFY		NFY + 1	NFY		NFY + 1

Mean	8.6	x	8.1	x	10.2	x	NA	13.2	x	11.10	x
Median	8.0	x	7.0	x	8.6	x	NA	13.5	x	9.30	x

For purposes of determining the appropriate level of EBITDA, EBIT and net income for Bluegreen, Houlihan Lokey used publicly available financial information as well as historical and projected financial statements provided by Bluegreen’s management, and adjusted for certain nonrecurring expenses.

Houlihan Lokey derived Bluegreen’s enterprise value by multiplying selected EBITDA, EBIT and net income multiples by Bluegreen’s adjusted EBIT, EBITDA, and net income results for NFY and NFY+1. With respect to enterprise value-to-EBITDA multiples, Houlihan Lokey selected multiples in the range of 5.5x to 6.0x and 5.0x to 5.5x for NFY and NFY +1, respectively. For enterprise value-to-EBIT multiples, Houlihan Lokey selected multiples from 6.0x to 6.5x and 5.5x to 6.0x for NFY and NFY +1, respectively, and for price-to-earnings, Houlihan Lokey selected multiples from 8.5x to 10x and 6.5x to 8.0x for NFY and NFY +1, respectively. In determining enterprise value from its applied net income multiples, Houlihan Lokey added net debt and minority interest to its capitalized net income figures. Based on the selected multiples, the indicated enterprise value range for Bluegreen was $570 million to $630 million. Concluded equity value ranges were generated by adding excess cash and marketable securities to enterprise value and subtracting financial liabilities and minority interest, resulting in an indicated equity value range of $340 million to $400 million, or $10.84 per share to $12.76 per share of Bluegreen common stock based on 31.4 million fully diluted shares of Bluegreen common stock outstanding. This compares to the trading price of Bluegreen common stock of $12.43 on January 26, 2007. It is noted that Houlihan Lokey’s analysis included data for the fourth quarter of 2006 which was generally below management’s expectations and which was not publicly available at the date of its opinion, and, therefore, Bluegreen’s common stock price may not have reflected such information. In addition, because Levitt holds a large but non-controlling interest in Bluegreen, for purposes of valuing Levitt’s interest in Bluegreen, Houlihan Lokey applied a 10% block discount to the low end of the indicated range to take into account the possible market impact should Levitt choose to exit its position.

BankAtlantic Bancorp Valuation

Prior to February 28, 2007, BankAtlantic Bancorp consisted of BankAtlantic, which provides consumer and commercial banking, and Ryan Beck, a full service broker-dealer. On February 28, 2007, BankAtlantic Bancorp completed the sale of Ryan Beck to Stifel Financial Corp. The following is a summary of the financial analyses performed by Houlihan Lokey regarding the valuation of BankAtlantic Bancorp.

Market Multiple Analysis.  Houlihan Lokey reviewed and compared selected financial information for BankAtlantic to corresponding financial information and market data for the following six publicly-traded bank and thrift institutions set forth below, selected on the basis of operational and economic similarity with the principal business operations of BankAtlantic:

•	BankUnited Financial Corporation;

•	Capital City Bank Group, Inc.;

•	Seacoast Banking Corporation of Florida;

•	CenterState Banks of Florida, Inc.;

•	Commercial Bankshares, Inc.; and

•	TIB Financial Corporation.

Houlihan Lokey’s market multiple analysis included both qualitative and quantitative considerations such as size, profitability, growth history and prospects. However, no single factor was determinative in these analyses.

Houlihan Lokey calculated various financial multiples and ratios for the peer group based on the most recent publicly available financial data and market data as of January 26, 2007. This information was obtained from filings with the SEC and the Institutional Brokers Estimate Systems, a data service that compiles earnings estimates issued by securities analysts. The analysis compared publicly available information for BankAtlantic with that of each company in the peer group. The table below sets forth mean and median data for the peer group.

	As of January 26, 2007
					Price/		Tangible Book
	Price/		Price/		Tangible		Premium/
	2007E Earnings		Book Value		Book Value		Core Deposits

Mean	18.0	x	2.2	x	2.5	x	19.2%
Median	18.6	x	2.1	x	2.6	x	18.2%

After observing the metrics of the peer group, Houlihan Lokey selected multiples of price-to-fiscal year 2007 estimated earnings in the range of 15.0x to 19.0x, multiples of book value in the range of 1.6x to 2.1x, multiples of tangible book value in the range of 1.9x to 2.4x and a percentage of tangible book premium to core deposits in the range of 6.0% to 10.0%. Based on the selected multiples and percentages, the indicated equity value range for BankAtlantic was $660 million to $830 million.

Transaction Multiple Analysis.  Houlihan Lokey reviewed and compared the financial information for BankAtlantic to the following 32 transactions announced from January 1, 2002 through December 26, 2006 involving controlling interests in thrift institutions located in the Southeast.

Date Announced	Acquiror	Target

12/26/06	Coastal Community Investments Inc.	Bayside Financial Corp.
12/20/06	BB&T Corp.	Coastal Financial Corp.
10/23/06	Community Bank Investors of America	Bay Financial Savings Bank FSB
07/26/06	IBERIABANK Corp.	Pocahontas Bancorp Inc.
07/26/06	National City Corp.	Fidelity Bankshares Inc.
07/10/06	National City Corp.	Harbor Florida Bancshares Inc.
07/10/06	Soutern National Bancorp of VA Inc.	1st Service Bank
06/09/06	Republic Bancorp Inc.	Gulfstream Community Bank
01/26/06	Mercantil Servicios	Florida Savings Bank
08/28/05	RLJ Companies LLC	Worldwide Financial Investors, Inc.
05/25/05	Northwest Bancorp Inc. (MHC)	Equinox Financial Corp.
04/18/05	Boston Private Financial Holdings, Inc.	Gibraltar Financial Corp.
03/31/05	Omni Financial Services, Inc.	Georgia Community Bankshares Inc.
02/03/05	HomeTrust Bank	Home Savings Bank SSB of Eden
01/14/05	Colonial BancGroup Inc.	FFLC Bancorp Inc.
12/21/04	Atlanta Bancorporation, Inc.	Gibsonville Community Bank
09/30/04	Firstrust Corporation	Central Bank for Savings
09/01/04	Parkvale Financial Corp.	Advance Financial Bancorp
04/12/04	First Community Corp.	DutchFork Bancshares Inc.
03/16/04	United Community Banks Inc.	Fairbanco Holding Co. Inc.
02/04/04	SouthTrust Corp.	FloridaFirst Bancorp Inc.
01/13/04	Rock Bancshares Inc.	HCB Bancshares Inc.
07/24/03	Southern Financial Bancorp	Essex Bancorp Inc.
05/16/03	Arvest Bank Group Inc.	Superior Financial Corp.
03/21/03	FNB Corp.	Bedford Bancshares Inc.
01/29/03	Private Investor	Monticello Bank
01/22/03	SunTrust Banks Inc.	Lighthouse Financial Services, Inc.
10/25/02	Security Savings Bank, Ssb	Liberty S&LA
08/06/02	Worldwide Financial Investors, Inc.	Metro Savings Bank, FSB
05/30/02	Citizens Bancshares Corp.	CFS Bancshares Inc.
05/22/02	BB&T Corp.	Regional Financial Corp.
03/26/02	Royal Bank of Canada	Eagle Bancshares, Inc.

For each of these transactions, Houlihan Lokey relied on information from public filings, press releases, and investor presentations as well as other publicly available sources. Houlihan Lokey reviewed the multiples of transaction price to forward estimated earnings, transaction price to book value, transaction price to tangible book value and tangible book premium to core deposits as of the most recent period available at the time of the announcement date of the transaction. The table below sets forth the data for the selected transactions.

					Price/		Tangible Book
	Price/		Price/		Tangible		Premium/
	2007E Earnings		Book Value		Book Value		Core Deposits

Low	10.9	x	1.0	x	1.0	x	0.20%
Mean	21.1	x	2.1	x	2.3	x	17.00%
Median	21.3	x	1.8	x	2.0	x	17.80%
High	29.0	x	3.7	x	3.7	x	47.70%

After observing the metrics of the selected transactions, Houlihan Lokey selected multiples of price to 2007 estimated earnings in the range of 18.0x to 22.0x, multiples of book value in the range of 1.4x to 1.9x, multiples of tangible book value in the range of 1.6x to 2.1x and a percentage of tangible book premium to core deposits in the range of 10.0% to 14.0%. Based on the selected multiples and percentages, the indicated equity value range for BankAtlantic was approximately $660 million to $840 million.

On January 8, 2007, BankAtlantic Bancorp announced that it had entered into a definitive agreement under which Ryan Beck’s parent company, Ryan Beck Holdings, Inc., would be sold to Stifel Financial Corp. This sale was completed on February 28, 2007. In determining the estimated range of value attributable to BankAtlantic Bancorp from the sale of Ryan Beck., Houlihan Lokey relied on information from public filings, press releases, and investor presentations as well as other publicly available sources. Based on transaction consideration and contingent payments, Houlihan Lokey estimated the equity value range for Ryan Beck was $124 million to $144 million.

The consolidated equity value for BankAtlantic Bancorp including the estimated range in sale value of Ryan Beck of $124 million to $144 million was $784 million to $984 million or $12.54 per share to $15.75 per share of BankAtlantic Bancorp common stock based on 62.5 million fully diluted shares of BankAtlantic Bancorp common stock outstanding. This compares to the trading price of BankAtlantic Bancorp Class A Common Stock of $13.01 on January 26, 2007.

Benihana Valuation

A market multiple analysis was used to provide an indication of enterprise value derived from multiples of EBITDA and revenues. The purpose of the market multiple analysis is to calculate the value of Benihana enterprise value using valuation multiples of publicly-traded comparable companies as specified below.

Houlihan Lokey’s selection of market multiples for Benihana was based upon Houlihan Lokey’s analysis of financial information of certain publicly-traded companies listed below that it considered to be reasonably comparable to Benihana, based on the industries in which this company operates, its principal competitors and its business risk profiles. Houlihan Lokey’s market multiple analyses included both qualitative and quantitative considerations such as size, profitability, growth history and prospects. However, no single factor was determinative in these analyses.

Houlihan Lokey calculated certain financial ratios of these comparable companies based on the most recent publicly available information regarding these companies, including the multiples of enterprise value to EBITDA and enterprise value to revenue for the last twelve month, or LTM, period.

After reviewing various representative indications of operating performance, Houlihan Lokey considered EBITDA and revenue as the most meaningful measures of operating performance. Houlihan Lokey derived indications of enterprise value by applying selected multiples to those actual and projected operating results that were deemed to be most appropriate for each company.

Houlihan Lokey reviewed publicly-available financial information of the following comparable companies:

•	CEC Entertainment Inc.;

•	Texas Roadhouse, Inc.;

•	BJ’s Restaurants Inc.;

•	Ruth’s Chris Steak House, Inc.;

•	Luby’s Inc.;

•	Mortons Restaurant Group, Inc.;

•	Frisch’s Restaurant Inc.;

•	BUCA, Inc.;

•	Champps Entertainment, Inc.; and

•	Prandium Inc.

The projections used in Houlihan Lokey’s analysis of these comparable companies were based on public analyst reports.

For purposes of determining the appropriate level of EBITDA and revenue, Houlihan Lokey used historical financial statements and adjusted for certain nonrecurring expenses. The analysis indicated that the mean and median multiples of Benihana’s enterprise value as compared to LTM EBITDA and revenue for these comparable companies as of approximately January 26, 2007 were as follows:

	EV/EBITDA		EV/Revenue
	LTM		LTM

Mean	12.1	x	1.19	x
Median	10.1	x	0.98	x

Houlihan Lokey derived Benihana’s enterprise value by multiplying selected EBITDA and revenue multiples by Benihana’s adjusted EBITDA and revenue results for the LTM as of January 26, 2007. Houlihan Lokey selected multiples of enterprise value to EBITDA in the range of 10.0x to 11.0x and multiples of enterprise value to revenue in the range of 1.35x to 1.55x. Based on the selected multiples, the indicated enterprise value range for Benihana was $349 million to $393 million. Adjustments for cash and debt were made by adding cash and subtracting debt from Benihana’s total enterprise value in order to arrive at Benihana’s equity value. Based on Benihana’s latest publicly available financial information, Houlihan Lokey arrived at a concluded equity value range for Benihana of $360 million to $400 million, or $31.18 to $34.64 per share of Benihana common stock based on 11.5 million fully diluted shares of Benihana common stock outstanding. This compares to the trading price of Benihana common stock of $33.13 on January 26, 2007.

BFC Valuation

BFC and its underlying holdings were valued using a build-up, or “sum-of-the-parts,” method. In reaching a consolidated equity value range for BFC, Houlihan Lokey relied on its valuations for each of BFC’s primary holdings, including Levitt (which holds an interest in Bluegreen), BankAtlantic Bancorp and Benihana, as well as Houlihan Lokey’s estimate of the net value of BFC’s corporate and other assets. BFC holds an approximate 17% interest in Levitt, the aggregate equity value of which Houlihan Lokey determined is reasonably stated at $260 million to $380 million (including Levitt’s interest in Bluegreen), leading to a total value, prior to the proposed merger, of BFC’s interest in Levitt of $43 million to $63 million. BFC holds an approximate 21% interest in BankAtlantic Bancorp, which Houlihan Lokey determined is reasonably stated at $784 million to $984 million, leading to a total value of BFC’s interest of $166 million to $208 million. BFC also holds an approximate 9% interest in Benihana. Houlihan Lokey valued this interest by valuing BFC’s $20 million face value interest in Benihana convertible preferred stock on an as-converted basis, resulting in an ownership equivalent to 1.05 million shares of Benihana Class A Common Stock. Houlihan Lokey valued Benihana’s total equity at $360 million to $400 million, resulting in a range of value for BFC’s equity interest in Benihana of $33 million to $36 million. Finally, Houlihan Lokey valued BFC’s corporate and other assets and liabilities, including BFC’s 5% Cumulative Convertible Preferred Stock, overhead costs, tax assets and liabilities and certain other investments and interests outside of BFC’s ownership of Levitt, BankAtlantic Bancorp and Benihana. This resulted in a range of negative $20 million to negative $40 million, which is consistent with the observed discount of BFC’s market value to the aggregate value of BFC’s combined equity interests in Levitt, BankAtlantic Bancorp and Benihana. Houlihan Lokey summed the foregoing components of BFC which resulted in a total equity value range from $222 million to $267 million, or $6.13 to $7.39 per share of BFC common stock based on 36.2 million fully diluted shares of BFC common stock outstanding. This compares to the trading price of BFC Class A Common Stock of $6.22 on January 26, 2007.

Exchange Ratio and Premium Paid Analysis.  The foregoing analyses resulted in an indicated range for Levitt of $13.11 to $19.16 per share and a valuation range for BFC of $6.13 to $7.39 per share. Houlihan Lokey then divided the low-end and high-end Levitt values by the respective low-end and high-end BFC values, resulting in an implied pre-merger exchange ratio range of 2.14x to 2.59x. Houlihan Lokey noted that the merger exchange ratio of 2.27x falls within the indicated range. Houlihan Lokey also observed that the merger exchange ratio of 2.27x reflects a premium above the market-implied exchange ratio of 1.75x as of January 26, 2007 and the six-month average market-implied exchange ratio of 2.04x.

Houlihan Lokey also conducted an estimated post-merger exchange ratio analysis taking into account BFC’s full ownership of Levitt, the pro forma fully diluted number of shares of BFC common stock outstanding post-merger and Houlihan Lokey’s valuation ranges for the aggregate equity value of Levitt and BFC. Houlihan Lokey estimated a post-merger value range for BFC of $5.95 to $7.93 per share, which, when multiplied by the 2.27x merger exchange ratio, values the consideration to be received by the minority shareholders at $13.50 to $18.00 per share of Levitt Class A Common Stock as compared to Houlihan Lokey’s value range for Levitt of $13.11 to $19.16 per share on a stand-alone basis. It is also noted that Houlihan Lokey’s estimated value range for Levitt of $13.11 to $19.16 on a stand-alone basis reflects premiums of 20.5% and 76.1%, respectively, above the January 30, 2007 Levitt Class A Common Stock price.

It is noted that based on the BFC Class A Common Stock closing price of $6.22 on January 26, 2007, the implied transaction value per share for Levitt is $14.12 per share, representing a 29.5% premium above the January 26, 2007 Levitt Class A Common Stock closing price of $10.90 per share. The implied premiums based on 10-day, 20-day and 30-day average prices for Levitt and BFC are 25.4%, 24.9% and 23.8%, respectively. It is noted that based on the BFC Class A Common Stock closing price of $6.35 on January 30, 2007, the day prior to the announcement of the merger agreement, the implied transaction value per share for Levitt is $14.41 per share, representing a 32.4% premium above the January 30, 2007 Levitt Class A Common Stock closing price of $10.88 per share. Houlihan Lokey observes that such implied premiums are in line with those observed in the market for both cash and stock transactions and stock-only transactions across all industries, as well as for stock and cash transactions in the homebuilding industry. The table below highlights Houlihan Lokey’s observations of mean and median premiums for periods of one day and 30 days prior to announcement, based on transactions involving public companies in the United States during the past three years with transaction values greater than $100 million.

	All Industries			All Industries			Homebuilding
	Cash & Stock Deal(1)			Stock Only Deals(1)			Cash & Stock Deal(1)
	Premium	Premium		Premium	Premium		Premium	Premium
	1 Day	30 Day		1 Day	30 Day		1 Day	30 Day

Mean	26%	34%	Mean	27%	33%	Mean	26%	24%
Median	21%	26%	Median	21%	27%	Median	27%	27%

(1)	Deal premiums calculated relative to target company price 1 day and 30 days prior to announcement.

Houlihan Lokey also notes that when excluding the value of Levitt’s interest in Bluegreen based on the market prices of Levitt and Bluegreen shares on January 26, 2007, the implied market equity value of the Levitt operations less Levitt’s interest in Bluegreen is approximately $98 million. Based on the implied transaction value for Levitt of $14.12 per share, when excluding the value of Levitt’s interest in Bluegreen, the implied value of the Levitt operations is approximately $162 million, or a 65% premium to the implied market equity value of the Levitt operations on January 26, 2007.

Assumptions

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility for independently verifying such data, material and other information. In addition, management of each of Levitt and BFC or their respective subsidiaries have advised Houlihan Lokey, and Houlihan Lokey has assumed, that the financial forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of Levitt, BFC and their respective subsidiaries, and Houlihan Lokey expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based. Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Levitt or BFC and their respective subsidiaries since the date of the most recent financial statements provided to Houlihan Lokey and that there are no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey has not considered any aspect or implication of any transaction to which Levitt or BFC or their respective subsidiaries is a party, other than the merger.

Houlihan Lokey has relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified above and all other related documents and instruments that are referred to above are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also has relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Levitt or BFC, or otherwise have an adverse effect on Levitt or BFC or any expected benefits of the merger. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents. Levitt and BFC also have informed Houlihan Lokey, and Houlihan Lokey has relied upon and assumed, without independent verification, that the merger will qualify as a tax-free reorganization for federal income tax purposes.

Miscellaneous

Houlihan Lokey has not considered, nor did Houlihan Lokey express any opinion with respect to, the prices at which the common stock of Levitt or BFC has traded or may trade at any time. Houlihan Lokey has assumed that the BFC Class A Common Stock to be issued in the merger to the shareholders of Levitt will be listed on the NYSE Arca Stock Exchange. Subsequent events that could materially affect the conclusions set forth in the Houlihan Lokey opinion include, without limitation, changes in industry performance or market conditions; changes to the business, financial condition and results of operations of Levitt, BFC and their respective subsidiaries; changes in the terms of the merger; and the failure to consummate the merger within a reasonable period of time.

As a matter of course, neither Levitt nor its subsidiaries publicly discloses financial projections. However, in connection with its analyses, Houlihan Lokey considered financial projections prepared by the managements of Levitt and its subsidiaries. These financial projections were prepared under market conditions as they existed before the date of the Houlihan Lokey opinion and do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Levitt or its subsidiaries, as the case may be, may cause these financial projections or the assumptions underlying these financial projections to be inaccurate. As a result, these financial projections should not be relied upon as necessarily indicative of future results.

In the ordinary course of business and in compliance with applicable laws, certain of Houlihan Lokey’s affiliates, as well as investment funds in which Houlihan Lokey or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Levitt, BFC, any other party that may be involved in the merger and their respective affiliates.

Houlihan Lokey and its affiliates have in the past provided, are currently providing, and in the future may provide, investment banking and other financial services to Levitt, for which they have received, and would expect to receive, compensation.

Houlihan Lokey has received a fee of $250,000 for rendering its opinion, which is not contingent upon the successful completion of the merger. Houlihan Lokey Howard & Zukin Capital, an affiliate of Houlihan Lokey, has also acted as financial advisor to the Levitt special committee with respect to the merger and has received a retainer fee of $150,000, which is not contingent upon the successful completion of the merger, and will receive an additional $850,000 fee upon the successful completion of the merger. Levitt will also reimburse Houlihan Lokey and its affiliates for a portion of their legal expenses, as well as all of their reasonable out-of-pocket expenses incurred from time to time in connection with rendering the opinion described in this section and providing financial advisory services to the Levitt special committee. Levitt has agreed to indemnify Houlihan Lokey and its affiliates for certain liabilities that may arise in connection with their engagement.

Houlihan Lokey’s opinion was delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and Houlihan Lokey’s engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the transaction are solely corporate obligations, and no officer, director, employee, agent, affiliate, shareholder or controlling person of Houlihan Lokey or its affiliates will be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of the Levitt special committee, the Levitt board of directors or their affiliates.

The Levitt special committee chose to retain Houlihan Lokey to serve as its financial advisor based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions. In addition, the Levitt special committee considered that it had engaged Houlihan Lokey in the past and that Houlihan Lokey was familiar with Levitt and several members of the Levitt special committee. Houlihan Lokey is an internationally recognized investment banking firm that is engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuation for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors of BFC to vote in favor of the merger and the related transactions and the recommendation of the board of directors of Levitt to vote in favor of the approval of the merger agreement, shareholders should be aware that certain directors and executive officers of each of BFC and Levitt may have interests in the merger that are different from, or are in addition to, the interests of BFC’s and Levitt’s respective shareholders, generally. The special committees and boards of directors of each of BFC and Levitt were aware of these interests during their deliberations on the merits of the merger agreement and the transactions contemplated thereby and in determining to make their recommendations.

Stock Ownership of Alan B. Levan, John E. Abdo and their Affiliates

Alan B. Levan, the chairman of the board of directors and chief executive officer of each of BFC and Levitt, John E. Abdo, the vice chairman of the board of directors of each of BFC and Levitt, and their affiliates collectively own approximately 44.4% of the outstanding shares of BFC Class A Common Stock and 86.4% of the outstanding shares of BFC Class B Common Stock, representing approximately 77.1% of the general voting power and 52.7% of the total common stock of BFC.

After completion of the merger, Alan B. Levan and John E. Abdo, together with their affiliates, are expected to own approximately 19.3% of the outstanding shares of BFC Class A Common Stock and approximately 86.4% of the outstanding shares of BFC Class B Common Stock, which would represent in the aggregate approximately 71.6% of the general voting power and 25.8% of the total common stock of BFC.

Appointment of Directors of Levitt to BFC’s Board of Directors

As described in further detail below in “Board of Directors and Executive Officers of BFC Following the Merger,” in connection with the merger, BFC has agreed to cause Messrs. James Blosser, Darwin Dornbush, S. Lawrence Kahn, III, Alan J. Levy, Joel Levy, William Nicholson and William Scherer, all of whom are members of the board of directors of Levitt, to be appointed to BFC’s board of directors to serve until BFC’s 2008 annual meeting of shareholders.

Indemnification and Insurance Provisions in the Merger Agreement

The merger agreement provides that the Surviving Corporation will indemnify, defend and hold harmless each present and former director and officer of Levitt for each such director’s and officer’s liabilities with respect to acts or omissions occurring prior to the effective time of the merger, to the same extent as provided for under the FBCA and in Levitt’s Articles of Incorporation or By-laws.

The merger agreement also provides that for six years after the effective time of the merger, the Surviving Corporation will maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Levitt or a substitute policy of at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Levitt policy, in each case, with respect to claims arising from facts or events which occurred before the effective time of the merger. Alternatively, the Surviving Corporation may obtain single limit tail directors’ and officers’ liability insurance coverage providing at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Levitt policy for such six-year period with respect to claims arising from facts or events which occurred before the effective time of the merger.

Articles of Incorporation and By-laws of BFC Following the Merger

In connection with the merger, BFC’s Articles of Incorporation will be amended to increase the authorized number of shares of BFC Class A Common Stock from 70,000,000 to 130,000,000 and BFC’s By-laws will be amended to increase the maximum number of members of the board of directors of BFC from 12 to 17. The Articles of Amendment to BFC’s Articles of Incorporation and the Amended and Restated By-laws of BFC to be adopted in connection with the merger are as set forth on Annexes D and E hereto, respectively, and you are urged to read them carefully.

Board of Directors and Executive Officers of BFC Following the Merger

Currently, there are six persons serving on the board of directors of BFC, each of whom will continue to serve as directors of BFC following the merger. A summary of the background and experience of each of these individuals is set forth under “Management of BFC — Board of Directors of BFC” beginning on page 105. Additionally, in connection with the merger, BFC has agreed to cause each of Messrs. James Blosser, Darwin Dornbush, S. Lawrence Kahn, III, Alan J. Levy, Joel Levy, William Nicholson and William Scherer, the seven current directors of Levitt who are not also directors of BFC, to be appointed to the board of directors of BFC to serve until BFC’s 2008 annual meeting of shareholders. A summary of the background and experience of each such Levitt director to be appointed to the board of directors of BFC in connection with the merger is set forth under “Management of Levitt — Board of Directors of Levitt” beginning on page 128.

Upon the completion of the merger, the executive officers of BFC in office immediately prior to the effective time of the merger will be the executive officers of BFC.

Ownership of BFC Following the Merger

Based on the number of shares of Levitt Class A Common Stock (other than shares owned by BFC) and BFC Class A Common Stock outstanding as of March 20, 2007, and assuming no holders of Levitt Class A Common Stock choose to exercise and perfect their appraisal rights, immediately following the merger, Levitt’s shareholders will own approximately 51% and BFC’s shareholders will own approximately 49% of the then-outstanding shares of BFC Class A Common Stock. Immediately following the merger, shares of BFC Class A Common Stock and Class B Common Stock will represent in the aggregate 22% and 78%, respectively, of the general voting power of BFC and approximately 90% and 10%, respectively, of the total outstanding common equity of BFC.

Amendment of the BFC 2005 Stock Incentive Plan

If the merger is completed, Levitt’s employees will be eligible to receive options to purchase shares of BFC Class A Common Stock and restricted stock awards of shares of BFC Class A Common Stock if and when granted pursuant to the BFC 2005 Stock Incentive Plan. Because Levitt has significantly more employees than BFC, the BFC 2005 Stock Incentive Plan will be amended in connection with the merger solely to increase the maximum number of shares of BFC Class A Common Stock authorized for issuance pursuant to such plan from 3,000,000 to 8,000,000. The BFC 2005 Stock Incentive Plan is referred to within this section as the “plan.”

Background and Purpose of the Plan

The plan was adopted by BFC’s board of directors and approved by BFC’s shareholders in 2005. The following summary is qualified in its entirety by reference to the Form of Amended and Restated BFC Financial Corporation 2005 Stock Incentive Plan, which is attached to this joint proxy statement/prospectus as Annex F.

The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility at BFC, to provide additional long term incentives to the employees of BFC and its subsidiaries as well as other individuals who perform services for BFC and its subsidiaries and to promote the success and profitability of BFC’s business.

Description of the Plan

Types of Awards.  The plan allows BFC to grant stock options (both incentive stock options and non-qualified stock options) and restricted stock. The plan provides BFC with flexibility to respond to changes in equity compensation practices.

Administration.  The plan is administered by a committee consisting of no less than two members of BFC’s board of directors. BFC’s board of directors may exercise any power or discretion conferred on the administrative committee.

Stock Subject to the Plan.  BFC will at all times reserve and keep available such number of shares as may be required to meet the needs of the plan. Currently, a maximum of 3,000,000 shares of BFC Class A Common Stock may be issued for restricted stock awards and upon the exercise of options granted under the plan. In connection with the merger, the plan will be amended solely to increase the aggregate number of shares of BFC Class A Common Stock authorized for issuance pursuant to such plan from 3,000,000 to 8,000,000. Any shares subject to stock awards or option grants under the plan which expire or are terminated, forfeited or cancelled without having been exercised or vested in full, shall be available for further grant under the plan.

Eligibility.  The administrative committee selects the people who will receive stock option grants and restricted stock awards under the plan. Any employee or director of BFC or of any of BFC’s subsidiaries or parent, and any independent contractor or agent of BFC, may be selected to receive restricted stock awards and stock option grants.

Restricted Stock Awards.  The administrative committee may, in its discretion, grant awards of restricted stock to eligible individuals and eligible directors; provided that no more than an aggregate of 300,000 shares of BFC Class A Common Stock shall be issuable in any calendar year to persons who are “covered employees” under Section 162(m) of the Code. The administrative committee determines at the time of the grant whether the award is a performance-based restricted stock award, the number of shares of BFC Class A Common Stock subject to an award, the vesting schedule applicable to the award and may, in its discretion, establish other terms and conditions applicable to the award.

As a general rule, shares of BFC Class A Common Stock that are subject to a restricted stock award are held by the administrative committee for the benefit of the award recipient until vested and, when vested, are transferred to the award recipient. Unless the administrative committee determines otherwise with respect to any restricted stock award, before the shares subject to a restricted stock award are vested and transferred to the award recipient, the administrative committee exercises any voting or tender rights in its discretion and holds and accumulates any dividends or distributions for distribution at the same time and terms as the underlying shares. In the alternative, the administrative committee may authorize the immediate distribution of the restricted shares to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions or the immediate distribution of dividends paid on the underlying shares.

Vesting.  All restricted stock awards are subject to a vesting schedule specified by the administrative committee when the award is made. If the administrative committee does not specify a vesting schedule, the award vests on the first anniversary of the grant date. In the event of death or termination due to disability before the vesting date, unvested awards that would have vested within six months after death or termination for disability are deemed vested. All other awards that are unvested at termination of employment are forfeited, with the award recipient receiving a refund equal to the lesser of the fair market value of the unvested shares at termination of employment or the amount (if any) paid when the award was made.

Performance-Based Restricted Stock Awards.  At the time of grant of a restricted stock award, the administrative committee may designate a restricted stock award as a performance-based restricted stock award. If it does so, it establishes, in addition to or in lieu of service-based vesting requirements, one or more performance goals which must be attained as a condition of retention of the shares. The performance goal(s) are based on one or more of the following:

•	earnings per share;

•	net income;

•	EBITDA;

•	return on equity;

•	return on assets;

•	core earnings;

•	stock price;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals; and

•	except in the case of a “covered employee” under Section 162(m) of the Code, any other performance criteria established by the administrative committee.

Performance goals are established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the administrative committee, include or exclude extraordinary items and/or the results of discontinued operations. Each performance goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of BFC (or individual business units) and/or the past or current performance of other companies. Attainment of the performance goals is measured over a performance measurement period specified by the administrative committee when the award is made. At least 75% of any performance measurement period occurs after the performance goal(s) are established.

The administrative committee determines in its discretion whether the award recipient has attained the goals. If they have been attained, the administrative committee certifies that fact in writing. If the performance goals are not satisfied during the performance measurement period, the relevant awards are forfeited. If the performance goals and any service-based vesting schedule are satisfied, the award is distributed (or any vesting-related legend is removed from any stock certificates previously delivered to the award recipient). No performance-based restricted stock awards will be granted after May 17, 2010, unless the list of permissible performance goals is re-approved by the shareholders.

Terms and Conditions of Stock Option Grants.  The administrative committee sets the terms and conditions of the stock options that it grants. In setting such terms and conditions, the administrative committee may not:

•	grant during any calendar year options to purchase more than 1,500,000 shares in the aggregate to individuals who are “covered employees” under Section 162(m) of the Code;

•	grant a stock option with a purchase price that is less than the fair market value of a share of BFC Class A Common Stock on the date it grants the stock option; or

•	grant a stock option with a term that is longer than 10 years.

The administrative committee may grant incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special federal income tax treatment. Incentive stock options are subject to certain additional restrictions under the Code and the plan. Unless otherwise designated by the administrative committee, options granted are exercisable for a period of 10 years after the date of grant (or for a shorter period ending three months after the option holder’s termination of employment due to disability, one year after termination of employment due to death, or immediately upon termination for any other reason). The exercise period may be further extended for limited periods in the administrative committee’s discretion.

Upon the exercise of an option, the exercise price of the option must be paid in full. Payment may be made in cash, BFC Class A Common Stock already owned by the option holder, or in such other consideration as the administrative committee authorizes. Options may be transferred prior to exercise only to certain family members, trusts or other entities owned by the option holder and/or such family members, charitable organizations and on death of the option holder.

Mergers and Reorganizations.  The number of shares available under the plan, the maximum limits on option grants and restricted stock awards to persons or groups of persons, individually and in the aggregate, any outstanding awards and the number of shares subject to outstanding options may be adjusted to reflect any merger, consolidation or business reorganization in which BFC is the surviving entity and any stock split, stock dividend, spin-off or other event where the administrative committee determines an adjustment is appropriate in order to prevent the enlargement or dilution of an award recipient’s rights. If a merger, consolidation or other business reorganization occurs and BFC is not the surviving entity, any outstanding options, at the discretion of the administrative committee or BFC’s board, may be canceled and payment made to the option holder in an amount equal to the value of the canceled options or modified to provide for alternative, nearly equivalent securities. Any outstanding restricted stock award shall be adjusted by allocating to the award recipient any money, stock, securities or other property received by the other shareholders of record, and such money, stock, securities or other property shall be subject to the same terms and conditions of the restricted stock award that applied to the shares for which it has been exchanged.

Termination or Amendment.  BFC’s board of directors has the authority to suspend or terminate the plan in whole or in part at any time by giving written notice to the administrative committee. However, no amendment or termination may affect any option or restricted stock award granted prior to the amendment or termination without the recipient’s consent, unless the administrative committee finds that such amendment or termination is in the best interests of the award recipients or BFC’s shareholders.

BFC’s board of directors has the authority to amend or revise the plan in whole or part at any time. As a company listed on the NYSE Arca Stock Exchange, however, BFC is required to seek shareholder approval for amendments to the plan that are deemed material under the rules and regulations of such exchange. No material amendments affecting the terms of stock options or performance-based restricted stock awards may be made without shareholder approval.

Term of Plan.  The plan will expire on May 17, 2015 unless terminated sooner. No performance-based restricted stock awards will be granted after May 17, 2010 unless the list of permissible performance goals is re-approved by BFC’s shareholders.

Federal Income Tax Consequences.  The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting BFC and recipients of restricted stock awards or stock option grants under the plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The plan is not a qualified plan under Section 401(a) of the Code.

Restricted Stock Awards.  The restricted stock awards under the plan do not result in federal income tax consequences to either BFC or the award recipient. Once the award is vested and the shares subject to the award are distributed, the award recipient is generally required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. BFC will generally be allowed to claim a deduction, for compensation expense, in a like amount. Dividends paid on unvested shares held under the plan will also be included in the ordinary income of the recipient. BFC is generally allowed to claim a deduction for compensation expense for this amount as well.

In certain cases, a recipient of a restricted stock award may elect to include the value of the shares subject to a restricted stock award in income for federal income tax purposes when the award is made instead of when it vests.

Stock Options.  Incentive stock options do not create federal income tax consequences when they are granted. If incentive stock options are exercised during employment or within three months after termination of employment (one year for termination due to death or disability), the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options do not create federal income tax consequences when they are granted. When non-qualified stock options are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising a non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

When a non-qualified stock option is exercised, BFC may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, BFC is not allowed to claim a deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

Deduction Limits.  The Code places an annual limit of $1 million each on the tax deduction that BFC may claim in any fiscal year for the compensation of its chief executive officer and any other executive officers named in BFC’s summary compensation table included on page 112. There is an exception to this limit for “qualified performance-based compensation.” The plan has been designed with the intention that all stock options and performance-based restricted stock awards granted constitute qualified performance-based compensation. As a result, BFC does not believe that the $1 million limit will impair its ability to claim federal income tax deductions for compensation attributable to future performance-based restricted stock awards and stock options granted under the plan. The $1 million limit would apply to future restricted stock awards, if any, made to covered employees that are not designated as performance-based restricted stock awards.

Importance of Consulting Tax Advisor.  The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any optionee or award recipient may depend on his or her particular situation, each optionee or award recipient should consult his or her tax advisor as to the federal, state, local and other tax consequences of the grant or exercise of an option, the grant of a restricted stock award or the disposition of the BFC Class A Common Stock acquired on exercise of an option or subject to the restricted stock award.

Option Grants and Restricted Stock Awards Under the Plan

As of March 31, 2007, non-qualified stock options to purchase an aggregate of 356,134 shares of BFC Class A Common Stock have been granted to four employees under the plan, incentive stock options to purchase an aggregate of 111,866 shares of BFC Class A Common Stock have been granted to nine employees under the plan and restricted stock awards of 52,552 shares of BFC Class A Common Stock have been granted to four directors under the plan. The options were granted at exercise prices ranging from $6.36 to $8.92, in all cases the exercise price was equal to the closing price of BFC Class A Common Stock on the NYSE Arca Stock Exchange or NASDAQ National Market, as applicable, on the date of grant. As of the date of this joint proxy statement/prospectus, 2,479,448 shares remain available for grant under the plan. BFC’s board of directors believes that the options granted under the plan have been and future option and restricted stock awards will be awarded primarily to those persons who the administrative committee believes possess a capacity to contribute significantly to the successful performance of BFC. Because persons to whom grants of options and restricted stock awards are to be made are to be determined from time to time by the administrative committee, it is impossible at this time to indicate the precise number, name or positions of persons who will hereafter receive options or restricted stock awards or the number of shares for which options or restricted stock awards will be granted or which will be the subject of restricted stock awards.

Stock Exchange Listing of BFC Class A Common Stock

It is a condition to the completion of the merger that the shares of BFC Class A Common Stock to be issued to holders of Levitt Class A Common Stock in connection with the merger have been approved for listing on the NYSE Arca Stock Exchange, subject to official notice of issuance.

If the merger is consummated, BFC intends to seek approval for the listing of BFC Class A Common Stock on the New York Stock Exchange. There is no assurance that the listing of BFC Class A Common Stock on the New York Stock Exchange will be approved.

Delisting and Deregistration of Levitt Class A Common Stock

If the merger is consummated, all of the shares of Levitt common stock will be canceled and Levitt Class A Common Stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Appraisal Rights

Holders of Levitt Class A Common Stock who do not vote to approve the merger agreement and who properly assert and exercise appraisal rights with respect to their shares will be entitled to appraisal rights in connection with the merger under the FBCA. Under the FBCA, BFC’s shareholders will not be entitled to appraisal rights in connection with the merger.

Each holder of Levitt Class A Common Stock who complies with the procedures set forth in Sections 607.1301 to 607.1333 of the FBCA relating to appraisal rights is entitled to receive in cash the fair value of his, her or its shares of Levitt Class A Common Stock. A holder of Levitt Class A Common Stock must comply strictly with the procedures set forth in such sections. Failure to follow these procedures will result in a termination or waiver of a shareholder’s appraisal rights.

To assert appraisal rights, a holder of Levitt Class A Common Stock must not vote in favor of the approval of the merger agreement and must provide written notice to Levitt before the vote is taken at the Levitt annual meeting indicating that such shareholder intends to demand payment if the merger is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Levitt Corporation, 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary. All such notices must be signed in the same manner as the shares are registered on the books of Levitt. If a holder of Levitt Class A Common Stock has not provided written notice of his, her or its intent to demand payment before the vote is taken at the Levitt annual meeting, the shareholder will be deemed to have waived his, her or its appraisal rights.

Within ten days after the date the merger becomes effective, the Surviving Corporation will provide each former holder of Levitt Class A Common Stock who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate the Surviving Corporation’s estimate of the per share fair value of Levitt Class A Common Stock, as well as a copy of Levitt’s financial statements and a copy of Sections 607.1301 to 607.1333 of the FBCA.

A holder of Levitt Class A Common Stock asserting appraisal rights must execute and return the form to the Surviving Corporation and deposit the holder’s certificates in accordance with the terms of the notice before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the date on which the appraisal notice and form were sent to the holder. A holder of Levitt Class A Common Stock who deposits shares in accordance with the assertion of appraisal rights has no further rights as a shareholder of Levitt, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn. The fair value of the shares of Levitt Class A Common Stock held by a shareholder exercising appraisal rights means the value of such shares determined immediately preceding the consummation of the merger excluding any appreciation or depreciation in anticipation of the merger and could be more than, less than or equal to the value of the shares of BFC Class A Common Stock that the shareholder would otherwise have received in connection with the merger.

A holder of Levitt Class A Common Stock who does not execute and return the form and deposit his, her or its certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the merger agreement and, pursuant to the merger agreement, will be entitled to receive 2.27 shares of BFC Class A Common Stock in exchange for each share of Levitt Class A Common Stock owned by such holder (subject to adjustment in accordance with the terms of the merger agreement) and cash in lieu of any fractional shares. A holder of Levitt Class A Common Stock who complies with the requirements and wishes to withdraw from the appraisal process may do so by notifying the Surviving Corporation in writing before the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the Surviving Corporation’s written consent.

A holder of Levitt Class A Common Stock must assert appraisal rights with respect to all of the shares registered in his, her or its name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify the Surviving Corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to the Surviving Corporation the record shareholder’s written consent to the assertion of such appraisal rights before the date specified in the appraisal notice and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

If a holder of Levitt Class A Common Stock timely accepts the offer to pay the fair value of the shares of Levitt Class A Common Stock as set forth in the appraisal notice, payment will be made within 90 days after the Surviving Corporation receives the form from the holder. A holder of Levitt Class A Common Stock who is dissatisfied with the offer must include in his, her or its returned form a demand for payment of that holder’s estimate of the fair value of the shares plus interest, otherwise the holder will be entitled to payment of only the amount offered. Interest shall accrue from the effective date of the merger until the date of payment at the interest rate on judgments in Florida on the effective date of the merger, as determined by the court. Once the Surviving Corporation has made payment of an agreed upon value to a holder of Levitt Class A Common Stock, such holder will cease to have any interest in his, her or its shares.

If the Surviving Corporation and a holder of Levitt Class A Common Stock who has exercised appraisal rights are unable to agree on the fair value of the shares of Levitt Class A Common Stock owned by such holder, the Surviving Corporation would be required to file an appraisal action within 60 days after receiving the payment demand in a court of competent jurisdiction in Broward County, Florida, requesting that the fair value of the shares of Levitt Class A Common Stock be determined. If the Surviving Corporation fails to file such proceeding within the 60-day period, any shareholder who has exercised appraisal rights may do so in the name of Levitt. All such shareholders, other than shareholders who have agreed upon a value with the Surviving Corporation, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Surviving Corporation shall pay each shareholder that is a party to such proceeding the amount found to be due within ten days after final determination of the proceeding. Upon payment of such judgment, all such shareholders will cease to have any interest with respect to their shares of Levitt Class A Common Stock.

The court in an appraisal proceeding will determine the cost and expense of such proceeding and such costs and expenses will be assessed against the Surviving Corporation. However, all or any part of such costs and expenses may be apportioned and assessed against all or some of the shareholders that are parties to the proceeding in such amount as the court deems equitable if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against the Surviving Corporation if the court finds that the Surviving Corporation did not substantially comply with the requirements applicable to it under Sections 607.1320 and 607.1322 of the FBCA, or, against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. In the event the Surviving Corporation fails to make any required payments, the shareholders to which such payments are due may sue directly for the amount owed, and to the extent successful, will be entitled to recover all costs and expenses of the suit, including attorney’s fees.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the FBCA and is qualified in its entirety by the full text of Sections 607.1301 to 607.1333 of the FBCA, which is attached to this joint proxy statement/prospectus as Annex G. The foregoing discussion does not constitute any legal or other advice nor does it constitute a recommendation that holders of Levitt Class A Common Stock exercise or waive their appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Levitt Class A Common Stock. This discussion is based upon the Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. This discussion assumes that holders of Levitt Class A Common Stock hold their shares of Levitt Class A Common Stock, and will hold their shares of BFC Class A Common Stock, as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Levitt Class A Common Stock in light of his, her or its personal investment circumstances or to holders of Levitt Class A Common Stock subject to special treatment under the U.S. federal income tax laws such as:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currency;

•	banks or trusts;

•	persons that hold Levitt Class A Common Stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	holders who acquired their shares of Levitt Class A Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

•	holders of options or restricted shares granted under any Levitt benefit plan.

Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

You should consult your own tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws, in light of your particular circumstances.

For purposes of this discussion, you are a “U.S. Holder” if you beneficially own Levitt Class A Common Stock and you are:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

Neither BFC nor Levitt has requested a ruling from the United States Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below. Stearns Weaver will issue an opinion to BFC and Levitt as of the date on which the merger is consummated to the effect that the merger will qualify as a tax-free “reorganization” under Section 368(a) of the Code and that BFC and Levitt will each be a party to that “reorganization” under Section 368(b) of the Code. This opinion will be given in reliance on customary representations of BFC and Levitt and customary assumptions as to certain factual matters and will not bind the courts or the IRS, nor will it preclude the IRS from adopting a position contrary to those expressed in the opinion.

Holders of Levitt Class A Common Stock who Receive Shares of BFC Class A Common Stock in the Merger

Exchange of Levitt Class A Common Stock for BFC Class A Common Stock.  Except as discussed below under “Cash in Lieu of Fractional Shares of BFC Class A Common Stock,” U.S. Holders who receive shares of BFC Class A Common Stock in exchange for shares of Levitt Class A Common Stock will not recognize gain or loss in the merger. Such U.S. Holder’s aggregate tax basis in the BFC Class A Common Stock received in connection with the merger will be equal to the aggregate tax basis of the Levitt Class A Common Stock surrendered (excluding any portion of such U.S. Holder’s basis in Levitt Class A Common Stock that is allocated to cash that he, she or it receives in lieu of fractional shares of BFC Class A Common Stock), and his, her or its holding period in shares of BFC Class A Common Stock will include his, her or its holding period in the Levitt Class A Common Stock surrendered.

Cash in Lieu of Fractional Shares of BFC Class A Common Stock.  A U.S. Holder who receives cash instead of a fractional share of BFC Class A Common Stock will recognize a taxable gain or loss based upon the difference between the amount of cash received with respect to such fractional share and such U.S. Holder’s tax basis in his, her or its shares of Levitt Class A Common Stock that is allocated to such fractional share. Such gain or loss will be a long-term capital gain or loss if the U.S. Holder’s holding period is more than one year from the date of the merger.

Information Reporting and Backup Withholding.  A U.S. Holder may be subject to information reporting with respect to the cash received in lieu of a fractional share of BFC Class A Common Stock. A U.S. Holder may also be subject to backup withholding, unless (i) such holder is an exempt holder (such as a corporation or a tax-exempt organization), (ii) such holder furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form or (iii) such holder is otherwise exempt from backup withholding. A U.S. Holder may credit any amount withheld under the backup withholding rules against his, her or its U.S. federal income tax liability and may seek a refund of any excess amount withheld under the backup withholding rules by filing the appropriate form with the IRS.

Miscellaneous.  Under recently promulgated Treasury regulation Section 1.368-3T, if a U.S. Holder owned immediately before the merger either (i) five percent or more, by vote or value, of the publicly traded stock of Levitt or (ii) securities of Levitt with a tax basis of $1.0 million or more, such U.S. Holder will be required to file a statement with his, her or its U.S. federal income tax return for the year of the consummation of the merger. That statement must set forth such U.S. Holder’s tax basis in, and the fair market value of, the shares of Levitt Class A Common Stock that he, she or it surrendered pursuant to the merger, the date of the merger, and the name and employer identification number of BFC and Levitt, and the U.S. Holder will be required to retain permanent records of these facts.

Treatment of the Companies

No gain or loss will be recognized by BFC or Levitt as a result of the merger.

Cash Received by Shareholders who Exercised Appraisal Rights

An eligible holder of Levitt Class A Common Stock that asserts and exercises his, her or its appraisal rights should generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the tax basis of such shareholder’s shares of Levitt Class A Common Stock. Such gain or loss will be a long-term capital gain or loss if the holder’s holding period is more than one year from the date that the holder asserts and exercises his, her or its appraisal rights. In addition, a portion of any proceeds received following the effective time of the merger may be characterized as interest, taxable as ordinary income, thus reducing the amount of such capital gain or increasing the amount of such capital loss (as the case may be). Holders of Levitt Class A Common Stock are encouraged to consult their tax advisors as to the tax consequences of asserting and exercising appraisal rights.

Anticipated Accounting Treatment

The merger will be accounted for as a purchase transaction by BFC for financial reporting and accounting purposes under U.S. generally accepted accounting principles. The results of operations of Levitt will continue to be included in the consolidated financial statements of BFC.

Regulatory Matters

BFC must comply with applicable federal and state securities laws and the rules and regulations of the NYSE Arca Stock Exchange in connection with the issuance of shares of BFC Class A Common Stock in connection with the merger and the filing of this joint proxy statement/prospectus with the SEC.

Resale of BFC Class A Common Stock

The shares of BFC Class A Common Stock to be received by holders of Levitt Class A Common Stock in connection with the merger will be registered under the Securities Act and, except as described in this section, may be freely traded without restriction. BFC’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of BFC Class A Common Stock to be received in connection with the merger by persons who are deemed to be affiliates of Levitt or BFC. The shares of BFC Class A Common Stock to be issued in the merger and received by persons who are deemed to be affiliates of Levitt or BFC may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who are deemed to be affiliates of Levitt or BFC include individuals or entities that control, are controlled by, or are under common control with Levitt or BFC, as applicable, and may include officers, directors and principal shareholders of Levitt or BFC, as applicable.

The merger agreement provides that Levitt shall have used its best efforts to cause each shareholder of Levitt who may be deemed to be an affiliate of Levitt to execute and deliver to BFC on or prior to the date of this joint proxy statement/prospectus an affiliate letter which provides, among other things, that such shareholder will not sell, transfer or otherwise dispose of his, her or its shares of BFC Class A Common Stock received in connection with the merger unless he, she or it does so in compliance with securities laws governing sales by affiliates.

Litigation With Respect to the Merger

On February 28, and March 1, 2007, two identical complaints were filed in the 17th Judicial Circuit in and for Broward County, Florida against Levitt, the members of Levitt’s board of directors and BFC in (i) Samuel Flamholz, on behalf of himself and all others similarly situated, v. James Blosser, Darwin Dornbush, Alan B. Levan, William Scherer, S. Lawrence Kahn, III, Joel Levy, John E. Abdo, William Nicholson, Alan J. Levy, Levitt Corporation, and BFC Financial Corp. and (ii) Elaine Mount, on behalf of herself and all others similarly situated, v. James Blosser, Darwin Dornbush, Alan B. Levan, William Scherer, S. Lawrence Kahn, III, Joel Levy, John E. Abdo, William Nicholson, Alan J. Levy, Levitt Corporation, and BFC Financial Corp., respectively. The complaints allege that the members of Levitt’s board of directors breached their fiduciary duty to Levitt’s minority shareholders by approving the merger agreement. The plaintiffs apparently are incorrectly suggesting that BFC controls the outcome of the vote of Levitt’s shareholders with respect to the merger agreement. However, the merger will be consummated only if, as required by the FBCA, it is approved by the holders of a majority of the outstanding shares of Levitt Class A Common Stock (of which BFC holds only approximately 11%) and, as required by the terms of the merger agreement, it is approved by the holders of a majority of Levitt Class A Common Stock voted at the Levitt annual meeting without counting the shares of Levitt Class A Common Stock voted by BFC. In both complaints, the plaintiffs seek to enjoin the merger or, if it is completed, to rescind it. BFC and Levitt believe that the lawsuits are without merit.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all the information about the merger agreement that is important to you and is qualified in its entirety by reference to the merger agreement. You are encouraged to carefully read the merger agreement in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Form of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Levitt will be merged with and into Merger Sub, a wholly owned subsidiary of BFC. As a result of the merger, the separate corporate existence of Levitt will cease and Merger Sub will survive and continue as a direct, wholly owned subsidiary of BFC.

Effective Time of the Merger

The consummation of the merger will occur as promptly as practicable after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement. The merger will become effective as of 5:00 p.m., Eastern Time, on the date on which the merger is consummated.

Consideration to be Received Pursuant to the Merger

Upon consummation of the merger, subject to adjustment under limited circumstances pursuant to the terms of the merger agreement, each holder of Levitt Class A Common Stock (other than BFC and holders who exercise and perfect their appraisal rights) will be entitled to receive 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock that such holder owns and cash in lieu of any fractional shares of BFC Class A Common Stock that such holder would otherwise be entitled to receive in connection with the merger. Cash received in lieu of fractional shares of BFC Class A Common Stock will be in an amount equal to the product of (i) the average closing price of BFC Class A Common Stock as quoted on the NYSE Arca Stock Exchange for the twenty consecutive trading days ending on and including the trading day that is two days prior to the day of the effective time of the merger and (ii) the fractional share of BFC Class A Common Stock to which the holder of Levitt Class A Common Stock would otherwise be entitled (after taking into account all shares of Levitt Class A Common Stock then held of record by such holder).

In addition, upon consummation of the merger, the Levitt Corporation Amended and Restated 2003 Stock Incentive Plan will be assumed by BFC and each option granted by Levitt to purchase shares of Levitt Class A Common Stock that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by BFC and converted into an option to purchase shares of BFC Class A Common Stock. The number of shares of BFC Class A Common Stock to be subject to the new option will be equal to the product of (i) the number of shares of Levitt Class A Common Stock subject to the original option immediately prior to the effective time of the merger and (ii) 2.27 (subject to adjustment in accordance with the terms of the merger agreement). The exercise price per share of BFC Class A Common Stock under the new option will be equal to (i) the exercise price per share of Levitt Class A Common Stock in effect under the original option immediately prior to the effective time of the merger divided by (ii) 2.27 (subject to adjustment in accordance with the terms of the merger agreement). Moreover, at the effective time of the merger, each outstanding restricted stock award issued under the Levitt Corporation Amended and Restated 2003 Stock Incentive Plan will be converted into the right to receive a restricted stock award of shares of BFC Class A Common Stock. The number of shares of BFC Class A Common Stock covered by the new restricted stock award will be equal to the product of (i) the number of shares of Levitt Class A Common Stock covered by the original restricted stock award immediately prior to the effective time of the merger and (ii) 2.27 (subject to adjustment in accordance with the terms of the merger agreement).

Procedures for Exchange of Certificates

The merger agreement contemplates that, as promptly as practicable following the effective time of the merger, but in no event later than three business days after the effective time of the merger, the exchange agent for the merger will mail to each record holder of Levitt Class A Common Stock immediately prior to the effective time of the merger (other than BFC and holders of Levitt Class A Common Stock who have exercised and perfected their appraisal rights) a letter of transmittal and instructions for surrendering and exchanging the record holder’s Levitt Class A Common Stock certificates. The merger agreement provides that, upon surrender of such stock certificates for exchange to the exchange agent, together with a duly signed letter of transmittal and such other customary documents as may be required, the holder of the Levitt Class A Common Stock certificates will be entitled to receive, and the exchange agent will deliver to such holder, (i) certificates representing the number of whole shares of BFC Class A Common Stock to which such holder is entitled, (ii) cash in lieu of any fractional share of BFC Class A Common Stock to which such holder is entitled and (iii) any dividends or other distributions declared or paid on shares of BFC Class A Common Stock after the effective time of the merger.

After the effective time of the merger, all holders of certificates representing shares of Levitt Class A Common Stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as shareholders of Levitt, and until such certificates are surrendered, each such certificate will evidence only the right to receive the merger consideration and any dividends or other distributions declared or paid on shares of BFC Class A Common Stock after the effective time of the merger. In addition, no transfer of Levitt Class A Common Stock after the effective time of the merger will be registered on the stock transfer books of Levitt.

If any Levitt Class A Common Stock certificate has been lost, stolen or destroyed, as a condition to the delivery of the merger consideration in exchange therefor, the owner of such certificate must deliver an affidavit claiming that such certificate has been lost, stolen or destroyed and, if requested by BFC, post a bond in such amount as BFC may reasonably direct as indemnity against any claim that may be made with respect to that certificate.

Certificates representing shares of Levitt Class A Common Stock should not be surrendered for exchange by holders of Levitt Class A Common Stock before the effective time of the merger and should be sent only pursuant to instructions mailed to holders of such certificates by the exchange agent, which the merger agreement provides will be mailed to such holders as promptly as practicable following the effective time of the merger, but in no event later than three business days after the effective time of the merger. In all cases, the certificates representing shares of BFC Class A Common Stock, cash in lieu of fractional shares of BFC Class A Common Stock and dividends or other distributions declared or paid on shares of BFC Class A Common Stock after the effective time of the merger will be delivered only in accordance with the procedures set forth in the letter of transmittal and exchange instructions provided by the exchange agent.

The merger agreement contemplates that the exchange agent will deliver to BFC any certificates representing BFC Class A Common Stock and any funds which have not been disbursed to holders of Levitt Class A Common Stock certificates as of nine months after the effective time of the merger. Any holders of Levitt Class A Common Stock certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to BFC for certificates representing shares of BFC Class A Common Stock, cash in lieu of fractional shares of BFC Class A Common Stock and any dividends or distributions with respect to such BFC Class A Common Stock. If any certificate representing shares of Levitt Class A Common Stock are not surrendered prior to the date that is seven years after the effective time of the merger (or immediately prior to such earlier date on which any merger consideration would otherwise escheat to, or become the property of, any governmental entity), any certificates representing shares of BFC Class A Common Stock, cash in lieu of fractional shares of BFC Class A Common Stock and dividends or distributions with respect to BFC Class A Common Stock that the holder of the Levitt Class A Common Stock certificate would otherwise have been entitled to receive will, to the extent permitted by applicable law, become the property of BFC, free and clear of all claims or interest.

Conditions to Consummation of the Merger

Each of BFC and Levitt is required to consummate the merger only if specific conditions are satisfied or waived, including the following:

•	the approval of the merger and the related transactions and the merger agreement, respectively, by BFC’s and Levitt’s shareholders, including the approval of the merger agreement by a “majority of the minority” of Levitt’s shareholders as required under the terms of the merger agreement;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger or litigation or other proceeding seeking to enjoin or prohibit the merger;

•	the declaration by the SEC that the registration statement of which this joint proxy statement/prospectus is a part is effective and the absence of any stop order or proceeding, initiated or threatened in writing by the SEC, suspending or threatening to suspend such effectiveness;

•	the receipt of all consents, approvals, assignments and authorizations reasonably necessary to consummate the merger and continue in full force and effect certain material contracts to which Levitt is a party; and

•	the receipt by BFC and Levitt from Stearns Weaver of an opinion, dated as of the date on which the merger is consummated, stating that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of BFC to consummate the merger is subject to the satisfaction or waiver at or prior to the closing of the merger of the following additional conditions:

•	the representations and warranties of Levitt contained in the merger agreement being true and correct, subject to certain materiality qualifications;

•	the performance in all material respects by Levitt of all obligations required to be performed by it under the merger agreement;

•	the delivery by Levitt to BFC of a certificate, dated as of the date on which the merger is consummated and signed by the president and chief financial officer of Levitt, certifying the satisfaction of each of the two foregoing conditions;

•	the fairness opinion of Sandler O’Neill, BFC’s financial advisor, not being withdrawn, revoked or materially modified; and

•	holders of not more than 10% of the outstanding shares of Levitt Class A Common Stock duly and validly exercising, or remaining entitled to exercise, their appraisal rights in accordance with the FBCA.

The obligations of Levitt to consummate the merger are subject to the satisfaction or waiver at or prior to the closing of the merger of the following additional conditions:

•	the representations and warranties of BFC contained in the merger agreement being true and correct, subject to certain materiality qualifications;

•	the performance in all material respects by BFC of all obligations required to be performed by it under the merger agreement;

•	the delivery by BFC to Levitt of a certificate, dated as of the date on which the merger is consummated and signed by the chief executive officer and chief financial officer of BFC, certifying the satisfaction of each of the two foregoing conditions;

•	the approval for listing of the shares of BFC Class A Common Stock to be issued in the merger on the NYSE Arca Stock Exchange, subject only to official notice of issuance; and

•	the fairness opinion of Houlihan Lokey, Levitt’s financial advisor, not being withdrawn, revoked or materially modified.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of BFC and Levitt, including representations and warranties relating to, among other things:

•	organization, good standing and similar corporate matters;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated thereby;

•	absence of conflicts with each such party’s governing documents, applicable laws and contracts;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	absence of any event or occurrence of any condition since September 30, 2006 that (i) has had or could reasonably be expected to have a material adverse effect with respect to such party, (ii) could reasonably be expected to render any of the representations and warranties of such party contained in the merger agreement incorrect or untrue as of the effective time of the merger or (iii) would result in a violation of the covenants of such party contained in the merger agreement had such event or condition occurred after the date of the merger agreement;

•	filing of tax returns and payment of taxes;

•	material contracts, and the enforceability of such contracts;

•	pending or, to the knowledge of such party, threatened litigation;

•	engagement and payment of fees of brokers, finders and investment bankers;

•	accuracy of information supplied by such party in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	the qualification of the merger as a “reorganization” under Section 368(a) of the Code;

•	the receipt of fairness opinions from BFC’s and Levitt’s respective financial advisors; and

•	accuracy and sufficiency of information contained in the merger agreement.

The merger agreement contains additional customary representations and warranties of BFC, including representations and warranties relating to:

•	compliance with laws;

•	related party transactions;

•	insurance;

•	its compliance with the Sarbanes-Oxley Act of 2002;

•	certain business practices;

•	employee benefit plans; and

•	labor and employment matters.

Conduct of Business by BFC and Levitt Prior to Consummation of the Merger

BFC and Levitt have each agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement, except as expressly contemplated by the merger agreement or consented to in writing by BFC or Levitt, as the case may be, each of BFC and Levitt will not, among other things:

•	conduct its business in a manner that is not consistent with its ordinary course of business and past practice or in a manner that would cause it to default under certain material contracts to which it is a party;

•	change or amend its Articles of Incorporation or By-laws (except that BFC may amend its Articles of Incorporation to increase the authorized number of shares of BFC Class A Common Stock and amend its By-laws to increase the maximum size of its board of directors);

•	divide, combine or reclassify any of its capital stock or otherwise make any changes in its capital structure;

•	declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, except as consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	engage in any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

•	take any action that would cause its representations and warranties contained in the merger agreement to be untrue in any material respect;

•	take any action that would reasonably be likely to materially delay the merger; or

•	agree to take, or make any commitment to take, any of the foregoing actions.

In addition, Levitt has agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement, except as expressly contemplated by the merger agreement or consented to in writing by BFC, Levitt will not:

•	issue, sell, or grant any shares of its capital stock (except shares of Levitt Class A Common Stock to be issued upon exercise of options to purchase shares of Levitt Class A Common Stock which are outstanding on the date of the merger agreement); or

•	issue, sell or grant any options, warrants, or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of its capital stock or rights or obligations convertible into or exchangeable for any such shares of capital stock, except in the ordinary course of business consistent with past practices.

BFC has also agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement, except as expressly contemplated by the merger agreement or consented to in writing by Levitt, BFC will not cause its directors’ and officers’ liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to BFC and its officers and directors.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements relating to the period of time between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement, whereby each of BFC and Levitt has agreed to, among other things:

•	give prompt notice to the other party of (i) any event known to such party which has or is reasonably likely to have a material adverse effect on such party, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties, or covenants of such party contained in the merger agreement or (iii) any event or circumstance which could materially and adversely affect such party’s ability to satisfy the conditions to the merger;

•	permit the other party and its authorized representatives reasonable access during regular business hours to the properties of such party and make their respective directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its authorized representatives at reasonable times and upon reasonable request;

•	disclose and make available to the other party, and cause its agents and authorized representatives to disclose and make available to the other party, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party, and to maintain the confidentiality of such information, except as otherwise required by law;

•	consult with the other party before issuing, and provide the other party the opportunity to review, comment upon and approve, subject to applicable law, regulation or stock exchange rules, any press release or other public announcement with respect to the merger agreement or the merger;

•	use its reasonable efforts (i) in good faith to take or cause to be taken as promptly as practicable all reasonable actions within its control to cause the conditions precedent to its obligations to consummate the merger to be fulfilled and (ii) to obtain all consents and approvals required in connection with the consummation of the transactions contemplated by the merger agreement;

•	hold a meeting of its shareholders as promptly as reasonably practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and use its reasonable efforts to secure the required vote or consent of its shareholders;

•	provide the other party with the information pertaining to such party required by the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part;

•	use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by the merger agreement at the earliest practicable date, including obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations;

•	use reasonable best efforts to cause the merger to qualify as a “reorganization” under Section 368(a) of the Code and use reasonable best efforts not to, and not to permit or cause any of its affiliates (or subsidiaries, in the case of BFC) to, take any action or cause any action to be taken which would cause the merger to fail to so qualify as a “reorganization” under Section 368(a) of the Code;

•	use its commercially reasonable efforts to cause to be delivered to the other party reasonable and customary comfort letters from its independent accountant; and

•	cooperate and consult with the other party, to the fullest extent possible, in connection with any shareholder litigation against it or any of its directors or officers with respect to the transactions contemplated by the merger agreement.

In addition, between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement, BFC has agreed to, among other things:

•	prepare and file with the SEC, with Levitt’s assistance, the registration statement of which this joint proxy statement/prospectus is a part and use all commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable after filing and to maintain such effectiveness until all of the shares of BFC Class A Common Stock to be issued in connection with the merger have been issued and distributed;

•	indemnify, defend and hold harmless each present and former director and officer of Levitt for each such director’s and officer’s liabilities with respect to acts or omissions occurring prior to the effective time of the merger, to the same extent as provided for under the FBCA and in Levitt’s Articles of Incorporation or By-laws;

•	for six years after the effective time of the merger, maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Levitt or a substitute policy of at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Levitt policy, in each case, with respect to claims arising from facts or events which occurred before the effective time of the merger or, alternatively, obtain single limit tail directors’ and officers’ liability insurance coverage providing at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Levitt policy for such six-year period with respect to claims arising from facts or events which occurred before the effective time of the merger;

•	use commercially reasonable efforts to support the liquidity needs of the operations and business of Levitt and its subsidiaries after the effective time of the merger, consistent with the reasonable business judgment and fiduciary duties of BFC’s board of directors;

•	use its best efforts to cause the seven directors of Levitt who are not also directors of BFC to be appointed to the board of directors of BFC;

•	take any action required under applicable federal or state securities laws in connection with the issuance of the shares of BFC Class A Common Stock in connection with the merger; and

•	prepare and submit to the NYSE Arca Stock Exchange a listing application covering all of the shares of BFC Class A Common Stock to be issued to holders of Levitt Class A Common Stock in connection with the merger and pursuant to options to purchase, and restricted stock awards of, shares of Levitt Class A Common Stock and use its reasonable best efforts to obtain approval for the listing of all such shares, subject to official notice of issuance.

Further, between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement, Levitt has agreed to, among other things:

•	discontinue the sale or contribution (for any applicable period not commenced as of January 30, 2007) of Levitt common stock pursuant to any of Levitt’s employee benefit plans which are subject to Section 401(a) of the Code; and

•	not later than the 15th day prior to the mailing of this joint proxy statement/prospectus, deliver to BFC a schedule of each shareholder of Levitt not previously disclosed to BFC that is or is reasonably likely to be, as of such date, an affiliate of Levitt and use commercially reasonable efforts to cause each shareholder of Levitt that is or is reasonably likely to be an affiliate of Levitt to execute and deliver an affiliate letter to BFC on or before the date of mailing of this joint proxy statement/prospectus.

No Solicitation

The merger agreement provides that, from and after the date of the merger agreement until the effective time of the merger, without the prior written consent of BFC, and subject to its rights described under “Superior Proposal” below, Levitt will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or affiliates to, directly or indirectly:

•	solicit, initiate, or knowingly encourage any acquisition proposal or any inquiries or proposals that could reasonably be expected to lead to any acquisition proposal;

•	engage in negotiations or discussions concerning, or provide any non-public information to any person in connection with, any acquisition proposal or under circumstances that could reasonably be expected to result in an acquisition proposal; or

•	agree to, approve, recommend or otherwise endorse or support any acquisition proposal.

As defined in the merger agreement, the term “acquisition proposal” means, other than the merger or any proposal or modification thereof submitted by BFC or certain of its affiliates, any proposal relating to a possible:

•	merger, consolidation, share exchange, business combination or similar transaction involving Levitt or any of its subsidiaries;

•	sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Levitt and its subsidiaries on a consolidated basis;

•	liquidation, dissolution, recapitalization or other similar type of transaction; or

•	transaction which is similar in form, substance or purpose to any of the foregoing transactions.

The merger agreement further provides that, with respect to an acquisition proposal, Levitt will:

•	notify BFC immediately, and in any event within 24 hours, if (i) an acquisition proposal is made or is modified in any respect (including any written material provided by the offeror, the principal terms and conditions of any such acquisition proposal or modification thereto and the identity of the offeror), in which case Levitt will provide a copy of the acquisition proposal concurrently with such notice or (ii) if Levitt furnishes non-public information to, or enters into discussions or negotiations with respect to an acquisition proposal with, any person other than BFC or any of its affiliates;

•	as promptly as practicable, advise BFC orally and in writing of any request for information that could reasonably be expected to lead to an acquisition proposal as well as the material terms and conditions of such request or inquiry and keep BFC informed in all respects of the status of any such request or inquiry; and

•	provide BFC with prior telephonic (promptly confirmed in writing) or written notice of any meeting of Levitt’s board of directors (or any committee thereof) at which Levitt’s board of directors (or any committee thereof) is expected or could reasonably be expected to consider an acquisition proposal, together with a copy of the documentation relating to such acquisition proposal to the extent such documentation is then available (and otherwise provide such documentation as soon as available).

Superior Proposal

The merger agreement provides further that, notwithstanding the restrictions described above, if at any time prior to the effective time of the merger, any person other than BFC or any of its affiliates submits to the Levitt special committee or board of directors an unsolicited, bona fide, written acquisition proposal not resulting from a breach of the “no solicitation” provisions of the merger agreement, and the Levitt special committee or board of directors reasonably determines in good faith, (i) after consultation with their financial, legal and other advisors, that such acquisition proposal will result in, or upon further discussion with or due diligence by such person could reasonably be expected to constitute or result in, a superior proposal and (ii) after consultation with their outside legal counsel, that the failure to take the following actions may be inconsistent with their fiduciary duties under applicable law, then Levitt may:

•	furnish information about its business to such person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such person, provided that Levitt contemporaneously furnishes to BFC all the non-public information furnished to such person; and

•	negotiate and participate in discussions and negotiations with such person.

The merger agreement provides that the term “superior proposal” means any unsolicited, bona fide, written acquisition proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which the Levitt special committee or board of directors determines, after consultation with their legal, financial and other advisors, are more favorable to the shareholders of Levitt (other than BFC and the directors of Levitt who are not “independent” within the meaning of the rules and regulations of the New York Stock Exchange) from a financial point of view than the merger or other revised proposal submitted by BFC prior to such determination, taking into account the ability of the offeror to consummate the superior proposal on substantially the terms proposed.

Nothing contained in the merger agreement will prohibit Levitt from taking, and disclosing to its shareholders, a position required by Rule 14d-9 or Rule 14e-2(a) of the Exchange Act or Item 1012(a) of Regulation M-A promulgated thereunder.

Change of Recommendation

The merger agreement provides that the board of directors of Levitt may withhold, withdraw, modify or change its approval or recommendation of the merger agreement or approve or recommend to Levitt’s shareholders a superior proposal if after the date of the merger agreement and prior to the effective time of the merger, Levitt receives a superior proposal not in violation of the “no solicitation” provisions of the merger agreement and the Levitt special committee or board of directors determines, in good faith and after consultation with their financial advisors and legal counsel, that the failure to do so would be inconsistent with their fiduciary duties under applicable law. In the case of such an event, Levitt must provide BFC with at least two business days prior written notice stating that its board of directors intends to take such actions and such notice must include the principal terms and conditions of any such superior proposal and the identity of the offeror.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of Levitt and BFC. In addition, the merger agreement may be terminated by Levitt or BFC in certain circumstances, including if:

•	the merger has not been consummated by July 31, 2007; provided, however, that if BFC proceeds in good faith to consummate the merger, this date may be extended to a date not later than October 1, 2007;

•	the shareholders of BFC or Levitt do not approve the merger and the related transactions;

•	any order, decree, ruling or other judgment issued by any court or other governmental entity prohibiting the consummation of the merger is in effect and has become final and nonappealable;

•	any law is enacted which makes consummation of the merger illegal; or

•	the Levitt special committee or board of directors determines to approve or recommend a superior proposal after complying with the “no solicitation” provisions of the merger agreement or withholds or withdraws its recommendation of the merger agreement or the merger in a manner adverse to BFC.

The merger agreement also may be terminated by Levitt if:

•	BFC breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is incapable of being cured or is not cured within 15 days following the giving of written notice to BFC and which breach or failure to perform would result in the failure of a condition to Levitt’s obligation to consummate the merger;

•	the average closing price of BFC Class A Common Stock as quoted on the NYSE Arca Stock Exchange and the average closing price of the Class A Common Stock of BankAtlantic Bancorp as quoted on the New York Stock Exchange, in each case for the ten consecutive trading days ending on and including the trading day that is two days prior to the day of the effective time of the merger, are less than $4.45 and $9.44, respectively, which are equal to 70% of the respective closing prices for such shares on the date of the merger agreement; provided however, that after receiving written notice from Levitt of termination as a result of such decline in stock prices, BFC may avoid such termination and extend the date of the effective time of the merger for up to two business days by promptly providing written notice to Levitt of its election to increase the value of the consideration delivered to holders of Levitt Class A Common Stock to equal the value such holders would have received if the value of BFC Class A Common Stock at the effective time of the merger was $4.45; or

•	Houlihan Lokey, Levitt’s financial advisor, withdraws, revokes, annuls or materially modifies its fairness opinion.

The merger agreement also may be terminated by BFC if:

•	Levitt breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is incapable of being cured or is not cured within 15 days following the giving of written notice to Levitt and which breach or failure to perform would result in the failure of a condition to BFC’s obligation to consummate the merger;

•	Sandler O’Neill, BFC’s financial advisor, withdraws, revokes, annuls or materially modifies its fairness opinion; or

•	a tender offer or exchange offer for ten percent or more of the outstanding shares of Levitt common stock is commenced or a registration statement or statement on Schedule TO with respect thereto is filed (other than by BFC or certain of its affiliates) and the board of directors of Levitt, notwithstanding its obligations under the merger agreement, recommends that the shareholders of Levitt tender their shares in such tender or exchange offer or publicly announces its intention to take no position with respect to such tender offer.

Expenses

All fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, except that BFC and Levitt have each agreed to share equally all expenses incurred in connection with the printing, mailing and filing with the SEC of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part.

Indemnification and Insurance

The merger agreement provides that the Surviving Corporation will indemnify, defend and hold harmless each present and former director and officer of Levitt for each such director’s and officer’s liabilities with respect to acts or omissions occurring prior to the effective time of the merger, to the same extent as provided for under the FBCA and in Levitt’s Articles of Incorporation or By-laws.

The merger agreement also provides that for six years after the effective time of the merger, the Surviving Corporation will maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Levitt or a substitute policy of at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Levitt policy, in each case, with respect to claims arising from facts or events which occurred before the effective time of the merger. Alternatively, the Surviving Corporation may obtain single limit tail directors’ and officers’ liability insurance coverage providing at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Levitt policy for such six-year period with respect to claims arising from facts or events which occurred before the effective time of the merger, in which event and upon the request of BFC, Levitt shall purchase such coverage immediately prior to the consummation of the merger.

Amendment and Waiver

The merger agreement may be amended or modified in whole or in part at any time only by a writing signed by BFC and Levitt. However, except as may be required by applicable law, prior to the effective time of the merger, any consent, waiver or other determination to be made, or action to be taken, by Levitt under the merger agreement will be made or taken only upon the approval of the Levitt special committee.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of BFC, with Levitt as its wholly-owned subsidiary, based upon the historical financial statements of BFC and Levitt, after giving effect to the merger and adjustments described in the accompanying footnotes, and are intended to reflect the impact of the merger on BFC. The unaudited pro forma condensed combined financial statements are based upon and have been developed from the historical audited consolidated financial statements of BFC contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and the historical audited consolidated financial statements of Levitt contained in its Annual Report on Form 10-K for the year ended December 31, 2006, each of which is incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with BFC treated as the acquiror and as if the merger had been consummated on December 31, 2006, for purposes of preparing the unaudited pro forma condensed combined balance sheet as of December 31, 2006, and on January 1, 2006, for purposes of preparing the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006.

The following unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the actual consolidated financial position of BFC would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or consolidated financial position of BFC following the merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of BFC and Levitt that are incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2006

	BFC	Pro forma
	Consolidated	Adjustments(a)		Pro forma
	(In thousands, except for share data)

ASSETS
Cash and due from depository institutions	$195,401	$—		$195,401
Federal funds sold and other short-term investments	5,722	—		5,722
Securities available for sale (at fair value)	653,659	—		653,659
Investment securities	227,208	—		227,208
Tax certificates net of allowance of $3,699	195,391	—		195,391
Federal Home Loan Bank stock, at cost which approximates fair value	80,217	—		80,217
Discontinued operations assets held for sale	190,763	—		190,763
Loans receivable, net of allowance for loan losses of $44,173	4,594,192	—		4,594,192
Residential loans held for sale	9,313	—		9,313
Accrued interest receivable	47,676	—		47,676
Real estate held for development and sale	847,492	(78,816	)(b)	768,676
Real estate owned	21,747			21,747
Investments in unconsolidated affiliates	124,521	(4,139	)(c)	120,382
Properties and equipment, net	298,513	(9,257	)(d)	289,256
Goodwill	70,490	—		70,490
Core deposit intangible asset	6,834	—		6,834
Deferred income tax asset	—	47,701	(e)(f)	47,701
Other assets	36,627	(7,734	)(g)	28,893

Total assets	$7,605,766	$(52,245)		$7,553,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Interest bearing deposits	$2,871,116	$—		$2,871,116
Non-interest bearing deposits	995,920	—		995,920

Total deposits	3,867,036	—		3,867,036
Customer deposits on real estate held for sale	42,696	—		42,696
Advances from FHLB	1,517,058	—		1,517,058
Securities sold under agreements to repurchase	96,385	—		96,385
Federal funds purchased and other short term borrowings	32,026	—		32,026
Subordinated debentures, notes and bonds payable and junior subordinated debentures	908,942	455	(h)	909,397
Deferred tax liabilities, net	10,646	(10,646	)(e)(f)	0
Discontinued operations liabilities held for sale	95,246			95,246
Other liabilities	159,823	836	(i)	160,659

Total liabilities	6,729,858	(9,355)		6,720,503

Noncontrolling interest	698,323	(286,230)		412,093

Shareholders’ equity:
Preferred stock of $.01 par value; authorized 10,000,000 shares; 5% Cumulative Convertible Preferred Stock issued and outstanding 15,000 shares	—	—		—
Class A Common Stock of $.01 par value, authorized 70,000,000 shares; issued and outstanding 28,755,882, issued and outstanding, pro forma 66,289,835	266	375		641
Class B Common Stock of $.01 par value, authorized 20,000,000 shares; issued and outstanding 7,090,652	69	—		69
Additional paid-in capital	93,910	242,965		336,875
Retained earnings	81,889	—		81,889

Total shareholders’ equity before accumulated other comprehensive income	176,134	243,340	(j)	419,474
Accumulated other comprehensive income	1,451	—		1,451

Total shareholders’ equity	177,585	243,340		420,925

Total liabilities and shareholders’ equity	$7,605,766	$(52,245)		$7,553,521

(a)	Pro forma adjustments represent BFC’s acquisition of 83.4% of Levitt’s net assets acquired at its estimated fair value as compared to book value, adjusted by negative goodwill. Negative goodwill was allocated to various non-financial assets on a pro-rata basis to reduce the value assigned to non-financial assets. The assumed purchase price of Levitt was based on the exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock and the closing price of BFC Class A Common Stock on January 30, 2007.

(b)	Represents a decrease of $99.7 million associated with the allocation of negative goodwill, partially offset by an increase of approximately $20.9 million to its estimated fair value.

(c)	Represents a decrease of $14.0 million associated with the allocation of negative goodwill, partially offset by an increase of $9.9 million resulting from Bluegreen market value at January 30, 2007.

(d)	Represents the allocation of negative goodwill.

(e)	Includes BFC’s parent company recovery of Levitt’s deferred tax liability at December 31, 2006 of approximately $19.3 million which was allocated in the purchase price.

(f)	Reclassifed to deferred income tax asset.

(g)	Represents write-off of debt financing cost and allocation of negative goodwill of $2.4 million.

(h)	Represents a fair value adjustment based on current borrowing rates for similar types of borrowing arrangements.

(i)	Represents estimated accruals.

(j)	Represents the issuance of 37,533,953 shares of BFC Class A Common Stock based upon the closing price of $6.35 for such stock on January 30, 2007, the date of the merger agreement, as quoted on the NYSE Arca Stock Exchange, plus other fees and expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	As	Pro forma
	Presented	Adjustments	Pro forma
	(In thousands, except for share and per share data)

Revenues
BFC Activities
Interest and dividend income	$2,249	$—	$2,249
Other income, net	1,433	—	1,433

	3,682	—	3,682

Financial Services Interest and dividend income	367,177	—	367,177
Service charges on deposits	90,472	—	90,472
Other service charges and fees	27,542	—	27,542
Other income	22,555	—	22,555

	507,746	—	507,746

Homebuilding & Real Estate Development
Sales of real estate	566,086	—	566,086
Interest and dividend income	2,474	—	2,474
Other income	14,592	—	14,592

	583,152	—	583,152

Total revenues	1,094,580	—	1,094,580

Costs and Expenses
BFC Activities
Interest expense	30	—	30
Employee compensation and benefits	9,407	—	9,407
Other expenses	2,933	—	2,933

	12,370	—	12,370

Financial Services
Interest expense, net of interest capitalized	166,578	—	166,578
Provision for loan losses	8,574	—	8,574
Employee compensation and benefits	150,804	—	150,804
Occupancy and equipment	57,308	—	57,308
Advertising and promotion	35,067	—	35,067
Amortization of intangible assets	1,561	—	1,561
Cost associated with debt redemption	1,457	—	1,457
Other expenses	52,962	—	52,962

	474,311	—	474,311

Homebuilding & Real Estate Development
Cost of sales of real estate	482,961	—	482,961
Selling, general and administrative expenses	120,017	—	120,017
Other expenses	3,677	—	3,677

	606,655	—	606,655

Total costs and expenses	1,093,336	—	1,093,336

Equity earnings from unconsolidated affiliates	10,935	—	10,935

Income before income taxes and noncontrolling interest	12,179	—	12,179
Benefit for income taxes	(528)		(528)
Noncontrolling interest	13,404	7,643 (a)	21,047

Loss from continuing operations	(697)	(7,643)	(8,340)
Loss from discontinued operations less noncontrolling interest and income tax benefit of $8,958	(1,524)	0	(1,524)

Net loss	(2,221)	(7,643)	(9,864)
5% Preferred Stock dividends	750		750

Net loss allocable to common stock	$(2,971)	$(7,643)	$(10,614)

Diluted weighted average number of common shares outstanding	33,249	37,534 (b)	70,783
Diluted loss per share	$(0.10)		$(0.15)

(a)	Eliminate non-controlling interest for the year ended December 31, 2006.

(b)	Represents shares of BFC Class A Common Stock that will be issued to Levitt’s shareholders in the merger.

COMPARATIVE STOCK PRICES AND DIVIDENDS

BFC Class A Common Stock is listed for trading on the NYSE Arca Stock Exchange under the trading symbol “BFF.” Prior to June 22, 2006, BFC Class A Common Stock was quoted on the NASDAQ National Market under the trading symbol “BFCF.” Levitt Class A Common Stock is listed for trading on the New York Stock Exchange under the trading symbol “LEV.” The tables below set forth, for the periods indicated, dividends declared and the high and low per share sales prices for BFC Class A Common Stock as reported on the NASDAQ National Market, with respect to the time period prior to June 22, 2006, and as reported on the NYSE Arca Stock Exchange, with respect to the time period on and after such date, and for Levitt Class A Common Stock as reported on the New York Stock Exchange.

BFC Class A Common Stock

			Cash Dividends
	High	Low	Per Share

Calendar Year 2005
First quarter	$11.34	$9.04	—
Second quarter	10.29	7.81	—
Third quarter	9.00	6.81	—
Fourth quarter	7.05	4.90	—
Calendar Year 2006
First quarter	$6.64	$5.35	—
Second quarter	8.16	5.69	—
Third quarter	7.10	4.35	—
Fourth quarter	7.06	4.80	—
Calendar Year 2007
First quarter	$6.90	$4.17	—
Second quarter (through , 2007)	[ ]	[ ]	[ ]

Levitt Class A Common Stock

			Cash Dividends
	High	Low	Per Share

Calendar Year 2005
First quarter	$33.85	$24.67	$.02
Second quarter	30.66	24.60	.02
Third quarter	33.20	22.00	.02
Fourth quarter	23.69	18.86	.02
Calendar Year 2006
First quarter	$25.50	$20.10	$.02
Second quarter	22.33	14.15	.02
Third quarter	16.10	9.22	.02
Fourth quarter	13.70	11.54	.02
Calendar Year 2007
First quarter	$15.44	$9.19	$.02
Second quarter (through , 2007)	[ ]	[ ]	[ ]

The above tables show only historical comparisons. Because the market prices of BFC Class A Common Stock and Levitt Class A Common Stock likely will fluctuate prior to the merger, these comparisons may not provide meaningful information to BFC’s or Levitt’s shareholders in determining how to vote at their respective annual meetings. Shareholders are encouraged to obtain current market quotations for BFC Class A Common Stock and Levitt Class A Common Stock and to review carefully the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147.

While there are no restrictions on the payment of cash dividends by BFC, BFC has never paid cash dividends. BFC issued a 25% stock dividend on March 1, 2004, May 25, 2004 and March 7, 2005, each of which was payable in shares of BFC Class A Common Stock. BFC may consider declaring and paying a dividend in the future with respect to BFC Class A Common Stock; however, there can be no assurance that it will do so. Future declaration and payment of cash dividends with respect to BFC Class A Common Stock, if any, will be determined in light of the then-current financial condition of BFC and other factors deemed relevant by the board of directors of BFC.

Levitt has declared and paid regular quarterly dividends of $.02 per share with respect to Levitt Class A Common Stock since July 26, 2004. There is no assurance that Levitt will continue to pay cash dividends on its Class A Common Stock. Future declaration and payment of cash dividends with respect to Levitt Class A Common Stock, if any, will be determined in light of the then-current financial condition of Levitt and other factors deemed relevant by the board of directors of Levitt. After completion of the merger, other than BFC, which may receive dividends as the parent company of Levitt, shareholders of Levitt will not continue to receive dividends from Levitt.

The following table sets forth the closing prices for BFC Class A Common Stock and Levitt Class A Common Stock as reported on the NYSE Arca Stock Exchange and the New York Stock Exchange, respectively, on January 30, 2007, the last trading day before BFC and Levitt announced the merger agreement, and on          , 2007, the last trading day before the date of this joint proxy statement/prospectus. The table also includes the equivalent prices per share of Levitt Class A Common Stock that holders of such stock would receive in connection with the merger if the merger were completed on either of these dates, applying the exchange ratio of 2.27 shares of BFC Class A Common Stock for each share of Levitt Class A Common Stock.

Equivalent Value
of
	BFC Class A	Levitt Class A	Levitt Class A
	Common Stock	Common Stock	Common Stock

January 30, 2007	$6.35	$10.88	$14.41
, 2007	$ [ ]	$ [ ]	$ [ ]

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF BFC AND LEVITT

BFC and Levitt are Florida corporations subject to the provisions of Florida law. Levitt’s shareholders, whose rights are currently governed by Levitt’s Articles of Incorporation and By-laws, will, if the merger is completed, become holders of BFC Class A Common Stock and their rights will be governed by BFC’s Articles of Incorporation and By-laws. The Articles of Amendment to BFC’s Articles of Incorporation and the Amended and Restated By-laws of BFC to be adopted in connection with the merger are as set forth on Annexes D and E hereto, respectively, and you are urged to read such annexes carefully.

The following description summarizes the material differences that may affect the rights of shareholders of BFC and Levitt but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary and is qualified in its entirety by reference to the FBCA and the governing corporate instruments of BFC and Levitt, to each of which you are referred. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Levitt’s shareholders should read carefully the relevant provisions of Florida law, BFC’s Articles of Incorporation, the Form of Amendment to BFC’s Articles of Incorporation, which is attached hereto as Annex D, and the Amended and Restated By-laws of BFC, which are attached hereto as Annex E, as well as Levitt’s Articles of Incorporation and By-laws. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 147.

Authorized Capital Stock

BFC.  The authorized capital stock of BFC consists of 100,000,000 shares of capital stock, consisting of (i) 70,000,000 shares of BFC Class A Common Stock, par value $0.01 per share, (ii) 20,000,000 shares of BFC Class B Common Stock, par value $0.01 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share. In connection with the merger, the number of authorized shares of BFC Class A Common Stock under BFC’s Articles of Incorporation will be increased from 70,000,000 to 130,000,000, thereby increasing the total number of shares of authorized capital stock of BFC from 100,000,000 to 160,000,000.

Levitt.  The authorized capital stock of Levitt consists of 65,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of Levitt Class A Common Stock, par value $0.01 per share, (ii) 10,000,000 shares of Levitt Class B Common Stock, par value $0.01 per share, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights

BFC.  Each share of BFC Class A Common Stock is entitled to one vote, and the BFC Class A Common Stock represents in the aggregate 22% of the total voting power of BFC. Each share of BFC Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 78% of the total voting power of BFC. These fixed voting percentages will remain in effect until the total number of outstanding shares of BFC Class B Common Stock falls below 1,800,000. If the total number of outstanding shares of BFC Class B Common Stock is less than 1,800,000 but greater than 1,400,000, then the BFC Class A Common Stock will hold a voting percentage equal to 40% and the BFC Class B Common Stock will hold a voting percentage equal to the remaining 60%. If the total number of outstanding shares of BFC Class B Common Stock is less than 1,400,000 but greater than 500,000, then the BFC Class A Common Stock will hold a voting percentage equal to 53% and the BFC Class B Common Stock will hold a voting percentage equal to the remaining 47%. If the total number of outstanding shares of BFC Class B Common Stock is less than 500,000, then each share of BFC Class A Common Stock and Class B Common Stock will be entitled to one vote.

Levitt.  Each share of Levitt Class A Common Stock is entitled to one vote and the Levitt Class A Common Stock represents in the aggregate 53% of the total voting power of Levitt. Each share of Levitt Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 47% of the total voting power of Levitt. The fixed voting percentages will be eliminated, and shares of Levitt Class B Common Stock will be entitled to only one vote per share, from and after the date that BFC or its affiliates no longer own in the aggregate at least 600,000 shares of Levitt Class B Common Stock.

Shares of Preferred Stock Outstanding; Conversion Rights of Preferred Stock

BFC.  BFC’s Articles of Incorporation provide that the board of directors of BFC has the power to authorize the issuance of preferred shares and to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof. Currently, there are 15,000 shares outstanding of 5% Cumulative Convertible Preferred Stock of BFC. Holders of such preferred stock have the option at any time on or after April 30, 2007 to convert their shares into shares of BFC Class A Common Stock, with the number of shares determined by dividing the stated value of $1,000 per share by the conversion price of $9.60 per share of BFC Class A Common Stock. The conversion price is subject to customary anti-dilution adjustments. The holders may convert their shares of 5% Cumulative Convertible Preferred Stock of BFC before April 30, 2007 if (i) BFC Class A Common Stock has a closing price equal to 150% of the conversion price then in effect for the 20 consecutive trading days prior to the delivery of a conversion notice or (ii) BFC has delivered a redemption notice.

Levitt.  Levitt’s Articles of Incorporation provide that the board of directors of Levitt has the power to authorize the issuance of preferred shares and to fix the designations, voting powers, preferences, rights, qualifications, limitations and restrictions thereof. Currently, there are no outstanding shares of preferred stock of Levitt.

Ownership Restrictions on Class B Common Stock

BFC.  There are no restrictions on the ownership of BFC Class B Common Stock.

Levitt.  Only BFC and its affiliates may hold Levitt Class B Common Stock and accordingly sales of Levitt Class B Common Stock to unaffiliated parties would require the conversion of those shares to Levitt Class A Common Stock prior to or contemporaneously with the sale. However, the sale of BFC or any other change in control of BFC would not result in the conversion of the shares of Levitt Class B Common Stock held by BFC into shares of Levitt Class A Common Stock.

Dividends and Other Distributions; Liquidation Rights

BFC.  No dividend or other distribution (other than a dividend or distribution payable solely in common stock) shall be paid on or set apart for payment on BFC Class A Common Stock or Class B Common Stock until such time as all accrued and unpaid dividends on the 5% Cumulative Convertible Preferred Stock of BFC have been or contemporaneously are declared or paid and a sum is set apart sufficient for payment of such accrued and unpaid dividends. Subject to the foregoing, holders of BFC Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by the board of directors of BFC out of legally available assets. Any distribution per share with respect to BFC Class A Common Stock will be identical to the distribution per share with respect to BFC Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of BFC Class A Common Stock may be declared and issued only in the form of BFC Class A Common Stock while a dividend or other non-cash distribution to holders of BFC Class B Common Stock may be declared and issued in the form of either BFC Class A Common Stock or Class B Common Stock at the discretion of the board of directors of BFC, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

Upon any liquidation of BFC, the assets legally available for distribution to shareholders will be distributed ratably among the holders of BFC Class A Common Stock and Class B Common Stock after payment of the liquidation preference to which the holders of shares of 5% Cumulative Convertible Preferred Stock of BFC are entitled.

Levitt.  Holders of Levitt Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by the board of directors of Levitt out of legally available assets. Any distribution per share with respect to Levitt Class A Common Stock will be identical to the distribution per share with respect to Levitt Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Levitt Class A Common Stock may be declared and issued only in the form of Levitt Class A Common Stock while a dividend or other non-cash distribution to holders of Levitt Class B Common Stock may be declared and issued in the form of either Levitt Class A Common Stock or Class B Common Stock at the discretion of the board of directors of Levitt, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

Upon any liquidation of Levitt, the assets legally available for distribution to shareholders will be distributed ratably among the holders of Levitt Class A Common Stock and Class B Common Stock.

Number and Classification of Board of Directors

BFC.  BFC’s By-laws provide for a board of directors composed of between three and twelve members, as determined by the board of directors. As of the date of this joint proxy statement/prospectus, the board of directors of BFC consists of six members. In connection with the merger, BFC’s By-laws will be amended to provide for a board of directors composed of between three and seventeen members, as determined by the board of directors, and seven directors of Levitt are to be appointed to the board of directors of BFC such that it will consist of thirteen members. See “The Merger — Board of Directors and Executive Officers of BFC Following the Merger” beginning on page 72. The board of directors of BFC is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.

Levitt.  Levitt’s By-laws provide for a board of directors composed of between three and twelve members, as determined by the board of directors. As of the date of this joint proxy statement/prospectus, the board of directors of Levitt consists of nine members and is divided into three classes with the term of office of one class expiring each year.

Newly Created Directorships and Vacancies

BFC.  BFC’s By-laws provide that any vacancy occurring in the board of directors of BFC, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy caused by the resignation or removal of a director will hold office for the same term as to which such director’s predecessor was elected. In the case of a director elected to fill a vacancy created by reason of an increase in the number of directors, the director will serve for the term designated by the board of directors, but in no event will such term exceed three years.

Levitt.  Levitt’s By-laws provide that any vacancy occurring in the board of directors may be filled only by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors, or by a sole remaining director. A director elected to fill a vacancy will serve until the next election of directors by Levitt’s shareholders.

Removal of Directors

BFC.  BFC’s By-laws provide that any director or the entire board of directors of BFC may be removed, with or without cause, at a meeting of BFC’s shareholders called expressly for such purpose, by vote of the holders of a majority of the shares entitled to vote on such removal.

Levitt.  Under Florida law, Levitt’s shareholders may remove one or more directors, with or without cause, at a meeting of Levitt’s shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is the removal of such director or directors. The director or directors will be removed by Levitt’s shareholders at the meeting called for such purpose if the votes cast favoring removal exceed the votes cast against removal.

Special Meetings of Shareholders

BFC.  BFC’s By-laws provide that special meetings of BFC’s shareholders may be held when directed by the president or the board of directors or when requested in writing by the holders of not less than ten percent of all the shares entitled to vote at the meeting. A special meeting requested by shareholders will be called for a date not less than 10 nor more than 60 days after the request is made, unless (in the case of the 60-day maximum) the shareholders requesting the meeting designate a later date and unless (in the case of the 10-day minimum) the number of shareholders constituting a quorum waive the 10-day minimum notice period. The call for the meeting will be issued by the secretary, unless the president, board of directors or shareholders requesting the meeting designate another person to do so.

Levitt.  Levitt’s By-laws provide that special meetings of Levitt’s shareholders for any purpose or purposes may be held when called by the chairman of the board, the president, or a majority of the board of directors or upon the written request of the holders of outstanding shares representing not less than fifty percent of the votes entitled to be cast at the meeting. Such written request shall state the purpose of the meeting and shall be delivered at the principal office of Levitt addressed to the chairman of the board of directors, the president or the secretary. No business other than that stated in the notice of a special meeting will be transacted at such meeting. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, the secretary or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting.

Amendment of Articles of Incorporation

BFC.  In addition to the requirements under Florida law, BFC’s Articles of Incorporation require the affirmative vote of the holders of at least two-thirds of BFC’s stock entitled to vote to amend such articles; provided, however, that if an amendment is recommended to BFC’s shareholders by at least two-thirds of the members of the board of directors of BFC, then such amendment will be approved upon the affirmative vote of a simple majority of BFC’s stock entitled to vote.

Levitt.  In its Articles of Incorporation, Levitt reserved to its shareholders the right to amend or repeal any provisions contained therein. Pursuant to Florida law and subject to the exceptions thereof, such amendment or repeal will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

CORPORATE GOVERNANCE OF BFC

Pursuant to BFC’s By-laws and the FBCA, BFC’s business and affairs are managed under the direction of its board of directors. Directors are kept informed of BFC’s business through discussions with management, including the chief executive officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

Determination of Director Independence

BFC’s full board of directors undertook a review of each director’s independence on February 12, 2007. During these reviews, BFC’s board considered transactions and relationships between each director or any member of his immediate family and the company and its subsidiaries and affiliates, including those reported below under “Certain Relationships and Related Transactions — BFC.” BFC’s board also examined transactions and relationships between directors or their affiliates and members of BFC’s senior management or their affiliates. The purpose of these reviews was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent under applicable laws and regulations and NYSE Arca Stock Exchange listing standards. As permitted by the NYSE Arca Stock Exchange listing standards, BFC’s board determined that the following categories of relationships will not constitute material relationships that impair a director’s independence: (i) banking relationships with BankAtlantic in the ordinary course of BankAtlantic’s business; (ii) serving on third party boards of directors with other members of the board; (iii) payments or charitable gifts by BFC to entities of which a director is an executive officer or employee where such payments or gifts do not exceed the greater of $1 million or 2% of such company’s or charity’s consolidated gross revenues; and (iv) investments by directors in common with each other or BFC, its affiliates or executive officers. As a result of its review of the relationships of each of the members of BFC’s board, and considering these categorical standards, BFC’s board has affirmatively determined that a majority of BFC’s directors, including D. Keith Cobb, Oscar Holzmann, Earl Pertnoy and Neil Sterling, are “independent” directors within the meaning of the listing standards of the NYSE Arca Stock Exchange and applicable law.

Committees of the Board of Directors and Meeting Attendance

The board of directors of BFC has established audit, compensation and nominating/corporate governance committees. BFC’s board has adopted a written charter for each of these three committees and Corporate Governance Guidelines that address the make-up and functioning of the board. BFC’s board has also adopted a Code of Business Conduct and Ethics that applies to all of BFC’s directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of BFC’s website at www.bfcfinancial.com, and each is available in print, without charge, to any BFC shareholder.

BFC’s board met twelve times and executed one unanimous written consent in lieu of a meeting during 2006. Each of the members of BFC’s board of directors attended at least 75% of the meetings of the board and committees on which he served, and all of the then-serving members of BFC’s board of directors attended BFC’s 2006 annual meeting of shareholders, although BFC has no formal policy requiring them to do so.

BFC’s Audit Committee

BFC’s audit committee consists of Oscar Holzmann, chairman, D. Keith Cobb, Earl Pertnoy and Neil Sterling. BFC’s board has determined that all of the members of BFC’s audit committee are “financially literate” and “independent” within the meaning of the listing standards of the NYSE Arca Stock Exchange and applicable SEC rules and regulations. Mr. Holzmann, the chairman of this committee, and D. Keith Cobb are both qualified as audit committee financial experts within the meaning of SEC regulations and BFC’s board has determined that each of them has finance and accounting expertise which results in their “financial sophistication” within the meaning of the listing standards of the NYSE Arca Stock Exchange. BFC’s audit committee met six times during the 2006 fiscal year and its members also held various informal conference calls and meetings as a committee. BFC’s audit committee is directly responsible for the appointment, compensation, retention and oversight of BFC’s independent auditor. Additionally, BFC’s audit committee assists board oversight of: (i) the integrity of BFC’s financial statements; (ii) BFC’s compliance with legal and regulatory requirements; (iii) the qualifications, performance and independence of BFC’s independent auditor; and (iv) the performance of BFC’s internal audit function. In connection with these oversight functions, BFC’s audit committee receives reports from and meets with BFC’s internal audit group, management and BFC’s independent auditor. BFC’s audit committee receives information concerning internal controls over financial reporting and any deficiencies in such controls and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the committee of concerns regarding questionable accounting or auditing matters. A report from BFC’s audit committee is included in this joint proxy statement/prospectus on page 121.

BFC’s Compensation Committee

BFC’s compensation committee consists of Earl Pertnoy, chairman, D. Keith Cobb, Oscar Holzmann and Neil Sterling. All of the members of the committee are “independent” within the meaning of the listing standards of the NYSE Arca Stock Exchange. In addition, each committee member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Code. BFC’s compensation committee met five times during 2006. BFC’s compensation committee provides assistance to BFC’s board in fulfilling its responsibilities relating to the compensation of BFC’s executive officers. It determines the compensation of BFC’s chief executive officer and, after reviewing the compensation recommendations of BFC’s chief executive officer, determines the compensation of BFC’s other executive officers. It also administers BFC’s equity-based compensation plans.

BFC’s Nominating/Corporate Governance Committee

BFC’s nominating/corporate governance committee consists of Neil Sterling, chairman, D. Keith Cobb, Oscar Holzmann and Earl Pertnoy. All of the members of BFC’s nominating/corporate governance committee are considered to be “independent” within the meaning of the listing standards of the NYSE Arca Stock Exchange. The committee met two times in 2006. BFC’s nominating/corporate governance committee is responsible for assisting BFC’s board in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to BFC’s board a set of corporate governance principles for BFC, overseeing the evaluation of BFC’s board and management, overseeing the selection, composition and evaluation of the committees of BFC’s board of directors and overseeing the management continuity and succession planning process.

Generally, the committee will identify director candidates through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the committee believes that those candidates can make to BFC’s board and to management and on such other qualifications and factors as the committee considers appropriate. In assessing potential new directors, the committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of BFC’s board and the evolving needs of BFC. BFC also requires that its board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on BFC’s behalf, including attending board and applicable committee meetings. If the committee believes a candidate would be a valuable addition to BFC’s board, it will recommend the candidate’s election to BFC’s full board.

Under BFC’s By-laws, nominations for directors may be made only by or at the direction of the board of directors of BFC or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in BFC’s By-laws) not less than 90 nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of shareholders. For BFC’s 2008 annual meeting of shareholders, BFC must receive this notice between           and          , 2008.

Executive Sessions of Non-Management and Independent Directors

In accordance with applicable NYSE Arca Stock Exchange rules, the non-management directors of BFC met two times in executive session of the board in which management directors and other members of management did not participate. Earl Pertnoy was selected to be the presiding director for these sessions. The non-management directors have scheduled regular meetings in February and July of each year, and may schedule additional meetings without management present as they determine to be necessary.

Director and Management Indebtedness

In February 2001, John E. Abdo, vice chairman of the board of directors of BFC, borrowed $500,000 from BFC on a recourse basis and Glen R. Gilbert, former executive vice president and chief financial officer of BFC, and Earl Pertnoy, a director of BFC, each borrowed $50,000 on a non-recourse basis in each case to make investments in a technology company sponsored by BFC. In July 2002, John E. Abdo borrowed an additional $3.0 million from BFC on a recourse basis. All borrowings bore interest at the prime rate plus 1%, which interest was, except for interest on the Abdo borrowing, payable annually. The entire principal balance under the borrowings, except for the Abdo borrowing, was due in February 2006. The Abdo borrowing required monthly interest payments, was due on demand and was secured by 2,127,470 shares of BFC Class A Common Stock and 370,750 shares of BFC Class B Common Stock. In February 2006, Mr. Gilbert and Mr. Pertnoy paid in full their outstanding loan balances of $19,151 and $24,854, respectively. The amount outstanding at December 31, 2006 for Mr. Abdo was $425,000. In March 2007, Mr. Abdo paid in full his outstanding loan balance of $425,000.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with the BFC’s board of directors, any individual director or the non-management directors as a group can write to BFC’s corporate secretary at BFC Financial Corporation, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If the person submitting the letter is a BFC shareholder, the letter should include a statement indicating such. Depending on the subject matter, BFC will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of BFC’s board, present a summary of all letters received since the last meeting that were not forwarded to the board and will make those letters available to the board upon request.

Code of Ethics

BFC has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the company, including its principal executive officer, principal financial officer and principal accounting officer. BFC will post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the company’s principal executive officer, principal financial officer or principal accounting officer) on its website at www.bfcfinancial.com.  There were no such waivers from BFC’s Code of Business Conduct and Ethics during 2006. BFC made ministerial amendments to its Code of Business Conduct and Ethics on November 6, 2006. The amended Code of Business Conduct and Ethics has been posted on BFC’s website.

Compensation Committee Interlocks and Insider Participation

BFC’s board of directors has designated directors D. Keith Cobb, Oscar Holzmann, Earl Pertnoy and Neil Sterling, none of whom are employees of the company or any of its subsidiaries, to serve on BFC’s compensation committee. Messrs. Levan and Abdo also received compensation from Levitt and BankAtlantic Bancorp and received stock option grants from Bluegreen. Mr. Cobb also serves on the board of directors of BankAtlantic Bancorp and receives compensation from BankAtlantic Bancorp for his service on such board and its committees, including its audit committee and nominating/corporate governance committee. Mr. Cobb does not serve on the compensation committee of BankAtlantic Bancorp.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to BFC and written representations that no other reports were required, BFC believes that during the year ended December 31, 2006, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

MANAGEMENT OF BFC

Board of Directors of BFC

BFC’s board of directors currently consists of six directors divided into three classes, each of which has a three-year term, expiring in annual succession. BFC’s By-laws currently provide that the company’s board of directors shall consist of no less than three nor more than twelve directors. The specific number of directors is set from time to time by resolution of BFC’s board. In connection with the merger, BFC has agreed to amend its By-laws to increase the maximum number of directors to seventeen and cause the seven directors of Levitt who are not also directors of BFC to be appointed to BFC’s board of directors to serve until BFC’s 2008 annual meeting of shareholders. See “The Merger — Appointments to the Board of Directors of BFC in Connection with the Merger.”

A total of two directors will be elected at the BFC annual meeting, both of whom will be elected for the term expiring in 2010. Each of the nominees was recommended for re-election by BFC’s nominating/corporate governance committee and has consented to serve for the term indicated. If either of them should become unavailable to serve as a director, BFC’s board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

The Directors Standing For Election Are:

TERMS ENDING IN 2010:

ALAN B. LEVAN	Director since 1978

Alan B. Levan, age 62, formed the I.R.E. Group (predecessor to BFC) in 1972. Since 1978, he has been chairman of the board, president and chief executive officer of BFC or its predecessors. He has been chairman of the board and chief executive officer of BankAtlantic Bancorp since 1994 and chairman of the board of BankAtlantic since 1987. He has been chairman of the board and chief executive officer of Levitt since 1985 and chairman of Bluegreen since 2002.

NEIL STERLING	Director since 2003

Neil Sterling, age 55, has been the principal of The Sterling Resources Group, a business development-consulting firm in Fort Lauderdale, Florida, since 1998.

THE BOARD OF DIRECTORS OF BFC RECOMMENDS THAT HOLDERS OF
BFC CLASS A COMMON STOCK AND HOLDERS OF BFC CLASS B COMMON STOCK
VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

The Directors Continuing In Office Are:

TERMS ENDING IN 2008:

JOHN E. ABDO	Director since 1988

John E. Abdo, age 63, has been vice chairman of BankAtlantic since April 1987 and chairman of the executive committee of BankAtlantic since October 1985. He has been a director of BFC since 1988 and vice chairman of the board of BFC since 1993. He has been a director and vice chairman of the board of BankAtlantic Bancorp since 1994 and vice chairman of the board of Levitt since April 2001. He has been president and chief executive officer of

Abdo Companies, Inc., a real estate development, construction and brokerage firm, for more than five years. He is also a director of Benihana and has been a director and vice chairman of Bluegreen since 2002.

OSCAR HOLZMANN	Director since 2002

Oscar Holzmann, age 64, has been an associate professor of accounting at the University of Miami since 1980. He received his Ph.D. in business administration from Pennsylvania State University in 1974.

TERMS ENDING IN 2009:

D. KEITH COBB	Director since 2004

D. Keith Cobb, age 66, has served as a business consultant and strategic advisor to a number of companies since 1996. In addition, Mr. Cobb completed a six-year term on the board of the Federal Reserve Bank of Miami in 2002. Mr. Cobb spent thirty-two years as a practicing certified public accountant at KPMG LLP, and was vice chairman and chief executive officer of Alamo Rent A Car, Inc. from 1995 until its sale in 1996. Mr. Cobb also serves on the boards of BankAtlantic Bancorp, Alliance Data Systems, Inc. and several private companies.

EARL PERTNOY	Director since 1978

Earl Pertnoy, age 80, is a real estate investor and developer. He has been a director of BFC and its predecessor companies since 1978.

Executive Officers of BFC

The following individuals are executive officers of BFC:

Name	Position

Alan B. Levan	Chairman of the Board, Chief Executive Officer, President and Director
John E. Abdo	Vice Chairman of the Board and Director
Phil Bakes	Managing Director and Executive Vice President
George P. Scanlon	Executive Vice President and Chief Financial Officer
Maria R. Scheker	Chief Accounting Officer

All officers serve until they resign or are replaced or removed by BFC’s board of directors.

The following additional information is provided for the executive officers shown above who are not directors of BFC or director nominees:

Phil Bakes, age 61, joined BFC as an executive vice president in January 2004 and was named managing director in October 2004. Immediately before joining BFC, he served from 1991-2003 as president and co-founder of Sojourn Enterprises, a Miami and New York-based merchant banking and advisory firm, as well as chairman, chief executive officer and co-founder from 1999-2003 of FAR&WIDE Travel Corp., an international leisure travel company, which in September 2003 liquidated under Chapter 11 of the U.S. Bankruptcy Code. From 1980-1990, Mr. Bakes was a senior airline industry executive, including serving as president and chief executive officer of Continental Airlines and Eastern Airlines. Mr. Bakes began his professional career in Washington, D.C. serving as an assistant Watergate prosecutor, counsel to the Senate Antitrust Subcommittee and general counsel of a federal agency. Mr. Bakes holds a Juris Doctor degree from Harvard Law School and a Bachelor of Arts degree from Loyola University (Chicago).

George P. Scanlon, age 49, joined BFC as executive vice president and chief financial officer in April 2007. Mr. Scanlon has served as executive vice president and chief financial officer of Levitt since August 2004 and now serves as executive vice president and chief financial officer of each of BFC and Levitt. Prior to joining Levitt, Mr. Scanlon was the chief financial officer of Datacore Software Corporation from December 2001 to August 2004. Datacore is a privately-owned independent software vendor specializing in storage control, storage management and storage consolidation. Prior to joining Datacore, Mr. Scanlon was the chief financial officer of Seisint, Inc. from November 2000 to September 2001. Seisint was a privately-owned technology company specializing in providing data search and processing products. Prior to joining Seisint, Mr. Scanlon was employed at Ryder System, Inc. from August 1982 to June 2000, serving in a variety of financial positions, including senior vice president — planning and controller. Ryder is a publicly-traded Fortune 500 provider of transportation, logistics and supply chain management services.

Maria R. Scheker, age 49, was appointed chief accounting officer of BFC in April 2007. Ms. Scheker joined BFC in 1985 and has held various positions with the company during this time, including assistant controller from 1993 through 2003. Ms. Scheker was appointed controller of BFC in 2003 and senior vice president of BFC in March 2006. Ms. Scheker has been a certified public accountant in the State of Florida since 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — BFC

Review, Approval or Ratification of Transactions with Related Persons

BFC’s board of directors reviews and approves transactions in which BFC was or is to be a participant, the amount involved exceeded or will exceed $120,000 annually and any of BFC’s directors or executive officers, or their immediate family members, had or will have a direct or indirect material interest. When considering a related person transaction, BFC’s board of directors analyzes, among other factors it deems appropriate, whether such related person transaction was or is to be for the benefit of BFC and upon terms no less favorable to BFC than if the related person transaction was with an unrelated party. During 2006, no related person transaction occurred where this process was not followed.

Transactions with Related Persons

BFC is the controlling shareholder of BankAtlantic Bancorp and Levitt. BFC also has a direct non-controlling interest in Benihana and, through Levitt, an indirect ownership interest in Bluegreen. The majority of BFC’s capital stock is owned or controlled by BFC’s chairman, chief executive officer and president, and by BFC’s vice chairman, both of whom are also directors of BFC, executive officers and directors of BankAtlantic Bancorp and Levitt, and directors of Bluegreen. BFC’s vice chairman is also a director of Benihana.

The following table presents BFC, BankAtlantic Bancorp, Levitt and Bluegreen related person transactions at, and for the year ended, December 31, 2006. Such amounts were eliminated in BFC’s consolidated financial statements.

	At and For the Year Ended December 31,
	2006
	BFC	BankAtlantic Bancorp	Levitt	Bluegreen
	(In thousands)

Cash and cash equivalents and (securities sold under agreements to repurchase)(1)	$996	$(5,547)	$4,552	$—
Shared service receivable (payable)(2)	312	(142)	(107)	(63)
Shared service income (expense)(2)	2,035	(647)	(1,134)	(254)
Interest income (expense) from cash balance/securities sold under agreements to repurchase(1)	43	(479)	436	—

(1)	BFC and Levitt entered into securities sold under agreements to repurchase with BankAtlantic. The balance in those accounts in the aggregate was approximately $5.5 million at December 31, 2006, and interest in connection with these repurchase agreements was approximately $479,000 for the year ended December 31, 2006. These transactions have the same terms as other BankAtlantic repurchase agreements with unrelated parties.

(2)	Effective January 1, 2006, BFC maintained arrangements with BankAtlantic Bancorp, Levitt and Bluegreen to provide shared service operations in the areas of human resources, risk management, investor relations and executive office administration. Pursuant to this arrangement, certain employees from BankAtlantic were transferred to BFC to staff BFC’s shared service operations. The costs of shared services are allocated based upon the usage of the respective services. Also as part of the shared service arrangement, BFC reimburses BankAtlantic Bancorp and Bluegreen for office facilities costs relating to BFC and its shared service operations.

BankAtlantic Bancorp in prior periods issued options to acquire shares of BankAtlantic Bancorp Class A Common Stock to employees of Levitt prior to the spin-off and to BankAtlantic Bancorp employees that were transferred to BFC on January 1, 2006. BankAtlantic Bancorp has elected, in accordance with the terms of its stock option plans, not to cancel the stock options held by those former employees. BankAtlantic Bancorp accounts for these options to former employees as employee stock options because these individuals were employees of BankAtlantic Bancorp on the grant date. During the year ended December 31, 2006, former employees exercised 51,464 options to acquire BankAtlantic Bancorp Class A Common Stock at a weighted average exercise price of $3.28.

BankAtlantic Bancorp options outstanding to former employees consisted of the following as of December 31, 2006:

	BankAtlantic Bancorp
	Class A	Weighted
	Common	Average
	Stock	Price

Options outstanding	306,598	$10.48
Options unvested	245,143	$11.39

During the year ended December 31, 2006, BankAtlantic Bancorp issued to BFC employees that perform services for BankAtlantic Bancorp options to acquire 50,300 shares of BankAtlantic Bancorp Class A Common Stock at an exercise price of $14.69. These options vest in five years and expire ten years from the grant date. BFC recognized an expense of $26,000 for the twelve months ended December 31, 2006.

BFC and its subsidiaries utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden, McClosky”), a law firm to which Bruno DiGiulian, a director of BankAtlantic Bancorp, was of counsel until September 30, 2006. Fees aggregating $526,000 were paid by BankAtlantic Bancorp to Ruden, McClosky during the year ended December 31, 2006. In addition, fees aggregating $1.6 million were paid to Ruden, McClosky by Levitt in 2006. Ruden, McClosky also represents Alan B. Levan and John E. Abdo with respect to certain other business interests.

Since 2002, Levitt has utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer, a member of Levitt’s board of directors, is a member. Levitt paid fees aggregating $470,000 to this firm during the year ended December 31, 2006.

Certain of BFC’s affiliates, including its executive officers, have independently made investments with their own funds in both public and private entities in which BFC holds investments.

Included in BFC’s other assets at December 31, 2006 was approximately $7,000 due from affiliates.

BFC’S COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

BFC’s compensation committee (referred to within this section as the “committee”) administers the compensation program for the executive officers of BFC. The committee reviews and determines all executive officer compensation, administers BFC’s equity incentive plans (including reviewing and approving grants to BFC’s executive officers), makes recommendations to shareholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs.

The committee’s charter reflects these responsibilities, and the committee and BFC’s board of directors periodically review and, if appropriate, revise the charter. The board of directors of BFC determines the committee’s membership, which is composed entirely of independent directors. The committee meets at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent. At board meetings, the chairman of the committee reports on committee actions and recommendations, as he deems appropriate. Executive compensation is reviewed at executive sessions of the board.

Throughout this joint proxy statement/prospectus, the term “BFC’s named executive officers” is used to refer collectively to the individuals included on BFC’s Summary Compensation Table on page 112.

Compensation Philosophy and Objectives

BFC’s compensation program for executive officers consists of a base salary, an annual cash incentive and bonus program, periodic grants of restricted stock or stock options, and health and welfare benefits. The committee believes that the most effective executive officer compensation program is one that is designed to align the interests of the executive officers with those of shareholders by compensating the executive officers in a manner that advances both the short- and long-term interests of BFC and its shareholders. The committee believes that BFC’s compensation program for executive officers is appropriately based upon BFC’s performance, the performance and level of responsibility of the executive officer and the market, generally, with respect to executive officer compensation.

Messrs. Levan and Abdo hold executive positions at BankAtlantic Bancorp and Levitt and received compensation for their services directly from these BFC subsidiaries in 2006. While the committee does not determine the compensation paid to Messrs. Levan and Abdo by BFC’s public company subsidiaries, the committee considers such compensation and the fact that Messrs. Levan and Abdo devote time to the operations of BankAtlantic Bancorp and Levitt when determining the compensation BFC pays to Messrs. Levan and Abdo.

Role of Executive Officers in Compensation Decisions

The committee makes all compensation decisions for BFC’s named executive officers and other executive officers, and approves recommendations regarding equity awards to all of BFC’s employees. BFC’s chief executive officer annually reviews the performance of each of BFC’s named executive officers (other than himself, whose performance is reviewed by the committee). The conclusions reached and recommendations based on these reviews, including those with respect to setting and adjusting base salary, annual cash incentive awards and bonuses and stock option awards, are presented to the committee. The committee can exercise its discretion in modifying upward or downward any recommended amounts or awards to executive officers. In 2006, the committee accepted without modification the recommendations of BFC’s chief executive officer.

Executive Officer Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for BFC’s named executive officers were:

•	base salary;

•	BFC’s annual incentive and bonus program; and

•	long-term equity incentive compensation.

Base Salary

The committee believes that the base salaries offered by BFC are competitive based on a review of market practices and the duties and responsibilities of each named executive officer. In setting base salaries, the committee periodically examines market compensation levels and trends observed in the market for executives of comparable experience and skills. Market information is used as an initial frame of reference for establishing and adjusting base salaries. The committee believes that BFC’s named executive officers’ base salaries should be competitive with those of other executives with comparable experience at organizations similar to BFC.

In addition to examining market compensation levels and trends, the committee makes base salary decisions for BFC’s named executive officers based on an annual review by the committee with input and recommendations from BFC’s chief executive officer. The committee’s review includes, among other things, the functional and decision-making responsibilities of each position, the significance of each named executive officer’s specific area of individual responsibility to BFC’s financial performance and achievement of overall goals, and the contribution, experience and work performance of each named executive officer.

With respect to base salary decisions for BFC’s chief executive officer, the committee makes an assessment of Mr. Levan’s past performance as chief executive officer and its expectations as to his future contributions to BFC and its subsidiaries, as well as the factors described above for BFC’s other named executive officers, including examining market compensation levels and trends and evaluating his individual performance and BFC’s financial condition, operating results and attainment of strategic objectives. In evaluating the performance of Mr. Levan for purposes of not only his base salary, but also his cash bonus under BFC’s annual incentive and bonus program and stock option awards under BFC’s long-term equity incentive compensation program, the committee considered BFC’s 2006 operating results and its financial condition. In its review, the committee also considered Mr. Levan’s considerable effort and attention in connection with the operations of BFC’s principal investments, including BankAtlantic Bancorp and Levitt, and that the performance of such principal investments has been a substantial factor in the success of BFC. In its review, the committee also noted, among other things, Mr. Levan’s leadership during 2006, including leadership actions taken at Levitt and BankAtlantic Bancorp with a view toward positioning both companies for long-term growth and future success and Mr. Levan’s efforts to increase the visibility of, and institutional interest in, each of BFC, BankAtlantic Bancorp and Levitt.

Each of BFC’s named executive officer’s 2006 base salary increased approximately 4% from 2005. For 2007, the committee has approved an increase of 4% in the base salaries of each of Messrs. Levan, Abdo and Bakes. The committee has also approved a 2007 base salary of $175,000 for George P. Scanlon, who, effective April 2, 2007, was appointed BFC’s new executive vice president and chief financial officer following Mr. Gilbert’s retirement from such positions on March 29, 2007. Mr. Scanlon will continue to receive a base salary of $175,000 during 2007 as chief financial officer of Levitt.

Annual Incentive and Bonus Program

BFC’s annual incentive and bonus program is a cash bonus plan designed to promote high performance and achievement of shorter-term corporate strategic goals and initiatives, encourage the growth of shareholder value, and allow executives, including BFC’s named executive officers, to participate in the growth and profitability of BFC. This program includes elements tied to the achievement of pre-established, objective individual and company-wide annual financial performance goals. These goals are established each year during BFC’s annual budget cycle, and the portion of an executive officer’s cash bonus under the plan that is related to financial performance goals varies upon the impact that the executive officer has on the overall financial performance of BFC as well as the financial performance of his or her division. Generally, a minimum corporate profitability threshold must be achieved before any bonus will be paid. However, BFC’s annual incentive and bonus program also includes a discretionary element tied to a subjective evaluation of overall performance in areas outside those that can be objectively measured based on financial results. Each executive officer’s bonus is intended to take into account corporate and individual components, which are weighted according to the executive officer’s responsibilities.

In 2006, a total of $1,165,564 in cash bonuses were awarded to BFC’s named executive officers under BFC’s annual incentive and bonus program, each of which was based on a subjective evaluation of overall performance in areas outside those that can be objectively measured. Mr. Levan was paid a discretionary bonus notwithstanding that BFC did not generate profits upon which a bonus under the objective criteria of the Company’s annual incentive program would be paid. The bonuses paid were as follows:

Alan B. Levan	$466,891
John E. Abdo	343,200
Glen R. Gilbert	209,873
Phil J. Bakes	145,600

Mr. Gilbert ceased to be an executive officer of BFC upon his retirement, effective March 29, 2007. He continues to serve BFC in a non-executive position.

In 2007, Mr. Levan has the potential to be awarded a bonus under BFC’s annual incentive program of up to 100% of his base salary and BFC’s other named executive officers have the potential to be awarded bonuses under

BFC’s annual incentive program, ranging from 60% to 100% of base salary, in each case, to be payable on BFC’s achievement of certain book value or share price targets.

Long-Term Equity Incentive Compensation

BFC’s long-term equity incentive compensation program provides an opportunity for BFC’s named executive officers, and BFC’s other executive officers, to increase their stake in BFC through grants of options to purchase shares of BFC Class A Common Stock and encourages executive officers to focus on long-term company performance by aligning the executive officers’ interests with those of BFC’s shareholders, since the ultimate value of such compensation is directly dependent on the stock price. The committee believes that providing executive officers with opportunities to acquire an interest in the growth and prosperity of the company through the grant of stock options enables BFC to attract and retain qualified and experienced executive officers and offer additional long-term incentives.

The committee’s grant of stock options to executive officers is discretionary based on an assessment of the individual executive officer’s contribution to the success and growth of BFC, subject in any event to the limitations set by BFC’s 2005 Stock Incentive Plan. Decisions by the committee regarding grants of stock options to executive officers, including BFC’s named executive officers (other than its chief executive officer), are generally made based upon the recommendation of BFC’s chief executive officer, the level of the executive officer’s position with BFC, an evaluation of the executive officer’s past and expected future performance, the number of outstanding and previously granted stock options to the executive officer and discussions with the executive officer.

In 2006, all of BFC’s named executive officers were granted options to purchase shares of BFC Class A Common Stock, with an exercise price equal to the market value of such stock on the date of grant, and which vest on the fifth anniversary of the date of grant. The committee believes that such stock options serve as a significant aid in the retention of executive officers, since these stock option awards do not vest until five years after the grant date.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The committee believes that it is generally in BFC’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements for full tax deductibility for the compensation. However, the committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when appropriate for BFC’s overall objectives, even if the company may not deduct all of the compensation. While BFC adopted its Performance-Based Annual Incentive Plan to provide for bonus payments based on objective standards as contemplated by Section 162(m), bonuses paid in 2006 were subjective bonuses paid in the committee’s discretion outside of the Performance-Based Annual Incentive Plan. No assurance can be given that compensation paid by BFC in the future will satisfy the requirements for deductibility under Section 162(m).

BFC’S SUMMARY COMPENSATION TABLE — 2006

The following table sets forth information with respect to the annual compensation paid or accrued by BFC, BankAtlantic Bancorp, BankAtlantic and Levitt, for services rendered in all capacities during the year ended December 31, 2006 to each of BFC’s named executive officers.

								Change in
								Pension
								Value
								and
							Non-equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and Principal	Source		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	(1)	Year	($)	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Alan B. Levan,	BFC	2006	648,983	466,891	—	268,817	—	—	270,460	1,655,151
Chairman of the Board and	BBX	2006	567,769	11,688	—	348,152	248,655	104,639	22,269	1,303,172
Chief Executive Officer(7)	LEV	2006	515,833	6.769	—	230,828	—	—	—	753,430

			1,732,585	485,348	—	847,797	248,655	104,639	292,729	3,711,753

John E. Abdo,	BFC	2006	567,769	343,200	—	268,817	—	—	41,000	1,220,786
Vice Chairman	BBX	2006	385,585	8,170	—	232,101	172,174	47,221	29,484	874,735
Of the Board(7)	LEV	2006	628,672	9,582	—	333,573	—	—	291,244	1,263,071

			1,582,026	360,952	—	834,491	172,174	47,221	361,728	3,358,592

Glen R. Gilbert,	BFC	2006	347,202	209,873	—	100,184	—	33,016	8,800	699,075
Chief Financial	BBX	2006	—	—	—	—	—	—	—	—
Officer(8)	LEV	2006	—	—	—	—	—	—	—	—

			347,202	209,873	—	100,184	—	33,016	8,800	699,075

Phil J. Bakes,	BFC	2006	361,308	145,600	—	76,116	—	—	26,220	609,244
Managing Director	BBX	2006	—	—	—	—	—	—	—	—
	LEV	2006	—	—	—	—	—	—	—	—

			361,308	145,600	—	76,116	—	—	26,220	609,244

(1)	Amounts identified as BFC represent amounts paid or accrued by BFC, amounts identified as BBX represent amounts paid or accrued by BankAtlantic Bancorp and BankAtlantic and amounts identified as LEV represent amounts paid or accrued by Levitt.

(2)	Represents the discretionary component of cash awards under BFC’s and BankAtlantic Bancorp’s respective annual incentive and bonus programs and Levitt’s Corporate Goal Bonus Plan. The Company’s annual incentive and bonus program is more fully described in the section above entitled “BFC’s Compensation Discussion and Analysis,” and Levitt’s Corporate Goal Bonus Plan is more fully described in the section below entitled “Levitt’s Compensation Discussion and Analysis.”

(3)	All options are to purchase shares of the respective company’s Class A Common Stock. The dollar amount represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Other than with respect to forfeitures of options to purchase shares of Levitt common stock, assumptions used in the calculation of these amounts are included in footnote 21 to BFC’s audited financial statements for the fiscal year ended December 31, 2006 included in BFC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. There were no forfeitures during 2006. Additional information regarding these stock options awarded to BFC’s named executive officers in 2006, including the grant date fair value of such stock options, is set forth in “BFC’s Grants of Plan-Based Awards — 2006” below.

(4)	Represents the formula-based component of cash awards under BankAtlantic Bancorp’s annual incentive program, which is tied to financial performance goals, and cash awards under the BankAtlantic Profit Sharing Stretch Plan as follows: Mr. Levan — $217,112 under BankAtlantic Bancorp’s annual incentive program and $31,543 under the BankAtlantic Profit Sharing Stretch Plan; and Mr. Abdo — $151,830 under BankAtlantic Bancorp’s annual incentive program and $20,344 under the BankAtlantic Profit Sharing Stretch Plan.

(5)	Represents the increase in the actuarial present value of accumulated benefits under the Retirement Plan for Employees of BankAtlantic (the “BankAtlantic Retirement Plan”) and the Executive Retirement Plan for Glen Gilbert (the “Executive Retirement Plan”). Additional information regarding the BankAtlantic Retirement Plan is set forth in the narrative accompanying “BFC’s Pension Benefits — 2006” table below. Additional information regarding the Executive Retirement Plan is set forth under “BFC’s Pension Benefits — 2006” and “Potential Payments upon Termination or Change-in-Control of BFC” below.

(6)	Items included under “All Other Compensation” for each of BFC’s named executive officers are set forth in the table below:

	Levan	Abdo	Gilbert	Bakes

BFC
Perquisites and other benefits	$79,655	$10,000	$—	$26,220
Amounts paid for life and disability insurance premiums	122,973	—	—	—
Amount paid for automobile expenses	2,832	—	—	—
Contributions to 401(k) savings plan	—	—	8,800	—
Amounts paid for intangible tax	65,000	31,000	—	—

	$270,460	$41,000	$8,800	$26,220

BankAtlantic Bancorp
Perquisites and other benefits	$4,695	$2,044	$—	$—
Insurance premiums	8,734	—	—	—
BankAtlantic Bancorp contributions to retirement and 401(k) plans	8,800	8,800	—	—
Dividends on restricted stock, REIT shares	40	40
Payment for service as trustee of the BankAtlantic pension plan	—	9,000	—	—
Auto allowance	—	9,600	—	—

	$22,269	$29,484	$—	$—

Levitt
Management fees paid to Abdo Companies, Inc.	$—	$291,244	$—	$—

	$—	$291,244	$—	$—

Amounts included under “BankAtlantic Bancorp — Insurance Premiums” in the table above were paid in connection with the BankAtlantic Split-Dollar Life Insurance Plan (the “BankAtlantic Split-Dollar Plan”). Additional information regarding the BankAtlantic Split-Dollar Plan is set forth in the narrative accompanying “BFC’s Pension Benefits — 2006” table below.

The value of perquisites and other benefits included in the rows entitled “Perquisites and other benefits” in the table above is calculated based on their incremental cost to the respective company, which is determined based on the actual cost of providing these perquisites and other benefits. During 2006 (i) Mr. Levan received perquisites and other benefits from BFC which totaled $79,665, including $69,655 related to his use of BFC’s tickets to entertainment and sporting events and $10,000 in charitable contributions made in his name; (ii) Mr. Abdo received perquisites and other benefits from BFC which totaled $10,000, all of which represented charitable contributions made in his name; and (iii) Mr. Bakes received perquisites and other benefits from BFC which totaled $26,220, all of which related to his personal use of BFC’s tickets to entertainment and sporting events.

Mr. Abdo is the principal shareholder and chief executive officer of Abdo Companies, Inc.

(7)	Each of Messrs. Levan and Abdo received non-qualified options to acquire 50,000 shares of Bluegreen common stock during 2006 at an exercise price of $12.07. The options vest on the fifth anniversary of the grant date and have a ten year term. The grant date fair value of the options computed in accordance with FAS 123(R) was $336,500.

(8)	Effective March 29, 2007, Mr. Gilbert retired from his executive positions with BFC. Mr. Gilbert continues to serve BFC in a non-executive position.

BFC’S GRANTS OF PLAN-BASED AWARDS — 2006

The following table sets forth certain information concerning awards granted by BFC to its named executive officers pursuant to BFC’s non-equity incentive plans in the fiscal year ended December 31, 2006.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise or	Fair Value
					Number of	Number of	Base Price	of Stock
		Estimated Possible Payouts			Shares of	Securities	of Option	and
		Under Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold	Target	Maximum	Units	Options(2)	($ / Sh)	Awards(3)

Alan B. Levan(4)	3/29/2006	$—	$—	$389,390	N/A	N/A	$ N/A	$ N/A
	6/5/2006	N/A	N/A	N/A	—	75,000	6.36	265,500
John E. Abdo	6/5/2006	N/A	N/A	N/A	—	75,000	6.36	265,500
Glen R. Gilbert	6/5/2006	N/A	N/A	N/A	—	30,000	6.36	106,200
Phil Bakes	6/5/2006	N/A	N/A	N/A	—	25,000	6.36	88,500

(1)	Represents the estimated possible payouts of cash awards under the formula-based component of BFC’s annual incentive program which is tied to financial performance goals. BFC’s named executive officers did not receive any payments under the formula-based component of BFC’s annual incentive program for 2006. BFC’s annual incentive program is more fully described above in the section entitled “BFC’s Compensation Discussion and Analysis.”

(2)	All options are to purchase shares of BFC Class A Common Stock, were granted under BFC’s 2005 Stock Incentive Plan, vest on the fifth anniversary of the grant date and expire on the tenth anniversary of the grant date.

(3)	Represents the grant date fair value computed in accordance with FAS 123(R).

(4)	Mr. Levan’s award under BFC’s annual incentive program was to be paid based on BFC’s 2006 pre-tax income, not to exceed 60% of his base salary, subject to reduction in the sole discretion of BFC’s compensation committee. As the conditions for payment were not met, no payments were made based on the objective criteria of BFC’s annual incentive program.

The following table sets forth information concerning awards granted by BankAtlantic Bancorp to BFC’s named executive officers pursuant to BankAtlantic Bancorp’s non-equity incentive plans in the fiscal year ended December 31, 2006.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise or	Fair Value
					Number of	Number of	Base Price	of Stock
		Estimated Possible Payouts			Shares of	Securities	of Option	and
		Under Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold	Target	Maximum	Units	Options(2)	($ / Sh)	Awards(3)

Alan B. Levan	3/30/2006	$—	$572,000	$651,488	N/A	N/A	$ N/A	$ N/A
	7/11/2006	N/A	N/A	N/A	0	60,000	14.81	362,400
John E. Abdo	4/20/2006	—	400,100	455,700	N/A	N/A	N/A	N/A
	7/11/2006	N/A	N/A	N/A	0	40,000	14.81	241,600

(1)	Represents the estimated possible payouts of cash awards under the formula-based component of BankAtlantic Bancorp’s annual incentive plan which is tied to financial performance goals. Cash awards made under the formula-based component of BankAtlantic Bancorp’s annual incentive plan for 2006 are included under “Non-Equity Incentive Plan Compensation” in “BFC’s Summary Compensation Table-2006” above.

(2)	All options are to purchase shares of BankAtlantic Bancorp Class A Common Stock, were granted under BankAtlantic Bancorp’s 2005 Restricted Stock and Option Plan, and vest on the fifth anniversary of the date of grant.

(3)	Represents the grant date fair value computed in accordance with FAS 123(R).

Messrs. Levan and Abdo were also granted plan-based awards by Levitt during 2006. See “Levitt’s Grants of Plan-Based Awards-2006” below.

BFC’S OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2006

The following table sets forth certain information regarding equity-based of BFC awards held by BFC’s named executive officers as of December 31, 2006.

								Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
	Option Awards									Awards:	Payout
					Equity					Number of	Value of
					Incentive				Market	Unearned	Unearned
					Plan			Number	Value	Shares,	Shares,
					Awards:			of Shares	of Shares	Units	Units
	Number of		Number of		Number of			orUnits	or Units	or Other	or Other
	Securities		Securities		Securities			of Stock	of Stock	Rights	Rights
	Underlying		Underlying		Underlying			That	That	That	That
	Unexercised		Unexercised		Unexercised	Option	Option	Have	Have	Have	Have
	Options		Options		Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable		Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested

Alan B. Levan			210,579	(1)(2)	N/A	$1.84	2/7/2013	N/A	N/A	N/A	N/A
			93,750	(1)(3)		8.40	7/28/2014
			75,000	(4)(5)		8.92	7/11/2015
			75,000	(4)(6)		6.36	6/5/2016
John E. Abdo			210,579	(1)(2)	N/A	1.84	2/7/2013	N/A	N/A	N/A	N/A
			93,750	(1)(3)		8.40	7/28/2014
			75,000	(4)(5)		8.92	7/11/2015
			75,000	(4)(6)		6.36	6/5/2016
Glen R. Gilbert	24,481	(1)(7)			N/A	1.45	7/1/2007	N/A	N/A	N/A	N/A
	84,230	(1)(8)				3.68	1/13/2008
	6,191	(1)(9)				2.14	4/6/2009
			56,159	(1)(2)		1.84	2/7/2013
			37,501	(1)(3)		8.40	7/28/2014
			30,000	(4)(5)		8.92	7/11/2015
			30,000	(4)(6)		6.36	6/5/2016
Phil Bakes			29,301	(1)(10)	N/A	7.68	1/5/2014	N/A	N/A	N/A	N/A
			12,500	(1)(3)		8.40	7/28/2014
			25,000	(4)(5)		8.92	7/11/2015
			25,000	(4)(6)		6.36	6/5/2016

(1)	Represents options to purchase shares of BFC Class B Common Stock.

(2)	Vests on February 7, 2008.

(3)	Vests on July 28, 2009.

(4)	Represents options to purchase shares of BFC Class A Common Stock.

(5)	Vests on July 11, 2010.

(6)	Vests on June 5, 2011.

(7)	Vested on July 1, 2002.

(8)	Vested on January 13, 2003.

(9)	Vested on April 6, 2004.

(10)	Vests on January 5, 2009.

The following table sets forth certain information regarding equity-based awards of BankAtlantic Bancorp held by BFC’s named executive officers as of December 31, 2006.

							Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
	Option Awards								Awards:	Payout
				Equity					Number of	Value of
				Incentive				Market	Unearned	Unearned
				Plan			Number	Value	Shares,	Shares,
				Awards:			of Shares	of Shares	Units	Units
	Number of	Number of		Number of			orUnits	or Units	or Other	or Other
	Securities	Securities		Securities			of Stock	of Stock	Rights	Rights
	Underlying	Underlying		Underlying			That	That	That	That
	Unexercised	Unexercised		Unexercised	Option	Option	Have	Have	Have	Have
	Options	Options		Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested

Alan B. Levan		78,377	(2)	N/A	$8.56	3/4/2012	N/A	N/A	N/A	N/A
		78,377	(3)		7.41	3/31/2013
		60,000	(4)		18.20	7/5/2014
		60,000	(5)		19.02	7/11/2015
		60,000	(6)		14.81	7/10/2016
John E. Abdo		52,251	(2)	N/A	8.56	3/4/2012	N/A	N/A	N/A	N/A
		52,251	(3)		7.41	3/31/2013
		40,000	(4)		18.20	7/5/2014
		40,000	(5)		19.02	7/11/2015
		40,000	(6)		14.81	7/10/2016

(1)	All options are to purchase shares of BankAtlantic Bancorp Class A Common Stock.

(2)	Vested on March 4, 2007.

(3)	Vests on March 31, 2008.

(4)	Vests on July 5, 2009.

(5)	Vests on July 11, 2010.

(6)	Vests on July 10, 2011.

As of December 31, 2006, Messrs. Levan and Abdo also held equity-based awards of Levitt. See “Levitt’s Outstanding Equity Awards at Fiscal Year-End-2006” below.

BFC’S OPTION EXERCISES AND STOCK VESTED — 2006

The following table sets forth certain information regarding exercises of options to purchase shares of BFC’s common stock by BFC’s named executive officers in the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise(1)	on Exercise(2)	Acquired on Vesting	on Vesting

Alan B. Levan	1,895,150	$5,974,143	—	$—
John E. Abdo	1,895,150	5,974,143	—	—
Glen R. Gilbert	138,682	546,604	—	—
Phil Bakes	—	—	—	—

(1)	Represents the number of shares of BFC Class B Common Stock acquired upon exercise of stock options.

(2)	Value realized on exercise is the product of (a) the difference between the market prices of the shares acquired on the dates of exercise and the option exercise prices and (b) the number of shares acquired upon exercise of stock options.

The following table sets forth certain information regarding exercises of options to purchase shares of BankAtlantic Bancorp’s common stock by BFC’s named executive officers in the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise(1)	on Exercise(2)	Acquired on Vesting	on Vesting

Alan B. Levan	599,912	$5,716,863	—	$—
John E. Abdo	348,955	3,256,085	—	—

(1)	Represents the number of shares of BankAtlantic Bancorp Class A Common Stock acquired upon exercise of stock options.

(2)	Value realized on exercise is the product of (a) the difference between the market prices of the shares acquired on the dates of exercise and the option exercise prices and (b) the number of shares acquired upon exercise of stock options.

BFC’S PENSION BENEFITS — 2006

The following table sets forth certain information with respect to accumulated benefits as of December 31, 2006 under any BFC plan that provides for payments or other benefits to BFC’s named executive officers at, following, or in connection with, retirement.

Present Value
		of Accumulated	Payments During
Name	Plan Name	Benefit(1)	Last Fiscal Year

Alan B. Levan	N/A	$ N/A	$ N/A
John E. Abdo	N/A	N/A	N/A
Glen R. Gilbert	Executive Retirement Plan(2)	525,998	0
Phil Bakes	N/A	N/A	N/A

(1)	Assumptions used in the calculation of these amounts are included in footnote 22 to BFC’s audited financial statements for the fiscal year ended December 31, 2006 included in BFC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(2)	Information regarding the Executive Retirement Plan is set forth under “Potential Payments upon Termination or Change-in-Control of BFC” below.

The following table sets forth certain information with respect to accumulated benefits as of December 31, 2006 under any BankAtlantic Bancorp plan that provides for payments or other benefits to BFC’s named executive officers at, following, or in connection with, retirement.

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit(1)	Year

Alan B. Levan	Retirement Plan for Employees of BankAtlantic	26	$1,415,595	$0
John E. Abdo	Retirement Plan for Employees of BankAtlantic	14	625,673	0

(1)	Assumptions used in the calculation of these amounts are included in footnote 16 to BankAtlantic Bancorp’s audited financial statements for the fiscal year ended December 31, 2006 included in BankAtlantic Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, except that retirement age was assumed to be 65, the normal retirement age as defined in the BankAtlantic Retirement Plan.

BankAtlantic Retirement Plan

Alan B. Levan and John E. Abdo are participants in the BankAtlantic Retirement Plan, which is a defined benefit plan. Effective December 31, 1998, BankAtlantic Bancorp froze the benefits under the BankAtlantic Retirement Plan. Participants who were employed at December 1, 1998, became fully vested in their benefits under the BankAtlantic Retirement Plan. While the BankAtlantic Retirement Plan is frozen, there will be no future benefit accruals. None of BFC’s other named executive officers is a participant in the BankAtlantic Retirement Plan. The BankAtlantic Retirement Plan was designed to provide retirement income based on an employee’s salary and years of active service, determined as of December 31, 1998. The cost of the BankAtlantic Retirement Plan is paid by BankAtlantic and all contributions are actuarially determined.

In general, the BankAtlantic Retirement Plan provides for monthly payments to or on behalf of each covered employee upon such employee’s retirement (with provisions for early or postponed retirement), death or disability. As a result of the freezing of future benefit accruals, the amount of the monthly payments is based generally upon two factors: (1) the employee’s average regular monthly compensation for the five consecutive years out of the last ten years ended December 31, 1998, or prior retirement, death or disability, that produces the highest average monthly rate of regular compensation and (2) upon the employee’s years of service with BankAtlantic at December 31, 1998. Benefits are payable for the retiree’s life, with ten years’ worth of payments guaranteed. The benefits are not subject to any reduction for Social Security or any other external benefits.

In 1996, BankAtlantic amended the BankAtlantic Retirement Plan and adopted a supplemental benefit for certain executives, as permitted by the Employee Retirement Income Security Act of 1974 and the Code. This was done because of a change in the Code that operated to restrict the amount of the executive’s compensation that may be taken into account for plan purposes, regardless of the executive’s actual compensation. The intent of the supplemental benefit, when added to the regular plan benefit, was to provide to certain executives the same retirement benefits that they would have received had the Code limits not been enacted, subject to other requirements of the Code. The approximate targeted percentage of pre-retirement compensation for which Mr. Levan will be eligible under the BankAtlantic Retirement Plan as a result of the supplemental benefit at age 65 is 33%. None of BFC’s other named executive officers is entitled to the supplemental benefit. The supplemental benefit also was frozen as of December 31, 1998. Because the percentage of pre-retirement compensation payable from the BankAtlantic Retirement Plan to Mr. Levan, including the plan’s supplemental benefit, fell short of the benefit that Mr. Levan would have received under the plan absent the Code limits, BankAtlantic adopted the BankAtlantic Split-Dollar Plan, an employee benefit plan described below.

The following table illustrates annual pension benefits at age 65 for various levels of compensation and years of service at December 31, 1998, the date on which BankAtlantic Retirement Plan benefits were frozen.

	Estimated Annual Benefits
Average Five Year Compensation	Years of Credited Service at December 31, 1998
at December 31, 1998	5 Years	10 Years	20 Years	30 Years	40 Years

$120,000	$10,380	$20,760	$41,520	$62,280	$83,160
$150,000	13,005	26,010	52,020	78,030	104,160
$160,000 and above	13,880	27,760	55,520	83,280	111,160

BankAtlantic Split-Dollar Plan

BankAtlantic adopted the BankAtlantic Split-Dollar Plan in 1996 to provide additional retirement benefits to Mr. Levan, whose monthly benefits under the BankAtlantic Retirement Plan were limited by changes to the Code. Under the BankAtlantic Split-Dollar Plan and its accompanying agreement with Mr. Levan, BankAtlantic arranged for the purchase of an insurance policy insuring the life of Mr. Levan. Pursuant to its agreement with Mr. Levan, BankAtlantic will make premium payments for this policy. The policy is anticipated to accumulate significant cash value over time, which cash value is expected to supplement Mr. Levan’s retirement benefit payable from the BankAtlantic Retirement Plan. Mr. Levan owns the insurance policy, but BankAtlantic will be reimbursed for the amount of premiums that BankAtlantic pays for such policy upon the earlier of his retirement or death. The portion of the amount paid in prior years attributable to the 2006 premium for the insurance policy that is considered compensation to Mr. Levan is included under “All Other Compensation” in “BFC’s Summary Compensation Table — 2006” above. The BankAtlantic Split-Dollar Plan was not included in the freezing of the BankAtlantic Retirement Plan and BankAtlantic has continued to make premium payments for the insurance policy since 1998.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL OF BFC

In September 2005, BFC entered into an agreement with Mr. Gilbert pursuant to which BFC has agreed to pay Mr. Gilbert a monthly retirement benefit of $5,672 beginning January 1, 2010, regardless of his actual retirement date. The monthly payments will continue through Mr. Gilbert’s life, or if he dies before receiving 120 monthly payments, until such time as at least 120 monthly payments have been made to Mr. Gilbert and his beneficiaries. However, as permitted by the agreement, Mr. Gilbert may elect to choose an available actuarially equivalent form of payment. BFC’s obligation under the agreement is unfunded. Based on an aggregate retirement benefit payment of $980,296, in September 2005, BFC recorded the present value of the retirement benefit payment in the amount of $482,444. Assumptions used in the calculation of these amounts are included in footnote 22 to BFC’s audited financial statements for the fiscal year ended December 31, 2006 included in BFC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. BFC will recognize monthly the amortization of interest on the retirement benefit as compensation expense. Effective March 29, 2007, Mr. Gilbert retired from his executive positions with BFC. He continues to serve BFC in a non-executive position.

COMPENSATION OF BFC’S DIRECTORS

BFC’s compensation committee recommends director compensation to BFC’s board based on factors it considers appropriate and based on the recommendations of management. In 2006, non-employee directors of BFC each received $100,000 for service on BFC’s board of directors, payable in cash, restricted stock or non-qualified stock options, in such combinations as the directors may elect, provided that no more than $50,000 may be payable in cash. The restricted stock and stock options are granted in BFC Class A Common Stock under the BFC 2005 Stock Incentive Plan. Restricted stock vests monthly over the 12-month service period and stock options are fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of the BFC Class A Common Stock on the date of grant. The number of stock options and restricted stock granted is determined by BFC based on assumptions and formulas typically used to value these types of securities. For 2006, BFC paid an aggregate of $200,000 in cash and granted 30,028 shares of restricted BFC Class A Common Stock to its non-employee directors pursuant to this plan. BFC did not grant any stock options to its non-employee directors in 2006 pursuant to this plan. No director receives additional compensation for attendance at board of directors’ meetings or meetings of committees on which he serves except as follows. In 2006, members of the audit committee, other than its chairman, received an annual cash amount of $10,000. The chairman of the audit committee received an annual cash amount of $15,000 during 2006. The chairman of the nominating/corporate governance committee and the chairman of the compensation committee each received $3,500 during 2006. Directors who are also officers of BFC or its subsidiaries do not receive additional compensation for their service as directors or for attendance at board of directors’ or committee meetings.

BFC’S DIRECTOR COMPENSATION TABLE — 2006

The following table sets forth certain information regarding the compensation paid to BFC’s non-employee directors for their service during the fiscal year ended December 31, 2006.

					Change in
					Pension Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash($)	Awards($)(1)(2)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

D. Keith Cobb	60,000	50,000	—	—	—	—	110,000
Oscar Holzmann	65,000	50,000	—	—	—	—	115,000
Earl Pertnoy	63,500	50,000	—	—	—	—	113,500
Neil Sterling	63,500	50,000	—	—	—	—	113,500

(1)	All restricted stock awards are in shares of BFC Class A Common Stock. The dollar amount represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), including amounts from awards granted prior to 2006. There were no forfeitures during 2006. The grant date fair value of the restricted stock awards computed in accordance with FAS 123(R) is $49,997 for each of Messrs. Cobb, Holzmann, Pertnoy and Sterling.

(2)	The table below sets forth the aggregate number of stock options and the aggregate number of shares of restricted stock held by each non-employee director of BFC as of December 31, 2006:

	Stock		Restricted
Name	Options(1)		Stock(2)

D. Keith Cobb	6,250		3,754
Oscar Holzmann	20,290		3,754
Earl Pertnoy	181,735	(3)	3,754
Neil Sterling	20,290		3,754

(1)	All options are to purchase shares of BFC Class B Common Stock.

(2)	All restricted stock awards are in shares of BFC Class A Common Stock.

(3)	Mr. Pertnoy’s stock options are held by Pertnoy Limited Partnership. Mr. Pertnoy is the president of Pertnoy Parent, Inc., the general partner of Pertnoy Limited Partnership.

REPORT OF BFC’S AUDIT COMMITTEE

The following Report of BFC’s audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other BFC filing under the Securities Act or the Exchange Act, except to the extent BFC specifically incorporates this Report by reference therein.

The charter of BFC’s audit committee sets forth the committee’s responsibilities, which include oversight of BFC’s financial reporting on behalf of BFC’s board of directors and shareholders. BFC’s audit committee held seven meetings during 2006. These meetings were designed, among other things, to facilitate and encourage communication among BFC’s audit committee, management, internal auditors and independent auditors for 2006, PricewaterhouseCoopers LLP (“PwC”). BFC’s audit committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of BFC’s internal controls and compliance matters. At its meeting on March 12, 2007, the audit committee approved the continued engagement of PwC as BFC’s independent auditor.

BFC’s audit committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and PwC.

Management has primary responsibility for BFC’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of BFC in conformity with accounting principles generally accepted in the United States of America, and discuss with BFC’s audit committee their independence and any other matters that they are required to discuss with the committee or that they believe should be raised with it. BFC’s audit committee oversees these processes, although it must rely on information provided to it and on the representations made by management and the independent auditors.

BFC’s audit committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of BFC’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

BFC’s independent auditors also provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with PwC its independence from BFC. When considering PwC’s independence, BFC’s audit committee considered whether their provision of services to BFC beyond those rendered in connection with their audit and review of the company’s consolidated financial statements was compatible with maintaining their independence. The committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

Based on these reviews and meetings, discussions and reports, BFC’s audit committee recommended to BFC’s board of directors that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in BFC’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Members of BFC’s Audit Committee:
Oscar Holzmann, Chairman
D. Keith Cobb
Earl Pertnoy
Neil Sterling

FEES TO BFC’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR
FISCAL 2006 AND 2005

PwC served as the independent registered certified accounting firm for BFC, BankAtlantic Bancorp and Levitt for 2006 and 2005. The following table presents for each of these companies fees for professional services rendered by PwC for the audit of each company’s annual financial statements for fiscal 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by PwC for fiscal 2006 and 2005.

	Fiscal		Fiscal
	2006		2005
	(In thousands)

BFC Financial Corporation
Audit fees(1)	$248		369	(2)
Audit — related fees	—		—
Tax fees	—		—
All other fees	—		—
BankAtlantic Bancorp
Audit fees(1)	$1,783		1,739
Audit — related fees(3)	425	(4)	25
Tax fees	—		—
All other fees	3		—
Levitt
Audit fees(1)	$1,060		1,073	(5)
Audit — related fees	—		—
Tax fees	—		—
All other fees	—		—

(1)	Includes primarily fees for services related to each company’s respective annual financial statement audits, the 2006 and 2005 audit of effectiveness of internal control over financial reporting and review of quarterly financial statements filed in each of the company’s Quarterly Reports on Form 10-Q.

(2)	Includes additional billing of $79,000, which was incurred during 2006 as final settlement of fees for BFC’s 2005 audit.

(3)	Principally audits of employee benefit plans and consultations regarding generally accepted accounting principles.

(4)	Includes fees for services related to the previously proposed initial public offering of Ryan Beck.

(5)	Includes additional billing of $300,000 which was incurred during 2006 as final settlement of fees for Levitt’s 2005 audit.

All audit related services, tax services and other services were pre-approved by the audit committee of the respective company, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Under its charter, BFC’s audit committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor’s retention to audit BFC’s financial statements, including the associated fee, is approved by BFC’s audit committee before the filing of the preceding year’s Annual Report on Form 10-K. Under its current practices, BFC’s audit committee does not regularly evaluate potential engagements of the independent auditor and approve or reject such potential engagements. At each audit committee meeting, the committee receives updates on the services actually provided by the independent auditor, and management may present additional services for pre-approval. BFC’s audit committee has delegated to the chairman of the committee the authority to evaluate and approve engagements involving projected fees of $10,000 or less on behalf of the committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman so approves any such engagements, he will report that approval to the full committee at the next audit committee meeting. Engagements involving projected fees of more than $10,000 may only be pre-approved by the full audit committee at a regular or special meeting.

BFC’s audit committee has determined that the provision of the services, other than audit services, as described above are compatible with maintaining the principal independent auditor’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BFC

The following table sets forth, as of April 18, 2007, certain information as to BFC Class A Common Stock and Class B Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such stock. In addition, this table includes the outstanding securities beneficially owned by BFC’s (i) named executive officers, (ii) directors as of April 18, 2007 and (iii) directors and executive officers as of April 18, 2007 as a group. BFC’s management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of BFC Class A Common Stock or Class B Common Stock as of April 18, 2007. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and with BFC pursuant to the Exchange Act. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares (1) which he or she has or shares, directly or indirectly, voting or investment power, or (2) which he or she has the right to acquire beneficial ownership of at any time within 60 days after April 18, 2007. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

		Class A	Class B	Percent of	Percent of
		Common Stock	Common Stock	Class A Common	Class B Common
Name of Beneficial Owner	Notes	Ownership	Ownership	Stock	Stock

I.R.E. Realty Advisory Group, Inc.	(2,3,5)	4,764,285	500,000	16.6%	7.1%
Florida Partners Corporation	(3,5)	1,270,302	133,314	4.4%	1.9%
I.R.E. Properties, Inc.	(3,5)	2,928,727	379,017	10.2%	5.3%
Levan Enterprises, Ltd.	(3,5)	431,649	55,865	1.5%	0.8%
Alan B. Levan	(3,5,6,10)	11,437	2,101,906	0.0%	29.6%
John E. Abdo	(3,5,6,10)	3,371,771	2,954,468	11.7%	41.7%
Glen R. Gilbert	(5,7)	—	253,584	0.0%	3.5%
Phil Bakes	(5)	—	—	0.0%	0.0%
Earl Pertnoy	(1,5,8)	106,812	188,635	0.4%	2.6%
Oscar Holzmann	(1,5)	13,138	20,290	0.0%	0.3%
D. Keith Cobb	(1,5)	16,155	6,250	0.1%	0.1%
Neil Sterling	(1,5)	13,138	20,290	0.0%	0.3%
Dr. Herbert A. Wertheim	(4)	3,968,157	416,448	13.8%	5.9%
All directors and executive officers of BFC as of April 18, 2007 as a group (9 persons)	(1,3,9)	12,927,414	6,381,095	45.0%	86.9%

(1)	Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase BFC Class B Common Stock as follows: Earl Pertnoy 181,735 shares, Oscar Holzmann 20,290 shares, D. Keith Cobb 6,250 shares, Neil Sterling 20,290 shares and Maria Scheker 21,060 shares.

(2)	BFC owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 52.7% of the outstanding common stock of BFC. I.R.E. Properties, Inc. is 100% owned by Levan Enterprises, Ltd. and Levan Enterprises, Ltd. may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of BFC common stock owned by each of such entities. In addition to his personal holdings of BFC common stock, Mr. Levan may be deemed to be the beneficial owner of 11,437 shares of BFC Class A Common Stock and 1,200 shares of BFC Class B Common Stock held of record by Mr. Levan’s wife, for an aggregate beneficial ownership of 9,406,400 shares (32.7%) of BFC Class A Common Stock and 3,170,102 shares (44.7%) of BFC Class B Common Stock.

(4)	Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, BFC. Dr. Wertheim’s mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)	Mailing address is 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

(6)	Messrs. Levan and Abdo have entered into a Shareholders Agreement and Irrevocable Proxy with respect to the shares of BFC Class B Common Stock controlled by them. Under the agreement, they have agreed to vote their shares of BFC Class B Common Stock in favor of the election of each other to BFC’s board of directors for so long as they are willing and able to serve as directors of BFC. Additionally, Mr. Abdo has granted an irrevocable proxy to an entity controlled by Mr. Levan and will obtain the consent of Mr. Levan prior to the sale or conversion of certain of his shares of BFC Class B Common Stock.

(7)	Amount and nature of beneficial ownership and percent of class include 114,902 shares that may be acquired within 60 days pursuant to exercise of stock options to purchase BFC Class B Common Stock.

(8)	On April 13, 2007, Mr. Pertnoy assigned and transferred his options to purchase 181,735 shares of BFC Class B Common stock to Pertnoy Limited Partnership. Mr. Pertnoy is the president of Pertnoy Parent, Inc., the general partner of Pertnoy Limited Partnership.

(9)	Does not include shares beneficially owned by Mr. Gilbert, who retired from his executive positions with BFC on March 29, 2007.

(10)	Includes beneficial ownership of shares of BFC Class B Common Stock subject to plans adopted under Rule 10b5-1 of the Exchange Act as follows: Mr. Levan — 71,250 shares and Mr. Abdo — 75,000 shares.

BFC’S EQUITY COMPENSATION PLAN INFORMATION

Set forth below is certain information, as of December 31, 2006, concerning BFC’s equity compensation plans for which BFC has previously obtained shareholder approval and those equity compensation plans for which BFC has not previously obtained shareholder approval.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of
	Exercise of	Outstanding	Number of Securities
	Outstanding Options,	Options, Warrants	Remaining Available
Plan Category	Warrants or Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	1,607,087	$4.88	2,479,448
Equity compensation plans not approved by security holders	—	—	—

Total	1,607,087	$4.88	2,479,448

CORPORATE GOVERNANCE OF LEVITT

Pursuant to Levitt’s By-laws and the FBCA, Levitt’s business and affairs are managed under the direction of its board of directors. Directors are kept informed of Levitt’s business through discussions with management, including Levitt’s chief executive officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

Determination of Director Independence

Levitt’s full board undertook a review of each of the directors’ independence and the facts underlying those determinations on February 26, 2007. During this review, Levitt’s board considered transactions and relationships between each director or any member of his immediate family and Levitt and its subsidiaries and affiliates, including those reported below under “Certain Relationships and Related Transactions — Levitt.” It also examined transactions and relationships between directors or their affiliates and members of Levitt’s senior management or their affiliates. The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent under applicable laws and regulations and the listing standards of the New York Stock Exchange. As permitted by the listing standards of the New York Stock Exchange, Levitt’s board has determined that the following categories of relationships will not constitute material relationships that impair a director’s independence: (i) serving on third party boards of directors with other members of the board; (ii) payments or charitable gifts by Levitt to entities with which a director is an executive officer or employee where such payments or gifts do not exceed the greater of $1 million or 2% of such company’s or charity’s consolidated gross revenues; and (iii) investments by directors in common with each other or Levitt, its affiliates or executive officers. As a result of its review of the relationships of each of its members, and considering these categorical standards, Levitt’s board has affirmatively determined that a majority of its members, including James Blosser, S. Lawrence Kahn, III, Alan Levy, Joel Levy, and William Nicholson, are independent directors within the meaning of the listing standards of the New York Stock Exchange and applicable law.

Committees of Levitt’s Board of Directors and Meeting Attendance

Levitt’s board of directors has established audit, compensation and nominating and corporate governance committees. Levitt’s board has adopted a written charter for each of these three committees and Corporate Governance Guidelines that address the make-up and functioning of the board. The board has also adopted a Code of Business Conduct and Ethics that applies to all of Levitt’s directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of Levitt’s website at www.levittcorporation.com/investor/governance/index.php, and each is available in print without charge to any shareholder of Levitt.

Levitt’s board met nine times and executed one unanimous written consent in lieu of a meeting during 2006. Except James Blosser, who attended six board meetings and four nominating and corporate governance committee meetings in 2006, each member of Levitt’s board attended at least 75% of the meetings of the board and committees on which he served. All of the members of the board of directors attended Levitt’s 2006 annual meeting of shareholders, although Levitt has no formal policy requiring them to do so.

Levitt’s Audit Committee

Levitt’s audit committee consists of Joel Levy, chairman, William Nicholson and S. Lawrence Kahn, III. Levitt’s board has determined that all current members of the audit committee are “financially literate” and “independent” within the meaning of the listing standards of the New York Stock Exchange and applicable SEC regulations. Mr. Levy, the chairman of the committee, is qualified as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K, and the board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. Levitt’s audit committee met nine times during the 2006 fiscal year, and its members also held various informal conference calls as a committee. The committee is directly responsible for the appointment, compensation, retention and oversight of Levitt’s independent auditor. Additionally, the committee assists board oversight of: (i) the integrity of Levitt’s financial statements; (ii) Levitt’s compliance with legal and regulatory requirements;

(iii) the qualifications, performance and independence of Levitt’s independent auditor; and (iv) the performance of Levitt’s internal audit function. In connection with these oversight functions, Levitt’s audit committee receives reports from the company’s outsourced internal audit group, periodically meets with management and the company’s independent auditors to receive information concerning internal controls over financial reporting and any deficiencies in such controls, and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the committee of concerns regarding questionable accounting or auditing matters. A report from Levitt’s audit committee is included in this joint proxy statement/prospectus on page 139.

Levitt’s Compensation Committee

Levitt’s compensation committee consists of S. Lawrence Kahn, III, chairman, Alan Levy and William Nicholson. All of the members of the committee are independent within the meaning of the listing standards of the New York Stock Exchange. In addition, each committee member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Code. Levitt’s compensation committee met nine times during 2006. The committee provides assistance to the board in fulfilling its responsibilities relating to the compensation of Levitt’s executive officers. It determines the compensation of Levitt’s chief executive officer and, after reviewing the compensation recommendations of Levitt’s chief executive officer, determines the compensation of Levitt’s other executive officers. It also administers Levitt’s equity-based and performance-based compensation plans.

Levitt’s Nominating and Corporate Governance Committee

Levitt’s nominating and corporate governance committee consists of James Blosser, chairman, Alan Levy and Joel Levy, each of whom has been determined by Levitt’s board of directors to meet the New York Stock Exchange’s standards for independence. Levitt’s nominating and corporate governance committee met five times during 2006. The committee is responsible for assisting the board in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the board a set of corporate governance principles for Levitt, overseeing the evaluation of the board and management, overseeing the selection, composition and evaluation of board committees and overseeing the management continuity and succession planning process.

Generally, the committee will identify candidates through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the committee believes that those candidates can make to the board and to management and on such other qualifications and factors as the committee considers appropriate. In assessing potential new directors, the committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of Levitt’s board and the evolving needs of the company. Levitt also requires that its board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the company’s behalf, including attending board and applicable committee meetings. If the committee believes a candidate would be a valuable addition to the board, it will recommend the candidate’s election to the full board. Since Levitt’s last annual meeting of shareholders, the committee has not nominated a new candidate for election as director.

Under Levitt’s By-laws, nominations for directors may be made only by or at the direction of Levitt’s board of directors or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in Levitt’s By-laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. For Levitt’s 2008 annual meeting of shareholders, Levitt must receive this notice between           and          , 2008.

Levitt’s Investment Committee

Levitt’s investment committee was established by the company’s board of directors by resolution in September 2003 and consists of Alan B. Levan, chairman, John E. Abdo, William Nicholson and two outside, non-voting advisory members. The committee met 17 times in 2006. Levitt’s investment committee assists the board in supervising and overseeing the management of the company’s investments in capital assets. Specifically, the committee (i) reviews and approves all real property transactions, (ii) authorizes new project and working capital debt subject to guidelines established by the board, and (iii) authorizes refinancing and other modifications to existing project and other working capital debt subject to limits established by the board.

Executive Sessions of Non-Management and Independent Directors

On January 23, and July 24, 2006, Levitt’s non-management directors met in an executive session of the board in which management directors and other members of management did not participate. Mr. Dornbush was the presiding director for these sessions. The non-management directors will meet at semi-annual scheduled meetings each year and may schedule additional meetings without management present as they determine to be necessary.

Director and Management Indebtedness

Levitt has not made any loans to its executive officers or directors.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with Levitt’s board of directors, any individual director or the non-management directors as a group, can write to Levitt’s secretary at Levitt Corporation, 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If the person submitting the letter is a Levitt shareholder, the letter should include a statement indicating such. Depending on the subject matter, an officer of Levitt will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of Levitt’s management will, at each meeting of the board, present a summary of all letters received since the last meeting that were not forwarded to the board and will make those letters available to the board upon request.

Code of Ethics

Levitt has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the company, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available on Levitt’s website at www.levittcorporation.com. Levitt will post amendments to or waivers from its Code of Business Conduct and Ethics to the extent applicable to the company’s principal executive officer, principal financial officer or principal accounting officer on its website.

Compensation Committee Interlocks and Insider Participation

Levitt’s board of directors has designated Alan Levy, S. Lawrence Kahn, III and William Nicholson, none of whom are employees of Levitt or any of its subsidiaries, to serve on Levitt’s compensation committee. Levitt’s chairman and vice chairman are also executive officers of BFC. In addition, Levitt’s chairman and vice chairman also serve as chairman and vice chairman, respectively, of each of BankAtlantic Bancorp and Bluegreen, each of which is an affiliate of Levitt. Each of Levitt’s chairman and vice chairman also receives compensation from BFC and BankAtlantic Bancorp and each was granted stock options by Bluegreen.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to Levitt and written representations that no other reports were required, Levitt believes that during the year ended December 31, 2006, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

MANAGEMENT OF LEVITT

Board of Directors of Levitt

Levitt’s board of directors currently consists of nine directors divided into three classes, each of which has a three-year term expiring in annual succession. Levitt’s By-laws provide that the board of directors shall consist of no less than three or more than twelve directors. The specific number of directors is set from time to time by resolution of the board.

A total of three directors will be elected at the Levitt annual meeting, all of whom will be elected for the term expiring at the earlier of Levitt’s 2010 annual meeting of shareholders and the consummation of the merger. Each of the nominees was recommended for nomination by Levitt’s nominating and corporate governance committee and has consented to serve the term indicated. If any of them should become unavailable to serve as a director, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

The Directors Standing For Election Are:

TERMS ENDING AT THE EARLIER OF THE CONSUMMATION OF THE MERGER AND 2010:

WILLIAM SCHERER	Director since 2001

William Scherer, age 59, has been an attorney in the law firm of Conrad & Scherer, P.A. since 1974.

S. LAWRENCE KAHN, III	Director since 2003

S. Lawrence Kahn, III, age 60, has been the president and chief executive officer since 1986 of Lowell Homes, Inc., a Florida corporation engaged in the business of homebuilding. Mr. Kahn also serves as a director of the Great Florida Bank.

JOEL LEVY	Director since 2003

Joel Levy, age 67, has been the vice chairman of the board of The Adler Group, Inc., a commercial real estate company, since 1984, and served as the chief operating officer of The Adler Group, Inc. from 1984 through 2006.

LEVITT’S BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF LEVITT CLASS A
COMMON STOCK AND HOLDERS OF LEVITT CLASS B COMMON STOCK VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

The Directors Continuing In Office Are:

TERMS ENDING AT THE EARLIER OF THE CONSUMMATION OF THE MERGER AND 2008:

JOHN E. ABDO	Director since 1985

Information with respect to the background and experience of Mr. Abdo is set forth above in “Management of BFC — Board of Directors of BFC” on page 105.

WILLIAM NICHOLSON	Director since 2003

William Nicholson, age 61, has been a principal with Heritage Capital Group since 2003. Previously, Mr. Nicholson served as managing director of Bank of America Securities and Bank of America in the real estate advisory group.

ALAN J. LEVY	Director since 2005

Alan J. Levy, age 67, is the founder and, since 1980, has served as the president and chief executive officer of Great American Farms, Inc., an agricultural company involved in the farming, marketing and distribution of a variety of fruits, vegetables and meat products.

TERMS ENDING AT THE EARLIER OF THE CONSUMMATION OF THE MERGER AND 2009:

ALAN B. LEVAN	Director since 1987

Information with respect to the background and experience of Mr. Levan is set forth above in “Management of BFC — Board of Directors of BFC” on page 105.

JAMES BLOSSER	Director since 2001

James Blosser, age 69, has been an attorney with the law firm of Blosser & Sayfie since 2001. Additionally, from 1999 to 2004 he was a partner with the governmental relations firm of Poole, McKinley & Blosser. Prior to 1999, he was an executive vice president of Huizenga Holdings, a sports, investment and entertainment conglomerate in Fort Lauderdale, Florida.

DARWIN DORNBUSH	Director since 2003

Darwin Dornbush, age 77, is a senior partner in the law firm of Dornbush Schaeffer Strongin & Weinstein, LLP. He has served as secretary of Benihana and its predecessor since 1983, and he has been a director of Benihana since 1995. Mr. Dornbush has served as secretary and since 1980 he has been a director of Benihana of Tokyo, the parent company of Benihana. Mr. Dornbush is also a director of Cantel Medical Corp., a healthcare company.

Executive Officers of Levitt

The following individuals are executive officers of Levitt:

Name	Position

Alan B. Levan	Chairman of the Board and Chief Executive Officer
John E. Abdo	Vice Chairman
Paul J. (“Pete”) Hegener	President of Core Communities
Jeanne T. Prayther	Chief Accounting Officer
George P. Scanlon	Executive Vice President and Chief Financial Officer
Seth M. Wise	President of Levitt and Chief Operating Officer of Levitt and Sons

The following additional information is provided for the executive officers shown above that are not directors of Levitt:

Paul J. (“Pete”) Hegener, age 66, joined Core Communities in 1992 as its president.

Jeanne T. Prayther, age 40, has been employed by Levitt since May 2006 and was appointed chief accounting officer of Levitt in July 2006. Ms. Prayther was employed by KPMG LLP from 1988 to 2000. Ms. Prayther was subsequently employed by Daleen Technologies, Inc., a global provider of high performance billing and customer care software solutions, as vice president — finance from June 2000 to August 2001 and as chief financial officer from August 2001 to May 2004. From May 2004 to May 2006, Ms. Prayther was vice president of finance and corporate controller of Mastec, Inc., a leading specialty contractor for communications companies, utilities and governments.

Seth M. Wise, age 37, was named president of Levitt in July 2005. He previously served as executive vice president beginning in September 2003. He became chief operating officer of Levitt and Sons in 2006. Previously, Mr. Wise was a vice president of Abdo Companies, Inc., a South-Florida-based private real estate development company controlled by John E. Abdo.

Information with respect to the background and experience of George P. Scanlon is set forth above in “Management of BFC — Executive Officers of BFC” on page 106.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — LEVITT

Review, Approval or Ratification of Transactions with Related Persons

Levitt’s board of directors reviews and approves transactions in which Levitt was or is to be a participant, the amount involved exceeded or will exceed $120,000 annually and any of Levitt’s directors or executive officers, or their immediate family members, had or will have a direct or indirect material interest. When considering a related person transaction, Levitt’s board of directors analyzes, among other factors it deems appropriate, whether such related person transaction was or is to be for the benefit of Levitt and upon terms no less favorable to Levitt than if the related person transaction was with an unrelated party. During 2006, no related person transaction occurred where this process was not followed.

Transactions with Related Persons

Levitt and BankAtlantic Bancorp are under the common control of BFC. BankAtlantic Bancorp is the parent company of BankAtlantic. The majority of BFC’s capital stock is owned or controlled by Levitt’s chairman and chief executive officer, Alan B. Levan, and by Levitt’s vice chairman, John E. Abdo, both of whom are also directors of Levitt and executive officers and directors of each of BFC, BankAtlantic Bancorp and BankAtlantic. Mr. Levan and Mr. Abdo are the chairman and vice chairman, respectively, of Bluegreen.

Levitt, BFC, BankAtlantic Bancorp and Bluegreen entered into a shared services arrangement, pursuant to which BFC provides Levitt, BankAtlantic Bancorp and Bluegreen with various executive and administrative services. In 2006, Levitt paid $912,000 for risk management, investor relations and human resources services provided to it by BFC, including the sublease of office space which is leased by BFC from BankAtlantic Bancorp on a month-to-month basis. An additional $185,000 was paid in 2006 to BankAtlantic Bancorp for miscellaneous expense reimbursements and similar services provided in 2005.

Levitt maintains securities sold under repurchase agreements at BankAtlantic. The balance in its accounts at December 31, 2006 was $4.6 million, and BankAtlantic paid interest to Levitt on its accounts in 2006 of $436,000.

Levitt utilizes the services of Conrad & Scherer, P.A., a law firm in which William R. Scherer, a member of Levitt’s board of directors, is a member. Levitt paid fees aggregating $470,000 to this firm during the year ended December 31, 2006.

Certain of Levitt’s executive officers separately receive compensation from Levitt’s affiliates for services rendered to those affiliates. Members of Levitt’s board of directors and executive officers also have banking relationships with BankAtlantic in the ordinary course of BankAtlantic’s business.

During the year ended December 31, 2005 and 2004, actions were taken by Levitt with respect to the development of certain property owned by BankAtlantic. Levitt’s efforts included the successful rezoning of the property and obtaining the permits necessary to develop the property for residential and commercial use. At December 31, 2005, BankAtlantic had agreed to reimburse Levitt $438,000 for the out-of-pocket costs incurred by it in connection with these efforts. As of December 31, 2006 this balance had been paid in full and no other amounts remain outstanding.

LEVITT’S COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Levitt’s compensation committee (referred to within this section as the “committee”) administers the compensation program for the executive officers of Levitt. The committee reviews and determines all executive officer compensation, administers Levitt’s equity incentive plans (including reviewing and approving grants to Levitt’s executive officers), makes recommendations to shareholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs.

The committee’s charter reflects these responsibilities, and the committee and Levitt’s board of directors periodically review and, if appropriate, revise the charter. Levitt’s board of directors determines the committee’s membership, which is composed entirely of independent directors. The committee meets at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent. At board meetings, the chairman of the committee reports on committee actions and recommendations, as he deems appropriate. Executive compensation is reviewed at executive sessions of the board.

Throughout this joint proxy statement/prospectus, the term “Levitt’s named executive officers” is used to refer collectively to the individuals included on Levitt’s Summary Compensation Table on page 134.

Compensation Philosophy and Objectives

Levitt’s compensation program for executive officers consists of a base salary, an annual cash incentive and bonus program, periodic grants of restricted stock or stock options and health and welfare benefits. The committee believes that the most effective executive officer compensation program is one that is designed to align the interests of the executive officers with those of shareholders by compensating the executive officers in a manner that advances both the short- and long-term interests of Levitt and its shareholders. The committee believes that Levitt’s compensation program for executive officers is appropriately based upon Levitt’s performance, the performance and level of responsibility of the executive officer and the market, generally, with respect to executive officer compensation.

Messrs. Levan and Abdo hold executive positions at BFC and BankAtlantic Bancorp and receive compensation from BFC and BankAtlantic Bancorp. While the committee does not determine the compensation paid to Messrs. Levan and Abdo from BFC or BankAtlantic Bancorp, the committee considers the fact that Messrs. Levan and Abdo each devote time to the operations of BFC and BankAtlantic Bancorp when determining the compensation Levitt pays to them.

Role of Executive Officers in Compensation Decisions

The committee makes all compensation decisions for Levitt’s named executive officers and other executive officers and approves recommendations regarding equity awards to all of Levitt’s employees. Levitt’s chief executive officer annually reviews the performance of each of Levitt’s named executive officers (other than himself, whose performance is reviewed by the committee). The conclusions reached and recommendations based on these reviews, including those with respect to setting and adjusting base salary, annual cash incentive awards and stock option awards, are presented to the committee. The committee can exercise its discretion in modifying upward or downward any recommended amounts or awards to executive officers. In 2006, the committee accepted without modification the recommendations of Levitt’s chief executive officer with respect to the base salary, annual cash incentive awards and stock option awards paid or to be paid by Levitt to its executive officers.

Executive Officer Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for Levitt’s named executive officers were:

•	base salary;

•	Levitt’s annual incentive and bonus program; and

•	long-term equity incentive compensation.

Base Salary

The committee believes that the base salaries offered by Levitt are competitive based on a review of market practices and the duties and responsibilities of each named executive officer. In setting base salaries, the committee periodically examines market compensation levels and trends observed in the market for executives of comparable experience and skills. Market information is used as an initial frame of reference for establishing and adjusting base salaries. The committee believes that Levitt’s named executive officers’ base salaries should be competitive with those of other executives with comparable experience at organizations similar to Levitt.

In addition to examining market compensation levels and trends, the committee makes base salary decisions for Levitt’s named executive officers based on an annual review by the committee with input and recommendations from Levitt’s chief executive officer. The committee’s review includes, among other things, the functional and decision-making responsibilities of each position, the significance of each named executive officer’s specific area of individual responsibility to Levitt’s financial performance and achievement of overall goals, and the contribution, experience and work performance of each named executive officer.

With respect to base salary decisions for Levitt’s chief executive officer, the committee made an assessment of Mr. Levan’s past performance as chief executive officer and its expectations as to his future contributions to Levitt, as well as the factors described above for Levitt’s other named executive officers, including examining market compensation levels and trends and evaluating his individual performance and Levitt’s financial condition, operating results and attainment of strategic objectives. In evaluating the performance of Mr. Levan for purposes of not only his base salary, but also his cash bonus under Levitt’s annual incentive program and stock option awards under Levitt’s long-term equity incentive compensation program, the committee considered Levitt’s 2006 operating results and its financial condition. In its review, the committee noted several specific items relative to Mr. Levan’s performance, including his leadership and critical assessment of the issues facing Levitt.

The 2006 base salary of each of Messrs. Levan, Abdo and Scanlon increased approximately 4% from 2005. The 2006 base salary of Mr. Weiner, former chief executive officer of Levitt and Sons, increased approximately 19% from 2005. Mr. Hegener’s 2006 base salary did not increase from 2005. For 2007, the committee has approved increases of approximately 4% in Messrs. Levan’s and Abdo’s respective base salaries from 2006 and an increase of approximately 49% in Mr. Hegener’s base salary from 2006. The committee has also approved a 2007 base salary of $175,000 for Mr. Scanlon, a decrease of approximately 39% from his 2006 base salary from Levitt. However, Mr. Scanlon is also now serving as chief financial officer of BFC and will receive a salary of $175,000 in that capacity. Effective April 1, 2007, Mr. Weiner retired as chief executive officer of Levitt and Sons, and accordingly he no longer serves as an executive officer of Levitt. Mr. Weiner continues to serve Levitt in a non-executive position.

Annual Incentive and Bonus Program

Levitt’s annual incentive and bonus program is a cash bonus plan designed to promote high performance and achievement of shorter-term corporate strategic goals and initiatives, encourage the growth of shareholder value, and allow executives, including Levitt’s named executive officers, to participate in the growth and profitability of Levitt. This program includes elements tied to the achievement of pre-established, objective individual and company-wide annual financial performance goals. These goals are established each year during Levitt’s annual budget cycle, and the portion of an executive officer’s cash bonus under the plan that is related to financial performance goals varies upon the impact that he or she has on the overall corporate and respective division financial performance. Levitt’s annual incentive program also includes a discretionary element tied to a subjective evaluation of overall performance in areas outside those that can be objectively measured from financial results. Each executive officer’s bonus is intended to take into account corporate and individual components, which are weighted according to the executive officer’s responsibilities.

Levitt paid a bonus of $100,000 to Mr. Scanlon for his service to Levitt during 2006, all of which was based on a subjective evaluation of overall performance in areas other than those that can be objectively measured from specific financial goals. While Levitt’s other named executive officers achieved many of the goals set for them, the objective financial criteria set for 2006 under Levitt’s annual incentive program were not met and given Levitt’s reduction in workforce and its goal of reducing expenses, in accordance with the chief executive officer’s recommendation, no discretionary bonus was paid by Levitt to Messrs. Levan, Abdo, Hegener or Weiner for their services to the company during 2006. Because of the current challenging economic and market conditions, no objective financial criteria was set under Levitt’s annual incentive and bonus program for 2007 and accordingly any bonus paid to Levitt’s named executive officers in 2007, which may range from 60% to 150% of base salary, will be paid at the discretion of the committee based on a number of subjective factors,which may include Levitt’s performance, market conditions and the level of compensation paid to executives with similar responsibilities at comparable companies. As described above, effective April 1, 2007, Mr. Weiner ceased to be an executive officer of

Levitt and accordingly will not be eligible to receive a bonus under Levitt’s annual incentive and bonus program for 2007.

In addition to being eligible for a cash bonus under Levitt’s annual incentive and bonus program, Levitt’s named executive officers are eligible for a cash award under the Levitt Corporation Corporate Goal Bonus Plan (the “Goals Plan”). The Goals Plan provides a quarterly payout to all Levitt employees, including Levitt’s named executive officers, in an amount equal to a percentage of not more than 6% of an employee’s quarterly base salary payable at the discretion of Levitt after taking into account certain pre-established quarterly goals. In 2006, a total of $35,284 in cash was awarded to Levitt’s named executive officers under the Goals Plan as follows:

Alan B. Levan	$6,769
John E. Abdo	9,582
Paul J. Hegener	6,354
Elliott M. Wiener	8,195
George P. Scanlon	4,384

Long-Term Equity Incentive Compensation

Levitt’s long-term equity incentive compensation program provides an opportunity for Levitt’s named executive officers, and Levitt’s other executive officers, to increase their stake in the company through grants of options to purchase shares of Levitt Class A Common Stock and encourages executive officers to focus on long-term company performance by aligning the executive officers’ interests with those of Levitt’s shareholders, since the ultimate value of such compensation is directly dependent on the stock price. The committee believes that providing executive officers with opportunities to acquire an interest in the growth and prosperity of the company through the grant of stock options enables Levitt to attract and retain qualified and experienced executive officers and offer additional long-term incentives.

The committee’s grant of stock options to executive officers is discretionary based on an assessment of the individual executive officer’s contribution to the success and growth of Levitt, subject in any event to the limitations of Levitt’s Amended and Restated 2003 Stock Incentive Plan. Decisions by the committee regarding grants of stock options to executive officers, including Levitt’s named executive officers (other than its chief executive officer), are generally made based upon the recommendation of Levitt’s chief executive officer, the level of the executive officer’s position with Levitt, an evaluation of the executive officer’s past and expected future performance, the number of outstanding and previously granted stock options to the executive officer and discussions with the executive officer.

In 2006, all of Levitt’s named executive officers were granted options to purchase shares of Levitt Class A Common Stock, with an exercise price equal to the market value of such stock on the date of grant, and which vest on the fifth anniversary of the date of grant. The committee believes that such stock options serve as a significant aid in the retention of executive officers, since these stock option awards do not vest until five years after the grant date.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The committee believes that it is generally in Levitt’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements for full tax deductibility for the compensation. However, the committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable Levitt to meet its overall objectives, even if the company may not deduct all of the compensation. In an effort to meet the requirements of Section 162(m), Levitt adopted its Performance-Based Annual Incentive Plan in 2004 to provide performance based goals for the payment of cash bonuses to certain named executive officers. The objective criteria were not met in 2006. The bonus paid to Mr. Scanlon for his service to Levitt during 2006 was paid based on subjective criteria. No assurance can be given that compensation paid by Levitt in the future will satisfy the requirements for deductibility under Section 162(m).

LEVITT’S SUMMARY COMPENSATION TABLE — 2006

The following table sets forth certain summary information concerning compensation paid or accrued by Levitt to or on behalf of each of Levitt’s named executive officers for the fiscal year ended December 31, 2006. Levitt’s named executive officers who also serve as officers or directors of affiliates receive compensation from such affiliates for services rendered on behalf of the affiliates.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards	Awards(2)	Compensation	Earnings	Compensation(3)	Total

Alan B. Levan, Chief Executive Officer(4)	2006	$515,833	$6,769	$—	$230,828	$—	$—	$—	$753,430
John E. Abdo, Vice Chairman(4)	2006	628,672	9,582	—	333,573	—	—	291,244	1,263,071
Paul J. Hegener, President, Core Communities	2006	403,092	6,354	—	166,789	—	—	16,600	592,835
Elliott Wiener, Chief Executive Officer, Levitt and Sons(5)	2006	600,000	8,195	—	166,789	—	—	22,666	797,650
George P. Scanlon, Executive Vice President and Chief Financial Officer	2006	283,708	104,384	—	130,781	—	—	8,800	527,673

(1)	Represents the discretionary component of cash awards under the Goals Plan. In addition, the amount reflected in the “Bonus” column for Mr. Scanlon includes a $100,000 payment under Levitt’s annual incentive and bonus program which is tied to a subjective evaluation of overall performance. Both the Goals Plan and Levitt’s annual incentive and bonus program are more fully described in the section above entitled “Levitt’s Compensation Discussion and Analysis.”

(2)	All options are to purchase shares of Levitt Class A Common Stock. Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Other than with respect to forfeitures, of which there were none during 2006, assumptions used in the calculation of these amounts are included in footnote 4 to Levitt’s audited financial statements for the fiscal year ended December 31, 2006 included in Levitt’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. Additional information regarding these stock options awarded to Levitt’s named executive officers in 2006, including the grant date fair value of such stock options, is set forth in “Levitt’s Grants of Plan-Based Awards — 2006” below.

(3)	Items included under “All Other Compensation” for each of Levitt’s named executive officers are set forth in the table below:

		Management		Company
		Fees paid to		Contributions
		Abdo		to Retirement
		Companies,	Insurance	and	Auto
Name	Year	Inc.	Premiums	401(k) Plans	Allowance	Total

Alan B. Levan	2006	$—	$—	$—	$—	$—
John E. Abdo	2006	291,244	—	—	—	291,244
Paul J. Hegener	2006	—	—	8,800	7,800	16,600
Elliott Wiener	2006	—	7,866	8,800	6,000	22,666
George Scanlon	2006	—	—	8,800	—	8,800

Mr. Abdo is the principal shareholder and chief executive officer of Abdo Companies, Inc.

Amounts included under “Insurance Premiums” include amounts paid to Mr. Weiner in connection with a life and accidental death and dismemberment policy plus long term disability coverage as well as amounts reimbursed to Mr. Weiner for medical expenses.

(4)	Each of Messrs. Levan and Abdo received non-qualified options to acquire 50,000 shares of Bluegreen common stock during 2006 at an exercise price of $12.07. The options vest on the fifth anniversary of the grant date and have a ten year term. The grant date fair value of the options computed in accordance with FAS 123(R) was $336,500.

(5)	Mr. Wiener was a party to an employment agreement dated July 19, 2001, as amended on August 28, 2006, pursuant to which Levitt employed Mr. Wiener as chief executive officer of Levitt and Sons. Effective April 1, 2007, Mr. Weiner retired as chief executive officer of Levitt and Sons and began his service as chairman emeritus of Levitt and Sons. Additional information regarding this agreement, Mr. Wiener’s retirement as chief executive officer of Levitt and Sons and Mr. Weiner’s service as chairman emeritus of Levitt and Sons is set forth under “Potential Payments upon Termination or Change-in-Control of Levitt” below.

LEVITT’S GRANTS OF PLAN-BASED AWARDS — 2006

The following table sets forth certain information concerning grants of awards to Levitt’s named executive officers pursuant to Levitt’s non-equity incentive plans in the fiscal year ended December 31, 2006.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value
								Number of	Number of	Base Price	of Stock
		Estimated Possible Payouts Under						Shares of	Securities	of Option	and
		Non-Equity Incentive Plan Awards(1)						Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold		Target		Maximum		Units	Options(2)	($ / Sh)	Awards(3)

Alan B. Levan	7/24/2006	$	N/A	$	N/A	$	N/A	0	60,000	$13.06	$371,370
John E. Abdo(4)	3/27/2006		—		—		943,008	N/A	N/A	N/A	N/A
	7/24/2006		N/A		N/A		N/A	0	60,000	13.06	371,370
Paul J. Hegener(5)	3/27/2006		—		—		—	N/A	N/A	N/A	N/A
	7/24/2006		N/A		N/A		N/A	0	30,000	13.06	185,685
Elliott Wiener(6)	3/27/2006		—		—		—	N/A	N/A	N/A	N/A
	7/24/2006		N/A		N/A		N/A	0	30,000	13.06	185,685
George P. Scanlon	7/24/2006		N/A		N/A		N/A	0	30,000	13.06	185,685

(1)	Represents the estimated possible payouts of cash awards under the formula-based component of Levitt’s annual incentive program which is tied to financial performance goals. Levitt’s named executive officers did not receive any payments under the formula-based component of Levitt’s annual incentive program for 2006. Levitt’s annual incentive program is more fully described in the section above entitled “Levitt’s Compensation Discussion and Analysis.”

(2)	All options are to purchase shares of Levitt Class A Common Stock, were granted under Levitt’s Amended and Restated 2003 Stock Incentive Plan and vest on the fifth anniversary of the date of grant.

(3)	Represents the grant date fair value computed in accordance with FAS 123(R).

(4)	Mr. Abdo’s award under the formula-based component of Levitt’s annual incentive program was to be paid based on Levitt’s 2006 pre-tax income, not to exceed 150% of his base salary, subject to reduction in the sole discretion of Levitt’s compensation committee. As the conditions for payment were not met, no payments were made to Mr. Abdo under Levitt’s annual incentive program.

(5)	Mr. Hegener’s award under the formula-based component of Levitt’s annual incentive program was to be paid based on Core Communities’ 2006 pre-tax earnings, subject to reduction in the sole discretion of Levitt’s compensation committee. As the conditions for payment were not met, no payments were made to Mr. Hegener under Levitt’s annual incentive program.

(6)	Mr. Wiener’s award under the formula-based component of Levitt’s annual incentive program was to be paid based on Levitt and Sons’ 2006 pre-tax earnings, subject to reduction in the sole discretion of Levitt’s compensation committee. As the conditions for payment were not met, no payments were made to Mr. Wiener under Levitt’s annual incentive program.

LEVITT’S OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2006

The following table sets forth certain information regarding equity-based awards of Levitt held by Levitt’s named executive officers as of December 31, 2006.

							Stock Awards
										Equity
	Option Awards								Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:				Market	Number of	Payout Value
	Number of	Number of		Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)		Options	Price	Date	Vested	Vested	Vested	Vested

Alan B. Levan		60,000	(2)	N/A	$20.15	1/2/2014	N/A	N/A	N/A	N/A
		40,000	(3)		32.13	7/22/2015
		60,000	(4)		13.06	7/24/2016
John E. Abdo		90,000	(2)	N/A	20.15	1/2/2014	N/A	N/A	N/A	N/A
		60,000	(3)		32.13	7/22/2015
		60,000	(4)		13.06	7/24/2016
Paul J. Hegener		45,000	(2)	N/A	20.15	1/2/2014
		30,000	(3)		32.13	7/22/2015
		30,000	(4)		13.06	7/24/2016
Elliott Wiener		45,000	(2)	N/A	20.15	1/2/2014	N/A	N/A	N/A	N/A
		30,000	(3)		32.13	7/22/2015
		30,000	(4)		13.06	7/24/2016
George P. Scanlon		25,000	(5)	N/A	23.40	8/23/2014	N/A	N/A	N/A	N/A
		30,000	(3)		32.13	7/22/2015
		30,000	(4)		13.06	7/24/2016

(1)	All options are to purchase shares of Levitt Class A Common Stock.

(2)	Vests on January 2, 2009.

(3)	Vests on July 22, 2010.

(4)	Vests on July 24, 2011.

(5)	Vests on August 23, 2009.

LEVITT’S OPTION EXERCISES — 2006

None of Levitt’s named executive officers exercised options to purchase shares of Levitt’s common stock in the fiscal year ended December 31, 2006. However, in 2006, Messrs. Hegener and Weiner exercised options to purchase shares of BankAtlantic Bancorp Class A Common Stock, which options had net exercise values of $165,281 and $151,958, respectively. These options were granted to Messrs. Hegener and Wiener when Levitt was a wholly-owned subsidiary of BankAtlantic Bancorp and continued to vest after Levitt’s spin-off from BankAtlantic Bancorp.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL OF LEVITT

Mr. Wiener was a party to an employment agreement dated July 19, 2001, as amended on August 28, 2006, pursuant to which Levitt employed Mr. Wiener as chief executive officer of Levitt and Sons through December 31, 2008. Mr. Wiener was entitled to an annual salary during the term of $600,000 and incentive compensation in an amount equal to a percentage of pretax earnings of Levitt and Sons as determined by mutual agreement provided that Levitt and Sons achieved a predetermined after tax return on equity. In addition, the employment agreement provided that Mr. Wiener would serve as chairman emeritus of Levitt and Sons after December 31, 2008, or at any time prior to that date at the election of Mr. Wiener or, in the event of Mr. Wiener’s disability, at the election of Levitt and Sons. Effective April 1, 2007, Mr. Weiner retired as chief executive officer of Levitt and Sons and began serving as chairman emeritus of Levitt and Sons. Accordingly, Mr. Wiener is no longer an executive officer of Levitt, but continues to serve Levitt in a non-executive position. The term for Mr. Wiener’s service as chairman emeritus of Levitt and Sons will be for five years. Mr. Wiener will continue to receive his annual base salary of $600,000 during the period he serves as chairman emeritus of Levitt and Sons and will continue to be covered under certain benefit plans provided to other employees so long as Mr. Wiener remains eligible for such coverage. The annual value of the employee benefits to be provided to Mr. Wiener under the employment agreement is estimated to be approximately $35,000. Under certain instances, payments of base salary and for employee benefits may be delayed or suspended for a period of six months in order to meet certain requirements of Section 409A of the Code. If Mr. Wiener dies during the term of his service as chairman emeritus, his estate will be entitled to payment of his compensation for a period of up to five years.

COMPENSATION OF LEVITT’S DIRECTORS

Levitt’s compensation committee recommends director compensation to Levitt’s board based on factors it considers appropriate and based on the recommendations of management. Each non-employee director receives $100,000 for service on Levitt’s board of directors, payable in cash, restricted stock or non-qualified stock options, in such combinations as the directors may elect, provided that no more than $50,000 may be paid in cash. The restricted stock and stock options are granted in Levitt Class A Common Stock under the Levitt Corporation Amended and Restated 2003 Stock Incentive Plan. Restricted stock vests monthly over a 12-month service period beginning on July 1 of each year and stock options are fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of Levitt Class A Common Stock on the date of grant. The number of stock options and restricted stock granted is determined by Levitt based on assumptions and formulas typically used to value these types of securities. No director receives additional compensation for attendance at board or committee meetings except as follows. Members of Levitt’s audit committee receive an additional $10,000 per year for their service on that committee. The chairman of the audit committee receives an additional fee of $15,000 per year for service as chairman. The chairman of Levitt’s compensation committee and the chairman of Levitt’s nominating and corporate governance committee each receive an annual cash fee of $3,500. Other than the chairmen, members of the compensation committee and the nominating and corporate governance committee do not receive additional compensation for service on those committees. Non-management directors who serve on Levitt’s investment committee receive an additional fee of $15,000 per year. Directors who are also officers of Levitt do not receive additional compensation for their service as directors or for attendance at board or committee meetings.

LEVITT’S DIRECTOR COMPENSATION TABLE — 2006

The following table sets forth certain information regarding the compensation paid to Levitt’s non-employee directors for their service during the fiscal year ended December 31, 2006.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards(1)(3)	Awards(2)(3)	Compensation	Earnings	Compensation	Total

James Blosser	$57,958	$—	$49,835	N/A	N/A	0	$107,793
Darwin Dornbush	50,000	—	49,835	N/A	N/A	0	99,835
S. Lawrence Kahn, III	53,500	29,992	29,897	N/A	N/A	0	113,389
Alan J. Levy	50,000	49,992	—	N/A	N/A	0	99,992
Joel Levy	60,835	—	49,835	N/A	N/A	0	110,670
William R. Nicholson	75,000	—	49,835	N/A	N/A	0	124,835
William Scherer	50,000	—	49,835	N/A	N/A	0	99,835

(1)	All restricted stock awards are in shares of Levitt Class A Common Stock. The dollar amount represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of restricted stock grants, including amounts from awards granted prior to 2006. There were no forfeitures during 2006. The grant date fair value of the restricted stock awards computed in accordance with FAS 123(R) is $29,992 for Mr. Kahn and $49,992 for Mr. Alan Levy.

(2)	All options are to purchase shares of Levitt Class A Common Stock. The dollar amount represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 4 to Levitt’s audited financial statements for the fiscal year ended December 31, 2006 included in Levitt’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. There were no forfeitures during 2006. The grant date fair value of the stock option awards computed in accordance with FAS 123(R) is $49,835 for each of Messrs. Blosser, Dornbush, Nicholson, Scherer and Joel Levy and $29,897 for Mr. Kahn.

(3)	The table below sets forth the aggregate number of shares of restricted stock and the aggregate number of stock options held by each non-employee director as of December 31, 2006:

	Restricted	Stock
Name	Stock(1)	Options(2)

James Blosser	—	18,774
Darwin Dornbush	1,565	15,376
S. Lawrence Kahn, III	3,116	13,584
Alan J. Levy	3,890	1,699
Joel Levy	939	17,415
William Nicholson	738	17,066
William Scherer	1,565	15,376

(1)	All restricted stock awards are in shares of Levitt Class A Common Stock.

(2)	All options are to purchase shares of Levitt Class A Common Stock.

REPORT OF LEVITT’S AUDIT COMMITTEE

The following Report of Levitt’s audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Levitt filing under the Securities Act or the Exchange Act, except to the extent Levitt specifically incorporates this Report by reference therein.

Levitt’s audit committee held nine meetings during 2006. These meetings were designed, among other things, to facilitate and encourage communication among Levitt’s audit committee, management, internal auditors and independent auditors for 2006, PwC, and to monitor compliance matters. The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal controls. On April 23, 2007, the audit committee selected PwC as Levitt’s independent auditor for 2007.

Levitt’s audit committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with the company’s management and internal auditors and PwC.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. PwC audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discusses with the audit committee their independence and any other matters that they are required to discuss with the audit committee or that they believe should be raised with it. The audit committee oversees these processes, although it must rely on information provided to it and on the representations made by management and PwC.

Levitt’s audit committee also discussed with PwC matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Levitt’s audit committee also received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with PwC its independence from the company. When considering PwC’s independence, the audit committee considered that there were no services to the company beyond those rendered in connection with PwC’s audit and review of the company’s consolidated financial statements which was compatible with maintaining PwC’s independence. The audit committee also reviewed, among other things, the amount of fees paid to PwC for audit services.

Based on these reviews and meetings, discussions and reports, Levitt’s audit committee recommended to Levitt’s board of directors that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Members of Levitt’s Audit Committee:
Joel Levy, Chairman
S. Lawrence Kahn, III
William R. Nicholson

FEES TO LEVITT’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
FOR FISCAL 2006 AND 2005

The following table presents fees billed by PwC relating to the audit of Levitt’s annual consolidated financial statements for fiscal 2006 and 2005 and fees billed by PwC relating to audit-related services, tax services and all other services rendered by PwC for such years.

	Fiscal	Fiscal
	2006	2005
	(In thousands)

Audit fees(1)	$1,060	$1,073
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)	Includes primarily fees for services related to Levitt’s annual financial statement audits, the 2006 and 2005 audit of effectiveness of internal control over financial reporting and review of quarterly financial statements filed in Levitt’s Quarterly Reports on Form 10-Q. In addition, the 2005 amount includes additional billing of $300,000 which was incurred during 2006 as final settlement of fees for the 2005 audit.

All audit related services, tax services and other services were pre-approved by Levitt’s audit committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Under its charter, the audit committee must review and pre-approve both audit and permitted non-audit services provided by the independent certified public accounting firm and shall not engage the independent certified public accounting firm to perform any non-audit services prohibited by law or regulation. Each year, the independent certified public accounting firm’s retention to audit Levitt’s financial statements, including the associated fee, is approved by the audit committee. Under its current practices, Levitt’s audit committee does not regularly evaluate potential engagements of the independent certified public accounting firm and approve or reject such potential engagements. At each audit committee meeting, the committee receives updates on the services actually provided by the independent auditor, and management may present additional services for pre-approval. The audit committee may delegate to the chairman of the committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman so approves any such engagements, he will report that approval to the full audit committee at the next audit committee meeting.

Levitt’s audit committee has determined that the provision of the services other than audit services, as described above, are compatible with maintaining the principal independent auditor’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LEVITT

Principal Shareholders of Levitt

The following table sets forth, as of April 18, 2007, certain information as to Levitt Class A Common Stock and Class B Common Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of Levitt’s outstanding Class A Common Stock or Class B Common Stock as of April 18, 2007. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and with Levitt pursuant to the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Levitt’s Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after April 18, 2007. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

		Amount and Nature
	Name and Address of	of Beneficial
Title of Class	Beneficial Owner	Ownership		Percent of Class

Class A Common Stock	NWQ Investment Management 2049 Century Park East 16th Floor Los Angeles, CA 90067	4,530,917	(1)	24.35%
	Advisory Research, Inc. 180 North Stetson Street Suite 5500 Chicago, IL 60601	3,506,000	(2)	18.88
	BFC Financial Corporation 2100 West Cypress Creek Road Fort Lauderdale, Florida 33309	2,074,244	(3)	11.15
	Brandywine Asset Management, LLC Three Christina Centre 201 N. Walnut Street Suite 1200 Wilmington, DE 19801	1,304,839	(4)	7.01
	Capital Research & Management Co. 333 South Hope Street 55th Floor Los Angeles, CA 90071	1,000,000	(5)	5.34
	Pennant Capital Management, LLC 40 Main Street Chatham, NY 07928	947,850	(6)	5.09
	Barclays Global Investors N.A. 45 Fremont Street San Francisco, CA 94105	938,435	(7)	5.04
Class B Common Stock	BFC Financial Corporation 2100 West Cypress Creek Road Fort Lauderdale, Florida 33309	1,219,031	(3)	100%

(1)	NWQ Investment Management Company, LLC has sole voting power over 4,107,517 of such shares and sole dispositive power over all of such shares.

(2)	Advisory Research, Inc. has sole voting and dispositive power over all shares listed.

(3)	BFC has sole voting and dispositive power over all shares listed. BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 52.7% of the outstanding common stock of BFC. Mr. Levan serves as chairman and chief executive officer of Levitt and chairman, president and chief executive officer of BFC. Mr. Abdo serves as vice chairman of Levitt and BFC.

(4)	Brandywine Global Investment Management, LLC has sole voting power over 1,292,329 of such shares and shared dispositive power over 1,304,839 of such shares.

(5)	Capital Research & Management Co. has sole voting and dispositive power over all shares listed.

(6)	Pennant Capital Management, LLC and Alan Fournier have shared voting and shared dispositive power over all shares listed.

(7)	Barclays Global Investors N.A. has sole voting power over 883,959 of such shares and sole dispositive power over all of such shares.

Security Ownership of Levitt’s Management

Listed in the table below are the outstanding shares of Levitt Class A Common Stock and Class B Common Stock beneficially owned as of April 18, 2007 by Levitt’s (i) named executive officers, (ii) directors as of such date and (iii) directors and executive officers as of such date as a group. The address of all parties listed below is 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

	Class A	Class B	Percent of		Percent of
	Common Stock	Common Stock	Class A		Class B
	Ownership	Ownership	Common Stock		Common Stock

BFC Financial Corporation(1)	2,074,244	1,219,031	11.15%		100%
Alan B. Levan(1)(2)(3)	16,239	—		*	—
John E. Abdo(1)(3)(4)	13,460	—		*	—
Paul J. (“Pete”) Hegener	7,256	—		*	—
George P. Scanlon	0	—		*	—
Elliott M. Wiener	0	—		*	—
James J. Blosser(5)	18,774	—		*	—
Darwin C. Dornbush(5)	17,066	—		*	—
S. Lawrence Kahn, III(5)	17,200	—		*	—
Alan Levy(5)	5,589	—		*	—
Joel Levy(5)	18,354	—		*	—
William R. Nicholson(5)	21,904	—		*	—
William R. Scherer(5)	17,586	—		*	—
All directors and executive officers of Levitt as a group (13 persons)(1)(6)	2,227,874	1,219,031	11.91%		100%

*	Less than one percent of class.

(1)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 52.7% of the outstanding common stock of BFC. Mr. Levan serves as chairman and chief executive officer of Levitt and chairman, president and chief executive officer of BFC. Mr. Abdo serves as vice chairman of Levitt and BFC.

(2)	Includes beneficial ownership of 92 shares of Levitt Class A Common Stock held indirectly.

(3)	Includes beneficial ownership of shares of Levitt Class A Common Stock held in the BankAtlantic Security Plus Plan as a result of the spin-off of Levitt Corporation on December 31, 2003 as follows: Alan B. Levan — 2,772 shares; John E. Abdo — 9,744 shares.

(4)	Includes beneficial ownership of 5,052 shares of Levitt Class A Common Stock held indirectly.

(5)	Includes beneficial ownership of the following shares of Levitt Class A Common Stock, which may be acquired within 60 days pursuant to stock options: Darwin C. Dornbush — 15,376 shares; Alan J. Levy — 1,699 shares; Joel I. Levy — 17,415 shares; James J. Blosser — 18,774 shares; William R. Nicholson — 17,066 shares; William R. Scherer — 15,376 shares; and S. Lawrence Kahn, III — 13,584 shares.

(6)	Includes beneficial ownership of 99,290 shares of Levitt Class A Common Stock, which may be acquired by Levitt’s directors within 60 days pursuant to stock options held by them.

LEVITT’S EQUITY COMPENSATION PLAN INFORMATION

Set forth below is certain information, as of December 31, 2006, concerning Levitt’s equity compensation plans for which Levitt has previously obtained shareholder approval and those equity compensation plans for which Levitt has not previously obtained shareholder approval:

	Number of Securities to be Issued	Weighted Average Exercise	Number of Securities
	Upon Exercise of Outstanding	Price of Outstanding	Remaining Available for
Plan Category	Options, Warrants or Rights	Options, Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	1,892,181	20.73	1,107,819
Equity compensation plans not approved by security holders	—	—	—

Total	1,892,181	20.73	1,107,819

BFC ANNUAL MEETING PROPOSAL NO. 1 — APPROVAL OF
THE MERGER AND THE RELATED TRANSACTIONS

For a summary and detailed information regarding this proposal, see the information about the merger and the transactions related thereto throughout this joint proxy statement/prospectus, including the information set forth in “Questions and Answers About the Merger,” “Questions and Answers About the BFC Annual Meeting,” “Summary,” “The BFC Annual Meeting,” “The Merger” and “The Merger Agreement.”

THE BOARD OF DIRECTORS OF BFC HAS DETERMINED THAT THE MERGER AND THE RELATED
TRANSACTIONS ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF BFC AND ITS
SHAREHOLDERS AND RECOMMENDS THAT BFC’S SHAREHOLDERS VOTE “FOR” THE MERGER AND
THE RELATED TRANSACTIONS.

BFC ANNUAL MEETING PROPOSAL NO. 2 — ELECTION OF DIRECTORS

For a summary and detailed information regarding this proposal, see the information about the election of directors to BFC’s board of directors set forth in this joint proxy statement/prospectus, including the information set forth in “Questions and Answers About the BFC Annual Meeting,” “The BFC Annual Meeting” and “Management of BFC — Board of Directors of BFC.”

THE BOARD OF DIRECTORS OF BFC RECOMMENDS THAT BFC’S SHAREHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF BFC’S NOMINEES FOR DIRECTOR.

LEVITT ANNUAL MEETING PROPOSAL NO. 1 — APPROVAL OF
THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
THEREBY, INCLUDING THE MERGER

For a summary and detailed information regarding this proposal, see the information about the merger agreement and the transactions contemplated thereby, including the merger, throughout this joint proxy statement/prospectus, including the information set forth in “Questions and Answers About the Merger,” “Questions and Answers About the Levitt Annual Meeting,” “Summary,” “The Levitt Annual Meeting,” “The Merger” and “The Merger Agreement.”

THE BOARD OF DIRECTORS OF LEVITT HAS DETERMINED THAT THE MERGER AGREEMENT AND
THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST
INTERESTS OF LEVITT’S SHAREHOLDERS AND RECOMMENDS THAT LEVITT’S SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS
CONTEMPLATED THEREBY, INCLUDING THE MERGER.

LEVITT ANNUAL MEETING PROPOSAL NO. 2 — ELECTION OF DIRECTORS

For a summary and detailed information regarding this proposal, see the information about the election of directors to Levitt’s board of directors set forth in this joint proxy statement/prospectus, including the information set forth in “Questions and Answers About the Levitt Annual Meeting,” “The Levitt Annual Meeting” and “Management of Levitt — Board of Directors of Levitt.”

THE BOARD OF DIRECTORS OF LEVITT RECOMMENDS THAT LEVITT’S SHAREHOLDERS VOTE
“FOR” THE ELECTION OF EACH OF LEVITT’S NOMINEES FOR DIRECTOR.

LEGAL MATTERS

The legality of the securities offered by this joint proxy statement/prospectus will be passed upon for BFC by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements of BFC Financial Corporation, except as they relate to Bluegreen Corporation, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to BFC’s Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Levitt Corporation, except as they relate to Bluegreen Corporation, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Levitt’s Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements, included as an Exhibit to Levitt’s Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which assessment is not separately presented therein) of Bluegreen Corporation have been audited by Ernst & Young LLP, an independent registered public accounting firm. Such financial statements and management’s assessment of the effectiveness of internal control over financial reporting, to the extent they have been incorporated in Levitt’s financial statements, have been incorporated by reference in this joint proxy statement/prospectus in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

No business, other than as described in this joint proxy statement/prospectus, will be transacted at the BFC or Levitt annual meeting, except such other business as may properly be brought before such meetings or any adjournment or postponement thereof by the boards of directors of BFC and Levitt, respectively. As of the date of this joint proxy statement/prospectus, the boards of directors of BFC and Levitt know of no matters that will be presented for consideration at the BFC or Levitt annual meeting, respectively, other than as described in this joint proxy statement/prospectus. However, if other matters are properly presented at such meetings or any adjournment or postponement thereof, the persons named as proxies with respect to such meetings will vote in accordance with their best judgment on those matters.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as both BFC’s and Levitt’s independent registered certified public accounting firm for each of the years ended December 31, 2006 and 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the BFC and Levitt annual meetings, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as

“householding,” potentially provides extra convenience for shareholders and cost savings for companies. Each of BFC and Levitt as well as some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the companies’ transfer agent, American Stock Transfer & Trust Company (“AST”), that they or the companies will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, BFC or Levitt, as applicable, will deliver promptly upon written or oral request a separate copy of this joint proxy statement/prospectus to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement in the future, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by calling 800-937-5449 or by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane — Plaza Level, New York, NY 10038, attention Karen A. Trachtenberg, Vice President.

ADVANCE NOTICE PROCEDURES AND FUTURE SHAREHOLDER PROPOSALS

BFC

Advance Notice Procedures.  Under BFC’s By-laws, no business may be brought before the BFC 2008 annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors of BFC or by a shareholder entitled to vote who has delivered written notice to BFC’s secretary (containing certain information specified in BFC’s By-laws about the shareholder and the proposed action) not before          , 2008 and not after          , 2008. In addition, any shareholder of BFC who wishes to submit a nomination to the board of directors of BFC must deliver written notice of the nomination within the aforementioned time period and comply with the information requirements in BFC’s By-laws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the proxy materials for the BFC 2008 annual meeting of shareholders.

Shareholder Proposals for BFC’s 2008 Annual Meeting of Shareholders.  Shareholders interested in submitting a proposal for inclusion in the proxy materials for the BFC 2008 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by BFC’s secretary no later than          , 2008 at BFC’s main offices, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in BFC’s proxy statement and form of proxy for that meeting.

Levitt

Advance Notice Procedures.  Under Levitt’s By-laws, no business may be brought before the Levitt 2008 annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors of Levitt or by a shareholder entitled to vote who has delivered written notice to Levitt’s secretary (containing certain information specified in Levitt’s By-laws about the shareholder and the proposed action) not before          , 2008 and not after          , 2008. In addition, any shareholder of Levitt who wishes to submit a nomination to the board of directors of Levitt must deliver written notice of the nomination within the aforementioned time period and comply with the information requirements in Levitt’s By-laws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the proxy materials for Levitt’s 2008 annual meeting of shareholders.

Shareholder Proposals for Levitt’s 2008 Annual Meeting of Shareholders.  Shareholders interested in submitting a proposal for inclusion in the proxy materials for Levitt’s 2008 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by Levitt’s secretary no later than          , 2008 at Levitt’s main offices, 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in Levitt’s proxy statement and form of proxy for that meeting.

WHERE YOU CAN FIND MORE INFORMATION

BFC and Levitt file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that BFC and Levitt file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning BFC and Levitt may also be inspected at the offices of NYSE Arca, Inc. at 100 South Wacker Drive, Chicago, Illinois 60606 and the New York Stock Exchange at 20 Broad Street, New York, New York 10005, respectively. Additional information about the companies may be found at http://www.bfcfinancial.com and at http://www.levittcorporation.com.

You can also contact Levitt’s information agent for answers to your questions regarding the merger.

Georgeson Shareholder
17 State Street — 10th Floor
New York, NY 10004
Shareholders of Levitt Call: 866-413-8827
Shareholders of BFC Call: 866-877-6017

The SEC allows BFC and Levitt to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that BFC and Levitt have previously filed with the SEC. The portions of these documents that were furnished to, and not filed with, the SEC are not incorporated herein by reference. These documents contain important business and financial information about BFC and Levitt that is not included in or delivered with this joint proxy statement/prospectus.

BFC Filings	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Amendment No. 1 to Annual Report on Form 10-K/A	Fiscal year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 31, 2007 (Item 1.01 and Exhibit 2.1 thereto only), March 29, 2007 and April 4, 2007

The description of BFC Class A Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on October 16, 1997 and any amendment or report filed with the SEC for the purpose of updating the description

Levitt Filings	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Amendment No. 1 to Annual Report on Form 10-K/A	Fiscal year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 31, 2007 (Item 1.01 and Exhibits 2.1 thereto only) and March 27, 2007

The description of Levitt Class A Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on December 12, 2003 and any amendment or report filed with the SEC for the purpose of updating the description

BFC and Levitt also incorporate by reference additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of BFC, the date of the BFC annual meeting, and, in the case of Levitt, the date of the Levitt annual meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

BFC has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to BFC, and Levitt has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Levitt.

If you are a shareholder, the companies may have previously sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC’s website at
http://www.sec.gov. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

BFC Financial Corporation	Levitt Corporation
2100 West Cypress Creek Road	2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309	Fort Lauderdale, Florida 33309
Attention: Secretary	Attention: Secretary
Telephone Number: (954) 940-4900	Telephone Number: (954) 958-1800

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. BFC and Levitt have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this joint proxy statement/prospectus. You should assume that the information in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of that document. Neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of shares of BFC Class A Common Stock in connection with the merger creates any implication to the contrary.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER
by and among
BFC FINANCIAL CORPORATION,
LEV MERGER SUB, INC.
and
LEVITT CORPORATION

ARTICLE I DEFINITIONS		A-I-1

ARTICLE II THE MERGER		A-I-6
2.1	Merger	A-I-6
2.2	Consummation of the Merger; Effective Time	A-I-6
2.3	Effect of the Merger	A-I-6
2.4	Articles of Incorporation and Bylaws	A-I-6
2.5	Board of Directors	A-I-6
2.6	Officers	A-I-6
2.7	Additional Actions	A-I-6

ARTICLE III CONVERSION OF SHARES; CONSIDERATION		A-I-7
3.1	Merger Consideration	A-I-7
3.2	Exchange of Certificates	A-I-7
3.3	Stock Transfer Books	A-I-9
3.4	Levitt Options and Restricted Stock	A-I-9
3.5	Appraisal Rights	A-I-10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB		A-I-10
4.1	Organization; Good Standing; Power	A-I-10
4.2	Capitalization	A-I-10
4.3	Authorization; No Violation	A-I-11
4.4	Subsidiaries	A-I-12
4.5	Exchange Act Reports; Financial Statements	A-I-12
4.6	Absence of Certain Changes	A-I-12
4.7	Taxes	A-I-12
4.8	BFC Material Contracts	A-I-13
4.9	Investigations; Litigation	A-I-13
4.10	Insurance	A-I-13
4.11	Compliance with Laws	A-I-13
4.12	Labor Matters	A-I-14
4.13	Employee Benefit Plans	A-I-14
4.14	Related Party Transactions	A-I-14
4.15	Broker’s and Finder’s Fees	A-I-14
4.16	Registration Statement; Joint Proxy Statement/Prospectus	A-I-14
4.17	Tax Treatment	A-I-14
4.18	Opinion of Financial Advisor	A-I-14
4.19	Sarbanes-Oxley	A-I-15
4.20	Certain Business Practices	A-I-15
4.21	Operations of Merger Sub	A-I-15
4.22	Full Disclosure	A-I-15

A-I-i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LEVITT		A-I-15
5.1	Organization; Good Standing; Power	A-I-15
5.2	Capitalization	A-I-15
5.3	Authorization; No Violation	A-I-16
5.4	Subsidiaries	A-I-17
5.5	Exchange Act Reports; Financial Statements	A-I-17
5.6	Absence of Certain Changes	A-I-17
5.7	Taxes	A-I-18
5.8	Investigations, Litigation	A-I-18
5.9	Levitt Material Contracts	A-I-18
5.10	Broker’s and Finder’s Fees	A-I-18
5.11	Affiliate Letters	A-I-19
5.12	Registration Statement; Joint Proxy Statement/Prospectus	A-I-19
5.13	State Takeover Laws	A-I-19
5.14	Opinion of Financial Advisor	A-I-19
5.15	Tax Treatment	A-I-19
5.16	Full Disclosure	A-I-19

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		A-I-19
6.1	Conduct of Business by Levitt	A-I-19
6.2	Conduct of Business by BFC	A-I-20
6.3	Notice	A-I-20

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		A-I-21
7.1	Access to Information	A-I-21
7.2	Public Announcements	A-I-21
7.3	Reasonable Efforts	A-I-21
7.4	No Solicitation	A-I-21
7.5	Special Meetings	A-I-22
7.6	Registration Statement; Joint Proxy Statement/Prospectus	A-I-23
7.7	Employee Benefit Plans	A-I-24
7.8	Indemnification	A-I-24
7.9	Further Assurances	A-I-25
7.10	Tax Treatment	A-I-25
7.11	Comfort Letters	A-I-25
7.12	Shareholder Litigation	A-I-25
7.13	Liquidity Support of the Surviving Corporation	A-I-25
7.14	Affiliate Letters	A-I-26
7.15	HSR Act	A-I-26
7.16	Directors of BFC	A-I-26

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS		A-I-26
8.1	Conditions to Each Party’s Obligation to Effect the Merger	A-I-26
8.2	Conditions to Levitt’s Obligation to Effect the Merger	A-I-27
8.3	Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger	A-I-27

A-I-ii

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		A-I-28
9.1	Termination of the Agreement	A-I-28
9.2	Effect of Termination	A-I-29
9.3	Amendment and Waiver	A-I-29

ARTICLE X MISCELLANEOUS		A-I-29
10.1	Survival of the Representations and Warranties	A-I-29
10.2	Payment of Expenses	A-I-30
10.3	Binding Effect	A-I-30
10.4	Governing Law	A-I-30
10.5	Counterparts	A-I-30
10.6	Notices	A-I-30
10.7	Entire Agreement; Assignment	A-I-31
10.8	Headings	A-I-31
10.9	Knowledge of the Parties	A-I-31
10.10	Attorneys’ Fees	A-I-31
10.11	No Third Party Beneficiary	A-I-31
10.12	Injunctive Relief	A-I-31
10.13	Jurisdiction; Venue	A-I-31
10.14	Severability	A-I-31
10.15	Waiver	A-I-32
10.16	Special Committee	A-I-32
10.17	Time of the Essence	A-I-32

A-I-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 30th day of January, 2007, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), LEV MERGER SUB, INC., a Florida corporation and a wholly-owned subsidiary of BFC (“Merger Sub”), and LEVITT CORPORATION, a Florida corporation (“Levitt”).

W I T N E S S E T H

WHEREAS, BFC has proposed a business combination with Levitt pursuant to which Levitt will merge with and into Merger Sub, with Merger Sub to be the surviving corporation in the merger (the “Merger”);

WHEREAS, the Board of Directors of Levitt has designated a special committee composed of independent members of such Board of Directors (the “Special Committee”) to, among other things, review and evaluate the terms and conditions, and determine the advisability, of the Merger;

WHEREAS, the Special Committee has negotiated the terms and conditions of this Agreement on behalf of Levitt and has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Levitt and advisable, fair to, and in the best interests of the Minority Shareholders (as hereinafter defined) and (ii) recommended the approval and adoption of this Agreement by the Levitt Board of Directors;

WHEREAS, the Board of Directors of Levitt has, based upon the recommendation of the Special Committee, (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Levitt and advisable, fair to, and in the best interests of the Minority Shareholders, (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval and adoption of this Agreement by the shareholders of Levitt in accordance with this Agreement;

WHEREAS, the Board of Directors of BFC designated a committee composed of independent directors to review and evaluate the terms and conditions and determine the advisability of a possible business combination between BFC and Levitt, and such committee has determined that the Merger is consistent with and in furtherance of the long term business strategy of BFC and fair to and in the best interests of BFC and BFC’s shareholders and has recommended the approval and adoption of this Agreement by the BFC Board of Directors;

WHEREAS, the Board of Directors of BFC has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, BFC, Merger Sub and Levitt desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth certain conditions to the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

“Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).

A-I-1

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether though the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, Levitt shall not be treated as an Affiliate of BFC, and BFC and BankAtlantic Bancorp, Inc. shall not be treated as Affiliates of Levitt.

“Affiliate Letter” shall mean an agreement in the form attached hereto as Exhibit A.

“Agreement” means this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including all Schedules and Exhibits.

“Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Secretary of State of the State of Florida.

“BFC” shall mean BFC Financial Corporation.

“BFC Capital Stock” shall have the meaning set forth in Section 4.2(a).

“BFC Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BFC.

“BFC Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BFC.

“BFC Financial Statements” shall mean the audited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for each of BFC’s fiscal years ended on December 31, 2003, 2004 and 2005, and the unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for the nine-month period ended September 30, 2006, as each of which is included in the BFC SEC Reports.

“BFC Leased Real Property” shall mean all real property leased by BFC (including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings (including sales kiosks) and improvements thereon).

“BFC Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations.

“BFC Options” shall mean all options or warrants granted by BFC to purchase shares of BFC Class A Common Stock or BFC Class B Common Stock which are outstanding and unexercised immediately prior to the Effective Time.

“BFC Option Plans” shall mean (i) the BFC Financial Corporation Stock Option Plan and (ii) the BFC Financial Corporation 2005 Stock Incentive Plan.

“BFC Owned Real Property” shall mean all real property owned by BFC (including all land, interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto owned by BFC).

“BFC Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BFC is a party, with respect to which BFC has any obligation or which are maintained, contributed to or sponsored by BFC for the benefit of any current or former employee, officer or director of BFC.

“BFC SEC Reports” shall have the meaning set forth in Section 4.5(a).

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“BFC Special Meeting” shall mean the special meeting of BFC’s shareholders to be held for the purpose of approving the transactions contemplated hereby.

“BFC Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).

“Business Day” means any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.

“Claim” shall have the meaning set forth in Section 7.8.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the Recitals.

“Controlled Group” shall mean a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.2.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange/Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange/Payment Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FBCA” shall mean the Florida Business Corporation Act.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.

“Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.8.

“Indemnified Parties” shall have the meaning set forth in Section 7.8.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 4.16.

“Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).

“Levitt” shall have the meaning set forth in the Preamble.

“Levitt Class A Common Stock” shall mean the Class A common stock, par value $0.01 per share, of Levitt.

“Levitt Class B Common Stock” shall mean the Class B common stock, par value $0.01 per share, of Levitt.

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“Levitt Financial Statements” shall mean the audited Consolidated Statements of Financial Condition, Consolidated Statements of Income, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Levitt, and the related notes thereto, for each of Levitt’s fiscal years ended on December 31, 2003, 2004 and 2005, and the unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Levitt, and the related notes thereto, for the nine-month period ended September 30, 2006, as each of which is included in the Levitt SEC Reports.

“Levitt Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Levitt or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations.

“Levitt Options” shall mean all options or warrants granted by Levitt to purchase shares of Levitt Class A Common Stock which are outstanding and unexercised immediately prior to the Effective Time.

“Levitt Option Plan” shall mean the Levitt Corporation 2003 Stock Incentive Plan, as amended and restated.

“Levitt SEC Reports” shall have the meaning set forth in Section 5.5(a).

“Levitt Special Meeting” shall mean the special meeting of Levitt’s shareholders to be held for the purpose of voting upon the Merger, this Agreement and the other transactions contemplated by this Agreement, and for no other purpose without the prior written consent of BFC.

“Levitt Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).

“Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.

“Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including changes in banking, thrift or similar laws, rules or regulations) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect (i) the results of operations, financial condition, assets, liabilities, or business of BFC or Levitt, as the case may be, in each case including its respective Subsidiaries together with it taken as a whole, including the ability of the parties to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not be deemed to include (x) any changes resulting from general economic or political conditions, (y) circumstances that affect the industries in which Levitt or BFC, as the case may be, operate or (z) force majeure events, acts of terrorism or acts of war; and provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (x) through (z) above shall be regarded in determining whether a Material Adverse Effect has occurred if the effects of such changes or events disproportionately impact or uniquely relate to BFC or Levitt, as applicable.

“Merger Consideration” shall have the meaning set forth in Section 3.2(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger” shall have the meaning set forth in the Recitals.

“Minority Shareholders” shall mean the holders of Levitt Class A Common Stock, other than BFC and the directors of Levitt who are not “independent” within the meaning of the rules and regulations of the NYSE.

“NYSE” shall mean the New York Stock Exchange.

“NYSE Arca” shall mean the NYSE Arca Stock Exchange.

“Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.

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“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and the rules and regulations issued thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.

“Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the Levitt Financial Statements or BFC Financial Statements, as applicable, (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default; (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable; (iv) easements, rights-of-way and other similar instruments whether or not recorded in the public land records or filed in other public records and which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset; (v) zoning, subdivision and other applicable Laws; and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

“Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

“Plan” shall mean, with respect to any Person, any employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by: (i) such Person or any of its Subsidiaries or (ii) any other organization which is a member of a Controlled Group of which such Person or any of its Subsidiaries is a member, or (iii) with respect to which such Person or any of its Subsidiaries or any member of the Controlled Group of which such Person or any of its Subsidiaries has any liability or potential liability.

“Registration Statement” shall have the meaning set forth in Section 4.16.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Special Committee” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors, other governing body or manager of such corporation or other legal entity; provided, however, that for purposes of this Agreement, Levitt shall not be treated as a Subsidiary of BFC.

“Superior Proposal” shall have the meaning set forth in Section 7.4(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Third Party” shall have the meaning set forth in Section 7.4(b).

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ARTICLE II

The Merger

2.1  Merger.  At the Effective Time, Levitt shall be merged with and into Merger Sub, and Merger Sub will be the surviving corporation of the Merger (the “Surviving Corporation”), in accordance with the terms, conditions and provisions of this Agreement and the Articles of Merger.

2.2  Consummation of the Merger; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Miami, Florida 33130, at such time as shall be fixed by mutual agreement of BFC and Levitt as promptly as practicable after the satisfaction or waiver of all of the conditions set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the day before the Closing Date, Levitt and Merger Sub will each execute the Articles of Merger and deliver it to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Secretary of State of the State of Florida. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with all applicable regulations, of the Articles of Merger with the Secretary of State of the State of Florida and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. The Articles of Merger shall provide that the Merger shall be effective as of 5:00 p.m. on the date of Closing (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.

2.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Articles of Merger and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Levitt and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Levitt and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4  Articles of Incorporation and Bylaws.  The Articles of Incorporation of Merger Sub as in effect immediately prior to the Merger shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Merger shall be the Bylaws of the Surviving Corporation until thereafter altered, amended or repealed in accordance with applicable law.

2.5  Board of Directors.  As of the Effective Time, the Board of Directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time.

2.6  Officers.  As of the Effective Time, the officers of Levitt immediately prior to the Effective Time shall constitute the officers of the Surviving Corporation until such time as their respective successors have been elected and qualified.

2.7  Additional Actions.  If, at any time after the Effective Time, BFC or the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Levitt or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of Levitt and Merger Sub and their officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Levitt or Merger Sub to take any and all such action.

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ARTICLE III

Conversion of Shares; Consideration

3.1  Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of BFC, Merger Sub, Levitt or the holders of any of the following securities:

(a) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as a share of common stock of the Surviving Corporation.

(b) Each share of Levitt Class A Common Stock and Levitt Class B Common Stock owned by BFC, Merger Sub or Levitt (in each case other than in a fiduciary capacity or as a result of debts previously contracted), immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no stock of BFC, cash or other consideration shall be delivered in exchange therefor; it being understood that BFC is the sole holder of shares of Levitt Class B Common Stock and all of such shares shall be canceled pursuant to this Section 3.1(b).

(c) Subject to the other provisions of this Section 3.1, each share of Levitt Class A Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Levitt Class A Common Stock canceled pursuant to Section 3.1(b) and excluding Dissenting Shares) shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive 2.27 shares of BFC Class A Common Stock (such ratio of shares of BFC Class A Common Stock to shares of Levitt Class A Common Stock being referred to as the “Exchange Ratio”).

(d) At the Effective Time, holders of Levitt Class A Common Stock and Levitt Class B Common Stock shall cease to be, and shall have no rights as, shareholders, and Levitt Stock Certificates shall thereafter represent only the right to receive the consideration provided under this Article III.

(e) If between the date of this Agreement and the Effective Time the outstanding shares of BFC Class A Common Stock or Levitt Class A Common Stock are changed into a different number of shares by reason of a reorganization, reclassification, recapitalization, division, combination or exchange of shares, or any dividend or other distribution payable in stock or other securities is declared with regard to the BFC Class A Common Stock or Levitt Class A Common Stock with a record date between the date of this Agreement and the Effective Time, the Merger Consideration will be adjusted to provide the holders of Levitt Class A Common Stock the same economic effect as that contemplated by this Agreement if the reorganization, reclassification, recapitalization, division, combination, exchange, dividend or other distribution had not taken place.

3.2  Exchange of Certificates.

(a) At or prior to the Effective Time, BFC shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company, or such other bank or trust company designated by BFC and who is reasonably satisfactory to Levitt (the “Exchange/Paying Agent”) for the benefit of the holders of certificates representing the shares of Levitt Class A Common Stock (“Levitt Stock Certificates”) for exchange in accordance with this Article III through the Exchange/Paying Agent, (1) certificates representing the shares of BFC Class A Common Stock (“BFC Stock Certificates”) issuable pursuant to Section 3.1(c) above and (2) an estimated amount of cash to be paid in lieu of fractional shares (such cash and such BFC Stock Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the “Exchange/Payment Fund”) to be paid pursuant to this Article III in exchange for outstanding Levitt Stock Certificates. The Exchange/Payment Fund shall not be used for any other purpose. The Exchange/Paying Agent shall invest any cash included in the Exchange/Payment Fund, as directed by BFC. Any interest and other income resulting from such investments shall be paid to BFC. Any losses resulting from such investments shall be the sole responsibility of BFC and shall not in any way limit BFC’s obligations to holders of Levitt Stock Certificates.

(b) Promptly, but in any event no later than three (3) Business Days after the Effective Time, BFC will instruct the Exchange/Paying Agent to mail to each holder of record of Levitt Class A Common Stock who has not previously surrendered his, her or its Levitt Stock Certificates (other than holders of any shares of Levitt Class A Common Stock cancelled pursuant to Section 3.1(b) or holders of Dissenting Shares): (1) a letter of transmittal

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reasonably acceptable to Levitt (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s Levitt Stock Certificates shall pass, only upon proper delivery of the Levitt Stock Certificates to the Exchange/Paying Agent and shall be in such form and have such other provisions as to which BFC and Levitt may agree) and (2) instructions reasonably acceptable to Levitt for use in effecting the surrender of the Levitt Stock Certificates in exchange for BFC Stock Certificates and cash in lieu of fractional shares in accordance with this Article III (collectively, the “Letter of Transmittal”).

(c) From and after the Effective Time and upon the surrender of a Levitt Stock Certificate for cancellation (or affidavits and indemnification regarding the loss or destruction of such certificates reasonably acceptable to BFC and the Exchange/Paying Agent) to the Exchange/Paying Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Levitt Stock Certificate shall be entitled to receive in exchange therefor, and the Exchange/Paying Agent shall deliver in accordance with the Letter of Transmittal: (1) BFC Stock Certificates representing that number of whole shares of BFC Class A Common Stock which such holder has the right to receive in respect of the shares of Levitt Class A Common Stock formerly evidenced by such Levitt Stock Certificate in accordance with Section 3.1 and (2) cash in lieu of fractional shares of BFC Class A Common Stock to which such holder is entitled pursuant to Section 3.2(d) (the shares of BFC Class A Common Stock and cash described in clauses (1) and (2) being collectively referred to as the “Merger Consideration”), and the Levitt Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Levitt Class A Common Stock which is not registered in the transfer records of Levitt, a certificate evidencing the proper number of shares of BFC Class A Common Stock and/or cash may be issued and/or paid in accordance with this Article III to a transferee if the Levitt Stock Certificate evidencing such shares is presented to the Exchange/Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably acceptable to BFC and the Exchange/Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Levitt Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender (i) the Merger Consideration and (ii) any dividends or other distributions declared or paid on shares of BFC Class A Common Stock after the Effective Time.

(d) No certificates or scrip evidencing fractional shares of BFC Class A Common Stock shall be issued upon the surrender for exchange of Levitt Stock Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of BFC. In lieu of any such fractional shares, each holder of shares of Levitt Class A Common Stock, upon surrender of a Levitt Stock Certificate for exchange pursuant to this Section 3.2, shall be paid an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying (1) the average closing price of the BFC Class A Common Stock as quoted on the NYSE Arca for the twenty (20) consecutive trading days ending on and including the trading day two (2) days prior to the day of the Effective Time by (2) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Levitt Class A Common Stock then held of record by such holder). Any payment received by a holder of shares of Levitt Class A Common Stock with respect to fractional share interests is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration. Notwithstanding the foregoing, if more than one Levitt Stock Certificate shall be surrendered for the account of the same holder, the number of shares of BFC Class A Common Stock to be issued to such holder in exchange for the Levitt Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares represented by all of the Levitt Stock Certificates surrendered for the account of such holder.

(e) All shares of BFC Class A Common Stock issued and cash paid upon the surrender for exchange of Levitt Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid, respectively, in full satisfaction of all rights pertaining to the shares of Levitt Class A Common Stock theretofore represented by such Levitt Stock Certificates.

(f) Any portion of the Exchange/Payment Fund which remains undistributed to the holders of the Levitt Stock Certificates upon the date that is nine (9) months after the Effective Time shall be delivered by the Exchange/Paying Agent to BFC and any holders of Levitt Stock Certificates who have not theretofore complied with this Article III shall thereafter look only to BFC for payment of their claim for the Merger Consideration.

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(g) None of BFC, Levitt, Merger Sub or the Exchange/Paying Agent shall be liable to any Person in respect of any shares of BFC Class A Common Stock or cash from the Exchange/Payment Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Levitt Stock Certificate shall not have been surrendered prior to the date that is seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of BFC, free and clear of all claims or interest of any person previously entitled thereto.

(h) BFC and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Levitt Class A Common Stock such amounts as BFC or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld by BFC or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Levitt Class A Common Stock in respect of which such deduction and withholding was made by BFC or Merger Sub.

(i) If any Levitt Stock Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Levitt Stock Certificate to be lost, stolen or destroyed and, if requested by BFC, the posting by such Person of a bond in such reasonable amount as BFC may direct as indemnity against any claim that may be made with respect to such Levitt Stock Certificate, the Exchange/Paying Agent will issue in exchange for such lost, stolen or destroyed Levitt Stock Certificate the Merger Consideration, pursuant to this Article III.

3.3  Stock Transfer Books.  After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Levitt or the Surviving Corporation of the shares of Levitt Class A Common Stock or Levitt Class B Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Levitt Stock Certificates are presented to the Surviving Corporation or the Exchange/Paying Agent for any reason, they shall be canceled and, subject to the provisions of this Article III, exchanged or paid for as provided in this Article III, except as otherwise required by Law.

3.4  Levitt Options and Restricted Stock.

(a) At the Effective Time, the Levitt Option Plan shall be assumed by BFC and each Levitt Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by BFC and converted into an option to purchase shares of BFC Class A Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms or the terms of the applicable Levitt Option Plan as a result of the Merger contemplated hereby and except that all references to Levitt in each such Levitt Option shall be deemed to refer to BFC). All outstanding restricted stock awards issued under the Levitt Option Plan shall be converted into the right to receive restricted stock awards in the form of shares of BFC Class A Common Stock, to be adjusted as provided in Section 3.4(b).

(b) The number of shares of BFC Class A Common Stock to be subject to the new option or award of restricted stock shall be equal to the product of (i) the number of shares of Levitt Class A Common Stock subject to the original Levitt Option or restricted stock award immediately prior to the Effective Time and (ii) the Exchange Ratio.

(c) The exercise price per share of the BFC Class A Common Stock underlying the new option shall be equal to (i) the exercise price per share of Levitt Class A Common Stock in effect under the original Levitt Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio.

(d) In effecting such assumption and conversion, the aggregate number of shares of BFC Class A Common Stock to be subject to each assumed Levitt Option or restricted stock award will be rounded up, if necessary, to the next whole share and the aggregate exercise price shall be rounded down, if necessary, to the next whole cent.

(e) The adjustments provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

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(f) As soon as practicable after the Effective Time, but in no event later than thirty (30) days after the Effective Time, BFC shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BFC Class A Common Stock underlying the assumed Levitt Options and restricted stock awards, and BFC will use its reasonable efforts to maintain the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) for so long as any such assumed Levitt Options or restricted stock awards remain outstanding under the Levitt Option Plan to be assumed by BFC.

3.5  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Levitt Class A Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Section 607.1301, et seq., of the FBCA duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares (the “Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof shall be entitled to payment in cash from the Surviving Corporation of the appraised value of such Dissenting Shares in accordance with the provisions of Section 607.1301, et. seq., of the FBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Levitt Class A Common Stock of such holder shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.

ARTICLE IV

Representations and Warranties of BFC and Merger Sub

BFC and Merger Sub jointly and severally represent and warrant to Levitt as follows:

4.1  Organization; Good Standing; Power.  BFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of BFC and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BFC has heretofore made available to Levitt a complete and correct copy of its Articles of Incorporation, as amended and restated, and its Bylaws, each as amended to the date hereof. Each of BFC and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be duly qualified could not reasonably be expected to have a Material Adverse Effect on BFC.

4.2  Capitalization.

(a) BFC’s authorized capital stock consists solely of 70,000,000 shares of BFC Class A Common Stock, 20,000,000 shares of BFC Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BFC Capital Stock”). As of the date hereof, 28,755,882 shares of BFC Class A Common Stock, 7,090,652 shares of BFC Class B Common Stock, no shares of preferred stock designated as Series A Junior Participating Preferred Stock and 15,000 shares of preferred stock designated as 5% Cumulative Convertible Preferred Stock are issued and outstanding. As of the date hereof, 2,947,448 shares of BFC Class A Common Stock and 1,139,087 shares of BFC Class B Common Stock are reserved for issuance upon exercise of outstanding BFC Options, 1,250,000 shares of BFC Class A Common Stock are reserved for issuance upon conversion of the 5% Cumulative Convertible Preferred Stock, 7,090,652 shares of BFC Class A Common Stock are reserved for issuance upon conversion of shares of BFC Class B Common Stock, and no shares of BFC Capital Stock are held in treasury. Merger Sub’s authorized capital stock consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding and owned by BFC.

(b) All of the issued and outstanding shares of BFC Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BFC Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BFC Class A Common Stock and BFC Class B Common Stock represent the only securities of BFC with the right to vote on the Merger and the other transactions contemplated hereby or for the election of directors of BFC. Except for (i) BFC Options outstanding on the date hereof to acquire not more than

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468,000 shares of BFC Class A Common Stock and 1,139,087 shares of BFC Class B Common Stock and (ii) the 5% Cumulative Convertible Preferred Stock, there are no outstanding or existing BFC Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BFC.

(c) All outstanding BFC Options were granted under the BFC Option Plans. None of the BFC Options was issued in violation of applicable Law or the terms of the applicable BFC Option Plan. BFC is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of BFC Capital Stock or which restrict the transfer of such shares to which BFC is a party, nor, except as set forth on Schedule 4.2(c), does BFC have knowledge of any such agreements or understandings to which BFC is not a party. Since September 30, 2006, BFC has not (i) issued any shares of BFC Capital Stock (or securities exercisable for or convertible into BFC Capital Stock) other than upon the valid exercise of BFC Options previously granted under the BFC Option Plans or the valid conversion of shares of BFC Class B Common Stock to BFC Class A Common Stock or (ii) granted any options under the BFC Option Plans. True and complete copies of the BFC Option Plans have been made available to Levitt and there is no agreement to amend, modify or supplement the BFC Option Plans from the form made available to Levitt.

(d) The shares of BFC Class A Common Stock to be issued pursuant to the Merger (including shares of BFC Class A Common Stock underlying the assumed Levitt Options, assuming the exercise and payment in full of any exercise price in accordance with the terms of such Levitt Options), will, when issued (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the FBCA, BFC’s Articles of Incorporation or Bylaws, or any agreement to which BFC is a party or is bound; (ii) be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act and registered or exempt from registration under applicable state, local and other applicable securities laws; and (iii) be listed on the NYSE Arca, subject only to official notice of listing.

4.3  Authorization; No Violation.  Except to the extent described herein, the execution and delivery of this Agreement by BFC and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BFC and Merger Sub, and no other corporate action on the part of BFC or Merger Sub is necessary (other than the filing of the Articles of Merger pursuant to the FBCA and the approval by BFC’s shareholders of the transactions contemplated hereby), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of BFC and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery and performance of this Agreement by BFC or Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by BFC and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any Subsidiary of BFC under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BFC or any of its Subsidiaries or (ii) any BFC Material Contract, (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets or (c) require any filing, declaration or registration by BFC, any Subsidiary of BFC or Merger Sub with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 13(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) filings and applications required by NYSE Arca, (iv) any filings as may be required by the HSR Act and (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, except in the case of

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clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on BFC.

4.4  Subsidiaries.  Set forth on Schedule 4.4 hereto is a list of each Subsidiary of BFC (other than Subsidiaries of BankAtlantic Bancorp, Inc.), including its name and jurisdiction of organization. Except as set forth on Schedule 4.4, BFC is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries (other than Subsidiaries of BankAtlantic Bancorp, Inc.), and all of the shares of capital stock or other equity interests of BFC’s Subsidiaries (other than Subsidiaries of BankAtlantic Bancorp, Inc.) are beneficially owned, directly or indirectly, by BFC free and clear of any Liens. Each Subsidiary of BFC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on BFC.

4.5  Exchange Act Reports; Financial Statements.

(a) Since January 1, 2004, BFC has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BFC SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BFC SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BFC with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BFC.

(b) The BFC Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of BFC and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on BFC). Any supporting schedules included in the BFC SEC Reports present fairly, in all material respects, the information required to be stated therein. Such BFC Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the BFC SEC Reports, in conformity with GAAP applied on a consistent basis. Other than as disclosed in the BFC Financial Statements, neither BFC nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since September 30, 2006 in the ordinary course of business to Persons other than Affiliates of BFC that could not reasonably be expected to have a Material Adverse Effect on BFC.

4.6  Absence of Certain Changes.  Except as disclosed in the BFC SEC Reports, since September 30, 2006, (i) BFC and each of its Subsidiaries have conducted their business in the ordinary and usual course, consistent with past practices, and (ii) there has not been any event, occurrence, development or set of circumstances or facts which (A) has had or could reasonably be expected to have a Material Adverse Effect on BFC or any of its Subsidiaries, (B) could reasonably be expected to render any of the representations and warranties of BFC incorrect or untrue as of the Closing Date or (C) would result in a violation of the covenants set forth in Section 6.2 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.

4.7  Taxes.  Except for such matters as could not reasonably be expected to have a Material Adverse Effect on BFC, (a) BFC and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective

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Time, taking into account any extension of time to file granted to or obtained on behalf of BFC and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BFC or any of its Subsidiaries, (d) BFC and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BFC or any of its Subsidiaries by a Taxing authority.

4.8  BFC Material Contracts.  Each BFC Material Contract has been filed as an exhibit to a BFC SEC Report. Except as could not reasonably be expected to have a Material Adverse Effect on BFC: (i) each BFC Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof; and (ii) BFC and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under, and they are not in material default in respect of, any BFC Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. No consent of or notice to third parties is required pursuant to the terms of any BFC Material Contract or other material agreement to which BFC or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on BFC or materially impair the ability of BFC to consummate the Merger. To the knowledge of BFC, no other party to any BFC Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. BFC has made available to Levitt true, correct and complete copies of all the written BFC Material Contracts and a brief written summary or description of each oral BFC Material Contract, and no BFC Material Contract has been modified in any material respect since the date it was made available.

4.9  Investigations; Litigation.  Except as set forth in the BFC SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending or, to the knowledge of BFC, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which if determined adversely to BFC or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect on BFC. Neither BFC nor any of its Subsidiaries nor any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending or, to the knowledge of BFC, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BFC or any of its Subsidiaries, or any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BFC or any of its Subsidiaries, and to the knowledge of BFC, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BFC or any of its Subsidiaries, or any of their respective assets, businesses or operations.

4.10  Insurance.  BFC and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BFC and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BFC and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BFC nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BFC or any of its Subsidiaries is a party are sufficient for compliance with all requirements of Law and, to the extent applicable, of all BFC Material Contracts and provide adequate insurance coverage for the assets and operations of BFC and its Subsidiaries.

4.11  Compliance with Laws.  BFC and each of its Subsidiaries have all Permits and has made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their business as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not have a Material Adverse Effect on BFC. All such Permits are in full force

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and effect, and, to the knowledge of BFC, no suspension or cancellation of any of them is pending or has been threatened; and all such filings, applications and registrations are current. Neither BFC nor any of its Subsidiaries is in material default under any such Permits or, to the knowledge of BFC, under any Order or under any license, regulation or demand of any Governmental Entity. BFC and each of its Subsidiaries have conducted their business in compliance in all material respects with all applicable Laws.

4.12  Labor Matters.  Neither BFC nor any of its Subsidiaries is a party to, nor does BFC or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.

4.13  Employee Benefit Plans.

(a) Schedule 4.13 lists all of the BFC Plans. Each BFC Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BFC has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any BFC Plan. Except as otherwise described in Schedule 4.13, no action, suit, proceeding or claim is pending or, to the knowledge of BFC, threatened, against BFC with respect to any BFC Plan (other than claims for benefits in the ordinary course).

(b) All contributions, premiums or payments required to be made with respect to any Plan have been made. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment to any director, officer, employee or consultant of BFC or any of its Subsidiaries.

4.14  Related Party Transactions.  Except for arrangements disclosed in the BFC SEC Reports, no holder of more than 5% of the BFC Class A Common Stock or BFC Class B Common Stock, or any officer or director of BFC or any Subsidiary of BFC, or, to the knowledge of BFC, any Affiliate of any of the foregoing (other than BFC and its Subsidiaries) (i) is indebted to BFC for money borrowed from BFC; (ii) to the knowledge of BFC, has any direct or indirect material interest in any Person which is a customer or supplier of BFC or any of its Subsidiaries; or (iii) is party to any other material transaction or business relationship with BFC or any of its Subsidiaries that would be required to be disclosed in the BFC SEC Reports pursuant to Item 404 of Regulation S-K of the SEC.

4.15  Broker’s and Finder’s Fees.  Other than Sandler O’Neill & Partners, L.P., BFC has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement. BFC has provided to Levitt complete and correct copies of all agreements between BFC and Sandler O’Neill & Partners, L.P. pursuant to which such firm would be entitled to any payment related to the Merger.

4.16  Registration Statement; Joint Proxy Statement/Prospectus.  None of the information included or incorporated by reference in BFC’s registration statement on Form S-4, which shall include the joint proxy statement relating to the Levitt Special Meeting and the BFC Special Meeting (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”), pursuant to which the issuance of the shares of BFC Class A Common Stock to be issued to Levitt’s shareholders in the Merger will be registered under the Securities Act (the “Registration Statement”), other than information relating to Levitt, will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act and at the time of the BFC Special Meeting or the Levitt Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.17  Tax Treatment.  BFC has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.18  Opinion of Financial Advisor.  Sandler O’Neill & Partners, L.P. has delivered to the Board of Directors of BFC its written opinion to the effect that, as of the date hereof, the Merger Consideration to be exchanged is fair

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to BFC from a financial point of view and its consent to the inclusion of such opinion in the Joint Proxy Statement/Prospectus.

4.19  Sarbanes-Oxley.  There is and has been no failure on the part of BFC or any of its directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated in connection therewith, except, in the case of BFC’s directors and officers, where the failure to comply could not reasonably be expected to have a Material Adverse Effect on BFC.

4.20  Certain Business Practices.  Neither BFC, nor, to BFC’s knowledge, any of its Subsidiaries, nor, in connection with the operation of the business of BFC or any of its Subsidiaries, any directors or officers, agents or employees of BFC or, to BFC’s knowledge, any of its Subsidiaries, has (i) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

4.21  Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of BFC, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.

4.22  Full Disclosure.  No representation or warranty of BFC contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

Representations and Warranties of Levitt

Levitt represents and warrants to BFC and Merger Sub as follows:

5.1  Organization; Good Standing; Power.  Levitt is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Levitt has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. Levitt is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on Levitt.

5.2  Capitalization.

(a) Levitt’s authorized capital stock consists solely of 50,000,000 shares of Levitt Class A Common Stock, 10,000,000 shares of Levitt Class B Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “Levitt Capital Stock”). As of the date hereof, 18,609,024 shares of Levitt Class A Common Stock, 1,219,031 shares of Levitt Class B Common Stock and no shares of preferred stock are issued and outstanding, 2,111,982 shares of Levitt Class A Common Stock are reserved for issuance upon exercise of outstanding Levitt Options, and no shares of Levitt Capital Stock are held in treasury.

(b) All of the issued and outstanding shares of Levitt Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of Levitt Capital Stock have been issued in violation of any statutory preemptive rights. The Levitt Class A Common Stock and Levitt Class B Common Stock are the only securities of Levitt with the right to vote on the transactions contemplated by this Agreement or for the election of directors of Levitt. Except for Levitt Options outstanding on the date hereof to acquire not more than

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1,893,539 shares of Levitt Class A Common Stock, there are no outstanding or existing Levitt Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Levitt.

(c) All outstanding Levitt Options were granted under the Levitt Option Plan. None of the Levitt Options was issued in violation of applicable Law or the terms of the plan under which it was granted. Levitt is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. Other than as set forth in Levitt’s Amended and Restated Articles of Incorporation, there are no agreements or understandings with respect to the voting of any shares of Levitt Capital Stock or which restrict the transfer of such shares to which Levitt is a party, nor does Levitt have knowledge of any such agreements or understandings to which Levitt is not a party. Except as set forth on Schedule 5.2, since September 30, 2006, Levitt has not (i) issued any shares of Levitt Capital Stock (or securities exercisable for or convertible into Levitt Capital Stock) other than upon the valid exercise of options previously granted under the Levitt Option Plan or (ii) granted any options under the Levitt Option Plan. The terms of the Levitt Option Plan permit the assumption or substitution of options to purchase BFC Class A Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the shareholders of Levitt, or any other Person (other than Levitt’s Board of Directors or a committee thereof), and without mandatory acceleration of the vesting or expiration of any of the Levitt Options. Schedule 5.2 hereto includes a true and complete list as of the date hereof of all holders of outstanding options under the Levitt Option Plan, including the name of such holders, the number of shares of Levitt Class A Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the expiration date of each such option. There are no awards outstanding as of the date hereof under the Levitt Option Plan other than those identified in Schedule 5.2. A true and complete copy of the Levitt Option Plan and all agreements and instruments relating to or issued under the Levitt Option Plan have been made available to BFC and no such plan, agreement or instrument has been amended, modified or supplemented, and there is no agreement to amend, modify or supplement any such plan, agreement or instrument in any case from the form made available to BFC.

(d) No bonds, debentures, notes or other indebtedness of Levitt having the right to vote on any matters on which shareholders may vote are issued or outstanding.

5.3  Authorization; No Violation.  The execution and delivery of this Agreement by Levitt and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Levitt, and no other corporate action on the part of Levitt is necessary (other than the approval of this Agreement and the Merger by the holders of Levitt Capital Stock and the filing of the Articles of Merger pursuant to the FBCA), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Levitt, enforceable against it in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of this Agreement by Levitt, nor the consummation of the transactions contemplated hereby, nor the compliance by Levitt with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Levitt or any Subsidiary of Levitt under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of Levitt or any of its Subsidiaries or (ii) any Levitt Material Contract; (b) violate any Law or any Order applicable to Levitt or any of its Subsidiaries or any of their respective properties or assets or (c) require any filing, declaration or registration by Levitt with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 13(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby); (ii) any filings as may be required under the FBCA in connection with the Merger, including, without limitation, the

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Articles of Merger, (iii) filings and applications required by the NYSE, (iv) any filings as may be required by the HSR Act and (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on Levitt.

5.4  Subsidiaries.  Set forth on Schedule 5.4 hereto is a list of each Subsidiary of Levitt, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4 hereto, Levitt does not own more than 20% of the capital stock or similar interests in or control any entities (including, without limitation, corporations, limited liability companies, partnerships, joint ventures and inactive corporations). Except as set forth on Schedule 5.4, Levitt is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of Levitt’s Subsidiaries are beneficially owned, directly or indirectly, by Levitt free and clear of any Liens. Each Subsidiary of Levitt (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on Levitt.

5.5  Exchange Act Reports; Financial Statements.

(a) Since January 1, 2004, Levitt has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “Levitt SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the Levitt SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by Levitt with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Levitt.

(b) The Levitt Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Levitt and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on Levitt). Any supporting schedules included in the Levitt SEC Reports present fairly, in all material respects, the information required to be stated therein. Such Levitt Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the Levitt SEC Reports, in conformity with GAAP applied on a consistent basis in accordance with past practice. Other than as disclosed in the Levitt Financial Statements, neither Levitt nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since September 30, 2006 in the ordinary course of business to Persons other than Affiliates of Levitt or that could not reasonably be expected to have a Material Adverse Effect on Levitt.

5.6  Absence of Certain Changes.  Except as set forth in Schedule 5.6 or as disclosed in the Levitt SEC Reports, since September 30, 2006, (i) Levitt and its Subsidiaries have conducted their respective businesses in the ordinary and usual course, consistent with past practices, and (ii) there has not been any event, occurrence, development or set of circumstances or facts which (A) has had or could reasonably be expected to have a Material Adverse Effect on Levitt, or (B) could reasonably be expected to render any of the representations and warranties of Levitt contained in this Agreement incorrect or untrue as of the Closing Date or (C) would result in a violation of the

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covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.

5.7  Taxes.  Except as set forth on Schedule 5.7 and except for such matters as could not reasonably be expected to have a Material Adverse Effect on Levitt, (a) Levitt and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Levitt and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against Levitt or any of its Subsidiaries, (d) Levitt and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against Levitt or any of its Subsidiaries by a Taxing authority.

5.8  Investigations, Litigation.  Except as set forth on Schedule 5.8 or in the Levitt SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending or, to the knowledge of Levitt, threatened, against Levitt or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of Levitt or any of its Subsidiaries which, if determined adversely to Levitt or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on Levitt. Except as disclosed on Schedule 5.8: (i) neither Levitt nor any of its Subsidiaries nor any director, manager, officer, employee or agent of Levitt or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending or, to the knowledge of Levitt, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Levitt or any of its Subsidiaries, or any director, officer, employee or agent of Levitt or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of Levitt or any of its Subsidiaries and (ii) to the knowledge of Levitt, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting Levitt or any of its Subsidiaries, or any of their respective assets, businesses or operations.

5.9  Levitt Material Contracts.  Each Levitt Material Contract has been filed as an exhibit to a Levitt SEC Report. Except as could not reasonably be expected to have a Material Adverse Effect on Levitt, (i) each Levitt Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof; and (ii) Levitt and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any Levitt Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.9 which shall be delivered no later than fifteen (15) Business Days after the date hereof, no consent of or notice to third parties is required pursuant to the terms of any Levitt Material Contract or other material agreement to which Levitt or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on Levitt or materially impair the ability of Levitt to consummate the Merger. To the knowledge of Levitt, no other party to any Levitt Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Levitt has made available to BFC true, correct and complete copies of all the written Levitt Material Contracts and a brief written summary or description of each oral Levitt Material Contract, and no Levitt Material Contract has been modified in any material respect since the date it was made available.

5.10  Broker’s and Finder’s Fees.  Other than Houlihan Lokey Howard & Zukin, neither Levitt nor any of its Subsidiaries has employed any financial advisor, broker or finder and has not incurred and none will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement. Levitt has provided to BFC complete and correct copies of all agreements between Levitt and Houlihan Lokey Howard & Zukin pursuant to which such firm would be entitled to any payment related to the Merger.

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5.11  Affiliate Letters.  Schedule 5.11 sets forth each shareholder of Levitt (other than BFC or its Affiliates) that is or could be deemed to be, as of the date hereof, an Affiliate of Levitt.

5.12  Registration Statement; Joint Proxy Statement/Prospectus.  None of the information included or incorporated by reference in Registration Statement or the Joint Proxy Statement/Prospectus, other than information relating to BFC, will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act or at the time of the BFC Special Meeting or the Levitt Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.13  State Takeover Laws.  Levitt has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC in order for such matters to be so exempt) the transactions contemplated hereby are exempt from any applicable state anti-takeover statutes, including, without limitation, Sections 607.0901 and 607.0902 of the FBCA.

5.14  Opinion of Financial Advisor.  Houlihan Lokey Howard & Zukin has delivered to the Board of Directors of Levitt its written opinion to the effect that, as of the date hereof, the Merger Consideration is fair to the Minority Shareholders from a financial point of view and its consent to the inclusion of such opinion in the Joint Proxy Statement/Prospectus.

5.15  Tax Treatment.  Levitt has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.

5.16  Full Disclosure.  No representation or warranty of Levitt contained in this Agreement, and none of the statements or information concerning Levitt and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

Conduct of Business Prior to the Effective Time

6.1  Conduct of Business by Levitt.  Except as expressly contemplated by any other provision of this Agreement, Levitt agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Levitt shall not (and shall cause each of its Subsidiaries to not), directly or indirectly, take or propose to take any of the following actions without the prior written consent of BFC:

(a) conduct the businesses of Levitt and its Subsidiaries in a manner, or take any action with respect to the businesses of Levitt and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause Levitt or any of its Subsidiaries to be in default under any Levitt Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);

(b) change or amend the Articles of Incorporation or Bylaws of Levitt;

(c) issue, sell, or grant any shares of capital stock (except Levitt Class A Common Stock to be issued upon exercise of Levitt Options outstanding on the date of the Agreement), or, except in the ordinary course of business consistent with past practices, any options, warrants, or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of Levitt or any of its Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;

(d) divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of Levitt;

(e) declare, pay, or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Levitt or any Subsidiary of Levitt, except as consistent with past practice;

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(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Levitt or any of its Subsidiaries;

(g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(h) take any action that would cause Levitt’s representations and warranties set forth in this Agreement to be untrue in any material respect;

(i) take any action that would reasonably be likely to materially delay the Merger; or

(j) agree to take or make any commitment to take any of the foregoing actions.

6.2  Conduct of Business by BFC.  Except as expressly contemplated by any other provision of this Agreement, BFC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, BFC shall not, directly or indirectly, take or propose to take any of the following actions without the prior written consent of Levitt:

(a) conduct the businesses of BFC and its Subsidiaries in a manner, or take any action with respect to the businesses of BFC and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause BFC or any of its Subsidiaries to be in default under any BFC Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);

(b) change or amend the Articles of Incorporation or Bylaws of BFC, except for an amendment to BFC’s Articles of Incorporation increasing the authorized shares of BFC Class A Common Stock and an amendment to BFC’s Bylaws increasing the size of BFC’s Board of Directors;

(c) divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of BFC;

(d) declare, pay, or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of BFC or any Subsidiary of BFC, except as consistent with past practice;

(e) cause BFC’s directors and officers liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to BFC and its officers and directors;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BFC or any of its Subsidiaries;

(g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(h) take any action that would cause BFC’s representations and warranties set forth in this Agreement to be untrue in any material respect;

(i) take any action that would reasonably be likely to materially delay the Merger; or

(j) agree to take or make any commitment to take any of the foregoing actions.

6.3  Notice.  Each party will promptly notify the other party of (i) any event of which it obtains knowledge which has or is reasonably likely to have a Material Adverse Effect on such party or any of its Subsidiaries, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties, or covenants of such party contained herein or (iii) any event or circumstance which could materially and adversely affect the party’s ability to satisfy the conditions to the Merger. Each party will promptly notify the other party in the event it determines that it is unable to fulfill any of the conditions to performance by the other party hereunder.

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ARTICLE VII

Additional Covenants and Agreements

7.1  Access to Information.  From the date hereof through the Effective Time, each party shall permit the other party and its authorized representatives reasonable access during regular business hours to the properties of such party (and, in the case of each of BFC or Levitt, its Subsidiaries). Each party shall (and, in the case of each of BFC or Levitt shall cause its Subsidiaries to) make their respective directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party, and its authorized representatives at reasonable times and upon reasonable request, and each party shall disclose and make available to the other party and shall cause its agents and authorized representatives to disclose and make available to the other party, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party (and, in the case of each of BFC or Levitt, its Subsidiaries). Each party may make or cause to be made such investigation of the records, business and properties of the other party (and, in the case of each of BFC and Levitt, its Subsidiaries) as such party deems necessary or advisable to familiarize itself and its advisors with such business, properties, and other matters, provided that any such investigation shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with the normal operations of the other party (or, in the case of each of BFC or Levitt, its Subsidiaries). Each party agrees to maintain the confidentiality of all information exchanged pursuant to this Section 7.1, except as otherwise required by Law.

7.2  Public Announcements.  Any public announcement made by or on behalf of either BFC or Levitt prior to the termination of this Agreement concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between Levitt and BFC and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld or delayed), subject to either party’s obligations under applicable Law or NYSE or NYSE Arca requirements or rules (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).

7.3  Reasonable Efforts.  Subject to the terms and conditions of this Agreement, (a) the parties shall use their respective reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within their control to cause to be fulfilled those conditions precedent to their obligations to consummate the Merger and (b) the parties shall use reasonable efforts to obtain all consents and approvals required in connection with the consummation of the transactions contemplated by this Agreement.

7.4  No Solicitation.

(a) From and after the date of this Agreement until the Effective Time, without the prior written consent of BFC, and subject to Section 7.4(b) hereof, Levitt will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (1) merger, consolidation, share exchange, business combination or similar transaction involving Levitt or any of its Subsidiaries, (2) sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Levitt and its Subsidiaries on a consolidated basis, (3) liquidation, dissolution, recapitalization or other similar type of transaction, or (4) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby or any proposal or modification thereof submitted by BFC or any of its Affiliates (other than Levitt or any of its Subsidiaries, directors, officers, employees or agents). Levitt will, and will direct all its directors, officers, employees, investment bankers, attorneys, accountants and other representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

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(b) Notwithstanding the provisions of Section 7.4(a) above, if a Person or group other than BFC or any of its Affiliates (other than Levitt or any of its Subsidiaries, directors, managers, officers, employees or agents) (a “Third Party”) after the date of this Agreement submits to Levitt or its Board of Directors, or the Special Committee, not resulting from a breach of Section 7.4(a) above, an unsolicited, bona fide, written Acquisition Proposal, and the Special Committee or Levitt’s Board of Directors reasonably determines in good faith, (i) after consultation with their financial, legal and other advisors that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case Levitt may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that Levitt contemporaneously furnishes to BFC all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party. In the event that, after the date of this Agreement and prior to the Effective Time, Levitt receives a Superior Proposal not in violation of Section 7.4(a) and the Special Committee or the Board of Directors of Levitt determines, in good faith and after consultation with its financial advisors and legal counsel, that the failure to do so would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, the Board of Directors may do any or all of the following: (x) withhold, withdraw, modify or change the Board of Directors’ approval or recommendation of this Agreement or the Merger or (y) approve or recommend to the shareholders of Levitt the Superior Proposal. The Board of Directors shall not take the action described in clauses (x) or (y) above without providing BFC with at least two (2) Business Days prior written notice stating that the Board of Directors intends to take such actions and setting forth the information specified in Section 7.4(c) hereof with respect to any Superior Proposal which the Board of Directors intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which the Special Committee or Levitt’s Board of Directors determines, after consultation with their legal, financial and other advisors, are more favorable to the Minority Shareholders from a financial point of view than the Merger or other revised proposal submitted by BFC prior such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit Levitt from taking, and disclosing to its shareholders, a position required by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

(c) Levitt will notify BFC immediately, and in any event within twenty-four (24) hours, if (i) an Acquisition Proposal is made or is modified in any respect (including any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case Levitt will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) Levitt furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

(d) In addition to the obligations of Levitt set forth in paragraph (a), (b) and (c) of this Section 7.4, Levitt, as promptly as practicable, will advise BFC orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry. Levitt will keep BFC informed in all respects of the status of any such request or inquiry. In addition to the foregoing, Levitt will provide BFC with prior telephonic (promptly confirmed in writing) or written notice of any meeting of Levitt’s Board of Directors (or any committee thereof) at which Levitt’s Board of Directors (or any committee thereof) is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of the documentation relating to such Acquisition Proposal to the extent such documentation is then available (and otherwise provide such documentation as soon as available).

7.5  Special Meetings.

(a) Levitt shall call the Levitt Special Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement for the purpose of voting upon the Merger, this Agreement and the other transactions contemplated by this Agreement and for no other purpose without the prior written consent of BFC. Except as provided in Section 7.4(b) with respect to the right of the Special Committee or Levitt’s Board of

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Directors to withhold, withdraw, modify or change its recommendation to Levitt’s shareholders, Levitt shall use its reasonable efforts to secure the vote of its shareholders required under the FBCA and this Agreement pursuant to the Joint Proxy Statement/Prospectus.

(b) BFC shall call the BFC Special Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement for the purpose of voting on the transactions contemplated hereby. BFC shall use its reasonable efforts to secure the required vote or consent of its shareholders pursuant to the Joint Proxy Statement/Prospectus, and shall take all other action necessary or advisable to obtain the vote or consent of shareholders required by the FBCA to obtain such approval pursuant to the Joint Proxy Statement/Prospectus.

(c) BFC shall vote all of its shares of Levitt Class A Common Stock and Levitt Class B Common Stock at the Levitt Special Meeting in favor of the Merger and the other transactions contemplated hereby.

(d) At the Levitt Special Meeting, the inspector of elections designated by the Levitt Board of Directors shall make a special determination as to whether the condition set forth in Section 8.1(a) regarding the required vote of Minority Shareholders has been satisfied.

7.6  Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Levitt shall supply BFC with the information pertaining to Levitt required by the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement/Prospectus to be filed by BFC, which information shall not at each time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to Levitt’s shareholders or at the time of the Levitt Special Meeting or the BFC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is or shall be made by Levitt with respect to the accuracy of statements made in the Joint Proxy Statement/Prospectus or the Registration Statement based on information supplied by BFC or Merger Sub for inclusion or incorporation by reference in such documents. If before the Effective Time, any event or circumstance relating to Levitt or any of its Subsidiaries, or their respective officers, managers or directors, is discovered by Levitt that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement/Prospectus, Levitt shall promptly inform BFC and shall provide to BFC appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, and the representations and warranties of Levitt set forth in this Section 7.6(a) as to the accuracy of such information shall apply to all such amended or supplemented information.

(b) As promptly as practicable after the date of this Agreement, BFC shall provide Levitt with the information pertaining to BFC and Merger Sub required by the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus to be filed by BFC, which information shall not at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to Levitt’s shareholders, at the time the Joint Proxy Statement/Prospectus is mailed to BFC’s shareholders or at the time of the Levitt Special Meeting or the BFC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is or shall be made by BFC with respect to statements made in the Registration Statement or Joint Proxy Statement/Prospectus based on information supplied by Levitt for inclusion or incorporation by reference in such documents. If before the Effective Time, any event or circumstance relating to BFC or any of its Subsidiaries, or their respective officers, managers or directors, should be discovered by BFC that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement/Prospectus, BFC shall promptly inform Levitt and shall make appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, and the representations and warranties of BFC set forth in this Section 7.6(b) as to the accuracy of such information shall apply to all such amended or supplemented information.

(c) As promptly as practicable after the date of this Agreement, BFC shall prepare and file with the SEC, with Levitt’s assistance, the Registration Statement, which shall include the Joint Proxy Statement/Prospectus of Levitt

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and BFC relating to the Levitt Special Meeting and BFC Special Meeting. BFC shall use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement until all of the shares of BFC Class A Common Stock have been issued and distributed in the Merger as described in the Joint Proxy Statement/Prospectus. BFC shall take any action required under applicable federal or state securities Laws in connection with the issuance of shares of BFC Class A Common Stock pursuant to the Merger. BFC shall, promptly after the execution of the Agreement, prepare and submit to the NYSE Arca a listing application covering all shares of BFC Class A Common Stock to be issued to the Levitt shareholders in the Merger and pursuant to the Levitt Options and restricted stock awards to be assumed by BFC, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of all of such shares, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing. The Surviving Corporation shall use its reasonable best efforts to cause the Levitt Class A Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time. Levitt shall furnish all information concerning Levitt as BFC may reasonably request in connection with such actions and the preparation of the Registration Statement, including information in response to comments received from the SEC. As promptly as practicable after the Registration Statement becomes effective, Levitt shall mail the Joint Proxy Statement/Prospectus to its shareholders and BFC shall mail the Joint Proxy Statement/Prospectus to its shareholders. Notwithstanding anything to the contrary contained herein, neither the Joint Proxy Statement/Prospectus nor the Registration Statement nor any amendment or supplement thereto shall be filed or mailed without the consent of both BFC and Levitt, which consent shall not be unreasonably withheld.

7.7  Employee Benefit Plans.  As appropriate, Levitt’s Board of Directors shall adopt a resolution to discontinue the sale or contribution (for any applicable period that has not yet commenced) of Levitt Common Stock pursuant to any Levitt Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance.

7.8  Indemnification.

(a) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Levitt (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Levitt if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the FBCA in effect as of the date hereof and under the Articles of Incorporation or Bylaws of Levitt as in effect on the date hereof. The Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the FBCA in effect on the date hereof and under the Articles of Incorporation or Bylaws of Levitt upon receipt of any undertaking required by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 7.8(a), upon learning of any Claim, shall immediately notify BFC (but the failure so to notify BFC shall not relieve it from any liability which it may have under this Section 7.8(a) except to the extent such failure prejudices BFC) and shall deliver to BFC any undertaking required by applicable Law. The Surviving Corporation shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation or Bylaws of Levitt as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Levitt (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit

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tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by Levitt immediately prior to Closing upon the request of BFC)) with respect to claims arising from facts or events which occurred before the Effective Time.

(c) The obligations of the Surviving Corporation provided under paragraphs (a) and (b) of this Section 7.8 are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Corporation.

7.9  Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of BFC or Levitt will take all such necessary action.

7.10  Tax Treatment.

(a) The parties shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and shall use reasonable best efforts not to, and not to permit or cause any Affiliate or any of BFC’s Subsidiaries to, take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

(b) Unless otherwise required by applicable Law, BFC, Levitt and Merger Sub shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(c) The parties hereto shall cooperate and use their reasonable efforts in order for BFC to obtain the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. described in Section 8.1(h) hereof. In connection therewith, Levitt, BFC and Merger Sub shall deliver to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. representation letters as may be reasonably requested by such law firm, dated and executed as of the date of such opinion.

7.11  Comfort Letters.  Levitt and BFC will each use their commercially reasonable efforts to cause to be delivered to each other reasonable and customary letters from their respective independent accountants, the first letter dated a date within two (2) Business Days before the effective date of the Registration Statement and the second letter dated a date within two (2) Business Days before the date of the BFC Special Meeting and the Levitt Special Meeting, as applicable, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

7.12  Shareholder Litigation.  The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed.

7.13  Liquidity Support of the Surviving Corporation.  BFC shall use its commercially reasonable efforts to support the liquidity needs of the Surviving Corporation and its Subsidiaries after the Effective Time, consistent with the reasonable business judgment and fiduciary duties of the Board of Directors of BFC.

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7.14  Affiliate Letters.  Not later than the fifteenth (15th) day prior to the mailing of the Joint Proxy Statement/Prospectus, Levitt shall deliver to BFC a schedule of each Levitt shareholder that is or is reasonably likely to be, as of such date, deemed to be an Affiliate of Levitt and who was not previously disclosed pursuant to Section 5.11 or for whom Levitt has not delivered an Affiliate Letter pursuant to Section 5.11. Levitt shall use commercially reasonable efforts to cause each Affiliate disclosed pursuant to Section 5.11 and each other shareholder referred to above to execute and deliver an Affiliate Letter to BFC on or before the date of mailing of the Joint Proxy Statement/Prospectus.

7.15  HSR Act.  If required, BFC and Levitt will (a) take all commercially reasonable actions necessary to file as soon as practicable notifications under the HSR Act with respect to the Merger, if required, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (c) request early termination of all applicable waiting periods.

7.16  Directors of BFC.  BFC shall use its best efforts to cause the directors of Levitt who are not already directors of BFC as of the date of this Agreement to be elected to the Board of Directors of BFC.

ARTICLE VIII

Conditions Precedent to Obligations

8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction prior to or at the Closing of the following conditions, each of which may only be waived in writing in whole or in part by mutual agreement of all of the parties, to the extent permitted by Law:

(a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the shareholders of Levitt in accordance with applicable Law and the Articles of Incorporation and Bylaws of Levitt, and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the shareholders of BFC in accordance with applicable Law, the rules and regulations of the NYSE Arca and the Articles of Incorporation and Bylaws of BFC. In addition to the approval of the shareholders of Levitt required by applicable Law and Levitt’s Articles of Incorporation and Bylaws, it shall be a further condition that the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby shall receive the affirmative vote of at least a majority of the shares of Levitt Class A Common Stock voted (but not including any vote that is not counted as either affirmative or negative) in person or by proxy at the Levitt Special Meeting by the Minority Shareholders.

(b) No litigation, arbitration or other proceeding shall be pending by or before any court, arbitration panel or Governmental Entity which seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement (other than a proceeding instituted by Levitt or any of its Subsidiaries, directors, officers, employees or agents).

(c) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no Order of a Governmental Entity precluding consummation of the Merger.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(e) All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to Levitt, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders,

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authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to result in a Material Adverse Effect on BFC or the Surviving Corporation after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which, in the opinion of Levitt and BFC, could reasonably be expected to materially adversely affect the operation of BFC or the Surviving Corporation after consummation of the Merger.

(f) All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of the Levitt Material Contracts and all other material agreements set forth on Schedule 5.9 and all of the existing Permits of Levitt and for Levitt to consummate the Merger and other transactions contemplated hereby shall have been received, except where the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Levitt or could not adversely affect the ability of the Surviving Corporation to continue to conduct the business of Levitt as it has been historically conducted by Levitt.

(g) BFC and Levitt shall each have received the written opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., in form and substance reasonably acceptable to each of them, dated as of the Closing to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. Federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to BFC shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of BFC, Merger Sub and Levitt, in form and substance reasonably satisfactory to BFC, Merger Sub and Levitt, respectively.

8.2  Conditions to Levitt’s Obligation to Effect the Merger.  The obligations of Levitt to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or part by Levitt:

(a) The representations and warranties of BFC and Merger Sub set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of BFC and Merger Sub contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).

(b) Each of BFC and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) BFC shall have obtained approval for listing on the NYSE Arca of the shares of BFC Class A Common Stock to be issued in the Merger, subject only to official notice of issuance.

(d) The opinion of Houlihan Lokey Howard & Zukin referred to in Section 5.14 hereof shall not have been withdrawn, revoked or materially modified.

(e) Each of BFC and Merger Sub shall have delivered to Levitt a certificate, dated the Effective Time and signed by their respective Chief Executive Officers and Chief Financial Officers, certifying the satisfaction of the conditions set forth in Sections 8.2(a) and (b) in all respects.

8.3  Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger.  The obligations of BFC and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or part by BFC or Merger Sub:

(a) The representations and warranties of Levitt set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and

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correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of Levitt contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

(b) Levitt shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of Levitt if the failure by Levitt to so perform or comply is attributable to BFC.

(c) Levitt shall have delivered to BFC a certificate, dated the Closing Date and signed by its President and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

(d) The opinion of Sandler O’Neill & Partners, L.P. referred to in Section 4.18 hereof shall not have been withdrawn, revoked or materially modified.

(e) Holders of not more than 10% of the outstanding shares of Levitt Class A Common Stock shall have duly and validly exercised, or remain entitled to exercise, appraisal rights in connection with the Merger in accordance with the FBCA.

ARTICLE IX

Termination, Amendment and Waiver

9.1  Termination of the Agreement.  This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by Levitt’s shareholders), as follows:

(a) by mutual written consent of Levitt and BFC.

(b) by either of Levitt or BFC:

(i) (A) if Levitt’s shareholders do not approve the Merger by the requisite vote at the Levitt Special Meeting (including any adjournment or postponement thereof) or (B) if BFC’s shareholders do not approve the transactions contemplated hereby by the requisite vote at the BFC Special Meeting (including any adjournment or postponement thereof);

(ii) if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action (which Order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger and such Order, decree, ruling or other action shall have become final and non appealable;

(iii) if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal;

(iv) if the Merger shall not have been consummated by July 31, 2007; provided, however, that if BFC is proceeding in good faith to consummate the Merger, this date may be extended, as specified by BFC in writing to Levitt by July 15, 2007, to a date not later than October 1, 2007; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to any party whose failure, or whose Affiliate’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(v) if (A) the Special Committee and/or Levitt’s Board of Directors shall have finally determined to approve or recommend a Superior Proposal to Levitt’s shareholders after complying with Section 7.4 or (B) the Special Committee and/or Levitt’s Board of Directors withholds or withdraws its recommendation of this Agreement or the Merger or modifies or changes such recommendation in a manner adverse to BFC.

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(c) by Levitt if:

(i) BFC or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to BFC or Merger Sub, as applicable, and (B) would result in the failure to satisfy a condition set forth in Section 8.2;

(ii) the average closing price of the BFC Class A Common Stock as quoted on the NYSE Arca and the average closing price of the BankAtlantic Bancorp, Inc. Class A Common Stock as quoted on the NYSE, in each case for the ten (10) consecutive trading days ending on and including the trading day two (2) days prior to the day of the Effective Time, are both less than 70% of the closing prices for such stocks on the date of this Agreement; provided however, that after receiving written notice from Levitt of termination pursuant to this Section 9.1(c)(ii), BFC shall have the right, but not the obligation, to avoid such termination, and to extend the date of the Effective Time for up to two (2) Business Days, by promptly providing written notice to Levitt of its election to adjust the Exchange Ratio so as to increase the value of the consideration delivered to holders of Levitt Class A Common Stock to equal the value such shareholders would have received if the value of the BFC Class A Common Stock at the Effective Time was equal to 70% of the closing price of the BFC Class A Common Stock on the NYSE Arca on the date hereof; and such notice to Levitt shall include the Exchange Ratio, as adjusted; or

(iii) if Houlihan Lokey Howard & Zukin has withdrawn, revoked, annulled or materially modified its fairness opinion.

(d) by BFC if:

(i) Levitt shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (i) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to Levitt and (ii) would result in the failure to satisfy a condition set forth in Section 8.3;

(ii) if Sandler O’Neill & Partners, L.P. has withdrawn, revoked, annulled or materially modified its fairness opinion; or

(iii) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Levitt Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or an Affiliate thereof (other than Levitt or any of its Subsidiaries, directors, officers, employees or agents)) and the Board of Directors of Levitt shall, notwithstanding its obligations hereunder, have (A) recommended that the Levitt shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

9.2  Effect of Termination.  If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in Sections 9.1(c) and 9.1(d)(i) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its willful or intentional breach of this Agreement.

9.3  Amendment and Waiver.  This Agreement may be amended or modified in whole or in part at any time only by a writing signed by the parties hereto. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

ARTICLE X

Miscellaneous

10.1  Survival of the Representations and Warranties.  No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each

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such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.

10.2  Payment of Expenses.

(a) Except as set forth in this Section 10.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) BFC and Levitt each agree to pay one-half (1/2) of any printing, mailing and filing expenses of the Registration Statement, the Joint Proxy Statement/Prospectus and any applicable pre-merger notification and report forms under the HSR Act.

10.3  Binding Effect.  Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Levitt, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.

10.4  Governing Law.  This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida without giving effect to its principles of conflicts of laws.

10.5  Counterparts.  This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.

10.6  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If either to BFC or Merger Sub, addressed to:

BFC Financial Corporation
2100 West Cypress Creek Boulevard
Fort Lauderdale, Florida 33309
Attn: Alan B. Levan, Chief Executive Officer
Facsimile: (954) 940-5050

With copies addressed to:

Stearns Weaver Miller Weissler
  Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
Attn: Alison W. Miller, Esq.
Facsimile: (305) 789-3395

If to Levitt, addressed to:

Levitt Corporation
2200 West Cypress Creek Boulevard
Fort Lauderdale, Florida 33309
Attn: George Scanlon, Chief Financial Officer
Facsimile: (954) 958-1966

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and to

Joel Levy, Chairman of the Special Committee
Adler Group
1400 Northwest 107th Avenue
Miami, Florida 33172-2704
Facsimile: (305) 418-1001

With a copy addressed to (which shall not constitute notice):

Blank Rome LLP
Counsel to the Levitt Corporation Special Committee
One Logan Square
Philadelphia, Pennsylvania 19103-6998
Attn: Barry H. Genkin, Esq.
Facsimile: (215) 832-5514

10.7  Entire Agreement; Assignment.  All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto. This Agreement shall not be assigned or delegated (whether pursuant to a merger, by operation of Law or otherwise).

10.8  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9  Knowledge of the Parties.  Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective executive officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.9.

10.10  Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.

10.11  No Third Party Beneficiary.  Except as permitted in Section 7.8 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.12  Injunctive Relief.  It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

10.13  Jurisdiction; Venue.  Any suit, action or proceeding against any party with respect to this Agreement or any judgment entered by any court in respect of this Agreement shall be brought in a federal or state court in Broward County, Florida, and the parties hereto accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. In addition, the parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Broward County, Florida.

10.14  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions

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contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

10.15  Waiver.  Any waiver by any party hereto of any of its rights or remedies under this Agreement or of any breach or violation of or default under this Agreement must be in writing and signed by the party to be charged thereunder and shall not constitute a waiver of any of its other rights or remedies or of any other or future breach, violation or default hereunder.

10.16  Special Committee.  Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by Levitt under this Agreement shall be made or taken only upon the approval of the Special Committee.

10.17  Time of the Essence.  Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION,
a Florida corporation

By:	/s/ Alan B. Levan
Alan B. Levan,
Chief Executive Officer and
Chairman of the Board

LEV MERGER SUB, INC.,
a Florida corporation

By:	/s/ Alan B. Levan
Alan B. Levan,
President

LEVITT CORPORATION,
a Florida corporation

By:	/s/ Seth M. Wise
Seth M. Wise,
President

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EXHIBIT A
AFFILIATE LETTER

          , 2007

BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Levitt Corporation, a Florida corporation (“Levitt”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of January 30, 2007 (the “Merger Agreement”) among Levitt, BFC Financial Corporation, a Florida corporation (“BFC”), and LEV Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of BFC (“Merger Sub”), each share of Class A Common Stock, $0.01 par value, of Levitt issued and outstanding immediately prior to the Effective Time set forth in the Merger Agreement (the “Levitt Class A Common Stock”), shall be automatically converted at the Effective Time into the right to receive the number of shares of Class A Common Stock, 0.01 par value, of BFC (the “BFC Class A Common Stock”) set forth in the Merger Agreement (together with cash in lieu of fractional shares), and Levitt will be merged with and into Merger Sub with Merger Sub to be the surviving corporation in the merger (the “Merger”). Terms capitalized but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

As a result of the Merger, the undersigned will receive shares of BFC Class A Common Stock in exchange for shares owned by the undersigned of Levitt Class A Common Stock.

The undersigned represents, warrants and covenants to BFC that, as of the first date the undersigned receives any BFC Class A Common Stock as a result of the Merger:

A.	The undersigned shall not make any sale, transfer or other disposition of the BFC Class A Common Stock in violation of the 1933 Act or the Rules and Regulations.

B.	The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Levitt, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of BFC Class A Common Stock.

C.	The undersigned has been advised that the issuance of BFC Class A Common Stock to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the shareholders of Levitt, the undersigned may be deemed an affiliate of Levitt, the undersigned may not sell, transfer or otherwise dispose of BFC Class A Common Stock issued to the undersigned in the Merger unless such sale, transfer or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, or (iii) in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to BFC, is otherwise exempt from registration under the 1933 Act.

D.	The undersigned understands that BFC is under no obligation to register the sale, transfer or other disposition of the BFC Class A Common Stock by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration; provided, however, that BFC shall use reasonable efforts to file timely with the SEC all filings required to be filed by it under the Securities Exchange Act of 1934, as amended.

A-II-1

E.	The undersigned also understands that there will be placed on the certificates for the BFC Class A Common Stock issued to the undersigned, or on any substitutions therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND BFC FINANCIAL CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BFC FINANCIAL CORPORATION.”

F.	The undersigned also understands that, unless the transfer by the undersigned of the undersigned’s BFC Class A Common Stock has been registered under the 1933 Act, or is a sale made in conformity with the provisions of Rule 145, BFC reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be promptly removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act, or (ii) BFC has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to BFC, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.

G.	The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of BFC and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such corporations and their respective counsel.

H.	The undersigned understands and agrees that the restrictions of this letter agreement shall apply to all shares of BFC Class A Common Stock that are acquired by the undersigned in the Merger.

A-II-2

Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Levitt as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

By:	Name:

Accepted this   day of          , 2007:

BFC FINANCIAL CORPORATION

By: _ _
Name: _ _
Title: _ _

A-II-3

Annex B

January 30, 2007

Special Committee of the Board of Directors
BFC Financial Corp.
2100 West Cypress Creek Road
Fort Lauderdale, FL 33309

Ladies and Gentlemen:

BFC Financial Corp.(“BFC”), Lev Merger Sub, Inc., a wholly-owned subsidiary of BFC (“Merger Sub”) and Levitt Corporation (“Levitt”), have entered into Agreement and Plan of Merger, dated as of January 30, 2007 (collectively, the “Agreement”), pursuant to which Levitt will be merged with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). Under the terms of the Agreement, on the Effective Date, each share of Levitt common stock issued and outstanding immediately prior to the Merger, other than those shares owned by BFC, Merger Sub or Levitt and certain other shares specified in the Agreement, will be converted into the right to receive 2.27 shares of BFC Class A common stock (the “Exchange Ratio”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to BFC.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of BFC that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Levitt that we deemed relevant; (iv) earnings per share estimates for BFC for the years ending December 31, 2007 and December 31, 2008 as provided by and reviewed with senior management of BFC; (v) internal financial projections for Levitt for the years ending December 31, 2006 and December 31, 2007 as provided by and discussed with the senior management of Levitt and an estimated earnings per share growth rate for the years thereafter as provided by senior management of Levitt; (vi) an estimated market value of the land holdings of Levitt based on historical market prices and discussions with senior management of Levitt; (vii) the pro forma financial impact of the Merger on BFC, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of BFC; (viii) the publicly reported historical price and trading activity for BFC’s and Levitt’s common stock, including a comparison of certain financial and stock market information for BFC and Levitt with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the current market environment generally; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of BFC the business, financial condition, results of operations and prospects of BFC and held similar discussions with senior management of Levitt concerning the business, financial condition, results of operations and prospects of Levitt.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by BFC and Levitt or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of BFC and Levitt that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BFC and Levitt or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

B-1

With respect to the earnings per shares estimates for BFC used by Sandler O’Neill in its analyses, senior management of BFC confirmed to us that those estimates reflected the best currently available estimates of the future financial performances of BFC. With respect to the internal financial projections for Levitt used, with BFC’s consent, by Sandler O’Neill in its analyses, senior management of Levitt confirmed to us that those estimates reflected the best currently available estimates of the future financial performance of Levitt. We assumed that the financial performances reflected in those estimates and projections used by us in our analyses would be achieved. We express no opinion as to such financial estimates, projections or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of BFC and Levitt since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that BFC and Levitt will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice BFC received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as the prices at which the common stock of BFC and Levitt may trade at any time.

We have acted as BFC’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. BFC has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to BFC and Levitt and their affiliates. We may also actively trade the equity and/or debt securities of BFC and Levitt for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of BFC in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to BFC and does not address the underlying business decision of BFC to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for BFC or the effect of any other transaction in which BFC might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to BFC from a financial point of view.

Very truly yours,

/s/  Sandler O’Neill & Partners, L.P.

B-2

Annex C

January 30, 2007

The Special Committee of Levitt Corporation and
the Board of Directors of Levitt Corporation
2200 West Cypress Creek Boulevard
Ft. Lauderdale, FL 33309

Dear Members of the Special Committee and Board of Directors:

We understand that BFC Financial Corp. (the “Acquiror”) and Levitt Corporation (the “Company”) propose to enter into the Merger Agreement (defined below) pursuant to which, among other things, the Company will be merged with an into Lev Merger Sub, Inc., (the “Merger Sub”) a wholly-owned subsidiary of the Acquiror, with the Merger Sub surviving such merger and remaining a wholly-owned subsidiary of the Acquiror (the “Transaction”) and that, in connection with the Transaction, each outstanding share of Class A common stock, par value $0.01 per share, of the Company (“Company Class A Common Stock”) other than such shares held by Excluded Persons (and holder who duly and validly exercise and perfect their appraisal rights with respect to such shares) will be converted into the right to receive 2.27 shares of Class A common stock, par value $0.01 per share, of the Acquiror (the “Consideration”). “Excluded Persons” shall be defined as the Acquiror, Merger Sub and the Company.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) and Board of Directors of the Company as to whether, as of the date hereof, the Consideration per share of Company Class A Common Stock to be received by the Minority Shareholders in the Transaction is fair to such holders from a financial point of view. “Minority Shareholders” shall mean the holders of Levitt Class A Common Stock, other than the Acquiror and the directors of the Company who are not “independent” within the meaning of the rules and regulations of the NYSE.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed reports to shareholders on Form 10-K for the fiscal year ended December 31, 2003, December 31, 2004, and December 31, 2005 and Form 10-Q for the quarters ended September 30, 2005, and September 30, 2006 for each of the Company, the Acquiror, BankAtlantic Bancorp Inc. (“BankAtlantic”), Bluegreen Corporation (“Bluegreen”), and Benihana Inc., defined herein as the “Entities”;

2. reviewed preliminary company-prepared interim financial statements for the period ended December 31, 2006, for the Company, BankAtlantic, and Bluegreen, which the respective managements have identified as being the most current financial statements available;

3. held discussions with certain members of the management of the Company, the Acquiror, BankAtlantic and Bluegreen regarding the operations, financial condition, future prospects and projected operations and performance of each company, respectively, held discussions with the management of the Company and the Acquiror regarding the Transaction, and held discussions with representatives of the Committee’s counsel regarding the Company, the Acquiror, the Transaction, and related matters;

4. reviewed financial forecasts and projections prepared by the management of the Company for the fiscal years ended December 31, 2007 through December 31, 2009;

5. reviewed financial forecasts and projections prepared by the management of Bluegreen for the fiscal year ended December 31, 2007;

6. reviewed certain other publicly available financial data for certain companies that we deemed relevant for companies in industries related to each of the Entities;

7. reviewed publicly available transaction prices and premiums paid in other change of control transactions including those in industries related to the Company;

8. reviewed the historical market prices and trading volume for the Entities’ publicly traded securities and those of certain publicly traded companies which we deemed relevant;

9. reviewed the Company’s management presentation dated November 13, 2006;

10. reviewed the following documents in connection with the Transaction:

a) a term sheet prepared by Holdco for the proposed transaction draft dated, December 4, 2006;

b) draft dated January 27, 2007 of the Agreement and Plan of Merger by and between BFC Financial Corporation, Lev Merger Sub, Inc. and the Company (the “Merger Agreement”);

11. reviewed the Company’s Flash Report and SST Report as of December 31, 2006;

12. reviewed certain information prepared by management or third parties, regarding the Company’s land holdings;

13. reviewed BankAtlantic’s management presentation dated December 12, 2006; and

14. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility for independently verifying such data, material and other information. In addition, managements of the Company and the Acquiror have advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of the Company, the Acquiror and their respective subsidiaries and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company or the Acquiror is a party (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 10 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company or the Acquiror, or otherwise have an adverse effect on the Company or the Acquiror or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents. You also have informed us, and we have relied upon and assumed, without independent verification, that the Transaction will qualify as a tax-free reorganization for federal income tax purposes.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of the Company , the Acquiror or any other party. We have reviewed certain information prepared by the Company’s management or third parties regarding certain landholdings of the Company and we have assumed, without independent verification, the accuracy of such information. We are not appraisers and do not express any opinion with respect to such subject matter. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject and, at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, or (b) advise the Committee, the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock of the Company or the Acquiror has traded or may trade at any time. We have assumed that the Class A common stock of the Acquiror to be issued in the Transaction to the shareholders of the Company will be listed on the New York Stock Exchange Arca. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company the Acquiror and their respective subsidiaries; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

This Opinion is furnished for the use and benefit of the Committee and the Board of Directors in connection with their consideration of the Transaction and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such person should act or vote with respect to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by any recipient of this Opinion, without the prior written consent of Houlihan Lokey, except for purposes of the joint proxy statement/prospectus required in connection with the approval of the Transaction by stockholders of the Company and the Acquirer pursuant to a written consent to be provided by Houlihan Lokey.

In the ordinary course of business and in compliance with applicable laws, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company, the Acquiror, any other party that may be involved in the Transaction and their respective affiliates.

Houlihan Lokey and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to the Company, for which we have received, and would expect to receive, compensation.

Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), an affiliate of Houlihan Lokey, has also acted as financial advisor to the Committee with respect to the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the successful completion of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction.

The Company has agreed to indemnify Houlihan Lokey and its affiliates for certain liabilities that may arise in connection with our engagement.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Committee, the Company, security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in this Opinion, (iii) other than those set forth in this Opinion, the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, the Acquiror, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst such classes or groups of security holders), or (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Committee, the Company and the Acquiror and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration per share of Company Class A Common Stock to be received by the Minority Shareholders in the Transaction is fair to such holders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex D

FORM OF
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BFC FINANCIAL CORPORATION

The Amended and Restated Articles of Incorporation, as amended, of BFC FINANCIAL CORPORATION, a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act and such amendments are set forth as follows:

1.  The second paragraph of Article IV is hereby deleted in its entirety and replaced with the following:

“Special Class A Common Stock: The Corporation is authorized to issue 130,000,000 shares of Special Class A Common Stock at a par value of $.01 per share. The Special Class A Common Stock may be issued from time to time in one or more series in any manner permitted by law as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of the Special Class A Common Stock adopted by the Board of Directors pursuant to authority hereby vested in the Board of Directors, each series to be appropriately designated prior to the issuance of any shares thereof by some distinguishing letter number, or title. All shares of each series of Special Class A Common Stock shall be identical except as to the following relative rights and preferences as to which there may be variations between different series:”

2.  Article V, Section 6, Paragraph 1 is hereby deleted in its entirety and replaced with the following:

“1. Designation and Amount. The shares of such series shall be designated “Class A Common Stock” (the “Class A Common Stock”) and the number of shares constituting such series shall be 130,000,000.”

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Annex E

FORM OF
AMENDED AND RESTATED BY-LAWS
OF
BFC FINANCIAL CORPORATION

ARTICLE I

Meetings of Shareholders

Section 1.  Annual Meeting.  The annual meeting of the shareholders of this Corporation shall be held at the time and place designated by the Board of Directors of the Corporation. The annual meeting of the shareholders for any year shall be held no later than thirteen months after the last preceding annual meeting of shareholders. Business transacted at the annual meeting shall include the election of directors of the Corporation.

Section 2.  Special Meetings.  Special meetings of the shareholders shall be held when directed by the President or the Board of Directors or when requested in writing by the holders of not less than ten percent of all the shares entitled to vote at the meeting. A special meeting requested by shareholders shall be called for a date not less than ten nor more than sixty days after the request is made, unless (in the case of the sixty day maximum) the shareholders requesting the meeting designate a later date and unless (in the case of the ten day minimum) the number of shareholders constituting a quorum shall waive the ten day minimum notice period. The call for the meeting shall be issued by the Secretary, unless the President, Board of Directors or shareholders requesting the meeting shall designate another person to do so.

Section 3.  Notice.  Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than sixty days before the meeting, unless the number of shareholders constituting a quorum shall waive the ten day minimum notice period. The notice shall be delivered personally or by first class mail by or at the direction of the President, the Secretary or the officer or persons calling the meeting to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

Section 4.  Place.  Meetings of shareholders may be held within or without the State of Florida.

Section 5.  Closing of Transfer Books and Fixing Record Date.  The Board of Directors may fix in advance a date as the record date for the determination of shareholders for any purpose. Such date in any case to be not more than sixty days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of share-holders is to be taken.

Section 6.  Voting Record.  The Secretary shall make, at least ten days before each meeting of shareholders, a complete list of shareholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number and class and series, if any, of shares held by each. The list shall be kept on file at the principal place of business of the Corporation for a period of ten days prior to such meeting. Any shareholder shall be entitled to inspect the list during usual business hours and said list shall be available at the time and place of the meeting and shall be subject to inspection by any shareholder at any time during the meeting. This Section 6 shall not be applicable, however, if, as of the record date established pursuant to Section 5 of Article I hereof, the Corporation has less than six shareholders.

Section 7.  Shareholder Quorum and Voting.

a. A majority of the shares entitled to vote represented in person or by proxy shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series. If a quorum is present, the affirmative vote of a majority of the shares (or, when applicable, a class or series of stock) represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless otherwise provided by the Florida General Corporation Act, as amended from time to time.

b. After a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders so as to reduce the number of shareholders entitled to vote at the meeting below the number required for a quorum shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Section 8.  Voting of Shares.

a. Each outstanding share of Common and/or Preferred stock shall have only such voting rights as are specified by the Board of Directors in connection with the designation of each series of Common Shares and/or Preferred Shares which is authorized and issued pursuant to Article III of the Articles of Incorporation. If the voting rights so designated with respect to each series provide for more or less than one vote for any such share in the series, every reference herein to a majority or other proportion of shares shall refer to such a majority or other proportion of votes entitled to be cast.

b. Treasury shares, shares of stock of this Corporation owned by another corporation the majority of voting stock of which is owned or controlled by this Corporation, and shares of stock of this Corporation held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

c. A shareholder may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney-in-fact.

d. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected at that time and for whose election he has a right to vote or, if cumulative voting is authorized by the Board of Directors in connection with the designation of any series of Common Shares and/or Preferred Shares which is authorized and issued pursuant to Article III of the Articles of Incorporation, to accumulate his votes by giving one candidate as many votes as the number of directors to be elected at that time multiplied by the number of his votes shall produce or by distributing such votes on the same principle among any number of such candidates.

e. Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent or proxy designated by the By-laws of the corporate shareholder or, in the absence of any applicable by-law, by such person as the board of directors of the corporate shareholder may designate. Proof of such designation may be made by presentation of a certified copy of the By-laws or other instrument of the corporate shareholder. In the absence of any such designation or in case of conflicting designation by the corporate shareholder, the chairman of the board, president, any vice president, secretary and treasurer of the corporate shareholder shall be presumed to possess, in that order, authority to vote such shares.

Section 9.  Proxies.

a. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting or a shareholder’s duly authorized attorney-in-fact may authorize another person or persons to act for him by proxy.

b. Every proxy must be signed by the shareholder or his attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise required by applicable law.

Section 10.  Action by Shareholders Without a Meeting.

a. Any action required by law, these By-Laws or the Articles of Incorporation of this Corporation to be taken at any annual or special meeting of shareholders of the Corporation or any action which may be taken at any annual or special meeting of such shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If any class or series of shares is entitled to vote thereon as a class or series, such written consent shall be required of the holders of a majority of the shares of each class or series of shares entitled to vote as a class or series thereon and of the total shares entitled to vote thereon.

b. Within ten days after obtaining such authorization by written consent, notice shall be given to those shareholders who have not consented in writing. The notice shall fairly summarize the material features of the authorized action and, if the action be a merger, consolidation or sale or exchange of assets for which dissenters rights are provided under this applicable law, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of applicable law regarding the rights of dissenting shareholders.

ARTICLE II

Directors

Section 1.  Function.  All corporate powers shall be exercised by or under the authority of and the business and affairs of a corporation shall be managed under the direction of the Board of Directors.

Section 2.  Qualification.  Directors need not be residents of this State or shareholders of this Corporation.

Section 3.  Compensation.  The Board of Directors shall have authority to fix the compensation of the directors.

Section 4.  Duties of Directors.

a. A director shall perform his duties as a director, including his duties as a member of any committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

b. In performing his duties, a director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared by and presented by:

(i) one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(ii) counsel, public accountants or other persons as to matters which the director reasonably believes to be within such person’s professional or expert competence; or

(iii) a committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

c. A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted.

d. A person who performs his duties in compliance with this section shall have no liability by reason of being or having been a director of the Corporation.

e. The Board of Directors shall elect a Chairman to preside at all meetings of the Board and at all shareholder meetings and to fix the dates of meetings of the Board. In the absence of the President and upon the request of a majority of the Board of Directors, the Chairman may assume the authority of the President, as stated in these By-Laws, and transact any business in which the President would otherwise be permitted to engage.

Section 5.  Presumption of Assent.  A director of the Corporation who is present at a meeting of its Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Section 6.  Number.  This Corporation shall have not less than three (3) nor more than seventeen (17) directors as determined by the Board of Directors. The number of directors may be increased or decreased from time to time by amendment to these By-Laws, but no decrease shall have the effect of shortening the terms of any incumbent director.

Section 7.  Election and Term.  The directors shall hold office for a term of three years from the date of their election, provided that of the initial members of the board, which shall initially consist of eight members, three shall hold office for a term of three years, three for a term of two years and two for a term of one year. After such initial election, one-third (1/3) of the members of the board shall be elected annually for a three year term.

Section 8.  Vacancies.  Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy caused by the resignation or removal of a director shall hold office for the same term as that to which such director’s predecessor was elected. In the case of a director elected to fill a vacancy created by reason of an increase in the number of directors, the director shall serve for the term designated by the Board of Directors but in no event shall such term exceed three (3) years.

Section 9.  Removal of Directors.  At a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Section 10.  Quorum and Voting.  A majority of the number of directors fixed by these By-Laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 11.  Director Conflicts of Interest.

a. No contract or other transaction between this Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of the directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if:

(i) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(ii) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(iii) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the board, a committee or the shareholders.

b. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

Section 12.  Executive and Other Committees.

a. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors, except that no committee shall have the authority to:

(i) approve or recommend to shareholders actions or proposals required by law to be approved by shareholders;

(ii) designate candidates for the office of director, for purposes of proxy solicitation or otherwise;

(iii) fill vacancies in the Board of Directors or any committee thereof;

(iv) amend the By-Laws;

(v) authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors; or

(vi) authorize or approve the issuance or sale of or any contract to issue or sell shares or designate the terms of a series of a class of shares, except that the Board of Directors, having acted regarding general authorization for the issuance or sale of shares, the designation thereof may, pursuant to a general formula or method specified by the Board of Directors, by resolution or by adoption of a stock option or other plan, authorize a committee to fix the terms of any contract for the sale of the shares and to fix the terms upon which such shares may be issued or sold, including without limitation the price, the rate or manner of payment of dividends, provisions for redemption, sinking fund, conversion, voting or preferential rights and provisions for other features of a class of shares or a series of a class of shares, with full power in such committee to adopt any final resolution setting forth all the terms thereof and to authorize the statement of the terms of a series for filing with the Department of State.

b. The Board of Directors, by resolution adopted in accordance with this section, may designate one or more directors as alternate members of any such committee, who may act in the place and stead of any absent member or members at any meeting of such committee.

Section 13.  Chairman of the Board.  The Board of Directors shall elect a Chairman to preside at all meetings of the Board and at all shareholder meetings and to fix the dates of meetings of the Board. In the absence of the President and upon the request of a majority of the Board of Directors, the Chairman may assume the authority of the President, as stated in these By-Laws, and transact any business in which the President would otherwise be permitted to engage.

Section 14.  Place of Meetings.  Regular and special meetings of the Board of Directors and Executive and other committees, created pursuant to Section 12 of Article II hereof, may be held within or without the State of Florida.

Section 15.  Time, Notice and Call of Meetings.

a. Written notice of the time and place of regular and special meetings of the Board of Directors shall be given to each director by either personal delivery, telegram, telephone or cablegram at least two days before the meeting or by notice mailed to the director at least five days before the meeting.

b. Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

c. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

d. A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

e. Meetings of the Board of Directors may be called by the Chairman of the Board, by the President of the Corporation or by any two directors.

f. Members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 16.  Action Without a Meeting.  Any action required to be taken at a meeting of the directors of the Corporation or any action which may be taken at a meeting of the directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all the directors or all the members of the committee, as the case may be, is filed in the minutes of the proceedings of the Board or of the committee. Such consent shall have the same effect as a unanimous vote.

Section 17.  Resignation of Directors.  Any director may resign from the Board of Directors upon written notice being given to the President and Chairman of the Board. The resignation is effective upon receipt of the written notice by the President or the Chairman, except that resignations received after notice has been given of a Board of Director’s meeting shall not be effective until subsequent to that meeting or sooner if approved by the then remaining Board members.

Section 18.  Expenses and Salaries of Directors.  By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE III

Officers

Section 1.  Officers.  The officers of this Corporation shall consist of a President, Vice President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors from time to time. Any two or more offices may be held by the same person. The failure to elect any of the aforesaid officers shall not effect the existence of this Corporation.

Section 2.  Duties.  The officers of this Corporation shall have the following duties:

a. The President shall be the chief executive officer of the Corporation, shall have general and active management of the business and affairs of the Corporation subject to the directions of the Board of Directors and shall preside at all meetings of the stockholders and Board of Directors.

b. The Vice President shall have duties and powers incident to the specific area of employment and shall have such other powers and duties as may be prescribed by the President or Board of Directors. In the event of incapacity of the President, the Vice President may be designated by the Board of Directors to perform such duties of the President as the Board shall prescribe.

c. The Secretary shall have custody of and maintain all of the corporate records, except the financial records, shall record the minutes of all meetings of the stockholders and Board of Directors, shall send all notices of meetings out and shall perform such other duties as may be prescribed by the Board of Directors or the President.

d. The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of stockholders and whenever else required by the Board of Directors or the President and shall perform such other duties as may be prescribed by the Board of Directors or the President.

Section 3.  Delegation of Duties.  In the case of the absence of an officer of the Corporation or for any other reason that the Board may deem sufficient, the Board may delegate for the time being the powers and duties of such officers to any other officer or officers or to any director or directors or to any other individual or individuals.

Section 4.  Removal of Officers.

a. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment the best interests of the Corporation will be served thereby.

b. Any officer or agent elected by the shareholders may be removed only by vote of the shareholders, unless the shareholders shall have authorized the directors to remove such officer or agent.

c. Any vacancy, however occurring, in any office may be filled by the Board of Directors. d. Removal, as provided in this section, shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not, in and of itself, create contract rights.

Section 5.  Salary of Officers.  The salaries of the officers shall be fixed from time to time by the Board of Directors or the executive committee. No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

ARTICLE IV

Stock Certificates

Section 1.  Issuance.  Every holder of shares in this Corporation shall be entitled to have a certificate representing all shares to which he is entitled. No certificate shall be issued for any share until such share is fully paid.

Section 2.  Form.

a. Certificates representing shares in this Corporation shall be signed by the President or Vice President and Secretary or an Assistant Secretary and may be sealed with the seal of this Corporation or a facsimile thereof. The signatures of the President or Vice President and Secretary or Assistant Secretary may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer who signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

b. Every certificate representing shares issued by this Corporation shall set forth or fairly summarize upon the face or back of the certificate or shall state that the Corporation will furnish to any shareholder, upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued and the variations in the relative rights and preferences between the shares of each series so far as the same have been fixed and determined and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

c. Every certificate representing shares which are restricted as to the sale, disposition or other transfer of such shares shall state that such shares are restricted as to transfer and shall set forth or fairly summarize upon the certificate or shall state that the Corporation will furnish to any shareholder, upon request and without charge, a full statement of such restrictions.

d. Each certificate representing shares shall state upon the face thereof: the name of the Corporation; that the Corporation is organized under the laws of this State; the name of the person or persons to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate or a statement that the shares are without par value.

Section 3.  Lost, Stolen or Destroyed Certificates.  The Corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate

a. Makes proof in affidavit form that it has been lost, destroyed or wrongfully taken;

b. Requests the issue of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim;

c. Gives bond in such form as the Corporation may direct to indemnify the Corporation, the transfer agent and registrar against any claim that may be made on account of the alleged loss, destruction or theft of a certificate; and

d. Satisfies any other reasonable requirements imposed by the Corporation.

ARTICLE V

Books and Records

Section 1.  Books and Records.

a. The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders, Board of Directors and committees of directors.

b. This Corporation shall keep at its registered office or principal place of business or at the office of its transfer agent or registrar a record of its shareholders, giving the names and addresses of all shareholders and the number, class and series, if any, of the shares held by each.

c. Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

Section 2.  Shareholders’ Inspection Rights.  Any person who shall have been a holder of record of shares or of voting certificates there for at least six months immediately preceding his demand or shall be the holder of record of or the holder of record of voting trust certificates for at least five percent of the outstanding shares of any class or series of the Corporation, upon written demand stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose, its relevant books and records of accounts, minutes and records of shareholders and to make extracts therefrom.

Section 3.  Financial Information.

a. Unless modified by a resolution of the stockholders not later than four months after the close of each fiscal year, this Corporation shall prepare a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year and a profit and loss statement showing the results of the operations of the Corporation during its fiscal year.

b. Upon the written request of any shareholder or holder of voting trust certificates for shares of the Corporation, the Corporation shall mail to such shareholder or holder of voting trust certificates a copy of the most recent such balance sheet and profit and loss statement.

c. The balance sheet and profit and loss statements shall be filed in the registered office of the Corporation in this State, shall be kept for at least five years and shall be subject to inspection during business hours by any shareholder or holder of voting trust certificates, in person or by agent.

ARTICLE VI

Dividends

The Board of Directors of this Corporation may, from time to time, declare and the Corporation may pay dividends on its shares in cash, property or its own shares, except when the Corporation is insolvent or when the payment thereof would render the Corporation insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in the Articles of Incorporation, subject to the following provisions:

a. Dividends in cash or property may be declared and paid, except as otherwise provided in this section, only out of the unreserved and unrestricted earned surplus of the Corporation or out of capital surplus, howsoever arising, but each dividend paid out of capital surplus shall be identified as a distribution of capital surplus and the amount per share paid from such surplus shall be disclosed to the shareholders receiving the same concurrently with the distribution.

b. Dividends may be declared and paid in the Corporation’s own treasury shares.

c. Dividends may be declared and paid in the Corporation’s own authorized but unissued shares out of any unreserved and unrestricted surplus of the Corporation upon the following conditions:

(i) If a dividend is payable in shares having a par value, such shares shall be issued at not less than the par value thereof and there shall be transferred to stated capital at the time such dividend is paid an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend.

(ii) If a dividend is payable in shares without par value, such shares shall be issued at such stated value as shall be fixed by the Board of Directors by resolution adopted at the time such dividend is declared and there shall be transferred to stated capital at the time such dividend is paid an amount of surplus equal to the aggregate stated value so fixed in respect of such shares and the amount per share so transferred to stated capital shall be disclosed to the shareholders receiving such dividend concurrently with the payment thereof.

d. No dividend payable in shares of any class shall be paid to the holders of shares of any other class unless the Articles of Incorporation so provide or such payment is authorized by the affirmative vote or the written consent of the holders of at least a majority of the outstanding shares of the class in which the payment is to be made.

e. A split-up or division of the issued shares of any class into a greater number of shares of the same class without increasing the stated capital of the Corporation shall not be construed to be a share dividend within the meaning of this section.

f. Dividends shall be payable only with respect to such series of Common shares and/or Preferred Shares and subject to such restrictions as the Board of Directors shall so designate pursuant to Article VI of the Articles of Incorporation.

ARTICLE VII

Amendment

The By-laws may be amended by a majority vote of either the Board of Directors or the shareholders eligible to vote; provided, however, that the Board of Directors may not amend or repeal any by-law adopted by shareholders if the shareholders specifically provide that such by-law is not subject to amendment or repeal by the board of directors.

ARTICLE VIII

Indemnification

This Corporation shall indemnify any and all of its directors, officers, employees or agents or former directors, officers, employees or agents or any person or persons who may have served at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in which it owns shares of capital stock or of which it is a creditor to the full extent permitted by law. Said indemnification shall include but not be limited to the expenses, including the cost of any judgments, fines, settlements and counsel fees, actually paid or incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeals thereof, to which any such person or his legal representative may be made a party or may be threatened to be made a party by reason of his being or having been a director, officer, employee or agent as herein provided. The foregoing right of indemnification shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled as a matter of law.

Annex F

FORM OF AMENDED AND RESTATED
BFC FINANCIAL CORPORATION
2005 STOCK INCENTIVE PLAN

1.  PURPOSES.  The purposes of this BFC Financial Corporation 2005 Stock Incentive Plan (the “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees of the Company or its Subsidiaries (as defined in Section 2 below) as well as other individuals who perform services for the Company and its Subsidiaries, and to promote the success and profitability of the Company’s business. Options granted hereunder may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or “non-qualified stock options,” at the discretion of the Committee (as defined in Section 2 below) and as reflected in the terms of the Stock Option Agreement (as defined in Section 2 below).

2.  DEFINITIONS.  As used herein, the following definitions shall apply:

(a) “Award Notice” shall mean, with respect to a particular Restricted Stock Award, a written instrument signed by the Company and the recipient of the Restricted Stock Award evidencing the Restricted Stock Award and establishing the terms and conditions thereof.

(b) “Award Recipient” shall mean the recipient of a Restricted Stock Award.

(c) “Beneficiary” shall mean the Person designated by an Award Recipient to receive any Shares subject to a Restricted Stock Award made to such Award Recipient that become distributable following the Award Recipient’s death.

(d) “Board of Directors” shall mean the Board of Directors of the Company.

(e) “Class A Common Stock” shall mean the Class A common stock, par value $0.01 per share, of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan.

(h) “Company” shall mean BFC Financial Corporation, a Florida corporation, and its successors and assigns.

(i) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board of Directors of the Company or the Committee. Continuous Status as an Employee shall not be deemed terminated or interrupted by a termination of employment followed immediately by service as a non-Employee director of the Company or one or more of its Subsidiaries until a subsequent termination of all service as either a non-Employee director or an Employee.

(j) “Covered Employee” shall mean, for any taxable year of the Company, a person who is, or who the Committee determines is reasonably likely to be, a “covered employee” (within the meaning of section 162(m) of the Code).

(k) “Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

(l) “Employee” shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” shall be determined by the Committee in its discretion; provided, however, that where there is a public market for the Class A Common Stock, the fair market value per Share shall be (i) if the Class A Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the closing price of such stock on such exchange or reporting system, as the case may be, on the relevant date, as reported in any newspaper of general circulation, or (ii) if the Class A Common Stock is quoted on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) System, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing bid and asked quotations for such stock on the relevant date, as reported by a generally recognized reporting service.

(o) “Incentive Stock Option” shall mean a stock option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Nonqualified Stock Option” shall mean a stock option not intended to qualify as an Incentive Stock Option or a stock option that at the time of grant, or subsequent thereto, fails to satisfy the requirements of Section 422 of the Code.

(q) “Option” shall mean a stock option granted pursuant to the Plan.

(r) “Optioned Stock” shall mean the Class A Common Stock subject to an Option.

(s) “Optionee” shall mean the recipient of an Option.

(t) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Performance-Based Restricted Stock Award” shall mean a Restricted Stock Award to which Section 8.3 is applicable.

(v) “Performance Goal” shall mean, with respect to any Performance-Based Restricted Stock Award, the performance goal(s) established pursuant to Section 8.3(a), the attainment of which is a condition of vesting of the Performance-Based Restricted Stock Award.

(w) “Performance Measurement Period” shall mean, with respect to any Performance Goal, the period of time over which attainment of the Performance Goal is measured.

(x) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.

(y) “Restricted Stock Award” shall mean an award of Shares pursuant to Section 8.

(z) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule.

(aa) “Service” shall mean, unless the Committee provides otherwise in an Award Notice: (a) service in any capacity as a common-law employee, director, advisor or consultant to the Company or a Parent or Subsidiary; (b) service in any capacity as a common-law employee, director, advisor or consultant (including periods of contractual availability to perform services under a retainer arrangement) to an entity that was formerly a Parent or Subsidiary, to the extent that such service is an uninterrupted continuation of services being provided immediately prior to the date on which such entity ceased to be a Parent or Subsidiary; and (c) performance of the terms of any contractual non-compete agreement for the benefit of the Company or a Parent or Subsidiary.

(bb) “Share” shall mean a share of the Class A Common Stock, as adjusted in accordance with Section 9 of the Plan.

(cc) “Stock Option Agreement” shall mean the written option agreements described in Section 14 of the Plan.

(dd) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ee) “Transferee” shall mean a “transferee” of the Optionee as defined in Section 7.4 of the Plan.

3.  STOCK.  Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares which may be issued for Restricted Stock Awards and upon the exercise of Options under the Plan is 8,000,000 Shares. The maximum aggregate number of Shares which may be covered by Options granted to individuals who are Covered Employees shall be 1,500,000 Shares during any calendar year. The maximum aggregate number of Shares which may be issued as Restricted Stock Awards to individuals who are Covered Employees shall be 300,000 Shares during any calendar year. If an Option or Restricted Stock Award should expire or become un-exercisable for any reason without having been exercised or vested in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for further grant under the Plan.

Subject to the provisions of Section 9 of the Plan, no person shall be granted Options under the Plan in any calendar year covering an aggregate of more than 100,000 Shares. If an Option should expire, become unexercisable for any reason without having been exercised in full, or be cancelled for any reason during the calendar year in which it was granted, the number of Shares covered by such Option shall nevertheless be treated as Options granted for purposes of the limitation in the preceding sentence.

4.  ADMINISTRATION.

(a) Procedure.  The Plan shall be administered by a Committee appointed by the Board of Directors, which initially shall be the Compensation Committee of the Company. The Committee shall consist of not less than two (2) members of the Board of Directors. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time the Board of Directors, at its discretion, may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, and fill vacancies however caused; provided, however, that at no time shall a Committee of less than two (2) members of the Board of Directors administer the Plan. If the Committee does not exist, or for any other reason determined by the Board of Directors, the Board may take any action and exercise any power, privilege or discretion under the Plan that would otherwise be the responsibility of the Committee.

(b) Powers of the Committee.  Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Incentive Stock Options, in accordance with Section 422 of the Code, to grant Nonqualified Stock Options or to grant Restricted Stock Awards; (ii) to determine, upon review of relevant information, the Fair Market Value of the Class A Common Stock; (iii) to determine the exercise price per share of Options to be granted or consideration for Restricted Stock Awards; (iv) to determine the persons to whom, and the time or times at which, Options and Restricted Stock Awards shall be granted and the number of Shares to be represented by each Option or Restricted Stock Award; (v) to determine the vesting schedule of the Options and Restricted Stock Awards to be granted; (vi) to interpret the Plan; (vii) to prescribe, amend and rescind rules and regulations relating to the Plan; (viii) to determine the terms and provisions of each Option or Restricted Stock Award granted (which need not be identical) and, with the consent of the holder thereof if required, modify or amend each Option or Restricted Stock Award; (ix) to accelerate or defer (with the consent of the holder thereof) the exercise or vesting date of any Option or the vesting date of any Restricted Stock Award; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option or Restricted Stock Award previously granted by the Committee; (xi) to grant an Option in replacement of Options previously granted under this Plan; and (xii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) Effect of the Committee’s Decision.  All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees, Award Recipients or Transferees, if applicable.

5.  ELIGIBILITY.  Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options and Restricted Stock Awards may be granted to Employees as well as directors, independent contractors and agents who are natural persons (but only if such Options or Restricted Stock Awards are granted as compensation for personal services rendered by the independent contractor or agent to the Company or a Subsidiary that are not services in connection with the offer or sale of securities in a capital-raising transaction or services that directly or indirectly promote or maintain a market for the Company’s securities), as determined by the Committee. Any person who has been granted an Option or Restricted Stock Award may, if he is otherwise eligible, be granted an additional Option or Options or Restricted Stock Award.

Except as otherwise provided under the Code, to the extent that the aggregate Fair Market Value of Shares for which Incentive Stock Options (under all stock option plans of the Company and of any Parent or Subsidiary) are exercisable for the first time by an Employee during any calendar year exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. For purposes of this limitation, (a) the Fair Market Value of Shares is determined as of the time the Option is granted and (b) the limitation is applied by taking into account Options in the order in which they were granted.

The Plan shall not constitute a contract of employment nor shall the Plan confer upon any Optionee or Award Recipient any right with respect to continuation of employment or continuation of providing services to the Company, nor shall it interfere in any way with his right or the Company’s or any Parent or Subsidiary’s right to terminate his employment or his provision of services at any time.

6.  TERM OF PLAN.  The Plan shall become effective upon its adoption by the Board of Directors; provided, however, if the Plan is not approved by shareholders of the Company in accordance with Section 15 of the Plan within twelve (12) months after the date of adoption by the Board of Directors, the Plan and any Options or Restricted Stock Awards granted thereunder shall terminate and become null and void. The Plan shall continue in effect ten (10) years from the effective date of the Plan, unless sooner terminated under Section 11 of the Plan.

7.  STOCK OPTIONS.

7.1  Term of Option.  The term of each Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement. However, in the case of an Incentive Stock Option granted to an Employee who, immediately before the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in such Optionee’s Stock Option Agreement.

7.2  Exercise Price and Consideration.

(a) Price.  The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as determined by the Committee, but shall be subject to the following:

(i) In the case of an Incentive Stock Option which is

(A) granted to an Employee who, immediately before the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to an Employee not within (A), the per share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(C) In the case of a Nonqualified Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(b) Certain Corporate Transactions.  In the event the Company substitutes an Option for a stock option issued by another corporation in connection with a corporate transaction, such as a merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or partial or complete liquidation involving the Company and such other corporation, the exercise price of such substituted Option shall be as determined by the Committee in its discretion (subject to the provisions of Section 424(a) of the Code in the case of a stock option that was intended to qualify as an “incentive stock option”) to preserve, on a per Share basis immediately after such corporate transaction, the same ratio of Fair Market Value per Option Share to exercise price per Share which existed immediately prior to such corporate transaction under the option issued by such other corporation.

(c) Payment.  The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee and may consist entirely of cash, check, promissory note, or other shares of the Company’s capital stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under the law of the Company’s jurisdiction of incorporation. The Committee may also establish coordinated procedures with one or more brokerage firms for the “cashless exercise” of Options, whereby Shares issued upon exercise of an Option are delivered against payment by the brokerage firm on the Optionee’s behalf. When payment of the exercise price for the Shares to be issued upon exercise of an Option consists of shares of the Company’s capital stock, such shares will not be accepted as payment unless the Optionee or Transferee, if applicable, has held such shares for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes.

7.3  Exercise Of Option.

(a) Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee, including performance criteria with respect to the Company or its Subsidiaries and/or the Optionee, and as shall be permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7.2(c) of the Plan. Until the issuance of the stock certificate evidencing such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), which in no event will be delayed more than thirty (30) days from the date of the exercise of the Option, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Status as an Employee.  Subject to this Section 7.3(b), if any Employee ceases to be in Continuous Status as an Employee, he or any Transferee may, but only within thirty (30) days or such other period of time not exceeding three (3) months as is determined by the Committee (or, provided that the applicable Option is not to be treated as an Incentive Stock Option, such longer period of time as may be determined by the Committee) after the date he ceases to be an Employee, exercise his Option to the extent that he or any Transferee was entitled to exercise it as of the date of such termination. To the extent that he or any Transferee was not entitled to exercise the Option at the date of such termination, or if he or any Transferee does not exercise such Option (which he or any Transferee was entitled to exercise) within the time specified herein, the Option shall terminate. If any Employee ceases to serve as an Employee as a result of a termination for cause (as determined by the Committee), any Option held by such Employee or any Transferee shall terminate immediately and automatically on the date of his termination as an Employee unless otherwise determined by the Committee. Notwithstanding the foregoing, if an Employee ceases to be in Continuous Status as an Employee solely due to a reorganization, merger, consolidation, spin-off, combination, re-assignment to another member of the affiliated group of which the Company is a member or other similar corporate transaction or event, the Committee may, in its discretion, suspend the operation of this Section 7.3(b); provided that the Employee shall execute an agreement, in form and substance satisfactory to the Committee, waiving such Employee’s right to have such Employee’s Options treated as Incentive Stock Options from and after a date determined by the Committee which shall be no later than three months from the date on which such Employee ceases to be in Continuous Status as an Employee, and such Employee’s Options shall thereafter be treated as Nonqualified Options for all purposes.

(c) Disability of Optionee.  Notwithstanding the provisions of Section 7.3(b) above, in the event an Employee is unable to continue his employment as a result of his Disability, he or any Transferee may, but only within three (3) months or such other period of time not exceeding twelve (12) months as is determined by the Committee (or, provided that the applicable Option is not to be treated as an Incentive Stock Option, such longer period of time as may be determined by the Committee) from the date of termination of employment, exercise his Option to the extent he or any Transferee was entitled to exercise it at the date of such Disability. To the extent that he or any Transferee was not entitled to exercise the Option at the date of Disability, or if he or any Transferee does not exercise such Option (which he or any Transferee was entitled to exercise) within the time specified herein, the Option shall terminate.

(d) Death of Optionee.  In the event of the death of an Optionee:

(i) during the term of the Option and who is at the time of his death an Employee and who shall have been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised at any time within twelve (12) months (or, provided that the applicable Option is not to be treated as an Incentive Stock Option, such longer period of time as may be determined by the Committee) following the date of death, by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, or by any Transferee, as the case may be, but only to the extent of the right to exercise that would have accrued had the Optionee continued living one (1) month after the date of death; or

(ii) within thirty (30) days or such other period of time not exceeding three (3) months as is determined by the Committee (or, provided that the applicable Option is not to be treated as an Incentive Stock Option, such longer period of time as may be determined by the Committee) after the termination of Continuous Status as an Employee, the Option may be exercised, at any time within three (3) months following the date of death, by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, or by any Transferee, as the case may be, but only to the extent of the right to exercise that had accrued at the date of termination.

7.4  Transferability Of Options.  During an Optionee’s lifetime, an Option may be exercisable only by the Optionee and an Option granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by applicable law and Rule 16b-3, the Committee may determine that an Option may be transferred by an Optionee to any of the following: (1) a family member of the Optionee; (2) a trust established primarily for the benefit of the Optionee and/or a family member of said Optionee in which the Optionee and/or one or more of his family members collectively have a more than 50% beneficial interest; (3) a foundation in which such persons collectively control the management of assets; (4) any other legal entity in which such persons collectively own more than 50% of the voting interests; or (5) any charitable organization exempt from income tax under Section 501(c)(3) of the Code (collectively, a “Transferee”); provided, however, in no event shall an Incentive Stock Option be transferable if such transferability would violate the applicable requirements under Section 422 of the Code. Any other attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of any Option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

8.  RESTRICTED STOCK AWARDS.

8.1  In General.

(a) Each Restricted Stock Award shall be evidenced by an Award Notice issued by the Committee to the Award Recipient containing such terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe, including, without limitation, any of the following terms or conditions:

(i) the number of Shares covered by the Restricted Stock Award;

(ii) the amount (if any) which the Award Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);

(iii) whether the Restricted Stock Award is a Performance-Based Award and, if it is, the applicable Performance Goal or Performance Goals;

(iv) the date of grant of the Restricted Stock Award; and

(v) the vesting date for the Restricted Stock Award.

(b) All Restricted Stock Awards shall be in the form of issued and outstanding Shares that shall be either:

(i) registered in the name of the Committee for the benefit of the Award Recipient and held by the Committee pending the vesting or forfeiture of the Restricted Stock Award;

(ii) registered in the name of Award Recipient and held by the Committee, together with a stock power executed by the Award Recipient in favor of the Committee, pending the vesting or forfeiture of the Restricted Stock Award; or

(iii) registered in the name of and delivered to the Award Recipient.

In any event, the certificates evidencing the Shares shall at all times prior to the applicable vesting date bear the following legend:

The Class A Common Stock evidenced hereby is subject to the terms of a Restricted Stock Award agreement between BFC Financial Corporation and [Name of Award Recipient] dated [Date] made pursuant to the terms of the BFC Financial Corporation 2005 Stock Incentive Plan, copies of which are on file at the executive offices of BFC Financial Corporation, and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

and/or such other restrictive legend as the Committee, in its discretion, may specify.

(c) Except as otherwise provided by the Committee, a Restricted Stock Award shall not be transferable by the Award Recipient other than by will or by the laws of descent and distribution, and the Shares granted pursuant to such Restricted Stock Award shall be distributable, during the lifetime of the Award Recipient, only to the Award Recipient.

8.2  Vesting Date.

(a) The vesting date for each Restricted Stock Award shall be determined by the Committee and specified in the Award Notice and, if no date is specified in the Award Notice, shall be the first anniversary of the date on which the Restricted Stock Award is granted. Unless otherwise determined by the Committee and specified in the Award Notice:

(i) if the Service of an Award Recipient is terminated prior to the vesting date of a Restricted Stock Award for any reason other than death or Disability, any unvested Shares shall be forfeited without consideration (other than a refund to the Award Recipient of an amount equal to the lesser of (A) the cash amount, if any, actually paid by the Award Recipient to the Company for the Shares being forfeited and (B) the Fair Market Value of such Shares on the date of forfeiture); and

(ii) if the Service of an Award Recipient is terminated prior to the vesting date of a Restricted Stock Award on account of death or Disability, any unvested Shares with a vesting date that is during the period of six (6) months beginning on the date of termination of Service shall become vested on the date of termination of Service and any remaining unvested Shares forfeited without consideration (other than a refund to the Award Recipient of an amount equal to the lesser of (A) the cash amount, if any, actually paid by the Award Recipient to the Company for the Shares being forfeited and (B) the Fair Market Value of such Shares on the date of forfeiture).

8.3  Performance-Based Restricted Stock Awards.

(a) At the time it grants a Performance-Based Restricted Stock Award, the Committee shall establish one or more Performance Goals the attainment of which shall be a condition of the Award Recipient’s right to retain the related Shares. The Performance Goals shall be selected from among the following:

(i) earnings per share;

(ii) net income;

(iii) EBITDA;

(iii) return on equity;

(iv) return on assets;

(v) core earnings;

(vi) stock price;

(vii) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals;

(viii) except in the case of a Covered Employee, any other performance criteria established by the Committee;

(ix) any combination of (i) through (viii) above.

Performance Goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the Committee, include or exclude extraordinary items and/or the results of discontinued operations. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (or individual business units) and/or the past or current performance of other companies.

(b) At the time it grants a Performance-Based Restricted Stock Award, the Committee shall establish a Performance Measurement Period for each Performance Goal. The Performance Measurement Period shall be the period over which the Performance Goal is measured and its attainment is determined. If the Committee establishes a Performance Goal but fails to specify a Performance Measurement Period, the Performance Measurement Period shall be:

(i) if the Performance-Based Restricted Stock Award is granted during the first three months of the Company’s fiscal year, the fiscal year of the Company in which the Performance-Based Restricted Stock Award is granted; and

(ii) in all other cases, the period of four (4) consecutive fiscal quarters of the Company that begins with the fiscal quarter in which the Performance-Based Restricted Stock Award is granted.

(c) Within a reasonable period of time as shall be determined by the Committee following the end of each Performance Measurement Period, the Committee shall determine, on the basis of such evidence as it deems appropriate, whether the Performance Goals for such Performance Measurement Period have been attained and, if they have been obtained, shall certify such fact in writing.

(d) If the Performance Goals for a Performance-Based Restricted Stock Award have been determined by the Committee to have been attained and certified, the Committee shall either:

(i) if the relevant vesting date has occurred, cause the ownership of the Shares subject to such Restricted Stock Award, together with all dividends and other distributions with respect thereto that have been accumulated, to be transferred on the stock transfer records of the Company, free of any restrictive legend other than as may be required by applicable law, to the Award Recipient;

(ii) in all other cases, continue the Shares in their current status pending the occurrence of the relevant vesting date or forfeiture of the Shares.

If any one or more of the relevant Performance Goals have been determined by the Committee to not have been attained, all of the Shares subject to such Restricted Stock Award shall be forfeited without consideration (other than a refund to the Award Recipient of an amount equal to the lesser of (A) the cash amount, if any, actually paid by the Award Recipient to the Company for the Shares being forfeited and (B) the Fair Market Value of such Shares on the date of forfeiture).

(e) If the Performance Goals for any Performance Measurement Period shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) that in the Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust such Performance Goals and make payments accordingly under the Plan; provided, however, that any adjustments made in accordance with or for the purposes of this section 8.3(e) shall be disregarded for purposes of calculating the Performance Goals for a Performance-Based Restricted Stock Award to a Covered Employee if and to the extent that such adjustments would have the effect of increasing the amount of a Restricted Stock Award to such Covered Employee.

8.4  Dividend Rights.  Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Restricted Stock Award, whether or not in cash, shall be held and accumulated for distribution at the same time and subject to the same terms and conditions as the underlying Shares.

8.5  Voting Rights.  Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Restricted Stock Award, shall be exercised by the Committee in its discretion.

8.6  Tender Offers.  Each Award Recipient shall have the right to respond, or to direct the response, with respect to the issued Shares related to its Restricted Stock Award, to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction for any such Shares shall be given by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction, a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the Shares shall not be tendered.

8.7  Designation of Beneficiary.  An Award Recipient may designate a Beneficiary to receive any unvested Shares that become available for distribution on the date of his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the Beneficiary designated by an Award Recipient dies prior to the Award Recipient, or in the event that no Beneficiary has been designated, any vested Shares that become available for distribution on the Award Recipient’s death shall be paid to the executor or administrator of the Award Recipient’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select.

8.8  Taxes.  The Company or the Committee shall have the right to require any person entitled to receive Shares pursuant to a Restricted Stock Award to pay the amount of any tax which is required to be withheld with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

9.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER.

Subject to any required action by the shareholders of the Company, in the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Class A Common Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Class A Common Stock such that an adjustment is appropriate in the Committee’s discretion in order to prevent dilution or enlargement of the rights of Optionees and Award Recipients under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Class A Common Stock or other securities deemed to be available thereafter for grants of Options and Restricted Stock Awards under the Plan in the aggregate to all eligible individuals and individually to any one eligible individual, (ii) the number and kind of shares of Class A Common Stock or other securities that may be delivered or deliverable in respect of outstanding Options or Restricted Stock Awards, and (iii) the exercise price of Options. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options and Restricted Stock Awards (including, without limitation, cancellation of Options or Restricted Stock Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Options or Restricted Stock Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or account principles; provided, however, that any such adjustment to an Option or Performance-Based Restricted Stock Award granted to a Covered Employee with respect to the Company or its Parent or Subsidiaries shall conform to the requirements of section 162(m) of the Code and the regulations thereunder then in effect. In addition, each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code (or any successor provision), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an “incentive stock option” as defined in Section 422 of the Code. The Committee’s determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class A Common Stock subject to an Option or Restricted Stock Award.

In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee or the Board of Directors may determine, in its discretion, that (i) if any such transaction is effected in a manner that holders of Class A Common Stock will be entitled to receive stock or other securities in exchange for such shares, then, as a condition of such transaction, lawful and adequate provision shall be made whereby the provisions of the Plan and the Options granted hereunder shall thereafter be applicable, as nearly equivalent as may be practicable, in relation to any shares of stock or securities thereafter deliverable upon the exercise of any Option or (ii) the Option will terminate immediately prior to the consummation of such proposed transaction. The Committee or the Board of Directors may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee or the Board of Directors and give each Optionee or Transferee, if applicable, the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable; provided, however, that the Committee may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Options be cancelled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash payment per optioned Share equal to the excess (if any) of the value exchanged for an outstanding Share in such merger, consolidation or other business reorganization over the exercise price of the Option being cancelled.

In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any Restricted Stock Award with respect to which Shares had been awarded to an Award Recipient shall be adjusted by allocating to the Award Recipient the amount of money, stock, securities or other property to be received by the other shareholders of record, and such money, stock, securities or other property shall be subject to the same terms and conditions of the Restricted Stock Award that applied to the Shares for which it has been exchanged.

Without limiting the generality of the foregoing, the existence of outstanding Options or Restricted Stock Awards granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issuance by the Company of debt securities or preferred or preference stock that would rank above the Shares subject to outstanding Options or Restricted Stock Awards; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

10.  TIME FOR GRANTING OPTIONS AND RESTRICTED STOCK AWARDS.  The date of grant of an Option or Restricted Stock Award shall, for all purposes, be the date on which the Committee makes the determination granting such Option or Restricted Stock Award or such later date as the Committee may specify. Notice of the determination shall be given to each Optionee or Award Recipient within a reasonable time after the date of such grant.

11.  AMENDMENT AND TERMINATION OF THE PLAN.

11.1  Committee Action; Shareholders’ Approval.  Subject to applicable laws and regulations, the Committee or the Board of Directors may amend or terminate the Plan from time to time in such respects as the Committee or the Board of Directors may deem advisable, without the approval of the Company’s shareholders.

11.2  Effect of Amendment or Termination.  No amendment or termination or modification of the Plan shall in any manner affect any Option or Restricted Stock Award theretofore granted without the consent of the Optionee or Award Recipient, except that the Committee or the Board of Directors may amend or modify the Plan in a manner that does affect Options or Restricted Stock Awards theretofore granted upon a finding by the Committee or the Board of Directors that such amendment or modification is in the best interest of Shareholders, Optionees or Award Recipients.

12.  CONDITIONS UPON ISSUANCE OF SHARES.  Shares shall not be issued pursuant to the exercise of an Option or delivered with respect to a Restricted Stock Award unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto or the grant of a Restricted Stock Award and the delivery of Shares with respect thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, grant of a Restricted Stock Award or delivery of Shares with respect to a Restricted Stock Award, the Company may require the Person exercising such Option or acquiring such Shares or Restricted Stock Award to represent and warrant at the time of any such exercise, grant or acquisition that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

13.  RESERVATION OF SHARES.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

14.  STOCK OPTION AGREEMENT; AWARD NOTICE.  Options shall be evidenced by written option agreements and Restricted Stock Awards shall be evidenced by Award Notices, each in such form as the Board of Directors or the Committee shall approve.

15.  SHAREHOLDER APPROVAL.  Continuance of the Plan shall be subject to approval by the shareholders of the Company entitled to vote thereon within twelve months after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders’ meeting, it may be obtained by the affirmative vote of the holders of outstanding shares of the Company’s common stock representing a majority of the votes entitled to be cast thereon. No Performance-Based Restricted Stock Awards shall be granted after the fifth (5th) anniversary of the date the Plan is adopted unless, prior to such date, the listing of permissible Performance Goals set forth in

Section 8.3 shall have been re-approved by the shareholders of the Company in the manner required by Section 162(m) of the Code and the regulations thereunder.

16.  OTHER PROVISIONS.  The Stock Option Agreements or Award Notices authorized under the Plan may contain such other provisions, including, without limitation, restrictions upon the exercise of the Option or vesting of the Restricted Stock Award, as the Board of Directors or the Committee shall deem advisable. Any Incentive Stock Option Agreement shall contain such limitations and restrictions upon the exercise of the Incentive Stock Option as shall be necessary in order that such Option will be an incentive stock option as defined in Section 422 of the Code.

17.  INDEMNIFICATION OF COMMITTEE MEMBERS.  In addition to such other rights of indemnification they may have as directors, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereon, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

18.  NO OBLIGATION TO EXERCISE OPTION.  The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

19.  WITHHOLDINGS; TAX MATTERS.

19.1  The Company shall have the right to deduct from all amounts paid by the Company in cash with respect to an Option under the Plan any taxes required by law to be withheld with respect to such Option. Where any Person is entitled to receive Shares pursuant to the exercise of an Option, the Company shall have the right to require such Person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the minimum amount required to be withheld. To the extent determined by the Committee and specified in the Option Agreement, an Option holder shall have the right to direct the Company to satisfy the minimum required federal, state and local tax withholding by reducing the number of Shares subject to the Option (without issuance of such Shares to the Option holder) by a number equal to the quotient of (a) the total minimum amount of required tax withholding divided by (b) the excess of the Fair Market Value of a Share on the Option exercise date over the Option exercise price per Share.

19.2  If and to the extent permitted by the Committee and specified in an Award Notice for a Restricted Stock Award other than a Performance-Based Restricted Stock Award, an Award Recipient may be permitted or required to make an election under section 83(b) of the Code to include the compensation related thereto in income for federal income tax purposes at the time of issuance of the Shares to such Award Recipient instead of at a subsequent vesting date. In such event, the Shares issued prior to their vesting date shall be issued in certificated form only, and the certificates therefor shall bear the following legend:

The Class A Common Stock evidenced hereby is subject to the terms of a Restricted Stock Award agreement between BFC Financial Corporation and [Name of Recipient] dated [Date] made pursuant to the terms of the BFC Financial Corporation 2005 Stock Incentive Plan, copies of which are on file at the executive offices of BFC Financial Corporation, and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify. In the event of the Award Recipient’s termination of Service prior to the relevant vesting date or forfeiture of the Shares for any other reason, the Award Recipient shall be required to return all forfeited Shares to the Company without consideration therefor (other than a refund to the Award Recipient of an amount equal to the lesser of (A) the cash amount, if any, actually paid by the Award Recipient to the Company for the Shares being forfeited and (B) the Fair Market Value of such Shares on the date of forfeiture).

20.  OTHER COMPENSATION PLANS.  The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees and directors of the Company or any Subsidiary.

21.  SINGULAR, PLURAL; GENDER.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

22.  HEADINGS, ETC. NO PART OF PLAN.  Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

23.  SEVERABILITY.  If any provision of the Plan is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of the Plan and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

Annex G

SECTIONS 607.1301 TO 607.1333 OF THE FLORIDA BUSINESS CORPORATION ACT

607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302 – 607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 – 607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301 – 607.1333.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act and the Articles of Incorporation and By-laws of the registrant provide for indemnification of each of the registrant’s directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the registrant, which may include liabilities under the Securities Act. In addition, the registrant carries insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of the registrant, which acts may also include liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number		Exhibit Description

2.1		Agreement and Plan of Merger, dated as of January 30, 2007, by and among BFC Financial Corporation, LEV Merger Sub, Inc. and Levitt Corporation (included as Annex A to the joint proxy statement/prospectus that forms a part of this registration statement).
3	.1.1	Amended and Restated Articles of Incorporation of BFC Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 to BFC Financial Corporation’s Registration Statement on Form 8-A filed with the SEC on October 16, 1997).
3	.1.2	Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, as amended (incorporated by reference to Exhibit 4 of BFC Financial Corporation’s Current Report on Form 8-K filed with the SEC on June 18, 2002 and Appendix A of BFC Financial Corporation’s Schedule 14C filed with the SEC on January 18, 2005).
3	.1.3	Form of Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, as amended, to become effective as of the effective time of the merger (included as Annex D to the joint proxy statement/prospectus that forms a part of this registration statement).
3	.2.1	By-laws of BFC Financial Corporation (incorporated by reference to Exhibit 3.2 of BFC Financial Corporation’s Registration Statement on Form 8-A filed with the SEC on October 16, 1997).
3	.2.2	Form of Amended and Restated By-laws of BFC Financial Corporation to become effective as of the effective time of the merger (included as Annex E to the joint proxy statement/prospectus that forms a part of this registration statement).
5	.1*	Form of Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding the legality of the securities being issued.
8	.1*	Form of Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. relating to tax matters.
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of PricewaterhouseCoopers LLP relating to BFC Financial Corporation’s consolidated financial statements.
23.2		Consent of PricewaterhouseCoopers LLP relating to Levitt Corporation’s consolidated financial statements.
23.3		Consent of Ernst & Young LLP relating to Bluegreen Corporation’s consolidated financial statements.
23	.4*	Form of Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).
24.1		Power of Attorney (included on signature page).
99	.1*	Form of BFC Financial Corporation Proxy Card.
99	.2*	Form of Levitt Corporation Proxy Card.

*	To be filed by amendment.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 9th day of May, 2007.

BFC FINANCIAL CORPORATION

By:	/s/ Alan B. Levan
Alan B. Levan,
Chairman of the Board of Directors,
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Levan and George P. Scanlon, and each of them acting alone, as his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to this registration statement, including any and all amendments and supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Alan B. Levan Alan B. Levan	Chairman of the Board, Chief Executive Officer and President	May 9, 2007

/s/ John E. Abdo John E. Abdo	Vice-Chairman of the Board	May 9, 2007

/s/ George P. Scanlon George P. Scanlon	Executive Vice President and Chief Financial Officer	May 9, 2007

/s/ Maria R. Scheker Maria R. Scheker	Chief Accounting Officer	May 9, 2007

/s/ Oscar Holzmann Oscar Holzmann	Director	May 9, 2007

/s/ Neil Sterling Neil Sterling	Director	May 9, 2007

/s/ Earl Pertnoy Earl Pertnoy	Director	May 9, 2007

/s/ D. Keith Cobb D. Keith Cobb	Director	May 9, 2007

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

2.1		Agreement and Plan of Merger, dated as of January 30, 2007, by and among BFC Financial Corporation, LEV Merger Sub, Inc. and Levitt Corporation (included as Annex A to the joint proxy statement/prospectus that forms a part of this registration statement).
3	.1.1	Amended and Restated Articles of Incorporation of BFC Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 to BFC Financial Corporation’s Registration Statement on Form 8-A filed with the SEC on October 16, 1997).
3	.1.2	Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, as amended (incorporated by reference to Exhibit 4 of BFC Financial Corporation’s Current Report on Form 8-K filed with the SEC on June 18, 2002 and Appendix A of BFC Financial Corporation’s Schedule 14C filed with the SEC on January 18, 2005).
3	.1.3	Form of Amendment to the Amended and Restated Articles of Incorporation of BFC Financial Corporation, as amended, to become effective as of the effective time of the merger (included as Annex D to the joint proxy statement/prospectus that forms a part of this registration statement).
3	.2.1	By-laws of BFC Financial Corporation (incorporated by reference to Exhibit 3.2 of BFC Financial Corporation’s Registration Statement on Form 8-A filed with the SEC on October 16, 1997).
3	.2.2	Form of Amended and Restated By-laws of BFC Financial Corporation to become effective as of the effective time of the merger (included as Annex E to the joint proxy statement/prospectus that forms a part of this registration statement).
5	.1*	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding the legality of the securities being issued.
8	.1*	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. relating to tax matters.
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of PricewaterhouseCoopers LLP relating to BFC Financial Corporation’s consolidated financial statements.
23.2		Consent of PricewaterhouseCoopers LLP relating to Levitt Corporation’s consolidated financial statements.
23.3		Consent of Ernst & Young LLP relating to Bluegreen Corporation’s consolidated financial statements.
23	.3*	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).
24.1		Power of Attorney (included on signature page).
99	.1*	Form of BFC Financial Corporation Proxy Card.
99	.2*	Form of Levitt Corporation Proxy Card.

*	To be filed by amendment.